As filed with the Securities and Exchange Commission on June 27, 2005
Registration No 333-125785

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Focus Media Holding Limited
(Exact name of Registrant as Specified in its Charter)

Cayman Islands	7311	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
China
(86-21) 3212-4661
(Address and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address, Including Area Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Chris K. H. Lin, Esq. Simpson Thacher & Bartlett LLP ICBC Tower, 7th Floor 3 Garden Road, Central, Hong Kong SAR China	Douglas C. Freeman, Esq. O’Melveny & Myers LLP Suite 1905, Tower Two Lippo Center 89 Queensway, Central Hong Kong SAR China
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered(1)	registered(1)(2)	Ordinary Share(1)	Price(1)	Registration Fee(4)

Ordinary Shares, par value $0.00005 per share(3)	116,150,000	$1.6	$185,840,000	$21,874

(1)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes (a) all ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (b) ordinary shares represented by 1,515,000 American depositary shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares.

(3)	American depositary shares evidenced by American depositary receipts issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate registration statement on Form F-6 filed with the Commission on June 21, 2005 (File No. 333-126011). Each American depositary share represents ten ordinary shares.

(4)	Previously paid on June 22, 2005.
         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 27, 2005.
Focus Media Holding Limited
10,100,000 American Depositary Shares
Representing
101,000,000 Ordinary Shares

       This is an initial public offering of American depositary shares, or ADSs, of Focus Media Holding Limited, or Focus Media.
       Focus Media is offering 7,000,000 ADSs, and the selling shareholders identified in this prospectus are offering an additional 3,100,000 ADSs. Focus Media will not receive any of the proceeds from the sale of the ADSs being sold by the selling shareholders. Each ADS represents ten ordinary shares, par value $0.00005 per share. The ADSs are evidenced by American depositary receipts, or ADRs.
       Prior to this offering, there has been no public market for the ADSs or the shares. It is currently estimated that the initial public offering price per ADS will be between $14.00 and $16.00. Application has been made to have the ADSs quoted on the Nasdaq National Market under the symbol “FMCN”.
       See “Risk Factors” beginning on page 11 to read about risks you should consider before buying the ADSs.

       Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Focus Media	$	$
Proceeds, before expenses, to the selling shareholders	$	$
       To the extent the underwriters sell more than 10,100,000 ADSs, the underwriters have an option to purchase up to an additional 1,515,000 ADSs from Focus Media and the selling shareholders at the initial public offering price less the underwriting discount.

       The underwriters expect to deliver the ADSs evidenced by the ADRs against payment in U.S. dollars in New York, New York on                     , 2005.
Goldman Sachs (Asia) L.L.C.
Credit Suisse First Boston
CIBC World Markets               Piper Jaffray

Prospectus dated                     , 2005.

Focusing on the lifestyle of our target audience...

China's largest out-of-home television advertising network:

※ in more than 40 major cities through our directly owned network and regional distributors

※ covering consumers with higher-than-average disposable income in China

Http://www.focusmedia.cn

PROSPECTUS SUMMARY
       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors”, before deciding whether to buy our ADSs.
Our Business
       We operate the largest out-of-home advertising network in China using audiovisual television displays instead of traditional billboards to broadcast advertising, based on the number of locations and number of flat-panel television displays in our network. As of March 2005, our network was located in 70% of commercial buildings surveyed in thirteen cities across China, including 72%, 70%, 67% and 58% of commercial buildings with audiovisual television displays in Beijing, Guangzhou, Shanghai and Shenzhen, respectively, according to an independent survey conducted by CTR Market Research, or CTR, a joint venture between China International Television Corporation and Taylor Nelson Sofres plc. In addition, according to the same survey, our displays accounted for 77% of total television displays located in commercial buildings across the same thirteen cities, including 79% in each of Beijing and Guangzhou, 77% in Shanghai and 70% in Shenzhen. These four cities are the primary urban centers of the three regions that together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce. We believe our significant market share of commercial buildings in many key cities in China, combined with the exclusivity and renewal terms contained in over 90% of our display placement agreements with landlords and property managers, creates high barriers to entry for potential competitors.
       We derive revenue principally by selling advertising time slots on our network. Our displays are placed primarily in high-traffic areas of commercial office buildings such as in lobbies and near elevators, as well as in large retail chain stores and other venues that have a high concentration of consumers with higher-than-average disposable incomes or that have consumers who are likely to be interested in particular types of products and services. Accordingly, our network provides a targeted and cost-effective way for our advertising clients to reach segmented consumer groups with attractive demographic characteristics when compared to other forms of media such as traditional television or outdoor billboards. Due to the captive and low distraction nature of the locations where we place our displays, our network produces higher consumer recall rates of advertisements than traditional television advertisements. According to a December 2004 AC Nielsen study of 800 consumers in Beijing, Shanghai, Guangzhou and Chengdu, consumers on average recalled more advertisements viewed on our network than on traditional television stations. In April 2005, we commenced operation of our in-store network, which refers to our network of flat-panel displays located in large-scale chain retail stores, or hypermarkets, and supermarkets and convenience stores, and our advertising network now includes both our commercial network and our in-store network.
       As of March 31, 2005, more than 680 advertisers purchased advertising time on our network, and for the three months ended March 31, 2005, we acquired over 180 new advertising clients. Some of our largest advertising clients in terms of revenue include leading international brand name advertisers such as NEC, Nokia, Samsung, Toyota and Volkswagen, and leading domestic brand name advertisers such as China Merchants Bank, China Mobile, China Unicom and Dongfeng Motor Corporation, which together accounted for approximately 20% of our revenue in 2004. In addition, we believe that low installation and maintenance costs for operating our network allow us to grow our business rapidly and efficiently.
       Since we commenced our current business operations in May 2003, we have experienced significant growth in our network and in our financial results. As of March 31, 2005, we operated our network directly in 22 cities throughout China, including Beijing, Shanghai, Guangzhou and

Shenzhen and also covered an additional 22 cities through contractual arrangements with regional distributors. Between January 1, 2004 and March 31, 2005, the number of commercial locations in which we operate directly increased from 754 to 8,866, and the number of displays in those locations increased from 827 to 16,025. As of March 31, 2005, our in-store network consisted of 3,149 flat-panel displays placed in 423 hypermarket and store locations in 20 of our directly operated cities.
       For the three months ended March 31, 2005, we recorded total revenues of $9.6 million, income from operations of $2.9 million and net income of $2.6 million as compared to total revenues, income from operations and net income of $3.1 million, $1.1 million and $713,495 for the three months ended March 31, 2004. In 2004, we recorded total revenues of $29.2 million, income from operations of $13.0 million and net income of $372,752, as compared to total revenues of $3.8 million, income from operations of $525,110 and net income of $25,483 in 2003. Our net income of $372,752 in 2004 reflects a one-time non-cash charge of $11.7 million for a change in fair value of derivative liability associated with our Series B convertible redeemable preference shares. We will not incur any such charges commencing January 1, 2005 as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004.
Our Industry
       The advertising market in China is one of the largest and fastest growing in the world. According to ZenithOptimedia, it is the largest in Asia excluding Japan, with total advertising spending of US$7.7 billion in 2003 and is expected to grow at a compound annual growth rate of 16.3% from 2004 to 2007, a much faster rate compared to 6.8%, 4.9% and 4.8%, respectively, for Asia, the United States and Europe. We believe the growth of China’s advertising industry is being driven by a number of factors, including high and sustained levels of economic growth, a growing consumer class, as well as relatively low levels of advertising spending per capita and as a percentage of gross domestic product. Our sector of the advertising industry in China, which is referred to as out-of-home television advertising, is characterized by its newness, ability to target desirable and segmented consumer audiences and its comparatively higher recall rates compared to other media.
Our Strategies, Risks and Uncertainties
       In order to enhance our position as the largest out-of-home television advertising network in China, we intend to expand our network, promote our brand name, create increasingly segmented network channels and explore new digital media opportunities. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including the following:

•	our limited operating history for our current operations and the short history of the out-of-home television advertising sector that make it difficult for you to evaluate the viability and prospects of our business;

•	competition from present and future competitors in China’s growing advertising market;

•	our limited ability to control and oversee the everyday business activities or regulatory compliance of our regional distributors; and

•	the possibility that the PRC government could determine that the agreements that establish our operating structure do not comply with PRC government restrictions on foreign investment in the advertising industry, which could potentially subject us to severe penalties.
       Please see “Risk Factors” and other information included in this prospectus for a discussion of these and other risks.

Our Corporate History and Structure
       We were incorporated on April 11, 2003 as an international business company formed under the laws of the British Virgin Islands, and changed our corporate domicile to the Cayman Islands on April 1, 2005. We are currently 41.3% owned by JJ Media Investment Holding Ltd., or JJ Media, a company whose sole shareholder is Jason Nanchun Jiang, our founder, chairman and chief executive officer. Our other investors include investment funds affiliated with and managed by Goldman, Sachs & Co., CDH FM Limited, United Capital Investment, 3i Group, Draper Fisher Jurvetson, Capital International Private Equity, Victory Venture Capital Limited and SOFTBANK Corp. Due to certain restrictions and qualification requirements under PRC law that apply to foreign investment in China’s advertising industry, our advertising business is currently conducted through contractual arrangements among us, our subsidiaries and our consolidated affiliated entities in China, principally Shanghai Focus Media Advertisement Co., Ltd, or Focus Media Advertisement, and its subsidiaries. Focus Media Advertisement and several of its subsidiaries hold the requisite licenses to provide advertising services in China. These contractual arrangements enable us to:

•	exercise effective control over Focus Media Advertisement and its subsidiaries;

•	receive a substantial portion of the economic benefits from Focus Media Advertisement and its subsidiaries; and

•	have an exclusive option to purchase all or part of the equity interests in Focus Media Advertisement and all or part of the equity interests in Focus Media Advertisement’s subsidiaries that are owned by Focus Media Advertisement or its nominee holders, as well as all or part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law.
       See “Our Corporate Structure” and “Related Party Transactions” for further information on our contractual arrangements with these parties.
Our Offices
       Our principal executive offices are located at 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, China, and our telephone number is (86-21) 3212-4661. Our website address is http://www.focusmedia.cn. The information on our website does not form part of this prospectus.

Conventions That Apply To This Prospectus
       This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in New York, New York for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, as of March 31, 2005, which was RMB8.2765 to $1.00. We make no representation that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all. On June 23, 2005, the noon buying rate was RMB8.2765 to $1.00.
       Unless we indicate otherwise, all information in this prospectus reflects the following:

•	no exercise by the underwriters of their option to purchase up to 1,515,000 additional ADSs representing 15,150,000 ordinary shares;

•	conversion of all outstanding preference shares to ordinary shares upon the closing of this offering;

•	all share splits, so that share number, per share price and par value data is presented as if the share splits had occurred from our inception; and

•	none of our outstanding options as of June 30, 2005 have been exercised.

The Offering
       The following assumes that the underwriters do not exercise their option to purchase additional ADSs in the offering, unless otherwise indicated.

Offering price	$ per ADS

ADSs offered by Focus Media	7,000,000 ADSs

ADSs offered by the selling shareholders	3,100,000 ADSs

ADSs outstanding after this offering	10,100,000 ADSs

Ordinary shares outstanding after this offering	370,731,000 ordinary shares

ADS to ordinary share ratio	1 : 10

Nasdaq National Market symbol	“FMCN”

The ADSs	Each ADS represents ten ordinary shares, par value $0.00005 per share. The ADSs will be evidenced by American depositary receipts, or ADRs.

The depositary will be the holder of the ordinary shares underlying your ADSs and you will have rights as provided in the deposit agreement.

Although we do not expect to pay dividends in the foreseeable future, in the event we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

You may surrender your ADSs to the depositary to withdraw the ordinary shares underlying your ADSs. The depositary will charge you fees for exchanges.

We may amend or terminate the deposit agreement without your consent, and if you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

You should carefully read the section in this prospectus entitled “Description of American Depositary Shares” to better understand the terms of our ADSs. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Depositary	Citibank, N.A.

Option to purchase additional ADSs	We and the selling shareholders have granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an additional 1,515,000 ADSs.

Timing and settlement for ADSs	The ADSs are expected to be delivered against payment on , 2005. The ADRs evidencing the ADSs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. In general, beneficial interests in the

ADSs will be shown on, and transfers of these beneficial interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Use of proceeds	Our net proceeds from this offering are expected to be approximately $93.3 million, assuming an initial public offering price per ADS of $15.00, the mid-point of the estimated public offering price range shown on the front cover of this prospectus. We anticipate using approximately $20 million of the net proceeds of this offering in 2005 and approximately $20 million in 2006 for capital expenditures in connection with the expansion of our advertising network and operations, of which approximately $14 million will be used in 2005 for the expansion and operation of our in-store network. We expect to use the balance for general corporate purposes, including incremental costs associated with being a public company, and for acquisitions or investments in certain of our regional distributors, other businesses, products or technologies that we believe are complementary to our own business or that otherwise extend our business or brand.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before deciding to invest in our ADSs.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
       The following summary consolidated financial information has been derived from our consolidated financial statements. Our consolidated financial statements are prepared by including the financial statements of Focus Media Advertisement, formerly Aiqi Advertising, through May 2003 and our consolidated financial statements, which include the consolidation of Focus Media Advertisement and Shanghai Perfect Media as variable interest entities, thereafter, and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our statements of operations for 2002, 2003 and 2004 and our balance sheets as of December 31, 2002, 2003 and 2004 have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm. The report of Deloitte Touche Tohmatsu CPA Ltd. on those financial statements is included elsewhere in this prospectus. Our statement of operations for each of the three months ended March 31, 2004 and 2005 and balance sheet data as of March 31, 2005 has been derived from our unaudited consolidated financial data which has been included elsewhere in this prospectus.
       Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period. The summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with those statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
       Prior to May 2003, we were an advertising agency, the operations and services of which differ markedly from our current business. As an advertising agency, we assisted media companies in selling their advertising time or space to companies seeking to advertise in exchange for a commission. In May 2003, we ceased acting as an advertising agency and commenced our current business as an operator of an out-of-home television advertising network.

				For the three months ended
	For the year ended December 31,			March 31,

	2002	2003	2004	2004	2005

	(in thousands of U.S. dollars, except share data)
Consolidated Statements of Operations Data:
Revenues:
Advertising service revenue(1):
Unrelated parties	$24	$2,270	$22,896	$2,694	$8,400
Related parties	—	1,099	3,425	—	1,032
Advertising equipment revenue	—	389	2,889	438	142

Total revenues	24	3,758	29,210	3,132	9,574

Cost of revenues	—	1,841	8,757	1,341	3,327

Gross profit	24	1,917	20,453	1,791	6,247
Total operating expenses	24	1,391	7,500	694	3,373

Income from operations	—	525	12,953	1,097	2,874
Interest income	—	1	10	3	11
Other income (expense) — net	—	(9)	(4)	(2)	5
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	(11,692)	—	—

Income before income taxes and minority interest	—	517	1,267	1,098	2,890
Total income taxes	—	482	908	383	249

Minority interest	—	8	13	(2)	1
Equity loss of affiliates	—	(18)	—	—

Net income(2)	—	25	372	713	2,642
Earnings per share data:
Deemed dividend on Series A convertible redeemable preference shares(3)	—	—	(8,308)	—	—
Deemed dividend on Series B convertible redeemable preference shares(3)	—	—	(2,191)	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares(3)	—	—	(13,356)
Premium of Series B convertible redeemable preference shares	—	—	12,906	—	—
Income (loss) attributable to holders of ordinary shares	$—	$25	$(10,577)	$713	$2,642
Income (loss) per share — basic	$—	$0.00	$(0.07)	$0.00	$0.02
Income (loss) per share — diluted	$—	$0.00	$(0.07)	$0.00	$0.01
Income (loss) per ADS, basic(4)
Income (loss) per ADS, diluted
Shares used in calculating basic income per share	—	144,657,600	160,998,600	200,000,000	142,464,600
Shares used in calculating diluted income per share	—	144,657,600	160,998,600	200,000,000	315,212,608
Pro forma net income per share on an as converted basis, basic			$0.05		$0.01
Pro forma net income per share on an as converted basis, diluted			$0.05		$0.01
Shares used in calculating pro forma per share amounts on an as converted basis, basic			242,229,400		300,731,000
Shares used in calculating pro forma per share amounts on an as converted basis, diluted			243,983,626		315,212,608
ADSs used in calculating basic net income per ADS (4)
ADSs used in calculating diluted net income per ADS

				As of
	As of December 31,			March 31,

	2002	2003	2004	2005

	(in thousands of U.S. dollars)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$15	$716	$22,669	15,114
Other current assets(5)	106	1,902	12,713	14,084
Non-current assets(6)	8	2,688	21,033	31,642
Total assets	129	5,306	56,415	60,840
Total current liabilities	7	4,119	8,634	10,083
Minority interest	—	4	81	80
Mezzanine equity	—	—	53,273	53,273
Total shareholders’ equity (deficiency)	$122	$1,183	$(5,573)	$(2,596)

	As of		As of
	December 31,		March 31,

	2003	2004	2005

Selected Operating Data:
Number of displays in our commercial location network:
Our direct cities	827	12,786	16,025
Our regional distributors(7)	201	2,629	1,847
Total	1,028	15,415	17,872
Number of displays in our in-store network(8)	—	—	3,149

	For the three months ended

	December 31,		March 31,

	2003	2004	2005

Number of time slots available for sale(9)	1,299	5,170	6,010
Number of time slots sold(10)	292	2,209	1,998
Utilization rate(11)	22.5%	42.7%	33.2%
Average quarterly advertising service revenue per time slot sold (US$)	$8,177	$5,018	$4,721

	For the year ended
	December 31,

	2002	2003	2004

	(in thousands of U.S.
	dollars)
Other Financial Data:
Adjusted net income(12)	—	$25	$12,065

(1)	Advertising service revenue is presented net of business tax, which amounted to $1,405, $311,770, $2,788,233, $324,634 and $936,405 in 2002, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. Business tax includes business tax of 5.55% and cultural industries tax of 4.0% of our gross advertising service revenue.

(2)	See “Other Financial Data” below for a presentation of our adjusted net income.

(3)	Upon conversion of our Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares into ordinary shares, we will no longer be required to record deemed dividends prospectively.

(4)	Each ADS represents ten of our ordinary shares.

(5)	Other current assets is equal to total current assets less cash and cash equivalents.

(6)	Non-current assets is equal to total assets less total current assets.

(7)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

(8)	We commenced operation of our in-store network in April 2005.

(9)	Includes the time slots for our directly operated cities and the time slots we are entitled to sell on the portion of our network operated by our regional distributors. Number of time slots available refers to the number of 30-second equivalent time slots available on our network during the period presented and is calculated by taking the total advertising time available on our network during the period presented, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots available. The number of advertising time slots available for sale is determined by the number of cities in which we directly operate, the two-minute portion of time slots on our regional distributors’ networks which we have the right to sell and the length of the advertising cycle, which is currently twelve minutes in Beijing, Shanghai, Guangzhou and Shenzhen and nine minutes in the other cities in which we operate. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots, per week in those of our directly operated cities that currently use nine-minute cycles.

(10)	Number of time slots sold refers to the number of 30-second equivalent time slots sold during the period presented and is calculated by taking the total advertising time we sold during the period presented, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots sold.

(11)	Utilization rate refers to total time slots sold as a percentage of total time slots available during the relevant period.

(12)	We define adjusted net income as net income excluding change in fair value of derivative liability associated with Series B convertible redeemable preference shares. This definition may not be comparable to similarly titled measures reported by other companies. We are presenting adjusted net income because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income which we believe provides a more complete understanding of our business than could be obtained without this disclosure for the following reason. The change in fair value of derivative liability associated with Series B convertible redeemable preference shares was a one-time non-cash charge we incurred in 2004 in connection with an embedded derivative feature of our Series B convertible redeemable preference shares that will not affect us in the future, as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004. This financial measure shows what our net income would have been without the effect of this one-time non-cash charge. The use of adjusted net income has limitations and you should not consider adjusted net income in isolation from or as an alternative to GAAP measures, such as net income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of adjusted net income, a non-GAAP financial measure, from net income, our most directly comparable financial measure presented in accordance with GAAP:

	For the year ended
	December 31,

	2002	2003	2004

	(in thousands of U.S. dollars)
Net income	—	$25	$373
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	11,692

Adjusted net income	—	$25	$12,065

RISK FACTORS
       You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.
Risks Relating to Our Business and Industry
We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.
       We began our current business operations in May 2003. Accordingly, we have a very limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our use of audiovisual advertising displays in commercial buildings and other out-of-home commercial locations as a business model because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and prospects.
Our senior management and employees have worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.
       Due to our limited operating history and recent additions to our management team, certain of our senior management and employees have worked together at our company for only a relatively short period of time. For example, our chief financial officer joined us in February 2005. Other key employees including the vice president in charge of our in-store network and our in-house general counsel joined us in March 2005. We also hired our internal auditor and chief accounting officer in April 2005 and our chief marketing officer in June 2005. As a result of these circumstances, it may be difficult for you to evaluate the effectiveness of our senior management and other key employees and their ability to address future challenges to our business.
If advertisers or the viewing public do not accept, or lose interest in, our out-of-home television advertising network, our revenues may be negatively affected and our business may not expand or be successful.
       The market for out-of-home television advertising networks in China is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our out-of-home television advertising network by advertisers and their continuing interest in this medium as a component of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our network or that our network does not provide sufficient value as an effective advertising medium. Likewise, if consumers find some element of our network, such as the audio feature, to be disruptive or intrusive, commercial locations may decide not to place our flat-panel displays in their properties and advertisers may view our network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our advertising network. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

We derive a substantial majority of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.
       Demand for our advertising time slots, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our network for a number of reasons, including:

•	a general decline in economic conditions;

•	a decline in economic conditions in the particular cities where we conduct business;

•	a decision to shift advertising expenditures to other available advertising media; or

•	a decline in advertising spending in general.
       A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services, and our financial condition and results of operations.
A substantial majority of our revenues are currently concentrated in four of China’s major cities. If any of these major cities experiences an event negatively affecting its advertising industry, our advertising network, and our ability to generate adequate cash flow would be materially and adversely affected.
       A substantial majority of our revenues are currently concentrated in Beijing, Shanghai, Guangzhou and Shenzhen, four of China’s major cities. We derived more than 75% of our total revenues in 2004 from these four cities. We expect these four cities to continue to constitute important sources of our revenues. If any of these major cities experiences an event negatively affecting its advertising industry, such as a serious economic downturn, a construction moratorium that would have the effect of materially limiting the supply of new buildings in which we can place our flat-panel displays or similar changes in government policy, or a natural disaster, our advertising network and our ability to generate adequate cash flow would be materially and adversely affected.
Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.
       Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in China. In addition, advertising spending generally tends to decrease during January and February each year due to the Chinese Lunar New Year holiday. We also experience a slight decrease in revenues during the hot summer months of July and August each year, when there is a relative slowdown in overall commercial activity in urban areas in China. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors that are likely to cause our operating results to fluctuate, such as the seasonality of advertising spending in China, a deterioration of economic conditions in China and potential changes to the regulation of the advertising industry in China, are discussed elsewhere in this prospectus. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.
Our failure to maintain existing relationships or obtain new relationships with businesses that allow us to place our flat-panel displays in their buildings and other commercial locations would harm our business and prospects.
       Our ability to generate revenues from advertising sales depends largely upon our ability to provide a large network of flat-panel displays placed in desirable building and commercial locations throughout major urban areas in China. This, in turn, requires that we develop and maintain business relationships with real estate developers, property managers, hypermarkets, retailers and other businesses and locations in which we rent space for our displays. As of March 31, 2005, we had entered into separate display placement agreements with landlords and property managers to operate 16,025 flat-panel displays in 8,866 locations in 22 cities in China, and our regional distributors had entered into their own separate display placement agreements with landlords and property managers to operate approximately 1,847 flat-panel displays in approximately 1,611 locations in 22 other cities in China. Although a majority of our display placement agreements have terms ranging from three to five years and upon expiration give us the right to renew the agreement on terms no less favorable than those offered by competing bidders, we may not be able to maintain our relationships with them on satisfactory terms, or at all. If we fail to maintain our relationships with landlords and property managers or if a significant number of our existing display placement agreements are terminated or not renewed, advertisers may find advertising on our network unattractive and may not wish to purchase advertising time slots on our network, which would cause our revenues to decline and our business and prospects to deteriorate.
       Under certain of our display placement agreements in Guangzhou, the landlord or property manager has the right to terminate the agreement if tenants in the building lodge complaints about our flat-panel displays. In addition, some of our display placement agreements in other cities allow the property manager to terminate the agreement if we fail to keep each flat-panel display operational for a certain minimum amount of time each year. If these tenants complain about our displays, or if the property manager claims we have failed to keep the flat-panel displays operational for the stipulated number of days each year, we may be required to remove our panels from these commercial locations.
We may not be able to successfully expand our advertising network into new regions or diversify our network into new advertising channels which could harm or reverse our growth potential and our ability to increase our revenues, or even result in a decrease in revenues.
       We are pursuing a strategy to expand our advertising network into new regions and new advertising channels, such as hypermarkets, supermarkets and convenience stores, beauty parlors, golf country clubs and other commercial locations. For example, in April 2005, we commenced operation of our network placed in hypermarkets, supermarkets and convenience stores, which we refer to as our in-store network. In order to successfully expand our network, we must expand our network to include new regions and new advertising channels. In order to expand our network into new regions, we must enter into new display placement agreements in new cities. We generally expand our network into new cities by means of entering into contractual relationships with regional distributors. If these regional distributors are not successful in expanding our network in other cities, our ability to grow our network in other regions may be hampered. The process of diversifying our network into new advertising channels is also time consuming and requires us to expend time and resources in educating landlords and property managers about the benefits of separate advertising channels that are dedicated to specific demographics characteristics. If we are unable to grow our new in-store network or to successfully diversify into other new advertising channels, our advertising network may not be as attractive as those of our competitors, which could harm or reverse our growth potential and our ability to increase our revenues, or even result in a decrease in revenues.
If we are unable to obtain or retain desirable placement locations for our flat-panel displays on commercially advantageous terms, we could have difficulty in maintaining or expanding our network, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.
       Our location costs, which include lease payments to landlords and property managers under our display placement agreements, maintenance and monitoring fees and other associated costs, comprise a significant portion of our cost of revenues. For the three months ended March 31, 2005, our location costs accounted for 60.7% of our cost of revenues and 21.1% of our total revenues. In the future, we may need to increase our expenditures on our flat-panel display placement agreements to obtain new and desirable locations, to renew existing locations, and to secure favorable exclusivity and renewal terms. In addition, lessors of space for our flat-panel displays may charge increasingly higher display location lease fees, or demand other compensation arrangements, such as profit sharing. If we are unable to pass increased location costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.
When our advertising network reaches saturation in the cities where we operate, we may be unable to grow our revenue base or to satisfy all of our advertisers’ needs, which could hamper our ability to generate higher levels of revenues over time.
       Our advertising network in each city generally is designed to have a repeating nine-minute cycle of advertisements per week. In cities where there is higher demand for time slots on our network, such as Beijing, Shanghai, Guangzhou and Shenzhen, we use a twelve-minute repeating cycle. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots per week in those of our directly operated cities that currently use nine-minute cycles. Where demand for time slots by advertisers is high, our network may reach saturation, meaning we cannot sell additional advertising time slots for that week’s cycle without further increasing the length of the cycle and correspondingly reducing the number of broadcasts per day of each advertisement. When our network reaches saturation in any particular city, we will be forced to lengthen our advertising cycle to accommodate additional advertisers, as we have done in Beijing, Shanghai, Shenzhen and Guangzhou, or increase our advertising rates to increase our revenues in our existing cities of operation. However, advertisers may be unwilling to accept rate increases or the placement of their advertisement on a longer time cycle that gives their advertisement less exposure each day. If we are unable to increase the duration of our advertising cycle in cities that reach saturation, or if we are unable to pass through rate increases to our advertising clients in those cities, we may be unable to grow our revenue base or to satisfy all of our advertisers’ needs, which could hamper our ability to generate higher levels of revenues over time.
If the market supply of desirable commercial locations diminishes or ceases to expand, we may be unable to expand our network into locations advertising clients find desirable, which could decrease the value of our network to advertisers.
       We believe advertisers place a premium on having their advertisements broadcast in the most commercially desirable locations, which we believe includes commercial locations frequented by more affluent consumer groups in China’s major urban areas. As some of China’s cities have undergone development and expansion for several decades while others are still at an early stage of development, the supply of desirable commercial locations varies considerably from region to region. In more developed cities, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors. In recently developing cities, the supply of desirable locations may be small and the pace of economic development and construction levels may not provide a steadily increasing supply of desirable commercial locations. If, as a result of these possibilities, we are unable to increase the placement of our network into commercial locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots on our network or increase the rates we charge for time slots, which could decrease the value of our network to advertisers.

Acquisitions, including acquisitions of some of our regional distributors, which forms a part of our growth strategy, may have an adverse effect on our ability to manage our business, and our revenues and net income.
       In 2004, we acquired eleven companies, including eight of our former regional distributors. Subsequent to December 31, 2004, we have acquired an additional six companies, five of which are former regional distributors. Acquisitions, including acquisitions of some of our regional distributors, continue to form a part of our growth strategy. If we are presented with appropriate opportunities, we may acquire some or all of our regional distributors or other businesses, technologies, services or products which are complementary to our core out-of-home television advertising network business. Future acquisitions and the subsequent integration of our regional distributors and other companies with our existing operations may require significant attention from our management. The diversion of our management’s attention and any difficulties encountered in the integration of newly acquired companies could have an adverse effect on our ability to manage our business. Future acquisitions may also expose us to potential risks, including risks associated with the integration of new operations, services and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and advertising clients as a result of our integration of new businesses and new regulations governing cross-border investment by PRC residents, any of which could have a material and adverse effect on our ability to manage our business, and our revenues and net income.
If we are unable to attract advertisers to purchase advertising time on our network, we will be unable to maintain or increase our advertising fees and the demand for time on our network, which could negatively affect our ability to grow revenues.
       The amounts of fees we can charge advertisers for time slots on our network depend on the size and quality of our network and the demand by advertisers for advertising time on our network. Advertisers choose to advertise on our network in part based on the size of our network and the desirability of the locations where we have placed our flat-panel displays as well as the quality of the services we offer. If we fail to maintain or increase the number of commercial locations and flat-panel displays in our network, diversify advertising channels in our network, or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time on our network or to pay the levels of advertising fees we require to remain profitable. Our failure to attract advertisers to purchase time on our network will reduce demand for time slots on our network and the number of time slots we are able to sell, which could necessitate lowering the fees we charge for advertising time on our network and could negatively affect our ability to increase revenues in the future.
Our strategy of expanding our network of flat-panel displays into hypermarkets, supermarkets, convenience stores and other types of businesses that have control over many stores may not succeed, and our failure to do so could materially reduce the attractiveness of our network and harm our business, reputation and results of operations.
       Our strategy includes expansion of our network of flat-panel displays into large-scale chain retail stores, or hypermarkets, and other types of businesses that have control over many store locations such as supermarkets and convenience stores. We commenced operation of this network, which we refer to as our in-store network, in April 2005. As a relatively new and untested portion of our business, it is difficult to evaluate how our in-store network will perform, and there exists the risk that it may not succeed at all. Many of our arrangements with such businesses are and will continue to be handled through a single or small number of display placement agreements designed to cover a chain’s entire network of stores, either nationwide or throughout an entire city. We may, therefore, increase our dependence on one or a small number of retail store chains in terms of our coverage. If our network becomes more concentrated in major chains, any dispute we have with any single chain, or any failure to renew our display placement agreements or maintain our exclusivity terms with any single chain, could materially reduce the attractiveness of our network and harm our business, reputation and results of operations.
       For example, we are in the process of expanding our network into the Hymart chain of hypermarkets in Shanghai. We subsequently received a notice from Shanghai Xichen Cultural Dissemination Co., Ltd., or Xichen, a competitor claiming to have established an exclusive business relationship with Hymart. Hymart subsequently notified us that it had requested in writing to terminate its relationship with Xichen. In order to maintain our presence in the Hymart stores, we have agreed with Hymart to compensate it for any reasonable costs it incurs in defending against any breach of contract suit that may be brought by Xichen against Hymart. If Xichen brings such a suit against Hymart, we may be required to compensate Hymart for any damages it suffers or to remove our displays from certain of Hymart stores or both, which would reduce the size of our network and make us less attractive to potential advertising clients.
One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business.
       As of March 31, 2005, we covered 22 out of the 44 cities where we provide our out-of-home advertising network through contractual arrangements with regional distributors. Under these arrangements, we provide our business model and operating expertise to local advertising companies in exchange for their acting as regional distributors of our advertising services. We also sell our flat-panel displays to our regional distributors, who are responsible for developing and maintaining an advertising network in office buildings and other commercial locations in the city where they operate. We also grant our regional distributors the right to use our “Focus Media” brand name and logo. However, our contractual arrangements with our regional distributors do not provide us with control or oversight over their everyday business activities, and one or more of our regional distributors may engage in activities that violate PRC laws and regulations governing the advertising industry and advertising content, or other PRC laws and regulations generally. Some of our regional distributors may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold, which could result in local regulators suspending the operations of the network in those cities. In addition, we do not independently review the advertising content that our regional distributors display on the portion of our network that they operate independently, and our regional distributors may include advertising content on their part of the network and violate PRC advertising laws or regulations or expose them and us to lawsuits or result in the revocation of their business license. If any of these events occurs, it could harm our reputation in the industry.
Suodi Advertising, our network development and maintenance agent in Beijing, may have a claim against us under the non-competition clause of our contract with it, and if Suodi Advertising were successful in bringing a claim against us, our financial condition and results of operations may be materially and adversely affected.
       We entered into an agency agreement with Beijing Suodi Advertising Co., Ltd., or Suodi Advertising, that contains a non-competition clause which restricts us from developing new network locations in commercial buildings in Beijing without the assistance of Suodi Advertising through 2008. We have entered into display placements agreements with landlords and property mangers of commercial buildings in Beijing without the assistance of Suodi Advertising. We believe that Suodi Advertising does not have the right to require us to terminate or otherwise void the display placement agreements we have entered into without its assistance, although it can pursue claims against us for monetary damages. Although Suodi Advertising has not pursued any claim against us in connection with our having entered into such display placement agreements, we cannot assure you that Suodi will not do so in the future. If Suodi Advertising successfully pursues a claim against us, we could be liable for monetary damages we may have caused to Suodi Advertising. If we are found to have violated our contract with Suodi Advertising, our payment obligations over the five year term of the contract can be accelerated, and we estimate our liability under the agreement could reach as much as $730,000, excluding possible consequential damages, which could materially and adversely affect our financial condition and results of operations.
Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and growth potential.
       We have been rapidly expanding, and plan to continue to rapidly expand, our operations in China. We must continue to expand our operations to meet the demands of advertisers for larger and more diverse network coverage and the demands of current and future landlords and property managers for installing and configuring flat-panel displays in our existing and future commercial locations. This expansion has resulted, and will continue to result, in substantial demands on our management resources. It has also increased our need for a reliable supply of flat-panel displays for our network which are manufactured by a third-party contract assembler according to our specifications. To manage our growth, we must develop and improve our existing administrative and operational systems and, our financial and management controls and further expand, train and manage our work force. We have already begun expanding our advertising network through contractual arrangements with local operators in several cities outside of China, including Hong Kong, Taipei and Singapore and may in the future expand to other countries or regions. As we continue this effort, we may incur substantial costs and expend substantial resources in connection with any such expansion. We may encounter difficulties when we expand into the Hong Kong market or if we begin operations in other countries due to different technology standards, legal considerations and cultural differences. We may not be able to manage our current or future international operations effectively and efficiently or compete effectively in such markets. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.
We depend on the leadership and services of Jason Nanchun Jiang, who is our founder, chairman, chief executive officer and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.
       Our future success is dependent upon the continued service of Jason Nanchun Jiang, our founder, chairman, chief executive officer and a major shareholder. We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees, our other major shareholders, many of our clients and landlords and property managers of the locations in our network. We do not maintain key-man life insurance for Mr. Jiang. If he was unable or unwilling to continue in his present position, or if he joined a competitor or formed a competing company in violation of his employment agreement and noncompetition agreement, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.
If we do not continue to expand and maintain an effective sales and marketing team it will cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.
       We market our advertising services directly to advertisers and to advertising agencies. As of March 31, 2005, we had 413 dedicated sales and marketing personnel. As we only commenced our current business operations in May 2003, many of our sales and marketing personnel have only worked for us for a short period of time. We depend on our marketing staff to explain our service offerings to our existing and potential clients and to cover a large number of clients in a wide variety of industries. We will need to further increase the size of our sales and marketing staff if our business continues to grow. We may not be able to hire, retain, integrate or motivate our current or new marketing personnel which would cause short-term disruptions of our operations, restrict our sales efforts and negatively affect our advertising service revenue.
We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.
       We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs including for working capital and capital expenditures, for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.
       Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

•	investors’ perception of, and demand for, securities of alternative advertising media companies;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	PRC governmental regulation of foreign investment in advertising services companies in China;

•	economic, political and other conditions in China; and

•	PRC governmental policies relating to foreign currency borrowings.
       We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.
If we are unable to adapt to changing advertising trends and the technology needs of advertisers and consumers, we will not be able to compete effectively and we will be unable to increase or maintain our revenues which may materially and adversely affect our business prospects and revenues.
       The market for out-of-home advertising requires us to continuously identify new advertising trends and the technology needs of advertisers and consumers, which may requires us to develop new features and enhancements for our advertising network. The majority of our displays use 17-inch LCD screens. We also have a small number of displays that use 42-inch plasma screens. We currently broadcast advertisements on our advertising network primarily through digital video disks, or DVDs, and increasingly through compact flash, or CF, cards that are manually installed in our flat-panel displays each week. In the future, subject to relevant PRC laws and regulations, we may use other technology, such as cable or broadband networking, advanced audio technologies and high-definition panel technology. We may be required to incur development and acquisition costs in order to keep pace with new technology needs but we may not have the financial resources necessary to fund and implement future technological innovations or to replace obsolete technology. Furthermore, we may fail to respond to these changing technology needs. For example, if the use of wireless or broadband networking capabilities on our advertising network becomes a commercially viable alternative and meets all applicable PRC legal and regulatory requirements, and we fail to implement such changes on our network or fail to do so in a timely manner, our competitors or future entrants into the market who do take advantage of such initiatives could gain a competitive advantage over us. If we cannot succeed in defining, developing and introducing new features on a timely and cost-effective basis, advertiser demand for our advertising network may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material and adverse effect on our business prospects and revenues.
We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our out-of-home television advertising network.
       PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.
       As an out-of-home advertising service provider, we are obligated under PRC laws and regulations to monitor the advertising content that is shown on our network for compliance with applicable law. In addition, each of our regional distributors is obligated under PRC laws and regulations to monitor the advertising content shown on the portion of our network each of them operates. In general, the advertisements shown on our network and the portion of our network operated by our regional distributors have previously been broadcast over public television networks and have been subjected to internal review and verification of such networks. We and our regional distributors are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for certain product advertisements before broadcasting, we and our regional distributors are separately obligated to confirm that such review has been performed and approval has been obtained. We employ, and our regional distributors are required under the terms of our agreements with them to employ, qualified advertising inspectors who are trained to review advertising content for compliance with relevant PRC laws and regulations. In addition, for advertising content related to certain types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributors are required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We endeavor to comply, and encourage our regional distributors to take measures to comply, with such requirements, including by requesting relevant documents from the advertisers. However, we cannot assure you that each advertisement an advertising client or agency provides to us and which we include in our weekly advertising cycle is in compliance with relevant PRC advertising laws and regulations or that the supporting documentation and government approvals provided to us by our advertising clients in connection with certain advertising content are complete; nor can we assure you that the advertisements that our regional distributors have procured for broadcasting on our network have received required approval from the relevant local supervisory bodies or are content compliant.
       Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our network. If consumers find the content displayed on our network to be offensive, landlords or property managers may seek to hold us responsible for any consumer claims or may terminate their relationships with us.
       In addition, if the security of our content management system is breached through the placement of unauthorized DVDs or CF cards in our flat-panel displays and unauthorized images, text or audio sounds are displayed on our network, viewers or the PRC government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in China and our advertising clients may be less willing to place advertisements on our network.
We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.
       We cannot be certain that our flat-panel displays or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.
We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.
       Our primary competitors are other advertising companies that operate out-of-home television advertising networks in China, such as Target Media. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also face competition from other out-of-home television network operators for access to the most desirable locations in cities in China. Individual buildings, hotels, restaurants and other commercial locations and hypermarket, supermarket and convenience store chains may also decide to install and operate their own flat-panel television screens on a small scale. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, street furniture, billboard and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.
       In the future, we may also face competition from new entrants into the out-of-home television advertising sector. Our sector is characterized by relatively low fixed costs and, as is customary in the advertising industry, we do not have exclusive arrangements with our advertising clients. These two factors present potential entrants to our sector of the advertising sector with relatively low entry barriers. In addition, wholly foreign owned advertising companies will be allowed to operate in China starting on December 10, 2005, which may expose us to increased competition from international advertising media companies attracted to opportunities in China.
       Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources and may be able to mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

Any business disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.
       The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products and do not, to our knowledge, offer business liability insurance. While business disruption insurance is available to a limited extent in China, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, except for fire insurance, we do not have any business liability, disruption or litigation insurance coverage for our operations in China. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.
We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors.
       Based upon the nature of our business activities, we may be classified as a passive foreign investment company by the United States Internal Revenue Service, or IRS, for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for U.S. tax purposes if either: (i) 75% or more of our gross income in a taxable year is passive income, or (ii) the average percentage of our assets by value in a taxable year which produce or are held for the production of passive income (which includes cash) is at least 50%. The calculation of the value of our assets will be based, in part, on the then market value of our ADSs, which is subject to change. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We cannot assure you that we will not be a PFIC for 2005 or any future taxable year. For more information on PFICs, see “Taxation — United States Federal Income Taxation”.
There have been historical deficiencies with our internal controls and there remain areas of our internal controls that require improvement. If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ADSs may be adversely impacted.
       Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we have been a young, private company with limited accounting personnel and other resources with which to address our internal controls and procedures. As a result, when our auditors audited our financial statements as of December 31, 2004 in connection with this offering, they identified one “reportable condition”, as that term is defined under standards established by the American Institute of Certified Public Accountants, in our internal accounting controls. Specifically the auditors noted that we did not have dedicated financial reporting and accounting resources sufficient to comply with accounting principles generally accepted in the U.S. This reportable condition constituted a material weakness in the design and operation of our internal controls that, in our independent auditors’ judgment, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.
       Following our receipt of this report, we consulted with our audit committee and undertook remedial steps to address these deficiencies, including hiring additional staff and training our new and existing staff. In particular, we recently hired our chief financial officer, an internal auditor, a financial controller and an in-house general counsel. As of March 31, 2005, our auditors found that we no longer had any material weaknesses or reportable conditions. However, we still need to take further actions to continue to improve our internal controls. If we are unable to implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ADSs may be adversely impacted.
Risks Relating to Regulation of Our Business and to Our Structure
If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties.
       Substantially all of our operations are conducted through Focus Media Technology, our indirectly wholly-owned operating subsidiary in China, and Focus Media Digital, a 90%-owned subsidiary of Focus Media Technology, and through our contractual arrangements with several of our consolidated affiliated entities in China. PRC regulations currently limit foreign ownership of companies that provide advertising services to 70% and require any foreign entities that invest in the advertising services industry to have at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations any earlier than two years after we commence any such operations outside of China or until we acquire a company that has directly operated an advertising business outside of China for the required period of time. Accordingly, our subsidiaries, Focus Media Technology and Focus Media Digital, are currently ineligible to apply for the required licenses for providing advertising services in China. Our advertising business is currently provided through our contractual arrangements with our consolidated affiliated entities in China, including Focus Media Advertisement and its subsidiaries. Focus Media Advertisement is currently owned by two PRC citizens, Jason Nanchun Jiang, our chairman and chief executive officer, and Jimmy Wei Yu, one of our directors who is affiliated with UCI Group (China) Limited, one of our principal shareholders. Focus Media Advertisement and several of its subsidiaries hold the requisite licenses to provide advertising services in China. Focus Media Advertisement and its subsidiaries directly operate our advertising network, enter into display placement agreements and sell advertising time slots to our clients. We have been and are expected to continue to be dependent on Focus Media Advertisement and its subsidiaries to operate our advertising business. We have entered into contractual arrangements with Focus Media Advertisement and its subsidiaries, pursuant to which we, through Focus Media Technology and Focus Media Digital, provide technical support and consulting services to Focus Media Advertisement and its subsidiaries. In addition, we have entered into agreements with Focus Media Advertisement and each of the shareholders of Focus Media Advertisement, which provide us with the substantial ability to control Focus Media Advertisement.
       If we, Focus Media Technology, Focus Media Digital, Focus Media Advertisement or its subsidiaries are found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities, including the State Administration of Industry and Commerce, or SAIC, which regulates advertising companies, would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of our PRC subsidiaries and affiliates;

•	discontinuing or restricting our PRC subsidiaries’ and affiliates’ operations;

•	imposing conditions or requirements with which we or our PRC subsidiaries and affiliates may not be able to comply;

•	requiring us or our PRC subsidiaries and affiliates to restructure the relevant ownership structure or operations; or

•	restricting or prohibiting our use of the proceeds of this offering to finance our business and operations in China.

       The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.
We rely on contractual arrangements with Focus Media Advertisement and its subsidiaries and shareholders for a substantial portion of our China operations, which may not be as effective in providing operational control as direct ownership.
       We rely on contractual arrangements with Focus Media Advertisement and its subsidiaries and shareholders to operate our advertising business. For a description of these contractual arrangements, see “Our Corporate Structure” and “Related Party Transactions”. These contractual arrangements may not be as effective in providing us with control over Focus Media Advertisement as direct ownership. If we had direct ownership of Focus Media Advertisement, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Focus Media Advertisement, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangements, as a legal matter, if Focus Media Advertisement or any of its subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. For example, if Jason Nanchun Jiang were to refuse to transfer his equity interest in Focus Media Advertisement to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if Mr. Jiang were otherwise to act in bad faith toward us, then we may have to take legal action to compel him to fulfill his contractual obligations. In addition, Focus Media Advertisement, which holds the business licenses required to operate our advertising network in China, is jointly owned and effectively managed by Mr. Jiang and Mr. Yu. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against Focus Media Advertisement if Focus Media Advertisement does not perform its obligations under its contracts with us or Mr. Jiang and Mr. Yu do not cooperate with any such actions.
       Many of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our operating entities, and our ability to conduct our business may be negatively affected.
Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.
       Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions we have entered into among our subsidiaries and affiliated entities are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties. See “Management’s Discussion and Analysis of Financial Condition of Results of Operations — Taxation” for a discussion of the transactions referred to above. A finding by the PRC tax authorities that we are ineligible for the tax savings we achieved in 2004, or that Focus Media Digital or Focus Media Advertising Agency are ineligible for their tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment.

As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.
We rely principally on dividends and other distributions on equity paid by our wholly-owned operating subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our operating subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.
       We are a holding company, and we rely principally on dividends and other distributions on equity paid by Focus Media Technology for our cash requirements, including the funds necessary to service any debt we may incur. If Focus Media Technology incurs debt on its own behalf in the future, the instruments governing the debt may restrict Focus Media Technology’s ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements Focus Media Technology and Focus Media Digital currently have in place with Focus Media Advertisement and its subsidiaries in a manner that would materially and adversely affect Focus Media Technology’s ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws and regulations permit payments of dividends by Focus Media Technology only out of its retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws and regulations, Focus Media Technology is also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends. In addition, subject to certain cumulative limits, the statutory general reserve fund requires annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends. As a result of these PRC laws and regulations, our PRC subsidiaries and our affiliated PRC entities are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. As of December 31, 2004, the amount of this restricted portion was approximately $14,792,000. Any limitation on the ability of Focus Media Technology to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.
Certain of our PRC operating companies previously engaged in activities outside the authorized scope of their business licenses. This could subject those companies to fines and other penalties, which could have a material adverse effect on our business.
       Under PRC law, the business license of a company sets forth the authorized scope of business it may legally undertake, and in order to engage in activities outside its authorized scope of business, it must apply for and receive approval to expand its scope of business. Three of our PRC operating companies, Focus Media Advertisement, Focus Media Technology and Shanghai On-Target Advertisement Co., Ltd., and, prior to our acquisition of them, four of our additional operating companies, Zhejiang Ruihong Focus Media Advertising Co., Ltd., Xiamen Advertising Co., Ltd., Shanghai Qianjian Advertising Co., Ltd. and Shanghai Perfect Media Advertising Co., Ltd., historically engaged in business activities that were related to the advertising industry but were not within the authorized scope of their respective business licenses. Each of these companies subsequently ceased such conduct or expanded the business scope of their respective business licenses to include such activities; and in the case of the four entities who exceeded their authorized business scope prior to our acquisition of them, we required such companies to cease such conduct or expand their business scope during the process of our acquiring them. While these companies all currently operate within their authorized scope of business, the relevant PRC authorities have the authority to impose fines or other penalties. In rare instances, these authorities may require the disgorgement of profits or revocation of the business license, but as a matter of practice, the authorities will typically only impose such an extreme penalty after repeated warnings where a violation is blatant and continuing. While we do not believe these past violations will have a material effect on our business, operations or financial condition, due to the discretionary nature of regulatory enforcements in the PRC, we cannot assure you that those of our PRC operating companies that exceeded the scope of their business licenses in the past will not be subject to such fines or penalties, including the disgorgement of profits or revocation of the business license of one or more of these companies, or that such fines or penalties will not have a material adverse effect on our business.
Our business operations may be affected by legislative or regulatory changes.
       There are no existing PRC laws or regulations that specifically define or regulate out-of-home television advertising. It has been reported that the relevant PRC government authorities are currently considering adopting new regulations governing out-of-home television advertising. We cannot predict the timing and effects of such new regulations. Changes in laws and regulations governing the content of out-of-home television advertising, our business licenses or otherwise affecting our business in China may materially and adversely affect our business prospects and results of operations. For example, the PRC government has promulgated regulations allowing foreign companies to hold a 100%-interest in PRC advertising companies beginning on December 10, 2005. We are not certain how the PRC government will implement this regulation or how it could affect our ability to compete in the advertising industry in China.
PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries and affiliates.
       In utilizing the proceeds of this offering in the manner described in “Use of Proceeds”, as an offshore holding company of our PRC operating subsidiaries and affiliates, we may make loans to our PRC subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations and approvals. For example:

•	loans by us to Focus Media Technology or Focus Media Digital through Focus Media Technology, each a foreign invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange or its local counterpart; and

•	loans by us to Focus Media Advertisement or its subsidiaries, which are domestic PRC enterprises, must be approved by the relevant government authorities and must also be registered with the PRC State Administration of Foreign Exchange or its local counterpart.
       We may also determine to finance Focus Media Technology, or Focus Media Digital through Focus Media Technology, by means of capital contributions. These capital contributions to Focus Media Technology must be approved by the PRC Ministry of Commerce or its local counterpart. Because Focus Media Advertisement and its subsidiaries are domestic PRC enterprises, we are not likely to finance their activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC enterprises, as well as the licensing and other regulatory issues discussed in the “Regulation of Our Industry” section of this prospectus. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Focus Media Technology, Focus Media Digital, Focus Media Advertisement or any of its subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations would be negatively affected which would adversely and materially affect our liquidity and our ability to expand our business.
Risks Relating to the People’s Republic of China
       Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.
The PRC’s economic, political and social conditions, as well as governmental policies, could affect the financial markets in China and our liquidity and access to capital and our ability to operate our business.
       The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 26 years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. Moreover, the PRC government has passed regulations encouraging investment in the advertising industry, including regulations that, subject to certain requirements, currently allow foreign entities to own 70% of a PRC advertising business and, beginning on December 10, 2005 will allow 100% foreign ownership. This may encourage foreign advertising companies with more experience, greater technological know-how and larger financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.
       The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Since late 2003, the PRC government implemented a number of measures, such as raising bank reserves against deposit rates to place additional limitations on the ability of commercial banks to make loans and raise interest rates, in order to slow down certain segments of China’s economy which it believed to be overheating. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.
The PRC legal system embodies uncertainties which could limit the legal protections available to you and us.
       The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Our PRC operating subsidiary, Focus Media Technology, is a wholly foreign-owned enterprise which is an enterprise incorporated in China and wholly-owned by foreign investors. Focus Media Technology is subject to laws and regulations applicable to foreign investment in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into with Focus Media Advertisement. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the advertising industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with Focus Media Advertisement, and other foreign investors, including you.
Recent regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.
       Regulations were recently promulgated by the PRC State Development and Reform Commission, or SDRC, and the PRC State Administration of Foreign Exchange, or SAFE, that will require registrations with, and approvals from, PRC government authorities in connection with direct or indirect offshore investment activities by PRC residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and may also apply to certain of our offshore acquisitions as well.
       The SAFE regulations retroactively require registration of direct or indirect investments previously made by PRC residents in offshore companies. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.
       We have already notified our shareholders, and the shareholders of the offshore entities in our corporate group, who are PRC residents to urge them to make the necessary applications and filings, as required under these regulations and under any implementing rules or approval practices that may be established under these regulations. However, as a result of the newness of the regulations, lack of implementing rules and uncertainty concerning the reconciliation of the new regulations with other approval requirements, it remains unclear how these regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We are committed to complying, and to ensuring that our shareholders who are subject to these regulations comply, with the relevant rules. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by these regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, as a result of which our acquisition strategy and business operations and our ability to distribute profits to you could be materially and adversely affected. See “Regulation of Our Industry — Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions”.

The PRC tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China.
       Our operations and transactions are subject to review by the PRC tax authorities pursuant to relevant PRC laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our acquisitions of offshore entities that conducted their PRC operations through their affiliates in China, we cannot assure you that the PRC tax authorities will not require us to pay additional taxes in relation to such acquisitions. In the event that the sellers failed to pay any taxes required under PRC law in connection with these transactions, the PRC tax authorities might require us to pay the tax, together with late-payment interest and penalties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisitions”.
If any of our PRC affiliates becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy those assets, which could reduce the size of our advertising network and materially and adversely affect our business, ability to generate revenue and the market price of our ADSs.
       To comply with PRC laws and regulations relating to foreign ownership restrictions in the advertising business, we currently conduct our operations in China through contractual arrangements with Focus Media Advertisement, its shareholders and subsidiaries. As part of these arrangements, Focus Media Advertisement and its subsidiaries hold certain of the assets that are important to the operation of our business. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of Focus Media Advertisement and its subsidiaries undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, our ability to generate revenue and the market price of our ADSs.
Restrictions on currency exchange may limit our ability to utilize our revenues effectively.
       Substantially all of our revenues and operating expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account”, which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account”, which includes foreign direct investment and loans. Currently, Focus Media Technology may purchase foreign exchange for settlement of “current account transactions”, including payment of dividends to us, without the approval of the State Administration of Foreign Exchange. However, we cannot assure you that the relevant PRC governmental authorities will not limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, the State Administration of Foreign Exchange and other relevant PRC governmental authorities. This could affect Focus Media Technology’s ability to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.
Fluctuations in exchange rates could result in foreign currency exchange losses.
       Because our earnings and cash and cash equivalent assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Renminbi will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. For example, due to the recent devaluation of the U.S. dollar against the euro and several other currencies, the PRC government has indicated that it may be re-evaluating its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.
       Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.
Any future outbreak of severe acute respiratory syndrome in China, or similar adverse public health developments, may severely disrupt our business and operations.
       From December 2002 to June 2003, China and certain other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central China in April 2004. During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. A new outbreak of SARS may result in health or other government authorities requiring the closure of our offices or other businesses, including office buildings, retail stores and other commercial venues, which comprise the primary locations where we provide our advertising services. Any recurrence of the SARS outbreak, or a development of a similar health hazard in China, may deter people from congregating in public places, including a range of commercial locations such as office buildings and retail stores. Such occurrences would severely impact the value of our out-of-home television advertising network to advertisers, significantly reduce the advertising time purchased by advertisers and severely disrupt our business and operations.
Risks Relating to this Offering
An active trading market for our ordinary shares or our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.
       Prior to this offering, there has been no public market for our ADSs or our ordinary shares underlying the ADSs. If an active public market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs may be adversely affected. We have applied for quotation of our ADSs on The Nasdaq Stock Market Inc.’s National Market. We can provide no assurances that a liquid public market for our ADSs will develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the price at which the ADSs are traded after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a decrease in the value of their ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on our results of operations.

The trading prices of our ADSs are likely to be volatile, which could result in substantial losses to investors.
       The trading prices of our ADSs are likely to be volatile and could fluctuate widely in response to factors beyond our control. In particular, the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price of and trading volumes for our ADSs. Recently, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies’ securities at the time of or after their offerings may affect the overall investor sentiment towards PRC companies listed in the United States and consequently may impact the trading performance of our ADSs. These broad market and industry factors may significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance.
       In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for specific business reasons. Factors such as variations in our revenues, earnings and cash flow, announcements of new investments, cooperation arrangements or acquisitions, and fluctuations in market prices for our advertising network could cause the market price for our ADSs to change substantially. Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future.
The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.
       Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our future ability to raise capital through offerings of our ADSs.
       There will be 370,731,000 ordinary shares (equivalent to 37,073,100 ADSs) outstanding immediately after this offering, or 378,306,000 ordinary shares (equivalent to 37,830,600 ADSs) if the underwriters exercise their option to purchase additional ADSs in full. In addition, as of June 30, 2005, there were outstanding options to purchase 32,468,200 ordinary shares, 17,254,200 of which are exercisable as of that date. All of the ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The 300,731,000 ordinary shares outstanding prior to this offering (assuming the conversion of all outstanding preference shares into ordinary shares) are “restricted securities” as defined in Rule 144 and may not be sold in the absence of registration other than in accordance with Rule 144 under the Securities Act or another exemption from registration.
       In connection with this offering, we, our controlling shareholders and our directors and executive officers who have received options to purchase 26,663,400 ordinary shares have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus and to sell no more than half of their ordinary shares or ADSs owned immediately prior to this offering until the first anniversary of the date of this prospectus without the written consent of the underwriters. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the National Association of Securities Dealers, or NASD. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

A significant percentage of our outstanding ordinary shares is beneficially owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer, and as a result, he may have significantly greater influence on us and our corporate actions by nature of the size of his shareholdings relative to our public shareholders.
       Following this offering, Jason Nanchun Jiang beneficially will own, through his 100% ownership of JJ Media Investment Holding Ltd., approximately 31.3% of our outstanding ordinary shares (assuming the conversion of all outstanding preference shares into ordinary shares) or 30.7% if the underwriters exercise their option to purchase additional ADSs in full. Jason Nanchun Jiang is expected to be an affiliate within the meaning of the Securities Act after the offering, due to the size of his respective shareholdings in us after the offering. Accordingly, Jason Nanchun Jiang will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Further, Jason Nanchun Jiang is also an 85% shareholder of our affiliated PRC entity, Focus Media Advertisement, with which we have contractual arrangements that are essential to our business. The continuing cooperation of Focus Media Advertisement, and its shareholders, branches and subsidiaries, is important to our business. Without Jason Nanchun Jiang’s consent, we could be prevented from entering into transactions or conducting business that could be beneficial to us. Accordingly, Mr. Jiang’s control of Focus Media Advertisement could hinder any change in control of our business, particularly where such change of control would benefit shareholders other than Mr. Jiang. It would be difficult for us to change our corporate structure if any disputes arise between us and Mr. Jiang or if he fails to carry out his contractual and fiduciary obligations to us. Thus, Jason Nanchun Jiang’s interests as an officer and employee may differ from his interests as a shareholder or from the interests of our other shareholders, including you.
Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.
       If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $12.10 per ADS (assuming the conversion of all outstanding preference shares into ordinary shares and no exercise of outstanding options to acquire ordinary shares), representing the difference between our pro forma net tangible book value per ADS as of March 31, 2005, after giving effect to this offering and the assumed initial public offering price per ADS of $15.00 per ADS (the mid-point of the estimated offering price range set forth on the front cover page of this prospectus). In addition, you may experience further dilution to the extent that our ordinary shares are issued upon the exercise of share options. Substantially all of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering. See “Dilution” for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.
Anti-takeover provisions in our charter documents may discourage our acquisition by a third party, which could limit our shareholders’ opportunity to sell their shares at a premium.
       Our amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.
       For example, our board of directors will have the authority, without further action by our shareholders, to issue preference shares in one or more series and to fix the powers and rights of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preference shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if the Board of Directors issues preference shares, the market price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be adversely affected. See “Description of Share Capital — Issuance of Additional Ordinary Shares or Preference Shares.”
       In addition, certain actions require the approval of a supermajority of at least two thirds of our board of directors which, among other things, would allow our non-independent directors to block a variety of actions or transactions, such as a merger, asset sale or other change of control, even if all of our independent directors unanimously voted in favor of such action, further depriving our shareholders of an opportunity to sell their shares at a premium. In addition, our directors serve terms of three years each, which terms are not staggered. The length of these terms could present an additional obstacle against the taking of action, such as a merger or other change of control, that could be in the interest of our shareholders. See “Description of Our Share Capital — Board of Directors.”
We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.
       Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.
       As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
Certain judgments obtained against us by our shareholders may not be enforceable.
       We are a Cayman Islands company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not resident in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state. See “Enforcement of Civil Liabilities”.
We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.
       We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ADS price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.
The voting rights of holders of ADSs are limited by the terms of the deposit agreement.
       Holders of our ADSs may only exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. Under our amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is 10 days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested.
The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.
       Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings if you do not vote, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.

       The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive distributions on our ordinary shares or any value for them if it is illegal or impractical to make them available to you.
       The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration required for such distribution cannot be obtained after reasonable efforts made by the depositary. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material and adverse effect on the value of your ADSs.
You may be subject to limitations on transfer of your ADSs.
       Your ADSs represented by American Depositary Receipts are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

FORWARD-LOOKING STATEMENTS
       This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this prospectus are forward-looking statements. These forward-looking statements can be identified by words or phrases such as “may”, “will”, “expect”, “anticipate”, “estimate”, “plan”, “believe”, “is /are likely to” or other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	projected revenues, profits, earnings and other estimated financial information;

•	our plans to expand our advertising network into new cities and regions in China and diversify into new networks and advertising channels such as airports, hospitals and other possible commercial locations;

•	the growth or acceptance of our new in-store network;

•	our plans to identify and create new advertising networks that target specific consumer demographics, which could allow us to charge a separate fee;

•	competition in the PRC advertising industry;

•	the expected growth in the urban population, consumer spending, average income levels and advertising spending levels; and

•	PRC governmental policies and regulations relating to the advertising industry and regulations and policies promulgated by the State Administration of Foreign Exchange.
       These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, we cannot assure you that our expectations will turn out to be correct. Our actual results could be materially different from or worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and other sections of this prospectus.
       This prospectus also contains data relating to the advertising industry that includes projections based on a number of assumptions. The advertising market may not grow at the rates projected by market data, or at all. The failure of these markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In particular, the relatively new and rapidly changing nature of the out-of-home television advertising sector subjects any projections or estimates relating to the growth prospects or future condition of our sector to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.
       The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

OUR CORPORATE STRUCTURE
Our Shareholders
       We are currently 41.3% owned by JJ Media, a company whose sole shareholder is Jason Nanchun Jiang, our founder, chairman and chief executive officer.
       Assuming conversion of the preference shares owned by our preference shareholders, our other principal shareholders include:

•	GS Focus Holding Limited, a Cayman Islands company whose shareholders are investment funds affiliated with and managed by Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., which beneficially owns 12.9% of our outstanding shares;

•	CDH FM Limited, which beneficially owns 8.3% of our outstanding shares;

•	United Capital Investment and its affiliated entities, which together beneficially own 6.0% of our outstanding shares;

•	3i Group, which beneficially owns 5.2% of our outstanding shares;

•	Draper Fisher Jurvetson and its affiliated entities, which together beneficially own 5.0% of our outstanding shares;

•	Capital International Private Equity, which beneficially owns 3.2% of our outstanding shares;

•	Victory Venture Capital Limited, which beneficially owns 3.2% of our outstanding shares; and

•	SOFTBANK Corp., which beneficially owns 3.0% of our outstanding shares.
       Together, the holdings of these institutional investors equal 46.9% of our outstanding shares.
       The remaining 11.8% of our ordinary shares is held by various institutional and individual investors. See “Principal and Selling Shareholders” for further information on our shareholding structure.
Our History
       Our predecessor company, Shanghai Aiqi Advertisement Co., Ltd., or Aiqi Advertisement, was established by certain immediate family members of Jason Nanchun Jiang in September 1997 and operated as an advertising agency. In May 2003, Aiqi Advertisement discontinued its advertising agency business, was renamed Shanghai Focus Media Advertisement Co., Ltd., commenced operation of our out-of-home television advertising network in China and reorganized its shareholdings. At the same time, we entered into arrangements with Focus Media Advertisement that resulted in the consolidation of Focus Media Advertisement. Following this reorganization Jason Nanchun Jiang continues to hold a controlling interest in Focus Media Advertisement.
       In conjunction with the change in our business model in May 2003 and to facilitate foreign investment in our company, we established our offshore holding company, Focus Media Holding Limited as a company registered in the British Virgin Islands. On April 1, 2005, we completed the process of changing Focus Media Holding Limited’s corporate domicile to the Cayman Islands and we are now a Cayman Islands company.
Our Corporate Structure and Contractual Arrangements
       Substantially all of our operations are conducted in China through Focus Media Technology, our indirect wholly-owned subsidiary in China, and Focus Media Digital, a 90%-owned subsidiary of Focus Media Technology, and through our contractual arrangements with several of our consolidated affiliated entities in China, including Focus Media Advertisement and its subsidiaries. Focus Media Advertisement owns the remaining 10% equity interest in Focus Media Digital.

       The following diagram illustrates our corporate structure:

(1)	Loans used to capitalize our PRC operating companies and to facilitate our control over them.
(2)	Agreements that give us effective control over Focus Media Advertisement and its subsidiaries, as described below.
(3)	Agreements that transfer a substantial portion of the economic benefits of Focus Media Advertisement and its subsidiaries to us, as described below.
(4)	Prior to May 2003, Focus Media Advertisement’s corporate name was Shanghai Aiqi Advertisement Co., Ltd.
(5)	Focus Media Advertisement’s ownership interests in its subsidiaries are set forth in the table below under “— Subsidiaries of Focus Media Advertisement”.
       PRC regulations currently limit foreign ownership of companies that provide advertising services in China to 70% and require any foreign companies that invest in businesses that provide advertising services in China to have at least two years of direct operations in the advertising industry outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify under PRC regulations allowing 70% foreign ownership of a PRC advertising company any earlier than two years after we commence any such operations or until we acquire a company which has directly operated an advertising business for the required period of time. Accordingly, since we have not been involved in the direct operation of an advertising business outside of China, our domestic PRC subsidiaries, Focus Media Technology and Focus Media Digital, which are considered foreign-invested, are currently ineligible to apply for the required advertising services licenses in China. Our advertising business is currently provided through contractual arrangements with our consolidated affiliated entities in China, including Focus Media Advertisement and its subsidiaries. Focus Media Advertisement is owned by two PRC citizens, Jason Nanchun Jiang, our chairman and chief executive officer, and Jimmy Wei Yu, one of our directors, affiliated with UCI Group (China) Limited, one of our principal shareholders. Focus Media Advertisement and several of its subsidiaries hold the requisite licenses to provide advertising services in China.
       Focus Media Advertisement and its subsidiaries directly operate our advertising network, enter into display placement agreements and sell advertising time slots to our clients. We have been and are expected to continue to be dependent on Focus Media Advertisement and its subsidiaries to operate our advertising business until we qualify for direct ownership of an advertising business in China under PRC laws and regulations and acquire Focus Media Advertisement and its subsidiaries as our direct, wholly-owned subsidiaries, as described below. We, Focus Media Technology and

Focus Media Digital have entered into contractual arrangements with Focus Media Advertisement and its subsidiaries and shareholders, pursuant to which:

•	we are able to exert effective control over Focus Media Advertisement and its subsidiaries;

•	a substantial portion of the economic benefits of Focus Media Advertisement and its subsidiaries will be transferred to us; and

•	Focus Media Technology or its designee has an exclusive option to purchase all or part of the equity interests in Focus Media Advertisement, all or part of the equity interests in Focus Media Advertisement’s subsidiaries that are owned by Focus Media Advertisement or its nominee holders, or all or part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law.
       In connection with its entry into the World Trade Organization, China is required to relax restrictions on foreign investment in the advertising industry in China. Accordingly, PRC regulations stipulate that starting on December 10, 2005, foreign investors will be allowed to own 100% of PRC companies operating an advertising business if the foreign entity has at least three years of direct operations in the advertising business outside of China. We do not currently directly operate an advertising business outside of China and cannot qualify for 100% ownership of a PRC advertising company under PRC regulations any earlier than three years after we commence any such operations or until we acquire a company which has directly operated an advertising business for the required period of time. We do not currently know how or when we will be able to qualify under these regulations. Even if we do qualify in the future, it may be burdensome or not cost effective for us to meet the required criteria for direct ownership. If and when we qualify for direct ownership, we intend to explore the commercial feasibility of changing our current structure, including possibly direct ownership of Focus Media Advertisement and its subsidiaries, taking into consideration relevant cost, market, competitive and other factors. In the event we take such steps, we cannot assure you that we will be able to identity or acquire a qualified foreign company for a possible future restructuring or that any restructuring we may undertake to facilitate direct ownership will be successful.
Agreements that Transfer Economic Benefits to Us
       Pursuant to our contractual arrangements with Focus Media Advertisement and its subsidiaries, Focus Media Technology and Focus Media Digital provide licenses, technical support and consulting services to Focus Media Advertisement and its subsidiaries in exchange for fees. The principal license and service agreements Focus Media Technology and Focus Media Digital have entered into with Focus Media Advertisement and its subsidiaries are:

•	a technical services agreement with Focus Media Advertisement and its subsidiaries, pursuant to which Focus Media Digital licenses technology to, and provides technical support and consulting services for the operations of, Focus Media Advertisement and its subsidiaries for a fixed monthly fee; and

•	a trademark license agreement with Focus Media Advertisement and its subsidiaries, pursuant to which Focus Media Technology provides a non-exclusive license for the use of its trademarks and brand name to Focus Media Advertisement and its subsidiaries in exchange for a monthly license fee.
Agreements that Provide Effective Control over Focus Media Advertisement and Its Subsidiaries
       We made several loans to Jason Nanchun Jiang and Jimmy Wei Yu that allow us to capitalize our PRC operating affiliates and which facilitate the establishment of our current corporate structure, including setting up the agreements transferring the economic benefits and providing effective control over Focus Media Advertisement and its subsidiaries. These loans were made to Jason Nanchun Jiang and Jimmy Wei Yu as the shareholders of Focus Media Advertisement, for purposes of capitalizing Focus Media Advertisement and to implement the contractual arrangements in our corporate structure. By granting the loans to our directors, we are in a better position to structure the contractual relationships that give us control over Focus Media Advertisement. As of March 28, 2005, the full amounts of the loans to Messrs. Jiang and Yu remained outstanding. Focus Media Technology granted these loans without interest. The loans have a term of ten years starting from March 28, 2005 and are payable in full at the end of such ten-year term or, with thirty-days’ written notice from Focus Media Technology to Messrs. Jiang and Yu, on demand.
       In addition, we, Focus Media Technology and Focus Media Digital have entered into the following agreements with Focus Media Advertisement and its subsidiaries and shareholders that provide us with effective control over Focus Media Advertisement and its subsidiaries:

•	a voting rights proxy agreement, pursuant to which Jason Nanchun Jiang, as the shareholder of Focus Media Advertisement, Jimmy Wei Yu, as the shareholder of Focus Media Advertisement and certain of its subsidiaries, and Focus Media Advertisement, as the shareholder of its subsidiaries, have granted a PRC individual designated by Focus Media Technology the right to appoint directors and senior management of Focus Media Advertisement and its subsidiaries and to exercise all of their other voting rights as shareholders of Focus Media Advertisement and its subsidiaries, as the case may be, as provided under the articles of association of each such entity;

•	a call option agreement, pursuant to which:

•	neither Focus Media Advertisement nor any of its subsidiaries may enter into any transaction that could materially affect its assets, liabilities, equity or operations without the prior written consent of Focus Media Technology;

•	neither Focus Media Advertisement nor any of its subsidiaries will distribute any dividends without the prior written consent of Focus Media Technology; and

•	Focus Media Technology or its designee has an exclusive option to purchase all or part of the equity interests in Focus Media Advertisement, all or part of the equity interests in Focus Media Advertisement’s subsidiaries owned by Focus Media Advertisement or its nominee holders, or all or part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law. The purchase price for such equity interests shall be equal to the respective portion of equity interest in the registered capital multiplied by the amount of registered capital of Focus Media Advertisement and its subsidiaries, or such higher price as is required under PRC laws at the time of such purchase. The purchase price for all of the assets of Focus Media Advertisement shall be equal to the registered capital of Focus Media Advertisement, or a pro rata portion thereof for a purchase of a portion of the assets, or such higher price as is required under PRC Laws at the time of such purchase. Pursuant to a separate letter of undertaking entered into by and among us, Focus Media Technology, Jason Nanchun Jiang and Jimmy Wei Yu, dated as of March 28, 2005, each of Jason Nanchun Jiang and Jimmy Wei Yu agrees to pay to Focus Media Technology or us any excess of the purchase price paid for such equity interests in, or assets of, Focus Media Advertisement or its subsidiaries over the respective registered capital of Focus Media Advertisement or its subsidiaries in the event that Focus Media Technology or its designee exercises such option; and

•	an equity pledge agreement pursuant to which each of Jason Nanchun Jiang, Jimmy Wei Yu and Focus Media Advertisement has pledged his or its equity interest in Focus Media Advertisement and its subsidiaries, as the case may be, to Focus Media Technology and Focus Media Digital to secure their obligations under the relevant contractual control agreements, including but not limited to, the obligations of Focus Media Advertisement and its subsidiaries under the technical services agreement and trademark license agreement described above, and each of them has agreed not to transfer, sell, pledge, dispose of or create any encumbrance on their equity interest in Focus Media Advertisement or its subsidiaries without the prior written consent of Focus Media Technology and Focus Media Digital.

       Each of our contractual arrangements with Focus Media Advertisement and its shareholders and subsidiaries can only be amended with the approval of our audit committee or another independent body of our board of directors. See “Related Party Transactions” for further information on our contractual arrangements with these parties.
       In the opinion of Fangda Partners, our PRC legal counsel:

•	the ownership structures of Focus Media Technology, Focus Media Digital, Focus Media Advertisement and its subsidiaries, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations;

•	the contractual arrangements among Focus Media Technology, Focus Media Digital, Focus Media Advertisement and its shareholders and subsidiaries governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect; and

•	the business operations of Focus Media Technology, Focus Media Digital and Focus Media Advertisement and their respective subsidiaries, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material respects.
       We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates advertising companies, will not in the future take a view that is contrary to the above opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government finds that the agreements that establish the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in advertising businesses, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties”, “— Our business operations may be affected by legislative or regulatory changes” and “— The PRC legal system embodies uncertainties which could limit the legal protections available to you and us”.
Subsidiaries of Focus Media Advertisement
       The following table sets forth information concerning Focus Media Advertisement’s subsidiaries:

	Focus Media
	Advertisement’s		Region of
	Ownership Percentage		Operations	Primary Business

Shanghai Focus Media Advertising Agency Co., Ltd.	90.0%	(1)	Shanghai	Advertising agency
Shanghai Perfect Media Advertising Co., Ltd.	90.0%	(1)	Shanghai	Advertising company that operates advertising services network on shoe-shining machines

	Focus Media
	Advertisement’s		Region of
	Ownership Percentage		Operations	Primary Business

Qingdao Fukesi Advertisement Co., Ltd.	90.0%	(1)	Qingdao	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Changsha Focus Media Shiji Advertisement Co., Ltd.	90.0%	(1)	Changsha	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Dalian Focus Media Advertising Co., Ltd.	90.0%	(1)	Dalian	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Shanghai Qianjian Advertising Co., Ltd.	90.0%	(1)	Shanghai	Operation and maintenance of out-of- home television advertising network in banking locations
Guangzhou Framedia Advertising Company Ltd.	90.0%	(1)	Guangzhou	Operation and maintenance of out-of- home television advertising network
Zhuhai Focus Media Culture and Communication Company Ltd.	90.0%	(1)	Zhuhai	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Hebei Tianma Weiye Advertising Company Ltd.	90.0%	(2)	Hebei	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Xiamen Focus Media Advertising Company Ltd.	90.0%	(2)	Xiamen	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Sichuan Focus Media Advertising Communications Co., Ltd.	90.0%	(3)	Chengdu	Operation and maintenance of out-of- home television advertising network
Nanjing Focus Media Advertising Co., Ltd.	90.0%	(3)	Nanjing	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Yunnan Focus Media Co., Ltd.	89.5%	(3)	Kunming	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Tianjin Focus Tongsheng Advertising Company Ltd.	80.0%	(3)	Tianjin	Operation and maintenance of out-of- home television advertising network (former regional distributor)

	Focus Media
	Advertisement’s		Region of
	Ownership Percentage		Operations	Primary Business

Zhejiang Ruihong Focus Media Advertising Communications Co., Ltd.	80.0%	(3)	Hangzhou	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Wuhan Geshi Focus Media Advertising Co., Ltd.	75.0%	(3)	Wuhan	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Xi’an Focus Media Advertising & Information Company Ltd.	70.0%	(3)	Xian	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Chongqing Geyang Focus Media Culture & Broadcasting Co., Ltd.	60.0%	(3)	Chongqing	Operation and maintenance of out-of- home television advertising network (former regional distributor)
Shanghai On-Target Advertisement Co., Ltd.	60.0%	(3)	Shanghai	Advertising agency

(1)	The remaining equity interest is held by Jimmy Wei Yu as our nominee holder.

(2)	The remaining equity interest is held by Focus Media Advertising Agency.

(3)	The remaining equity interest in this entity is owned by unrelated third parties.

USE OF PROCEEDS
       We estimate that we will receive net proceeds from this offering of approximately $93.3 million, or approximately $103.8 million if the underwriters exercise their option in full to purchase additional ADSs, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based on an assumed initial offering price of $15 per ADS (the mid-point of the range shown on the front cover page of this prospectus). We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
       As of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose discussed below. We anticipate using approximately $20 million of the net proceeds of this offering in 2005 and approximately $20 million in 2006 for capital expenditures in connection with the expansion of our advertising network and operations, of which approximately $14 million will be used in 2005 for the expansion and operation of our in-store network. We expect to use the balance for general corporate purposes, including incremental costs associated with being a public company, and for acquisitions or investments in certain of our regional distributors, other businesses, products or technologies that we believe are complementary to our own business or that otherwise extend our business or brand. If and when we qualify for direct ownership of Focus Media Advertisement, as discussed more fully in “Corporate Structure — Our Corporate Structure and Contractual Arrangements”, we may explore the possibility of using a portion of the proceeds of this offering to acquire Focus Media Advertisement, taking into consideration relevant cost, market, competitive and other factors.
       For a discussion of our strategies, see “Business — Our Strategies”. We do not currently have any agreements or understandings to make any material acquisitions of, or investments in, other businesses.
       The foregoing represents our current intentions with respect to the use of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of new business opportunities, unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.
       To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits. These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ADSs. It is possible that we may become a passive foreign investment company for United States federal income tax purposes, which could result in negative tax consequences for you. These consequences are described in more detail in “Risk Factors — Risks Relating to Our Business and Industry — We may become a passive foreign investment company, or PFIC, which could result in adverse U.S. tax consequences to U.S. investors” and “Taxation — United States Federal Income Taxation — Passive Foreign Investment Companies”.
       In utilizing the proceeds of this offering in the manner described above, as an offshore holding company of our PRC operating subsidiaries and affiliates, we may make loans to our PRC subsidiaries and consolidated PRC affiliated entities, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries or consolidated PRC affiliated entities are subject to PRC regulations and approvals. For example:

•	loans by us to Focus Media Technology or Focus Media Digital through Focus Media Technology, each a foreign invested enterprise, to finance its activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange or its local counterpart; and

•	loans by us to Focus Media Advertisement or its subsidiaries, which are domestic PRC enterprises, must be approved by the relevant government authority and must also be registered with the State Administration of Foreign Exchange or its local counterpart.
       We may also determine to finance Focus Media Technology or Focus Media Digital through Focus Media Technology by means of capital contributions. These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart. Because Focus Media Advertisement and its subsidiaries are domestic PRC enterprises, we are not likely to finance their activities by means of capital contributions due to regulatory issues relating to foreign investment in domestic PRC enterprises, as well as the licensing and other regulatory issues discussed in “Regulation of Our Industry” included elsewhere in this prospectus. We cannot assure you that we can obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to Focus Media Technology, Focus Media Digital, Focus Media Advertisement or any of its subsidiaries. See “Risk Factors — Risks Relating to Regulation of Our Business and to Our Structure — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries and affiliates”.

DIVIDEND POLICY
       We have not previously declared any dividends. In 2004, we recorded deemed dividends of $8.3 million, $2.2 million and $13.4 million in connection with our Series A, Series B and Series C-1 and Series C-2 convertible redeemable preference shares, of which $4.9 million of the deemed dividend related to the difference between the fair value at that time of the Series C-1 convertible redeemable preference shares and ordinary shares in connection with a sale of 9,729,600 ordinary shares by Jason Nanchun Jiang, our chairman and CEO, to a third-party investor, which shares were redesignated as Series C-1 convertible redeemable preference shares. These deemed dividends were not cash dividends and upon conversion of our Series A, Series B and Series C-1 and Series C-2 convertible redeemable preference shares into ordinary shares, we will no longer be required to record deemed dividends prospectively. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our ordinary shares, or indirectly on our ADSs, for the foreseeable future.
       Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, shareholders’ interests, contractual restrictions and other factors as our board of directors may deem relevant. In addition, we can pay dividends only out of our profits or other distributable reserves. Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement, to the same extent as holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Other distributions, if any, will be paid by the depositary to holders of our ADSs in any means it deems legal, fair and practical. Any dividend will be distributed by the depositary, in the form of cash or additional ADSs, to the holders of our ADSs. Cash dividends on our ADSs, if any, will be paid in U.S. dollars. See “Description of American Depositary Shares”.

CAPITALIZATION
       The following table sets forth, as of March 31, 2005:

•	our actual capitalization; and

•	our pro forma capitalization to give effect to the issuance and sale of 7,000,000 ADSs offered hereby at an assumed initial public offering price of $15.00 per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses.
       You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, included elsewhere in this prospectus.
       Upon the completion of this offering:

•	under the terms of our Series A and Series B convertible redeemable preference shares, all of the outstanding Series A and Series B convertible redeemable preference shares will mandatorily convert into ordinary shares if (i) the offering involves the successful issuance of at least 25% of our fully-diluted share capital upon completion of the offering and (ii) our total market capitalization immediately prior to the offering is not less than $200,000,000; and

•	under the terms of our Series C convertible redeemable preference shares, all outstanding preference shares will mandatorily convert into ordinary shares if (i) the offering involves the successful issuance of at least 25% of our fully-diluted share capital upon completion of the offering and (ii) our total market capitalization immediately prior to the offering is not less than $335,000,000.

	As of March 31, 2005

	Actual	Pro Forma(1)

	(in thousands of U.S. dollars,
	except for share and per share data)
Series A convertible redeemable preference shares ($0.00005 par value; 41,967,400 shares authorized and 41,967,400 shares issued and outstanding (actual) and no shares issued and outstanding on a pro forma basis)	6,295	—
Series B convertible redeemable preference shares ($0.00005 par value; 48,191,600 shares authorized and 48,191,600 shares issued and outstanding (actual) and no shares issued and outstanding on a pro forma basis)	12,063	—
Series C-1 convertible redeemable preference shares ($0.00005 par value; 34,054,000 shares authorized and 34,054,000 shares issued and outstanding (actual) and no shares issued and outstanding on a pro forma basis)	17,500	—
Series C-2 convertible redeemable preference shares ($0.00005 par value; 34,053,400 shares authorized and 34,053,400 shares issued and outstanding (actual) and no shares issued and outstanding on a pro forma basis)	17,415	—

	As of March 31, 2005

	Actual	Pro Forma(1)

	(in thousands of U.S. dollars,
	except for share and per share data)
Shareholders’ equity (deficiency):
Ordinary shares ($0.00005 par value; 885,516,600 shares authorized, 142,464,600 shares issued and outstanding (actual); 370,731,000 shares issued and outstanding (pro forma))	$7	$19
Additional paid-in capital	6,168	152,679
Deferred share-based compensation	(823)	(823)
Retained earnings (accumulated deficit)	(7,908)	(7,908)
Accumulated other comprehensive loss	(41)	(41)

Total shareholders’ equity (deficiency)	(2,597)	143,926

Total capitalization	$50,676	$143,926

(1)	Assumes that the underwriters do not exercise their over-allotment option.

DILUTION
       Our net tangible book value as of March 31, 2005 was approximately $37.3 million, or $0.26 per ordinary share outstanding at that date, and $2.62 per ADS. Net tangible book value per ordinary share is determined by dividing our net tangible book value by the number of outstanding ordinary shares. Our net tangible book value is determined by subtracting the value of our intangible assets and total liabilities including minority interest from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share. The number of ordinary shares used to calculate dilution assumes the conversion of our outstanding preference shares into ordinary shares that will occur upon the consummation of this offering.
       Without taking into account any other changes in such net tangible book value after March 31, 2005, other than to give effect to (i) the conversion of all our preference shares into ordinary shares that will occur upon the consummation of this offering, and (ii) our sale of the 7,000,000 ADSs offered in this offering at the assumed initial public offering price of $15.00 per ADS with estimated net proceeds of $93.3 million after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at March 31, 2005 would have been $130.5 million, $0.35 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and $3.52 per ADS. This represents an immediate increase in pro forma net tangible book value of $0.23 per ordinary share, or $2.28 per ADS, to existing shareholders and an immediate dilution in pro forma net tangible book value of $1.21 per ordinary share, or $12.10 per ADS, to new investors in this offering.
       The following illustrates each per ordinary share dilution:

Assumed initial public offering price per ordinary share	$1.50
Underwriting discounts and commissions and estimated offering expenses per ordinary share	0.17
Pro forma tangible book value per ordinary share at March 31, 2005, assuming conversion of 158,266,440 preference shares	0.12

Dilution in net tangible book value per ordinary share to new investors in the offering	$1.21
Dilution in net tangible book value per ADS to new investors in the offering	$12.10
       The following table summarizes on a pro forma basis the differences as of March 31, 2005 between the shareholders at our most recent fiscal year end and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The total ordinary shares do not include 1,515,000 ADSs issuable if the underwriters exercise their over-allotment option or any exercise of the 32,468,200 share options to purchase our ordinary shares outstanding as of March 31, 2005.

	Ordinary shares				Average price
	purchased		Total consideration		per ordinary	Average price
					share	per ADS
	Number	Percent	Amount	Percent	equivalent	equivalent

Existing shareholders	300,731,000*	81%	$59,382,955	36%	$0.20	$2.00
New investors	70,000,000	19	$105,000,000	64	$1.50	$15.00

Total	370,731,000	100%	$164,382,955	100%

*	includes conversions of all our preference shares into ordinary shares upon the consummation of this offering

EXCHANGE RATES
       Our operating businesses are currently conducted in China and substantially all of our revenues and expenses are denominated in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, this prospectus contains translations of Renminbi at $1.00 to RMB8.2765, which was the prevailing rate on March 31, 2005. The prevailing rate at June 23, 2005 was $1.00 to RMB8.2765. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.
       The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you.

	Renminbi per U.S. dollar noon buying rate

	Average	High	Low	Period-End

2000	8.2784	8.2799	8.2768	8.2774
2001	8.2770	8.2786	8.2676	8.2766
2002	8.2770	8.2800	8.2669	8.2800
2003	8.2770	8.2800	8.2272	8.2769
2004	8.2768	8.2774	8.2764	8.2765
July	8.2767	8.2769	8.2766	8.2769
August	8.2768	8.2770	8.2766	8.2766
September	8.2766	8.2768	8.2766	8.2766
October	8.2766	8.2768	8.2765	8.2765
November	8.2765	8.2765	8.2764	8.2765
December	8.2765	8.2765	8.2765	8.2765
2005
January	8.2765	8.2765	8.2765	8.2765
February	8.2765	8.2765	8.2765	8.2765
March	8.2765	8.2765	8.2765	8.2765
April	8.2765	8.2765	8.2765	8.2765
May	8.2765	8.2765	8.2765	8.2765
June (through June 23)	8.2765	8.2765	8.2765	8.2765

Source: Federal Reserve Bank of New York.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
       The following selected consolidated financial information has been derived from our consolidated financial statements. Our consolidated financial statements are prepared by including the financial statements of Focus Media Advertisement, formerly Aiqi Advertising, through May 2003 and our consolidated financials, which include the consolidation of Focus Media Advertisement as a variable interest entity, thereafter and presented in accordance with U.S. GAAP. Our statements of operations for 2002, 2003 and 2004 and our balance sheets as of December 31, 2002, 2003 and 2004 have been audited by Deloitte Touche Tohmatsu CPA Ltd., an independent registered public accounting firm. The report of Deloitte Touche Tohmatsu CPA Ltd. on those financial statements is included elsewhere in this prospectus.
       Our selected consolidated financial information for the years ended December 31, 2000 and 2001 and our balance sheet data as of December 31, 2000 and 2001 have been derived from Focus Media Advertisement unaudited consolidated financial statements, which are not included in this prospectus. Our statement of operations for each of the three months ended March 31, 2004 and 2005 and balance sheet data as of March 31, 2005 has been derived from our unaudited consolidated financial data which has been included elsewhere in this prospectus. We have prepared the unaudited consolidated financial data on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results for any prior or interim period are not necessarily indicative of results to be expected for a full fiscal year or for any future period. The selected consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
       Prior to May 2003, we operated as an advertising agency, the operations and services of which differ markedly from our current business. As an advertising agency, we assisted media companies in selling their advertising time or space to companies seeking to advertise in exchange for a commission. In May 2003, we ceased acting as an advertising agency and commenced our current business as an operator of an out-of-home television advertising network.

						For the three months
	For the year ended December 31,					ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands of U.S. dollars, except per share and per ADS data)
Selected Consolidated Statements of Operations Data:
Revenues:
Advertising service revenue(1) :
Unrelated parties	$36	$30	$24	$2,270	$22,896	2,694	8,400
Related parties	—	—	—	1,099	3,425	—	1,032
Advertising equipment revenue	—	—	—	389	2,889	438	142

Total revenues	36	30	24	3,758	29,210	3,132	9,574

Cost of revenues:
Net advertising service cost	—	—	—	1,566	6,823	1,037	3,256
Net advertising equipment cost	—	—	—	275	1,934	304	71

Total cost of revenues	—	—	—	1,841	8,757	1,341	3,327

Gross profit	36	30	24	1,917	20,453	1,791	6,247

						For the three months
	For the year ended December 31,					ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands of U.S. dollars, except per share and per ADS data)
Operating expenses:
General and administrative (including share-based compensation of $489 for 2004, $nil and $334 for the three months ended March 31, 2004 and 2005, respectively)	31	28	21	985	4,015	405	1,895
Selling and marketing	5	2	3	406	3,426	289	1,478
Goodwill impairment loss					59	—	—

Total operating expenses	36	30	24	1,391	7,500	694	3,373

Income from operations	—	—	—	525	12,953	1,097	2,874
Interest income	—	—	—	1	10	3	11
Other income (expense)	—	—	—	(9)	(4)	(2)	5
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	—	—	(11,692)	—	—

Income before income taxes and minority interest	—	—	—	517	1,267	1,098	2,890
Total income taxes	—	—	—	482	908	383	249
Minority interest	—	—	—	8	13	(2)	1
Equity loss of affiliates	—	—	—	(18)	—	—	—

Net income(2)	—	—	—	25	372	713	2,642

						For the three months
	For the year ended December 31,					ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(in thousands of U.S. dollars, except per share and per ADS data)
Earnings per share data:
Deemed dividend on Series A convertible redeemable preference shares(3)	—	—	—	—	(8,308)	—	—
Deemed dividend on Series B convertible redeemable preference shares(3)	—	—	—	—	(2,191)	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares(3)	—	—	—	—	(13,356)	—	—
Premium of Series B convertible redeemable preference shares	—	—	—	—	12,906	—	—
Income (loss) attributable to holders of ordinary shares	$—	$—	$—	$25	$(10,576)	713	2,642
Income (loss) per share-basic				$0.00	$(0.07)	$0.00	$0.02
Income (loss) per share — diluted	$—	$—	$—	$0.00	$(0.07)	$0.00	$0.01
Income (loss) per ADS, basic and diluted(4)
Shares used in calculating basic income per share	—	—	—	144,657,600	160,998,600	200,000,000	142,464,600
Share used in calculating diluted income per share	—	—	—	144,657,600	160,998,600	200,000,000	315,212,608
Pro forma net income per share on an as converted basis, basic	—	—	—	—	$0.05	—	$0.01
Pro forma net income per share on an as converted basis, diluted	—	—	—	—	$0.05	—	$0.01
Shares used in calculating pro forma per share amounts on an as converted basis, basic	—	—	—	—	242,229,400	—	300,731,000
Shares used in calculating pro forma per share amounts on an as converted basis, diluted	—	—	—	—	243,983,626	—	315,212,608
ADSs used in calculating basic and diluted net income per ADS(4)	—	—	—	—		—	—

						As of
	As of December 31,					March 31,

	2000	2001	2002	2003	2004	2005

	(in thousands of U.S. dollars)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$24	$12	$15	$716	$22,669	$15,114
Other current assets(5)	86	120	106	1,902	12,713	14,084
Non-current assets(6)	13	12	8	2,688	21,033	31,642
Total assets	123	144	129	5,306	56,415	60,840
Total current liabilities	1	22	7	4,119	8,634	10,083
Minority interest	—	—	—	4	81	80
Mezzanine equity	—	—	—	—	53,273	53,273
Total shareholders’ equity (deficiency)	$122	$122	$122	$1,183	$(5,573)	$(2,596)

	As of
	December 31,		As of
			March 31,
	2003	2004	2005

Selected Operating Data:
Number of displays in our commercial location network:
Our direct cities	827	12,786	16,025
Our regional distributors(7)	201	2,629	1,847
Total	1,028	15,415	17,872
Number of displays in our in-store network(8)	—	—	3,149

	For the three months ended

	December 31,
			March 31,
	2003	2004	2005

Number of time slots available for sale(9)	1,299	5,170	6,010
Number of time slots sold(10)	292	2,209	1,998
Utilization rate(11)	22.5%	42.7%	33.2%
Average quarterly advertising service revenue per slot sold (US$)	$8,177	$5,018	$4,721

	For the year ended December 31,

	2000	2001	2002	2003	2004

	(in thousands of U.S. dollars)
Other Financial Data:
Adjusted net income(12)	—	—	—	$25	$12,065

(1)	Advertising service revenue is presented net of business tax, which amounted to $1,405, $311,770, $2,788,233, $324,634 and $936,405 in 2002, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. Business tax includes business tax of 5.55% and cultural industries tax of 4.0% of our gross advertising service revenue.

(2)	See “Other Financial Data” below for a presentation of our adjusted net income.

(3)	Upon conversion of our Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares into ordinary shares, we will no longer be required to record deemed dividends prospectively.

(4)	Each ADS represents ten of our ordinary shares.

(5)	Other current assets is equal to total current assets less cash and cash equivalents.

(6)	Non-current assets is equal to total assets less total current assets.

(7)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

(8)	We commenced operation of our in-store network in April 2005.

(9)	Includes the time slots for our directly operated cities and the time slots we are entitled to sell on the portion of our network operated by our regional distributors. Number of time slots available refers to the number of 30-second equivalent time slots available on our network during the period presented and is calculated by taking the total advertising time available on our network during the period presented, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots available. The number of advertising time slots available for sale is determined by the number of cities in which we directly operate, the two-minute portion of time slots on our regional distributors’ networks which we have the right to sell and the length of the advertising cycle, which is currently twelve minutes in Beijing, Shanghai, Guangzhou and Shenzhen and nine minutes in the other cities in which we operate. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots, per week in those of our directly operated cities that currently use nine-minute cycles.

(10)	Number of time slots sold refers to the number of 30-second equivalent time slots sold during the period presented and is calculated by taking the total advertising time we sold during the period presented, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots sold.

(11)	Utilization rate refers to total time slots sold as a percentage of total time slots available during the relevant period.

(12)	We define adjusted net income as net income excluding change in fair value of derivative liability associated with Series B convertible redeemable preference shares. This definition may not be comparable to similarly titled measures reported by other companies. We are presenting adjusted net income because it provides an additional way to view our operations, when considered with both our GAAP results and the reconciliation to net income which we believe provides a more complete understanding of our business than could be obtained without this disclosure for the following reason. The change in fair value of derivative liability associated with Series B convertible redeemable preference shares was a one-time non-cash charge we incurred in 2004 in connection with an embedded derivative feature of our Series B convertible redeemable preference shares that will not affect us in the future, as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004. This financial measure shows what our net income would have been without the effect of this one-time non-cash charge. The use of adjusted net income has limitations and you should not consider adjusted net income in isolation from or as an alternative to GAAP measures, such as net income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. The following table sets forth the reconciliation of adjusted net income, a non-GAAP financial measure, from net income, our most directly comparable financial measure presented in accordance with GAAP:

	For the year ended December 31,

	2000	2001	2002	2003	2004

	(in thousands of U.S. dollars)
Net income	—	—	—	$25	$373
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	—	—	11,692

Adjusted net income	—	—	—	$25	$12,065

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. Our consolidated financial statements have been prepared in accordance with U.S. GAAP. In addition, our consolidated financial statements and the financial data included in this prospectus reflect our reorganization and have been prepared as if our current corporate structure had been in place throughout the relevant periods. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. For additional information regarding these risks and uncertainties, see “Risk Factors”.
Overview
       We operate the largest out-of-home advertising network in China using audiovisual television displays instead of traditional billboards to broadcast advertising, based on the number of locations and number of flat-panel television displays in our network. We derive revenue principally by selling advertising time slots on our network. Our displays are placed primarily in high-traffic areas of commercial office buildings such as in lobbies and near elevators, as well as in large retail chain stores, beauty parlors, karaoke parlors, golf country clubs, auto shops, banks, pharmacies, hotels and airports.
       We have experienced significant revenue and earnings growth, and the size of our network has grown significantly, since the commercial launch of our advertising network in May 2003:

•	In 2003, we generated total revenues and net income of $3.8 million and $25,483, respectively, which we derived primarily from operating our out-of-home television advertising network and partially from the advertising agency business we operated prior to May 2003. As of December 31, 2003, we operated 827 flat-panel displays located in 754 locations in six cities in China;

•	In 2004, we generated total revenues and recorded net income of $29.2 million and $372,752, respectively, which we derived primarily from the operation of our advertising network. Our net income of $372,752 in 2004 reflected a one-time non-cash charge of $11.7 million from a change in fair value of derivative liability associated with our Series B convertible redeemable preference shares; and

•	For the three months ended March 31, 2005, we generated total revenues and net income of $9.6 million and $2.6 million, respectively, which we derived primarily from the operation of our commercial location network. As of March 31, 2005, our commercial location network consisted of 16,025 flat-panel displays in 8,866 locations in the 22 cities where we operate directly and approximately 1,847 flat-panel displays in approximately 1,611 locations in the 22 cities where the network is operated by our regional distributors.
       The significant increase in our operating results since we commenced our current business operations is attributable to a number of factors, including the substantial expansion of our flat-panel display network, including placement of our flat-panel displays in a majority of the buildings surveyed by CTR, an independent market research company, in the four most important cities in which we operate, — Beijing, Shanghai, Guangzhou and Shenzhen — and the growing acceptance of our flat-panel display network as an appealing advertising medium by our clients. We have also expanded our network through contractual arrangements with regional distributors who operate our network in cities throughout China. Our relationships with regional distributors allow us to generate revenue through (i) the sale of our flat-panel displays to them and, (ii) because we receive the right to use two minutes of each nine-minute cycle of advertising time on their networks, the subsequent sale of that time to our advertising clients. Our regional distributors also enable us to provide advertising customers with a broader network.
       We expect our future growth to be driven by a number of factors and trends including:

•	Overall economic growth in China, which we expect to contribute to an increase in advertising spending in major urban areas in China where consumer spending is concentrated;

•	Our ability to expand our network into new locations and additional cities;

•	Our ability to expand our sales force and engage in increased sales and marketing efforts;

•	Our ability to increase sales of advertising time slots and extend the duration of our advertising cycle;

•	Our ability to expand our client base through promotion of our services;

•	Our ability to expand our in-store network which commenced operation in April 2005; and

•	Our ability to identify and create new advertising channels by establishing separate advertising networks that enable advertisers to target consumer groups with specific demographic profiles, such as beauty parlors and golf country clubs.
       Because our primary source of revenue is our advertising service revenue, we pay particular attention to factors that directly affect our advertising service revenue such as the number of advertising time slots that we have available for sale, our utilization rate as measured by the percentage of available time slots that we actually sell to advertisers, and the price we charge for our advertising time slots after taking into account any discounts. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots per week in those of our directly operated cities that currently use nine-minute cycles. The effective price we charge advertising clients for time slots on our network and our utilization rate are affected by the attractiveness of our network to advertisers, the level of demand for time slots in each city and the perceived effectiveness of our network in achieving the goals of our advertising clients. On July 1, 2005, we intend to implement a 5-10% price increase for time slots on our network in Beijing, Shanghai, Guangzhou and Shenzhen. The attractiveness and effectiveness of our network is in turn directly related to our ability to secure and retain prime locations for our displays and to increase the number of displays, locations and cities in our network.
       As we continue to expand our network, we expect to face a number of challenges. We have expanded our network rapidly, and we, as well as our competitors, have occupied many of the most desirable locations in China’s major cities. In order to continue expanding our network in a manner that is attractive to potential advertising clients, we must continue to identify and occupy desirable locations and to establish other stand alone networks that provide effective channels for advertisers, such as our in-store network. In addition, we must react to continuing technological innovations, such as the potential uses of wireless and broadband technology in our network, and changes in the regulatory environment, such as the regulations allowing 100% foreign ownership of PRC advertising companies and new regulations governing cross-border investment by PRC persons.
Corporate Structure
       Our predecessor entity, Aiqi Advertisement, was established by certain immediate family members of Jason Nanchun Jiang in September 1997 and operated as an advertising agency prior to May 2003, when we changed our business model to the operation of an out-of-home television advertising network. To carry out this change in business model, in May 2003, Aiqi Advertisement discontinued its advertising agency business, was renamed Shanghai Focus Media Advertisement Co., Ltd, or Focus Media Advertisement, commenced operation of our out-of-home advertising network in China and reorganized its shareholdings to become a part of our group.

       We were incorporated on April 11, 2003 as an international business company formed under the laws of the British Virgin Islands. We changed our corporate domicile to the Cayman Islands on April 1, 2005 and are now a Cayman Islands company. Substantially all of our operations are conducted through Focus Media Technology, our indirectly wholly-owned operating subsidiary in China, Focus Media Digital, a 90%-owned subsidiary of Focus Media Technology, and through contractual arrangements with several of our consolidated affiliated entities in China. These affiliated entities include Focus Media Advertisement, which is 85% and 15% owned by Jason Nanchun Jiang and Jimmy Wei Yu, and Focus Media Advertisement’s subsidiaries, including Focus Media Advertising Agency. See “Our Corporate Structure — Our Corporate Structure and Contractual Arrangements”.
Revenues
       In 2003 and 2004 and for the three months ended March 31, 2005, we had total revenues of $3.8 million, $29.2 million and $9.6 million, respectively. We generate revenues primarily from the sale of advertising time slots on our out-of-home television advertising network. Since April 2005, our network comprises both our commercial network and our new in-store network. Our advertising service revenue includes the sale of advertising time slots on our network, as well as a small amount of revenue attributable to other advertising related services we provide to our advertising clients. Prior to May 2003, advertising revenue included commissions from our advertising agency business. We also derive revenues from the sale of our flat-panel displays to regional distributors, which we refer to as our advertising equipment revenue. In 2003 and 2004 and for the three months ended March 31, 2005, our advertising service revenue accounted for 89.6%, 90.1% and 98.5% of our total revenues, respectively.
       The following table sets forth a breakdown of our total revenues for the periods indicated:

	For the year ended December 31,						For the three months ended March 31,

	2002		2003		2004		2004		2005

		% of total		% of total		% of total		% of total		% of total
	$	revenues	$	revenues	$	revenues	$	revenues	$	revenues

	(in thousands of U.S. dollars, except percentages)
Revenues:
Advertising service revenue(1) :
Unrelated parties	$24	100.0%	$2,270	60.4%	$22,896	78.4%	$2,694	86.0%	$8,400	87.7%
Related parties	—	—	1,099	29.2%	3,425	11.7%	—	—	1,031	10.8%
Advertising equipment revenue	—	—	389	10.4%	2,889	9.9%	438	14.0%	142	1.5%

Total revenues	$24	100.0%	$3,758	100.0%	$29,210	100.0%	$3,132	100.0%	$9,574	100.0%

(1)	Advertising service revenue is presented net of business tax, which amounted to $1,405, $311,770, $3.1 million, $324,634 and $936,405 in 2002, 2003 and 2004 and for the three months ended March 31, 2004 and 2005, respectively. Business tax includes business tax of 5.55% and cultural industries tax of 4.0%.
Advertising Service Revenue
       Sources of Revenues. We derive most our total revenues from the sale of time slots on our advertising network to unrelated third parties and to certain of our related parties. We report our advertising revenue between related and unrelated parties because more than 10% of our advertising service revenues come from clients related to our directors. Our advertising services to related parties were provided in the ordinary course of business on the same terms as those provided to our unrelated advertising clients on an arm’s-length basis. In addition, we generate a small percentage of advertising services revenue from other advertising related services we provide to our advertising clients. Prior to May 2003, these other advertising-related services included commissions we received when we operated as an advertising agent. Since May 2003, these other advertising-related services have been derived from technical services we provide to certain of our regional distributors and other advertising-related services commissioned by certain of our advertising clients. Our advertising service revenue is recorded net of any sales discounts from our standard advertising rate cards that we may provide to our advertising clients. These discounts include volume discounts and other customary incentives offered to our advertising clients, including additional broadcast time for their advertisements if we have unused time slots available in a particular city’s advertising cycle, and represent the difference between our standard rate card and the amount we charge our advertising clients. Our advertising clients include advertisers that directly engage in advertisement placements with us and advertising agencies retained by some advertisers to place advertisements on the advertiser’s behalf. We expect that our advertising service revenue will continue to be the primary source, and constitute the substantial majority of, our revenues for the foreseeable future.
       Our advertising service revenue reflects a deduction for business taxes and related surcharges incurred in connection with the operations of Focus Media Advertisement and its subsidiaries. Their revenues are subject to a 5.55% business tax and a 4.0% cultural industries tax on revenues earned from their advertising services provided in China. We deduct these amounts from our advertising service revenues to arrive at our total revenues attributable to advertising services.
       Factors that Affect our Advertising Service Revenue. Our advertising service revenue is directly affected by:

•	the number of advertising time slots that we have available to sell, which is determined by the number of cities in which we directly operate, our expansion into additional cities, the two-minute portion of time slots available on our regional distributors’ networks and the length of the advertising cycle, which is currently twelve minutes in Beijing, Shanghai, Guangzhou and Shenzhen and nine minutes in the other cities in which we operate. We calculate the number of time slots available by taking the total advertising time available on our network during a particular period, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots available. We can increase the number of advertising time slots that we have available to sell by expanding into additional cities or acquiring our regional distributors, which provides us with seven minutes of additional time slots per regional distributor. The length of our advertising cycle can potentially be extended to longer durations depending on demand in each city. In Beijing, Shanghai, Guangzhou and Shenzhen, the twelve-minute advertising cycle amounts to the equivalent of 24 30-second time slots per week, except for time slots reserved for use by the landlord. In other cities where we or our regional distributors operate, the nine-minute advertising cycle amounts to the equivalent of 18 30-second time slots per week, except for time slots reserved for use by the landlord. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots per week, in those of our directly operated cities that currently use nine minute cycles;

•	our utilization rate, or the percentage of available time slots that we actually sell to advertisers. In order to provide meaningful comparisons of our utilization rate, we normalize our time slots into 30-second units, which we can then compare across each city and period to allow us to chart the normalized utilization rate of our network by geographic region and over time; and

•	the average price we charge for our advertising time slots, which we calculate by dividing our advertising service revenue by the number of 30-second equivalent time slots sold during that period, after taking into account any discount offered. On July 1, 2005, we intend to implement a 5-10% price increase for time slots on our network in Beijing, Shanghai, Guangzhou and Shenzhen.
       The primary factors that affect the effective price we charge advertising clients for time slots on our network and our utilization rate include the attractiveness of our network to advertisers, which depends on the number of locations and flat-panel displays in our network, the level of demand for time slots in each city, and the perceived effectiveness by advertisers of their advertising campaigns placed on our network. As demand for advertising time in our cities increases, we generally consider:

•	increasing the price we charge for our time slots to generate more revenues; and

•	extending the duration of our advertising cycle in order to increase the number of time slots we can sell each week in that city. We have found we can increase the duration of our weekly advertising cycle from nine to twelve minutes without negatively affecting the price we can charge for each time slot because an increase in the duration of the cycle generally indicates that there is significant demand for time slots on our network, which we believe also indicates a willingness to pay increased rates for time slots.
       Network expansion. As we have expanded our advertising network in China’s major urban areas, many of the most desirable locations for our network have been occupied, either by our network or by competitors. In addition, as our utilization rate on our network in key cities increases, the number of time slots available for sale in those cities decreases. As a result, we will need to rely on means other than the rapid increase in the number of locations and screens in order to continue growing our revenues. We expect to focus on a number of other areas and factors to continue to grow our revenues. To address these potential capacity constraints on our existing network, we are taking steps to create new standalone networks in new types of venues, such as our in-store network, which we expect will attract additional advertisers and increase demand for our services. We are also taking steps to divide our current network into discrete standalone networks that will increase the number of time slots available for sale. We believe these measures will enable us to continue the future growth of our business.
       Seasonality. Our advertising service revenue is subject to key factors that affect the level of advertising spending in China generally. In addition to fluctuations in advertising spending relating to general economic and market conditions, advertising spending is also subject to fluctuations based on the seasonality of consumer spending. In general, a disproportionately larger amount of advertising spending is concentrated on product launches and promotional campaigns prior to the holiday season in December. In addition, advertising spending generally tends to decrease in China during January and February each year due to the Chinese Lunar New Year holiday. We also experience a slight decrease in revenues during the hot summer months of July and August each year, when there is a relative slowdown in overall commercial activity in urban areas in China. Our past experience, although limited, indicates that our revenues would tend to be lower in the first quarter and higher in the fourth quarter of each year, assuming other factors were to remain constant, such as our advertising rates and the number of available time slots on our network.
       Revenue Recognition. We typically sign standard advertising contracts with our advertising clients, which require us to run the advertiser’s advertisements on our network in specified cities for a specified period, typically between one week and one month. We recognize advertising service revenue ratably over the performance period of the advertising contract, so long as collection of our fee remains probable. We do not bill our advertising clients under these contracts until we perform the advertising service by broadcasting the advertisement on our network.
       We collect our advertising service fees by billing our advertising clients within 60 to 90 days after completion of the advertising contract and book these unbilled or unpaid amounts as accounts receivable until we receive payment or determine the account receivable to be uncollectible. Our accounts receivable are general unsecured obligations of our advertising clients and we do not receive interest on unpaid amounts. We make specific reserves for accounts that we consider to be uncollectible. We also provide a general reserve for uncollectible accounts that we reassess on an annual basis. We made no provision for uncollectible accounts in 2003. In 2004 and for the three months ended March 31, 2005, we made provision of $173,837 and $211,760, respectively, for accounts receivable that were outstanding for longer than six months. The average number of days outstanding of our accounts receivable, including from related parties, was 71, 66 and 90, respectively, as of December 31, 2003 and 2004 and March 31, 2005.

Advertising Equipment Revenue
       We also derive a portion of our total revenues from the sale of flat-panel displays to our regional distributors, which we record as advertising equipment revenue. Our advertising equipment revenue represented 10.4%, 9.9% and 1.5% of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005, respectively. We generally set the price of our advertising equipment at our unit cost for procuring them, plus an additional markup that we negotiate with our regional distributors. Because sales of equipment in China are subject to a value added tax, or VAT, equal to 17% of the purchase price, our advertising equipment revenue is recorded net of VAT payments.
       Factors that Affect our Advertising Equipment Sales. We expect that advertising equipment sales in future periods as a percentage of our total revenues will remain relatively low for a number of reasons:

•	Although we expect to increase the size of our network by entering into distributor relationships in new cities, we also expect to acquire a number of our existing and future regional distributors as the operations of these distributors in their respective cities become more important to our network. After we acquire our regional distributors, any growth in our network in these cities will not involve any future sales of advertising equipment. Accordingly, as we plan to continue to acquire our regional distributors, we expect the growth in advertising equipment revenue to decrease over time as the aggregate number of panels we sell to regional distributors is expected to decrease.

•	We also expect our existing and future regional distributors to continue to expand our network in their respective cities of operation, including by replacing existing equipment as it becomes worn or obsolete. However, we expect that the revenues from advertising equipment sales attributable to that expansion will constitute a smaller percentage of our revenues in future periods, as we believe the growth of our advertising service revenue will be significantly higher and our ability to increase our advertising rates will be substantially greater than our ability to increase the amount we charge for our advertising equipment.

•	We also expect the downward trend in the unit cost of flat-panel displays and other components to result in sales of advertising equipment accounting for a decreasing portion of our revenues.
       Revenue Recognition. We recognize advertising equipment revenue when delivery of flat-panel displays has occurred and risk of ownership has passed to the distributor. We bill our regional distributors for flat-panel displays upon delivery and generally require payment within three to five days of delivery.
Cost of Revenues
       Our cost of revenues consists of costs directly related to the offering of our advertising services and costs related to our sales of advertising equipment.

       The following table sets forth our cost of revenues, divided into its major components, by amount and percentage of our total revenues for the periods indicated:

							For the three months ended
	For the year ended December 31,						March 31,

	2002		2003		2004		2004		2005

		% of total		% of total		% of total		% of total		% of total
	$	revenues	$	revenues	$	revenues	$	revenues	$	revenues

	(in thousands of U.S. dollars, except percentages)
Total revenues	$24	100.0%	$3,758	100.0%	$29,210	100.0%	$3,132	100.0%	9,574	100.0%
Cost of revenues:
Net advertising service cost:
Location costs	—	—	1,159	30.8%	4,643	15.9%	737	23.5%	2,022	21.1%
Flat-panel display depreciation	—	—	149	4.0%	774	2.6%	132	4.2%	518	5.4%
Other(1)	—	—	258	6.9%	1,406	4.8%	168	5.4%	716	7.5%
Sub-total	—	—	1,566	41.7%	6,823	23.4%	1,037	33.1%	3,256	34.0%
Net advertising equipment cost	—	—	275	7.3%	1,934	6.6%	304	9.7%	71	0.8%

Total cost of revenues	—	—	$1,841	49.0%	$8,757	30.0%	$1,341	42.8%	3,327	34.8%

Gross profit/margin	$24	100.0%	$1,917	51.0%	$20,453	70.0%	$1,791	57.2%	$6,247	65.2%

(1)	Includes primarily salaries for and travel expenses incurred by our network maintenance staff and costs for materials.
Net Advertising Service Costs
       Our cost of revenues related to the offering of our advertising services consists of location costs, flat-panel display depreciation costs and other cost items, including salary for our network maintenance staff, travel expenses and costs for materials.
       Location Costs. Location costs are the largest component of our cost of revenues and accounted for approximately 30.8%, 15.9% and 21.1% of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005, respectively. Our location costs consist of:

•	rental fees and one-time signing payments we pay to landlords and property managers pursuant to the display placement agreements we enter into with them;

•	commissions and public relations expenses we incur in connection with developing and maintaining relationships with landlords and property managers; and

•	maintenance fees for keeping our displays in proper operating condition.
       Rental fees under our display placement agreements form the largest component of our location costs, representing approximately 71.1%, 69.8% and 83.1%, respectively, of our location costs in 2003 and 2004 and for the three months ended March 31, 2005. As a result, the primary factors affecting the amount of our location costs include the number of display placement agreements we enter into and the rental fees we pay under those agreements. We expect our location costs to continue to increase in 2005 as we expand our in-store network and continue to acquire regional distributors and as a result of possible rate increases we may experience upon renewal of our existing agreements. However, we expect these costs to decrease as a percentage of our total revenues in the future, as our advertising service revenue is expected to increase faster than the additional cost we incur from entering into new display placement agreements and any increases we may experience in renewing existing display placement agreements. We expect any additional location costs for our commercial location network to be lower than in the past, as many of the most desirable locations have already been occupied and many of the remaining locations will have a lower cost base. We also expect many new locations we will add to our network to have lower location costs because many of the most desirable and expensive locations have already been occupied. However, when any of our display placement agreements expire, we may be unable to renew these agreements on favorable terms and the rental fee portion of our location costs attributable to these existing locations could increase.

       Flat-panel Display Depreciation. Our flat-panel display depreciation costs accounted for 4.0%, 2.6% and 5.4%, respectively, of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005. Generally, we capitalize the cost of our flat-panel displays and recognize depreciation costs on a straight-line basis over the term of their useful lives, which we estimate to be five years. The primary factors affecting our depreciation costs are the number of flat-panel displays in our network and the unit cost for those displays, as well as the remaining useful life of the displays. As we continue to increase the size of our network in the cities in which we directly operate and through the acquisition of certain of our regional distributors, and as we update and replace our existing displays with new technology, our depreciation costs are expected to increase. Moreover, we expect depreciation costs as a percentage of total revenues to increase in 2005 as we invest in new networks such as our in-store network. However, we expect these costs to decrease as a percentage of total revenues in the longer term.
       Other. Our other net advertising service costs accounted for 6.9%, 4.8% and 7.5% of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005, respectively. Our other cost of revenues consists of salary for and travel expenses incurred by our network maintenance staff and costs for materials and maintenance in connection with the upkeep of our advertising network. The primary factor affecting our other costs of revenues is the size of our network maintenance staff. As the size of our network increases, we expect our network maintenance staff, and associated costs, to increase. However, we expect that other cost of revenues will decrease as a percentage of total revenues as we expect our advertising service revenue to outpace any increases in our other cost of revenues.
Net Advertising Equipment Cost
       Our net advertising equipment cost consists of the amounts we pay to the contract assembler who purchases the components and assembles them into the flat-panel displays we sell to our regional distributors. Our net advertising equipment cost accounted for 7.3%, 6.6% and 0.8%, respectively, of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005. The primary factors affecting our net advertising equipment cost are the number of flat-panel displays we sell and the unit cost we pay to our contract assembler for each such flat-panel display. Because most of the components used in our flat-panel displays are not designed specifically for our flat-panel displays, they are generally inexpensive and readily available in off-the-shelf form from numerous suppliers. Accordingly, we expect the costs for our flat-panel displays to decrease in the foreseeable future as a percentage of total revenues. Moreover, we expect our net advertising equipment cost to decrease as we continue to acquire certain of our regional distributors, although the amount of this decrease would be partially offset by costs associated with sales to new regional distributors we may add in the future. However, we expect our net advertising equipment cost as a percentage of total revenues to decrease for the foreseeable future as our revenues from advertising services are expected to outpace our net advertising equipment cost.

Operating Expenses and Net Income
       Our operating expenses consist of general and administrative and selling and marketing expenses. In 2004, our operating expenses also included a goodwill impairment loss. The following table sets forth our operating expenses, divided into their major categories by amount and as a percentage of our total revenues for the periods indicated.

	For the year ended December 31,						For the three months ended March 31,

	2002		2003		2004		2004		2005

		% of total		% of total		% of total		% of total		% of total
	$	revenues	$	revenues	$	revenues	$	revenues	$	revenues

	(in thousands of U.S. dollars, except percentages)
Gross profit/margin	$24	100%	$1,917	51.0%	$20,453	70.0%	$1,791	57.2%	6,247	65.2%
Operating expenses:
General and administrative (including share-based compensation of $489 in 2004, $nil and $334 in the three months ended March 31, 2004 and 2005)	21	87.5%	985	26.2%	4,015	13.7%	405	12.9%	1,895	19.8%
Selling and marketing	3	12.5%	407	10.8%	3,426	11.7%	289	9.3%	1,478	15.4%
Goodwill impairment loss	—	—	—	—	59	0.2%	—	—	—	—

Total	$24	100%	$1,392	37.0%	$7,500	25.7%	694	22.2%	3,373	35.2%

Income from operations/margin	—	—	$525	14.0%	$12,953	44.3%	1,097	35.0%	2,874	30.0%

       General and Administrative. General and administrative expenses primarily consist of salary and benefits for management, business tax mainly relating to licence fees paid by our affiliated PRC companies to Focus Media Advertisement and to Focus Media Digital, accounting and administrative personnel, office rental, maintenance and utilities expenses, depreciation of office equipment, other office expenses and professional services fees. General and administrative expenses accounted for 26.2%, 13.7% and 19.8%, respectively, of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005. The decrease in general and administrative expenses as a percentage of total revenues between 2003 and 2004 was largely attributable to our establishment of a dedicated sales force in 2004 and assignment of certain sales, maintenance and location relationship personnel previously included within our administrative department to our newly established sales and location relationship and maintenance departments. The increase in our general and administrative expenses in the three months ended March 31, 2005 is a result of increased business tax during this period, share-based compensation, increased personnel costs and increases in costs associated with enhancing our internal controls and preparing to become a publicly listed company. Salaries and benefits accounted for 28.1%, 20.2% and 30.0% of our general and administrative expenses in 2003 and 2004 and for the three months ended March 31, 2005, respectively. We expect that our general and administrative expenses will increase as a percentage of total revenues in the near term as we hire additional personnel and incur additional costs in connection with the expansion of our business and with being a publicly traded company, including costs of enhancing our internal controls. We expect an increase of approximately $900,000 in 2005 of costs related to enhancing our internal controls and costs related to being a public company. We expect to fund any anticipated increases in our general and administrative expenses through cash from operations and from the proceeds of this offering.
       Share-based Compensation Relating to General and Administrative. Our share-based compensation expense relating to general and administrative consists of the amortized portion of deferred share-based compensation recognized by us. We adopted the 2003 Employee Share Option Scheme, or our 2003 Option Plan, in June 2003, under which we were authorized to issue options with the right to purchase up to 30% of our share capital to our directors, officers, employees, individual consultants and advisors. We issued options representing 10.87% of our issued share capital under the 2003 Option Plan. In May 2005, we adopted our 2005 Share Option

Plan, or our 2005 Option Plan. Under our 2005 Option Plan, the amount of options we may issue has been reduced to an aggregate of 20% of our share capital, including the 10.9% already granted under our 2003 Option Plan. In addition, during the three years from the adoption of our 2005 Option Plan, we may issue no more than 5% of our share capital for grants of new options. In connection with the adoption of our 2005 Option Plan, no additional options may be granted under the 2003 Option Plan. Our general and administrative expenses, including our share-based compensation, are expected to increase after the effectiveness of the new accounting treatment Statement of Financial Accounting Standards No. 123(R) relating to share-based compensation.
       In July and August 2004, we issued options to purchase 20,643,400 of our ordinary shares to our directors, officers and employees with an exercise price of $0.24 per share. 10,620,600 of these options vest over three years while the remaining 10,022,800 options vest over one year. In addition, in July and August 2004, we also issued options to purchase 4,564,800 of our ordinary shares to third-party consultants at an exercise price of $0.24 per share. 1,310,400 of these options vest over three years while 3,254,400 of these options vest over one year. The amount of deferred share-based compensation expense with regard to the options granted to our directors, officers and employees was determined based on an estimated fair value of $0.29 per ordinary share of the ordinary shares underlying the options granted in July and August 2004. The fair value of our ordinary shares on August 1, 2004 was determined based on a retrospective third-party valuation conducted by American Appraisal China Limited, or American Appraisal, using a generally accepted valuation methodology, the guideline companies approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as our financial results and growth trends to derive our total equity value. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took into consideration their liquidation preference. Our ordinary shares were assigned a value equal to their pro rata share of the residual amount, if any, that remained after consideration of the liquidation preference of preference shares with a value below their conversion price. As a result, we recorded deferred share-based compensation of $969,959 as of December 31, 2004, which will be amortized to our statements of operations over the next three years as the granted options vest, and share-based compensation expense for options granted to employees of $364,876 in 2004. The amount of deferred share-based compensation expense for options granted to third-party consultants was determined based on the Black-Scholes option pricing model. As a result, we recorded share-based compensation expense for options granted to third-party consultants of $123,835 in 2004. In January and February 2005, we granted options to purchase 6,020,000 of our ordinary shares to some of our directors and executive officers at an exercise price of $0.58 to $0.75 per share. These options vest over three years. Our determination of the fair value of the ordinary shares underlying the options granted on January 1, 2005 and February 2, 2005 of $0.51 was based on the cash sale price of our Series C convertible redeemable preference shares to third party investors in November and December 2004. We recorded deferred share-based compensation of $1.1 million as of March 31, 2005 and share-based compensation expense of $245,208 for the three months ended March 31, 2005 related to the difference between the exercise price and the deemed fair value of the ordinary shares. In February 2005, we also granted options to purchase 1,240,000 of our ordinary shares to third-party consultants with an exercise price of $0.75. These options vest over three years. We recorded compensation expense of approximately $88,752 for the three months ended March 31, 2005 in connection with these options determined according to the Black-Scholes option pricing model. See “Management — Share Option Plan” and notes 2p and 12 to our consolidated financial statements. Had the deemed fair value of our ordinary shares been the offering price of the shares in this offering, the intrinsic value of our outstanding unvested options would have been $1.26, $0.92 and $0.75.

       Selling and Marketing. Our selling and marketing expenses primarily consist of salaries and benefits for our sales staff, marketing and promotional expenses, and other costs related to supporting our sales force. Selling and marketing expenses accounted for 10.8%, 11.7% and 15.4% of our total revenues in 2003 and 2004 and for the three months ended March 31, 2005, respectively. We budget approximately 10% of our advertising revenues to be used for marketing and promotional expenses. In addition, as we acquire more of our regional distributors and continue to expand our client base, we expect to increase our sales force, which has resulted in an increase in salary expenses. Although this has increased our salary expenses as a percentage of total revenues in the three months ended March 31, 2005, we do not expect this to result in a significant increase in salary expenses as a percentage of total revenues on a long-term basis. We expect selling and marketing expenses to increase as a percentage of our total revenues as we invest greater resources in sales and marketing in connection with our in-store network. We expect to fund any increases in our selling and marketing expenses through cash from operations.
       Goodwill Impairment Loss. We are required under SFAS No. 142 to complete a two-step goodwill impairment test on an annual basis, as described in greater detail in “— Critical Accounting Policies — Goodwill and Acquisition Impairment”. In connection with our acquisition of Perfect Media, we incurred a goodwill impairment loss of $58,397 in 2004. In conducting our annual impairment test, we undertook a valuation of Perfect Media using the expected present value of cash flow and the income approach valuation methods, which resulted in a goodwill impairment loss of $58,397 in 2004, indicating that the value of Perfect Media was less than what we paid at the time we acquired it. We recorded goodwill of $9.1 million and $2.9 million in 2004 and for the three months ended March 31, 2005, respectively, in connection with the acquisition of ten of the eleven companies we acquired in 2004 and five of the six companies we acquired in the three months ended March 31, 2005. This goodwill will be subject to the annual goodwill impairment test on December 31 of each year. The purpose of these acquisitions was to expand the size of our network through the acquisition of certain of our regional distributors and to enhance our advertising services by acquiring companies with complementary lines of business, such as advertising networks placed in commercial banks and advertising services offered at automatic shoe-shine machines located in buildings. The recognition of goodwill from these acquisitions was a result of a purchase price in excess of the tangible assets of these companies and the goodwill they had generated from the operation of various advertising services.
Critical Accounting Policies
       We prepare our financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment.
Share-based Compensation
       Our Option Plan is described more fully in Note 12 to the consolidated financial statements. We account for this plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Option No. 25, Accounting for Stock Issued to Employees, and related interpretations. We amortize deferred share-based compensation over the vesting periods of the related options, which are generally four years, in accordance with FASB Interpretation No. 28, Accounting for Stock

Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Options No. 15 and 25.
       We have recorded deferred share-based compensation representing the difference between the deemed fair market value of our ordinary shares for accounting purposes and the option exercise price. We determined the fair value of the ordinary shares underlying the options granted in July and August to be $0.29 per ordinary share. In determining the deemed fair value of the ordinary shares underlying the options granted in July and August 2004, we calculated the deemed fair value of the ordinary shares on August 1, 2004 based on a retrospective third-party valuation conducted by American Appraisal using a generally accepted valuation methodology, the guideline companies approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as our financial results and growth trends to derive our total equity value. The valuation model then allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took into consideration their liquidation preference. Our ordinary shares were assigned a value equal to their pro rata share of the residual amount, if any, that remained after consideration of the liquidation preference of preference shares with a value below their conversion price. Had different assumptions or criteria been used to determine the fair market value of our ordinary shares, materially different amounts of share-based compensation could have been reported. Our determination of the fair value of the ordinary shares underlying the options granted on January 1, 2005 and February 2, 2005 of $0.51 was based on the cash sale price of our Series C convertible redeemable preference shares to third party investors in November and December 2004.
       We believe the increase in the fair value of our ordinary shares from $0.29 at the time of the July and August grants to $0.51 at the time of the January and February grants is attributable to the following factors:

•	the increase in our advertising service revenue by 28.3% from $5.5 million for the three months ended June 30, 2004 to $7.0 million for the three months ended September 30, 2004, and the further increase of 57.2% to $11.1 million for the three months ended December 31, 2004;

•	the increase in our gross profit by 29.7% from $4.3 million for the three months ended June 30, 2004 to $5.6 million for the three months ended September 30, 2004, and the further increase of 57.4% to $8.8 million for the three months ended December 31, 2004;

•	the expansion of our network through acquisitions, including nine acquisitions in the third and fourth quarters of 2004;

•	an increase in the number of directly operated cities in our network from ten as of June 30, 2004 to 15 as of September 30, 2004 and to 17 as of December 31, 2004;

•	an increase in the number of displays in our network from 4,168 as of June 30, 2004 to 9,794 as of September 30, 2004 and to 15,415 as of December 31, 2004; and

•	the increase in the number of our employees, including our sales and marketing team, from 413 as of September 30, 2004 to 858 as of December 31, 2004.

       We determined that the further increase in the fair value of our ordinary shares from $0.51 at the time of the January and February option grants to the midpoint of the per share price range of $1.5 as of June 2005 is attributable to the following factors:

•	the commencement of operations of our in-store network on April 1, 2005. We expect our in-store network to be a key revenue contributor in the future;

•	the increase in our advertising service revenue by 250.1% from $2.7 million for the three months ended March 31, 2004 to $9.4 million for the three months ended March 31, 2005, and the increase in our gross profit by 248.8% from $1.8 million to $6.2 million during the same periods;

•	the continued expansion of our network through acquisitions, including six acquisitions in March 2005;

•	an increase in the number of directly operated cities in our network from 17 as of December 31, 2004 to 22 as of March 31, 2005;

•	an increase in the number of displays in our network from 15,415 as of December 31, 2004 to 17,872 as of March 31, 2005;

•	our announcement in June of a 5-10% rate increase for a 30-second slot on our advertising network in Beijing, Shanghai, Guangzhou and Shenzhen, and of the expansion of the cycle time on our network in our remaining directly operated cities from nine to twelve minutes, or from 18 to 24 30-second time slots per week, each to take effect in July 2005;

•	the addition of over 180 new advertising clients for the three months ended March 31, 2005;

•	the enhancement of our internal control system in the first quarter of 2005 with the result that we no longer had any material weaknesses or reportable conditions as of March 31, 2005;

•	the strengthening of our management team through the hiring of our chief financial officer in February 2005, our in-house legal counsel in March 2005, our internal auditor, chief accounting officer and vice president of our in-store network in April 2005, and our chief marketing officer in June 2005; and

•	the increase in the number of our employees from 858 as of December 31, 2005 to 1,111 as of March 31, 2005 as well as the build-up of our sales and marketing team for our in-store network in April 2005.

       Pro forma information regarding net loss attributable to ordinary shareholders and net loss per share attributable to ordinary shareholders is required in order to show our net loss as if we had accounted for employee share options under the fair value method of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure. This information is contained in Note 2 to our consolidated financial statements. The fair value of options issued pursuant to our option plan at the grant date were estimated using the Black-Scholes option-pricing model.
Income Taxes
       We account for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, with the required disclosures as described in note 12 to our consolidated financial statements. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their recorded amount, an adjustment to our deferred tax assets would increase our income in the period such determination was made. Likewise, if we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to our deferred tax assets would be charged to our income in the period such determination is made. We record income tax expense on our taxable income using the balance sheet liability method at the effective rate applicable to each of our affiliated entities in China in our consolidated statements of operations and comprehensive income.

Goodwill and Acquisition Impairment
       Beginning in 2002, with the adoption of SFAS 142, “Goodwill and Other Intangible Assets”, goodwill is no longer amortized, but instead tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires us to complete a two-step goodwill impairment test. The first step compares the fair values of each business unit to its carrying amount, including goodwill. If the fair value of each business unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a business unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.
       As of December 31, 2003 and December 31, 2004, we had a goodwill balance of nil and $9.1 million, respectively, which is not deductible for tax purposes. We incurred a goodwill impairment loss of $58,397 in 2004 in connection with our acquisition of Perfect Media. In conducting our annual impairment test, we undertook a valuation of Perfect Media using the expected present value of cash flow and the income approach valuation methods, which resulted in a goodwill impairment loss of $58,397 in 2004, indicating that the value of Perfect Media was less than what we paid at the time we acquired it. We will perform the annual goodwill impairment test generally as of December 31, to determine if there is any further goodwill impairment. We recorded goodwill of $9.1 million in 2004 in connection with the acquisition of ten of the eleven companies we acquired during that year, which will be subject to the annual goodwill impairment test on December 31 of each year. The purpose of our acquisitions of our regional distributors was to expand the size of our network while our acquisition of Shanghai Qianjian Advertising Co., Ltd., or Qianjian, and Perfect Media enhanced our advertising services by adding to our existing network complementary lines of business, such as advertising networks placed in commercial banks, in the case of Qianjian, and advertising services offered at automatic shoe-shine machines located in buildings, in the case of Perfect Media. The recognition of goodwill from these acquisitions was a result of a purchase price in excess of the tangible assets of these companies and the goodwill they had generated from the operation of various advertising services. We may incur additional goodwill impairment charges in the future although we cannot predict whether this will occur when we perform our goodwill impairment test each year.
Taxation
       Under the current laws of the Cayman Islands and Hong Kong, neither Focus Media Holding Limited, incorporated in the Cayman Islands, nor Focus Media Hong Kong, our wholly owned subsidiary incorporated in Hong Kong, is subject to tax on its income or capital gains. In addition, payment of dividends by either company is not subject to withholding tax in those jurisdictions.
       Our PRC entities are also subject to PRC business tax. We primarily pay business tax on gross revenues generated from our advertising services. Focus Media Advertisement and its subsidiaries pay a 5% business tax on the gross revenues derived from advertising services and this business tax is deducted from total revenues. Focus Media Technology and Focus Media Digital pay a 5% business tax on the gross revenues derived from their contractual arrangements with Focus Media Advertisement and its subsidiaries and these taxes are primarily recorded in operating expenses.

       In addition to business tax and cultural industries tax imposed on our advertising business and VAT imposed on our sales of advertising equipment, as discussed in greater detail above, Focus Media Technology, Focus Media Digital and Focus Media Advertisement and its subsidiaries, including Focus Media Advertising Agency, are subject to PRC enterprise income tax on their taxable income, except to the extent some of them enjoy temporary tax exempt status as described in further detail below.
       Pursuant to PRC law, enterprise income tax is generally assessed at the rate of 33% of taxable income. Focus Media Technology and Focus Media Advertisement are currently subject to this 33% enterprise income tax. State tax bureaus of the PRC are authorized to grant an exemption from enterprise income tax of up to two years to newly established domestic companies that have no direct foreign ownership and that are financially independent and engaged in consulting services, technology services or the information industry, which includes advertising services. A qualifying company must apply for this tax-exempt status for each of the two years separately. Focus Media Digital and Focus Media Advertising Agency were established in October 2004 and both were granted exemptions from enterprise income tax in 2004. Focus Media Advertising Agency has already obtained approval to extend its tax-exempt status through 2005, and Focus Media Digital is currently in the process of applying for approval to extend its tax-exempt status through 2005.
       In November 2004, Focus Media Technology, Focus Media Advertisement and certain of its subsidiaries sold all of their flat-panel display equipment to Focus Media Digital at fair market value. As a result of this sale, Focus Media Technology and Focus Media Advertisement recorded a non-cash charge to earnings in the aggregate of $4,773,030 in the fourth quarter of 2004, which reflected the difference between the fair market value of the equipment and its then current book value. In addition, since its establishment, Focus Media Advertising Agency has generated revenue by selling time slots on our advertising network and pays a distribution fee to Focus Media Advertisement, which places advertisements for Focus Media Advertising Agency’s clients on our network. Finally, Focus Media Advertisement and its subsidiaries also license certain technology used in our business operations from Focus Media Digital in exchange for license fees paid to Focus Media Digital. As a result of Focus Media Advertisement’s amortization of the license fee paid to Focus Media Digital, it incurred a charge to earnings of $3.7 million in the fourth quarter of 2004. See “Related Party Transactions” for further information on these transactions and contractual agreements. Although these transactions were eliminated upon consolidation as transactions among members of our consolidated companies for financial accounting purposes, they did have the affect of reducing our total income tax expense and increasing our net income in 2004.
       As a result of these transactions, our effective tax rate was 72% in 2004. Excluding the non-recurring non-cash charge resulting from the change in fair value of derivative liability associated with Series B convertible redeemable preference shares and goodwill impairment loss, our effective tax rate for 2004 would have been 7.0%. The tax savings resulting from the non-cash charge to earnings from the write-down of flat-panel display equipment in 2004 and the charge to earnings from the amortization of the license fee paid in 2004 will not continue in the future. We expect our effective tax rate to be approximately 5% to 7% in 2005 and 2006, which rate may increase in the future depending on PRC tax regulations. In addition, once their tax exemptions expire, the income from operations of Focus Media Digital and Focus Media Advertising Agency will each become subject to the full 33% enterprise income tax rate. Moreover when income generated by Focus Media Advertisement and its subsidiaries, which are subject to the ordinary enterprise income tax rate of 33%, is subsequently transferred to Focus Media Technology, it may also be subject to additional enterprise income tax. This would result in an effective tax rate of greater than 33% on a substantial portion of our total revenues. However, we believe that through effective tax planning and management of our potential tax exposure, the total effective tax rate applicable to us should not exceed 33%, although we cannot assure you that it will not exceed 33%. In addition, upon expiration of these tax exemptions, we will consider available options, in accordance with applicable law, that would enable us to qualify for further tax exemptions, if any, to the extent they are then available to us.
       Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions described above are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective PRC entities and assess late-payment interest and penalties. A finding by the PRC tax authorities that we are ineligible for the tax savings we achieved in 2004, or that Focus Media Digital or Focus Media Advertising Agency are ineligible for their tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment. As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings. See “Risk Factors — Contractual arrangements we have entered into among our subsidiaries and affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.”
Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance provided in EITF No. 03-01 is required to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. We do not believe that the adoption of this standard will have a material impact on our financial condition or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104, or SAB 104, “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on our consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statement of operations or consolidated balance sheets, as appropriate. The financial instruments within the scope of the statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on our financial condition, cash flows or results of operations.

       In January 2003, the FASB issued FIN 46. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (i) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46 (Revised)”) to address certain FIN 46 implementation issues. We have elected to retroactively apply FIN 46-R and have consolidated Focus Media Advertisement and Shanghai Perfect Media as our variable interest entities from their respective inception.
       In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”). “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the grant-date fair values. Pro forma disclosure previously permitted under SFAS 123 is no longer an alternative. The new standard will be effective for us in the first annual reporting period beginning after January 1, 2006. Under SFAS 123(R), we could elect the modified prospective or modified retrospective method for transition on the adoption of this new standard. Under the modified retrospective method, prior periods are adjusted on a basis consistent with the pro forma disclosures previously required for those periods by SFAS 123. Under the modified prospective method, compensation expense for all unvested stock options must be recognized on or after the required effective date based on the grant-date fair value of those stock options. We are currently evaluating the impact of adopting this standard on our financial statements. Prior to the adoption of SFAS 123(R), we will continue to utilize the accounting method prescribed by APB Opinion No. 25 and have adopted the disclosure requirements of SFAS 123, as amended by SFAS No. 148.
Acquisitions
       Since we commenced our current business operations in May 2003, we have acquired seventeen companies to expand the coverage of our network in China and to acquire companies that are complementary to our business operations. These acquired companies contributed approximately 1% of our total revenues in 2004 and for the three months ended March 31, 2005. The table below sets forth certain information regarding the seventeen acquisitions we made in 2004 and for the three months ended March 31, 2005:

		Nature of business	Consideration	Percentage
Name of subsidiary	Date of acquisition	operations	paid for acquisition	acquired

			(in U.S. dollars)
Shanghai On-Target Advertisement Co., Ltd.	April 23, 2004	Advertising design and production services	$36,247	30.0% (total 60.0%)
Wuhan Geshi Focus Media Advertising Co., Ltd.	April 23, 2004	Flat-panel display advertising network operator (former regional distributor)	Assumption of assets and liabilities	75.0%

		Nature of business	Consideration	Percentage
Name of subsidiary	Date of acquisition	operations	paid for acquisition	acquired

			(in U.S. dollars)
Yunnan Focus Media Advertising Co., Ltd.	July and November 2004	Flat-panel display advertising network operator (former regional distributor)	$273,062	89.5%
Nanjing Focus Media Advertising Co., Ltd.	August 10, 2004	Flat-panel display advertising network operator (former regional distributor)	Assumption of assets and liabilities	90.0%
Zhejiang Ruihong Focus Media Advertising Co., Ltd.	September 15, 2004	Flat-panel display advertising network operator (former regional distributor)	$821,593	80.0%
Chongqing Geyang Focus Media Culture Advertising & Broadcasting Co., Ltd.	September 18, 2004	Flat-panel display advertising network operator (former regional distributor)	$72,494	60.0%
Perfect Media Holding Ltd.(1)	September 22, 2004	Advertising company that operates advertising services network through shoe-shining machines	$4,984,798 including cash of $500,000 and 72,971 of our ordinary shares	100.0%
Focus Media Qingdao Holding Ltd.(1)	October 15, 2004	Flat-panel display advertising network operator (former regional distributor)	$989,496	100.0%
Focus Media Dalian Holding Ltd.(1)	October 15, 2004	Flat-panel display advertising network operator (former regional distributor)	$989,584	100.0%
Focus Media Changsha Holding Ltd.(1)	October 15, 2004	Flat-panel display advertising network operator (former regional distributor)	$989,484	100.0%
Shanghai Qianjian Advertising Co., Ltd.	October 15, 2004	Advertising network operator in commercial banks	$338,307	100.0%(2)
Xiamen Advertising Co., Ltd.	March 4, 2005	Flat-panel display advertising network operator (former regional distributor)	$327,505	100.0%(2)

		Nature of business	Consideration	Percentage
Name of subsidiary	Date of acquisition	operations	paid for acquisition	acquired

			(in U.S. dollars)
Xi’an Focus Media Advertising and Information Co., Ltd.	March 21, 2005	Flat-panel display advertising network operator (former regional distributor)	$84,577	60.0% (total 70.0%)
Focus Media Tianjin Limited(1)	March 21, 2005	Flat-panel display advertising network operator (former regional distributor)	$797,439	80.0%
Zhuhai Focus Media Culture and Communication Company Ltd.	March 21, 2005	Flat-panel display advertising network operator (former regional distributor)	$42,288	100.0%(2)
Capital Beyond Limited(1)	March 21, 2005	Flat-panel display advertising network operator	$2,054,008	100.0%
Sorfari Holdings Limited(1)	March 22, 2005	Flat-panel display advertising network operator (former regional distributor)	$773,274	100.0%

(1)	Includes its onshore PRC operating affiliate.

(2)	10% of the equity interest is held by Jimmy Wei Yu as our nominee holder.
       Some of the businesses we acquired had entities located both in and outside of China. The consideration we paid for these businesses was made in two parts, one part for the entity located in China, and the other part for the entity located outside of China. For consideration paid to acquire entities located in China, we withheld on behalf of sellers who are natural persons 20% of the amount by which the acquisition price exceeded the registered capital of such PRC entity as required under the PRC Individual Income Tax Law and related implementation rules. We were not required to and did not withhold any tax in connection with payments made to acquire the entities located outside of China. See “Risk Factors — The PRC tax authorities may require us to pay additional tax in connection with our acquisitions of offshore entities that conducted their PRC operations primarily through their affiliates in China”.
       As required under SEC regulations, the financial statements of:

•	Perfect Media Holding Ltd. for the periods ended, and as of, December 31, 2003 and September 30, 2004;

•	Focus Media Changsha Holding Ltd., Focus Media Qingdao Holding Ltd. and Focus Media Dalian Holding Ltd. for the period ended, and as of, October 31, 2004; and

•	Capital Beyond Limited for the periods ended, and as of, December 31, 2004 and March 31, 2005, respectively, are included elsewhere in this prospectus.
Limited Operating History
       We began our current business operations in May 2003 and, accordingly, we have a very limited operating history upon which you can evaluate the viability and sustainability of our business.

It may also be difficult to evaluate the viability of our use of flat-panel television advertising displays in commercial building and other out-of-home commercial locations as a business model because we may not have sufficient experience to address the risks frequently encountered by early stage companies using new business models and entering new and rapidly evolving markets. In addition, certain of our senior management and employees have worked together with us for only a relatively short period of time. Our future results and performance are likely to depend on the success of our advertising network, as well as other specialized networks we may launch and that remain untested, and on the synergies that may develop among our senior management in implementing our business model.
Quarterly Results of Operation
       The following tables present certain unaudited consolidated quarterly financial data by amount and as a percentage of our total revenues for each of the seven quarters in the period from July 1, 2003 to March 31, 2005. You should read the following table in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on substantially the same basis as our audited consolidated financial statements and using information derived from our unaudited consolidated financial statements which are not included in this prospectus. The following information contains normal recurring adjustments which are, in the opinion of our management, necessary for a fair presentation of the results for such unaudited period. Our operating results for any quarter are not necessarily indicative of results that may be expected for any future period.

	For the three months ended

Consolidated Statement	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
of Operations Data	2003	2003	2004	2004	2004	2004	2005

	(in thousands of U.S. dollars)
Revenues:
Advertising service revenue (1)	$972	$2,387	$2,694	$5,495	$7,049	$11,083	$9,432
Advertising equipment revenue	—	389	438	905	863	683	142

Total revenues	972	2,776	3,132	6,400	7,912	11,766	9,574

Cost of revenues:
Net advertising service cost	571	866	1,037	1,377	1,665	2,742	3,256
Net advertising equipment cost	—	275	304	722	668	242	71

Total cost of revenues	571	1,141	1,341	2,099	2,333	2,984	3,327

Gross profit	401	1,635	1,791	4,301	5,579	8,782	6,247

Operating expenses:
General and administrative	430	492	405	500	1,105	2,005	1,895
Selling and marketing	142	264	289	704	936	1,497	1,478
Goodwill impairment loss	—	—	—	—	—	59	—

Total operating expenses	572	756	694	1,204	2,041	3,561	3,373

	For the three months ended

Consolidated Statement	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
of Operations Data	2003	2003	2004	2004	2004	2004	2005

	(in thousands of U.S. dollars)
Income (loss) from operations	(171)	879	1,097	3,097	3,538	5,221	2,874
Interest income	—	1	3	1	1	5	11
Other expenses, net	—	(1)	(2)	—	—	(2)	5
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	—	—	(3,166)	(8,526)	—
Income (loss) before income taxes and minority interest	(171)	879	1,098	3,098	373	(3,302)	2,890
Total income taxes	(123)	(359)	(383)	(1,065)	(1,382)	1,922	(249)
Minority interest	—	8	(2)	(49)	10	54	1
Equity income (loss) of affiliates	(18)	—	—	—	—	—	—

Net income (loss)	(312)	528	714	1,984	(999)	(1,326)	2,642

Deemed dividend on Series A convertible redeemable preference shares	—	—	—	(8,308)	—	—	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	—	(2,191)	—	—	—

Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	—	—	—	(13,356)	—
Premium of Series B convertible redeemable preference shares	—	—	—	—	—	12,906	—
Income (loss) attributable to holders of ordinary shares	$(312)	$528	$714	$(8,515)	$(999)	$(1,776)	$2,642

(1)	Advertising service revenue is presented net of business tax, which amounts to $74,942, $236,825, $324,634, $574,729, $714,647, $1.6 million and $936,405 for the three months ended September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005, respectively. Business tax includes business tax of 5.55% and cultural industries tax of 4.0%.

	For the three months ended

Consolidated Statement	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
of Operations Data	2003	2003	2004	2004	2004	2004	2005

Revenues:
Advertising service revenue (1)	100.0%	86.0%	86.0%	85.9%	89.1%	94.2%	98.5%
Advertising equipment revenue	—	14.0%	14.0%	14.5%	10.9%	5.8%	1.5%

Total revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100%	100%

Cost of revenues:
Net advertising service cost	58.7%	31.2%	33.1%	21.5%	21.0%	23.3%	34.0%
Net advertising equipment cost	—	9.9%	9.7%	11.3%	8.5%	2.1%	0.7%

Total cost of revenues	58.7%	41.1%	42.8%	32.8%	29.5%	25.4%	34.7%

Gross profit	41.3%	58.9%	57.2%	67.2%	70.5%	74.6%	65.3%

	For the three months ended

Consolidated Statement	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
of Operations Data	2003	2003	2004	2004	2004	2004	2005

Operating expenses:
General and administrative	44.2%	17.7%	12.9%	7.8%	14.0%	17.0%	19.8%
Selling and marketing	14.6%	9.5%	9.2%	11.0%	11.8%	12.7%	15.4%
Goodwill impairment loss	—	—	—	—	—	0.5%	—

Total operating expenses	58.8%	27.2%	22.1%	18.8%	25.8%	30.2%	35.2%

Income (loss) from operations	(17.6%)	31.7%	35.1%	48.4%	44.7%	44.4%	30.0%
Interest income	—	—	0.1%	—	—	0.04%	0.1%
Other expenses, net	—	—	—	—	—	(0.01%)	—
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	—	—	(40.0%)	(72.5%)	—
Income (loss) before income taxes and minority interest	(17.6%)	31.7%	35.1%	48.4%	4.7%	(28.1%)	30.1%
Total income taxes	(12.7%)	(12.9%)	12.2%	(16.6%)	(17.5%)	16.3%	2.6%
Minority interest	—	0.3%	(0.1%)	(0.8%)	0.1%	0.5%	0.1%
Equity loss of affiliates	(1.9%)	—	—	—	—	—	—

Net income (loss)	(32.1%)	19.0%	22.8%	31.0%	(12.6%)	(11.3%)	27.6%

Deemed dividend on Series A convertible redeemable preference shares	—	—	—	(129.8%)	—	—	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	—	(34.2%)	—	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	—	—	—	113.5%	—
Premium of Series B convertible redeemable preference shares	—	—	—	—	—	109.7%	—

Income (loss) attributable to holders of ordinary share	(32.1%)	19.0%	22.9%	(133.0%)	(12.6%)	(15.1%)	35.6%

(1)	Advertising service revenue is presented net of business tax, which represents 7.7%, 8.5%, 8.6%, 9.0%, 9.0%, 13.6% and 9.8% of total revenues for the three months ended September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005, respectively. Business tax includes business tax of 5.55% and cultural industries tax of 4.0%.
Results of Operations
Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004
       Total Revenues. Our total revenues increased substantially from $3.1 million for the three months ended March 31, 2004 to $9.6 million for the three months ended March 31, 2005 due to an increase in our advertising service revenue which was partially offset by a decrease in advertising equipment revenue.

•	Our advertising service revenue increased significantly from $2.7 million for the three months ended March 31, 2004 to $9.4 million for the three months ended March 31, 2005, including $1.0 million to related parties. This increase is attributable to:

•	an increase in the number of 30-second-equivalent advertising time slots we sold from 403 for the three months ended March 31, 2004 to 1,998 for the three months ended March 31, 2005 and partially offset by a decrease in the average selling price per time slot sold from $6,693 for the three months ended March 31, 2004 to $4,721 for the three months ended March 31, 2005. Total network capacity, measured by number of available time slots, also increased from 1,775 for the three months ended March 31, 2004 to 6,010 for the three months ended March 31, 2005. The increase in the number of 30-second-equivalent advertising time slots sold between these two periods is due primarily to the following factors:

•	Our network reach increased from 26 cities as of March 31, 2004, including six cities directly operated by our company and 20 cities operated by our regional distributors, to 44 cities as of March 31, 2005, including 22 cities directly operated by our company and 22 cities operated by our regional distributors; and

•	we gained an additional seven minutes of advertising cycle time from each of our regional distributors after we acquired them between March 31, 2004 and March 31, 2005.

•	The increase in the number of 30-second-equivalent advertising time slots sold was also attributable to an increase in our utilization rate from 22.7 % for the three months ended March 31, 2004 to 33.2% for the three months ended March 31, 2005, which reflects the increased acceptance of our network among our advertising clients, which we believe is primarily due to the increased coverage and effectiveness of our network that grew from 1,529 commercial locations as of March 31, 2004 to 10,477 commercial locations as of March 31, 2005, and from 1,970 flat-panel displays as of March 31, 2004 to 17,872 displays as of March 31, 2005, including our regional distributors.

•	The decrease in the average selling price was largely due to growth in sales of time slots with lower selling prices in our second-tier cities, while the average selling price of our advertising services in our four major cities increased between these two periods.

•	Our advertising equipment revenue decreased from $438,132 for the three months ended March 31, 2004 to $142,163 for the three months ended March 31, 2005. This decrease was primarily attributable to our acquisition of thirteen regional distributors during 2004 and the three months ended March 31, 2005 because, following each acquisition, we no longer sell flat-panel displays to each former regional distributor. This decrease was also partially attributable to decreased sales to our existing regional distributors, as the initial installation of the network in their respective cities of operation was largely completed during the three months ended March 31, 2005.
       Cost of Revenues. Our cost of revenues increased significantly from $1.3 million for the three months ended March 31, 2004 to $3.3 million for the three months ended March 31, 2005 due to increases in both our net advertising service cost and net advertising equipment cost.

•	Net advertising service cost. Our net advertising services cost increased substantially from $1.0 million for the three months ended March 31, 2004 to $3.3 million for the three months ended March 31, 2005. This increase was due to the substantial increase in our advertising service business between these two periods.

•	Our location costs increased substantially from $737,073 for the three months ended March 31, 2004 to $2.0 million for the three months ended March 31, 2005 due to a substantial increase in the number of commercial locations where we entered into display placement agreements from 1,127 as of March 31, 2004 to 8,866 as of March 31, 2005. Our rental fees increased as a percentage of total revenues between these two periods as a result of (i) a significant increase in the number of locations in our commercial network and (ii) location costs incurred in developing our in-store network, offset in part by (i) lower rental payments paid for new locations in our commercial location network because of a further reduction in the number of available desirable locations that command more expensive rental fees, many of which have been occupied either by us or our competitors.

•	Flat-panel display depreciation costs increased from $131,921 for the three months ended March 31, 2004 to $514,122 for the three months ended March 31, 2005, as a result of an increase in the number of flat-panel displays we own and operate directly from 1,491 as of March 31, 2004 to 16,025 as of March 31, 2005. This increase in our depreciation costs was also attributable to our acquisition of 13 regional distributors during this period.

•	Other cost of revenues related to net advertising service cost increased from $168,952 for the three months ended March 31, 2004 to $719,444 for the three months ended March 31, 2005. This was primarily a result of (i) an increase in the volume of DVDs we purchased even as the per-unit cost of DVDs decreased and (ii) an increase in salary and benefit expenses for personnel responsible for location relations and display placement agreements with landlords and property managers and for maintaining and monitoring our network. Other cost of revenues related to net advertising service cost decreased as a percentage of total revenues between these two periods as a result of the increase in advertising service revenue significantly outpacing the increase in other cost of revenues.

•	Net advertising equipment cost. We incurred net advertising equipment costs of $303,573 for the three months ended March 31, 2004 compared to $70,571 for the three months ended March 31, 2005, which decrease reflects the fact that we have acquired many of our fastest-growing regional distributors. We expect net advertising equipment costs to stabilize as our purchase of flat-panel displays for resale to regional distributors levels off.
       Gross Profit. As a result of the foregoing, our gross profit increased from $1.8 million for the three months ended March 31, 2004 to $6.2 million for the three months ended March 31, 2005.
       Operating Expenses. Our operating expenses increased significantly from $693,506 for the three months ended March 31, 2004 to $3.4 million for the three months ended March 31, 2005. This increase was primarily due to increases in our business tax, our selling and marketing expenses and in our general and administrative expenses associated with the growth of our business, such as salaries and costs associated with preparing to become a publicly listed company.

•	General and Administrative. General and administrative expenses increased substantially from $404,781 for the three months ended March 31, 2004 to $1.9 million for the three months ended March 31, 2005 mainly due to an increase in the size of our administrative staff and corresponding increases in expenses for salary and benefits by $329,383 as our operations have grown, and an increase in our office rental payments by $168,926 as we expanded our business. In addition, in connection with the options granted to our directors, employees and consultants since July 2004, we recorded stock based compensation of $333,960 for the three months ended March 31, 2005.

•	Selling and Marketing. Selling and marketing expenses increased substantially from $288,725 for the three months ended March 31, 2004 to $1.5 million for the three months ended March 31, 2005 due to increases in marketing and promotional expenses by our sales force, and in salary and benefits associated with the expansion of our sales force. Marketing and promotional expenses, for which we budget 10% of our advertising revenues, increased significantly from $211,144 for the three months ended March 31, 2004 to $1.0 million for the three months ended March 31, 2005 as a result of increased sales and promotional activities relating to the increase in our advertising services revenue between these two periods. Salary expenses in connection with our sales force increased from $54,143 for the three months ended March 31, 2004 to $282,282 for the three months ended March 31, 2005 as we hired additional sales staff to meet the growth in our advertising business.

       Income from Operations. As a result of the foregoing, we had income from operations of $1.1 million for the three months ended March 31, 2004 compared to $2.9 million for the three months ended March 31, 2005.
       Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest was $1.1 million for the three months ended March 31, 2004 compared to $2.9 million for the three months ended March 31, 2005, which included interest income and other expenses.

•	Interest Income. Interest income increased from $3,296 for the three months ended March 31, 2004 to $10,985 for the three months ended March 31, 2005. This interest income was the result of a significant increase in our cash and cash equivalents balances resulting from cash payments collected from our advertising operations and sales of our preference shares.

•	Other Expense. We recorded other expense of $2,127 for the three months ended March 31, 2004 compared to other revenue of $5,315 for the three months ended March 31, 2005.

•	Income Taxes. Our income taxes were $382,551 for the three months ended March 31, 2004 compared to $248,801 for the three months ended March 31, 2005, which decrease resulted from the fact that in the three months ended March 31, 2005, we derived most of our revenue from Focus Media Advertising Agency, which had no tax liability during this period, whereas during the three months ended March 31, 2004, we derived most of our revenues from Focus Media Advertisement, which had tax liability.

•	Minority Interest. We had minority interest expense of $2,346 and minority interest income of $598 for the three months ended March 31, 2004 and 2005, respectively, in connection with the pro rata income and loss, respectively, attributable to minority shareholders of four of our subsidiaries.
       Net Income. As a result of the foregoing, we recorded net income of $713,495 for the three months ended March 31, 2004 compared to net income of $2.6 million for the three months ended March 31, 2005.
Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
       Total Revenues. Our total revenues increased substantially from $3.8 million in 2003 to $29.2 million in 2004 due primarily to an increase in our advertising service revenue and partially to sales of our flat-panel displays to our regional distributors which commenced in the fourth quarter of 2003.

•	Our advertising service revenue increased significantly from $3.4 million in 2003 to $26.3 million in 2004 (including $3.4 million to related parties). This increase is attributable to:

•	the fact that we commenced our advertising network operations in May 2003 and therefore derived no revenues from the sale of time slots on our advertising network for the first five months of 2003;

•	an increase in the number of 30-second-equivalent advertising time slots we sold from 415 in 2003 to 4,723 in 2004, which increase was slightly offset by a decrease in the average selling price per time slot sold from $8,088 in 2003 to $5,573 in 2004. The increase in the number of 30-second-equivalent advertising time slots sold between these two periods is due primarily to the following factors:

•	we expanded our network to include an additional 24 cities in 2004, including eleven cities operated by our company and 23 cities operated by our regional distributors;

•	we gained an additional seven minutes of advertising cycle time from each of our regional distributors after we acquired them in 2004; and

•	we extended the cycle time from nine minutes in 2003 to twelve minutes in 2004 in the four major cities where we offer our advertising services.

•	The increase in the number of 30-second-equivalent advertising time slots sold was also attributable to an increase in our utilization rate from 25.0% in 2003 to 36.8% in 2004, which reflects the increased acceptance of our network among our advertising clients, which we believe is primarily due to the increased coverage and effectiveness of our network that grew from 923 commercial locations in 2003 to 8,977 commercial locations in 2004, and from 1,028 flat-panel displays in 2003 to 15,415 displays in 2004, including our regional distributors.

•	The decrease in the average selling price was largely due to growth in sales of time slots with lower selling prices in our second-tier cities, while the average selling price of our advertising services in our major four cities increased between 2003 and 2004.

•	We commenced sales of flat-panel displays to regional distributors in the fourth quarter of 2003 and generated $389,282 in advertising equipment revenue in 2003 compared to $2.9 million in 2004.

•	Revenues generated by the eleven companies we acquired in 2004 accounted for approximately 1% of our total revenues in 2004.
       Cost of Revenues. Our cost of revenues increased significantly from $1.8 million in 2003 to $8.8 million in 2004 due to increases in both of our net advertising service cost and net advertising equipment cost.

•	Net Advertising Service Cost. Our net advertising services cost increased substantially from $1.6 million in 2003 to $6.8 million in 2004. This increase was due to the substantial increase in our advertising service business between these two periods.

•	Our location costs increased substantially from $1.2 million in 2003 to $4.6 million in 2004 due to a substantial increase in the number of commercial locations where we entered into display placement agreements from 754 in 2003 to 8,866 in 2004. Despite the increase in our rental expense between these two periods, our rental fees decreased as a percentage of total revenues in 2004 as a result of (i) the increase in our advertising services revenue significantly outpacing the increase in rental payments due to the increase in the number of display placement agreements we entered into and (ii) lower rental payments paid for new locations because many of the most desirable and expensive locations had been occupied either by us or our competitors.

•	Flat-panel display depreciation costs increased from $148,701 in 2003 to $774,375 in 2004, as a result of an increase in the number of flat-panel displays we own and operate directly from 827 as of December 31, 2003 to 12,786 as of December 31, 2004. This increase in our depreciation costs was also attributable to our acquisition of eight regional distributors during this period. Flat-panel display depreciation costs decreased as a percentage of total revenues, however, because the growth in our advertising services revenue significantly outpaced our purchase of flat-panel displays and corresponding depreciation costs.

•	Other cost of revenues related to net advertising service cost increased significantly from $257,574 in 2003 to $1.4 million in 2004. This was primarily a result of (i) an increase in the volume of DVDs we purchased even as the per-unit cost of DVDs decreased and (ii) an increase in salary and benefit expenses for personnel responsible for location relations and display placement agreements with landlords and property managers and for maintaining and monitoring our network. Other cost of revenues related to net advertising service cost decreased as a percentage of total revenues between these two periods as a result of the increase in advertising service revenue significantly outpacing the increase in other cost of revenues.

•	Net Advertising Equipment Cost. We incurred net advertising equipment costs of $275,360 in 2003 compared to $1.9 million in 2004, reflecting our cost for flat-panel displays we sold to our regional distributors. We did not commence our regional distributor relationships until November 2003 and, accordingly, we recorded significantly lower costs related to such sales in 2003. We expect net advertising equipment costs to decrease as our purchase of flat-panel displays for resale to regional distributors decreases as a result of our ongoing acquisition of our regional distributors.
       Gross Profit. As a result of the foregoing, our gross profit increased from $1.9 million in 2003 to $20.5 million in 2004.
       Operating Expenses. Our operating expenses increased significantly from $1.4 million in 2003 to $7.5 million in 2004. This increase was primarily due to increases in our selling and marketing expenses and in our general and administrative expenses associated with the growth of our business and to the share-based compensation expense we recognized in 2004.

•	General and Administrative. General and administrative expenses increased substantially from $1.0 million in 2003 to $4.0 million in 2004 due to an increase in the size of our administrative staff and corresponding increases in expenses for salary and benefits of $435,665 as our operations have grown, an increase in our office rental payments of $292,078 as we established branch offices in a number of new cities, and increases in public relations expenses, communications and travel expenses and fees for professional services of $170,898. General and administrative expenses, however, decreased as a percentage of total revenues from 26.2% to 13.7% due to (i) the overall growth of our total revenues which outpaced these expenses and (ii) our establishment of a dedicated sales force in 2004 and assignment of certain sales, maintenance and location relationship personnel previously included within our administrative department, respectively, to our newly established sales and location relationship and maintenance departments. Our general and administrative expenses in 2004 include share-based compensation. We incurred share-based compensation expense of $488,711 in 2004 relating to the issuance of options to purchase 25,208,200 of our ordinary shares that were granted to certain directors, officers, employees and individual consultants and advisers in July and August 2004. We did not incur share-based compensation expense in 2003.

•	Selling and Marketing. Selling and marketing expenses increased substantially from $406,634 in 2003 to $3.4 million in 2004 due to increases in marketing and promotional expenses by our sales force, and in salary and benefits associated with the creation and expansion of our sales force. Marketing and promotional expenses, for which we budget 10% of our advertising revenues, increased significantly from $355,398 in 2003 to $2.8 million in 2004 as a result of increased sales and promotional activities relating to the increase in our advertising services revenue between these two periods. Salary expenses in connection with our sales force increased from $49,870 in 2003 to $471,723 in 2004 because, prior to 2004, we did not have a dedicated sales force and for prior periods all salary expenses of our employees were classified under general and administrative expenses. Our salary expenses increased slightly as a percentage of total revenues between these two periods because we hired additional sales staff to meet the growth in our advertising business.

•	Goodwill Impairment Loss. We incurred a one-time goodwill impairment loss of $58,397 in 2004 in connection with our acquisition of Perfect Media. This goodwill impairment loss represents the difference between the amount we paid to acquire Perfect Media on September 22, 2004 and the fair market value of Perfect Media. In conducting our annual impairment test, we undertook a valuation of Perfect Media using the expected present value of cash flow and the income approach valuation methods, which resulted in a goodwill impairment loss of $58,397 in 2004, indicating that the value of Perfect Media was less than what we paid at the time we acquired it.

       Income from Operations. As a result of the foregoing, we had income from operations of $525,110 in 2003 compared to $13.0 million in 2004.
       Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest was $516,751 in 2003 compared to income of $1.3 million in 2004, which included taxes and minority interest included interest income and other expenses and a one-time non-cash charge of $11.7 million for the change in fair value of derivative liability associated with Series B convertible redeemable preference shares.

•	Interest Income. Interest income increased from $1,005 in 2003 to $9,739 in 2004. This interest income was the result of a significant increase in our cash and cash equivalents balances resulting from cash payments collected from our advertising operations and sales of our preference shares.

•	Change in Fair Value of Derivative Liability Associated with Series B Convertible Redeemable Preference Shares. We recorded a one-time non-cash charge to reflect the change in fair value of derivative liability associated with Series B convertible redeemable preference shares of $11.7 million in 2004, which, under applicable accounting rules required us to mark to market the conversion feature of our Series B convertible redeemable preference shares because they may be net settled in cash upon conversion. We will not incur any such charges commencing January 1, 2005 as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004.

•	Other Income (Expense). We recorded other expense of $9,364 in 2003 compared to other expense of $3,843 in 2004.

•	Income Taxes. Our income taxes increased from $481,505 in 2003 to $907,550 in 2004 increased taxable income by certain of our consolidated entities that are subject to PRC income tax.

•	Minority Interest. We had minority interest income of $8,360 and $13,516 in 2003 and 2004, respectively in connection with the pro rata loss attributable to four affiliates in which we hold a minority interest.
       Net Income. As a result of the foregoing, we recorded net income of $372,752 in 2004 compared to net income of $25,483 in 2003. Our net income of $372,752 in 2004 includes a one-time non-cash charge of $11.7 million reflecting the change in fair value of derivative liability associated with our Series B convertible redeemable preference shares. We will not incur any any such charges commencing January 1, 2005 as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
       Total Revenues. Our total revenues increased substantially from $23,895 in 2002 to $3.8 million in 2003. Our revenues in 2002 and for the first four months of 2003 consisted of commissions from the placement of advertisements with media companies on behalf of advertising clients. Beginning in May 2003, we no longer earned revenues as an advertising agency and began deriving revenue from the sale of advertising time slots on our out-of-home television advertising network to advertising clients and, in the fourth quarter of 2003, from equipment sales to our regional distributors.
       Cost of Revenues. Our cost of revenues increased from nil in 2002 to $1.8 million in 2003 due largely to costs associated with the substantial increase in our advertising services revenue and the commencement of our sales of flat-panel displays in 2003 to our regional distributors. In 2002 and prior to May 2003 all of our costs were booked as operating expenses.
       Gross Profit. As a result of the foregoing, gross profit increased from $23,895 in 2002 to $1.9 million in 2003.
       Operating Expenses. Our operating expenses increased significantly from $23,710 in 2002 to $1.4 million in 2003. This resulted from the increase in our operating expenses associated with the commencement and expansion of our current business operations after May 2003.
       Income from Operations. As a result of the foregoing, our income from operations increased significantly from $185 in 2002 to $525,110 in 2003.
       Income Before Income Taxes and Minority Interest. Income before income taxes and minority interest increased significantly from $223 in 2002 to $516,751 in 2003 largely as a result of an increase in our total income taxes from $40 in 2002 to $481,505 in 2003 as a result of the significant increase in our revenues from 2002 to 2003.
       Net Income. As a result of the foregoing, our net income increased substantially from $183 in 2002 to $25,483 in 2003.
Liquidity and Capital Resources
Cash Flows and Working Capital
       To date, we have financed our operations primarily through internally generated cash and the sale of our shares to investors in May 2003, April 2004 and November 2004. As of December 31, 2004, we had approximately $22.7 million in cash and cash equivalents. Our cash and cash equivalents primarily consist of cash on hand and liquid investments with original maturities of three months or less that are deposited with banks and other financial institutions. We generally deposit our excess cash in interest bearing bank accounts. Although we consolidate the results of Focus Media Advertisement and its subsidiaries in our consolidated financial statements and we can utilize their cash and cash equivalents in our operations through Focus Media Advertisement and its subsidiaries, we do not have direct access to the cash and cash equivalents or future earnings of Focus Media Advertisement. As we have expanded our network, entered into a large number of display placement agreements and increased our acquisition of regional distributors and related businesses, our cash needs for such acquisitions, the purchase of flat-panel displays, payment of our location and maintenance costs and employee costs increased significantly and accounted for the net cash used in investing activities. However, these cash balances can be utilized by us for our normal operations pursuant to our agreements with Focus Media Advertisement and its subsidiaries that provide us with effective control over Focus Media Advertisement and its subsidiaries. In addition, we have access to the cash flows of Focus Media Advertisement and its subsidiaries through contractual arrangements with our subsidiaries Focus Media Technology and Focus Media Digital, which provide technical and other services in exchange for fees. See “Related Party

Transactions — Agreements Among Us, Focus Media Technology, Focus Media Digital, Focus Media Advertisement and Its Subsidiaries”.
       We expect to require cash in order to fund our ongoing business needs, particularly the location costs connected with the placement of our television displays, and to fund the ongoing expansion of our network. Other possible cash needs may include the upgrading of technology on our network as well as any payment of claims that could be made against us. See “Risk Factors — Suodi Advertising, our network development and maintenance agent in Beijing, may have a claim against us under the non-competition clause of our contract with it, and if Suodi Advertising were successful in bringing a claim against us, our financial condition and results of operations may be materially and adversely affected”. We have not encountered any difficulties in meeting our current cash obligations and expect to continue meeting our liquidity and cash needs through revenue generated by our business and through the proceeds of this offering.
       The following table shows our cash flows with respect to operating activities, investing activities and financing activities in 2002, 2003 and 2004 and for the three months ended March 31, 2005:

				For the
	For the year ended			three months
	December 31,			ended
				March 31,
	2002	2003	2004	2005

	(in thousands of U.S. dollars)
Net cash provided by operating activities	$3	$1,891	$5,080	$1,852
Net cash used in investing activities	—	(3,277)	(12,106)	(9,407)
Net cash provided by financing activities	—	2,125	28,978	—
Net increase (decrease) in cash and cash equivalents	3	701	21,953	(7,555)
Cash and cash equivalents at beginning of period	12	15	716	22,669
Cash and cash equivalents at end of period	$15	$716	$22,669	$15,114
       We had cash provided by operating activities of $1.9 million for the three months ended March 31, 2005. This was primarily attributable to net income generated from the operation of our advertising network, adjusted up $1.4 million, $1.0 million, $637,052 and $622,175 to reflect amounts due from related parties, accounts payable, income taxes payable and depreciation and amortization, and adjusted down $2.2 million, $1.8 million, and $788,522 to reflect accrued expenses and other current liabilities, accounts receivable and inventory. We had net cash provided by operating activities of $5.1 million in 2004. This was primarily attributable to our net income from operation of our network, adjusted down $4.5 million, $2.5 million, $1.6 million and $1.7 million to reflect our accounts receivable from our advertising clients and regional distributors, a decrease in amounts due from related parties, accounts payable from location and maintenance costs owed to third parties and prepaid expenses and other current assets including location costs, respectively, and adjusted up $11.7 million, $4.2 million and $0.8 million to reflect the change in fair value of derivative liability, accrued expenses from location costs and maintenance costs and other current liabilities and income taxes payable, respectively. We had net cash provided by operating activities of $1.9 million in 2003. This was primarily attributable to accounts payable for location costs and equipment, accrued expenses and other current liabilities, amount due to related parties and income taxes payable, which was partially offset by accounts receivable from our advertising clients and regional distributors, prepaid expenses and other current assets, amount due from related parties and inventory, which consists primarily of our television displays. Our net cash provided by operating activities was $3,303 in 2002, which was attributable to accounts receivable, offset in large part by prepaid expenses and other current assets and accounts payable.
       We had net cash used in investing activities of $9.4 million for the three months ended March 31, 2005, primarily in connection with the purchase of equipment used to expand our commercial location network and to launch our in-store network, rental deposits paid for locations on both our commercial location and in-store networks, and with our purchase of subsidiaries. We had net cash used in investing activities of $12.1 million in 2004. This was primarily attributable to our purchase of property and equipment for the operation of our network, rental deposits made in connection with our display placement agreements and our acquisition of eleven businesses, eight of which were our former regional distributors. We had net cash used in investing activities of $3.3 million in 2003, largely as a result of purchases of property and equipment and the acquisition of a business from a related party. We had no net cash used in investing activities in 2002.
       No cash was provided by financing activities for the three months ended March 31, 2005. We had net cash provided by financing activities of $29.0 million in 2004. This was attributable to the proceeds from the issuance of our Series B and Series C-2 convertible redeemable preference shares, offset slightly by the repayment of a short-term loan from one of our shareholders. We had net cash provided by financing activities of a $2.1 million in 2003. This was attributable to the proceeds from the issuance of ordinary shares in May 2003 and proceeds from a short-term loan from one of our shareholders. We used this loan for our business operations and the loan was secured by our ordinary shares. We repaid the loan when it came due in June 2004. We had no net cash provided by financing activities in 2002.
       We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs, including for working capital and capital expenditures, for the foreseeable future. These additional cash needs may include costs associated with the expansion of our network, such as the purchase of flat-panel displays and increased location costs, as well as possible acquisitions of our regional distributors. We are also required under PRC law to set aside 10% of our after-tax profits into a general reserve fund. We expect that revenues from operation of our advertising network and the proceeds from this offering will be sufficient to cover any such obligations and costs. We may, however, require additional cash resources due to changed business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financial covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.
       From time to time, we evaluate possible investments, acquisitions or divestments and may, if a suitable opportunity arises, make an investment or acquisition or conduct a divestment.
Contractual Obligations and Commercial Commitments
       The following table sets forth our contractual obligations as of March 31, 2005:

	Payments due by period

	Total	2005	2006	2007	2008	Thereafter

	(in thousands of U.S. dollars)
Display placement agreement obligations	14,302	4,939	3,790	2,689	1,590	1,294
Operating lease obligations	748	515	174	27	23	9

Total contractual obligations	$15,050	$5,454	$3,964	$2,716	$1,613	$1,303

       We have entered into certain leasing arrangements relating to the placement of our flat-panel displays in the commercial locations where we operate our network and in connection with the lease of our office premises. Our rental expenses under these leases were $5,030, $803,079 and $3.6 million in 2002, 2003 and 2004, respectively. Apart from the above, as of March 31, 2005, we did not have any long-term debt obligations, operating lease obligations or purchase obligations. However, pursuant to our option agreement with the owners of Focus Media Advertisement, Focus Media Technology has an option, exercisable at such time as it becomes legally permissible to acquire 100% of the equity interest in Focus Media Advertisement at a purchase price equal to the registered capital of Focus Media Advertisement or such higher price as required by PRC law on the date of such purchase.
       As of March 31, 2005, we did not have any indebtedness, debt securities, material contingent liabilities, or material mortgages or liens. We intend to meet our future funding needs through net cash provided from operating activities and the proceeds of this offering. Our objective is to maintain the safety and liquidity of our cash. Therefore we intend to keep our cash and cash equivalents in short-term bank deposits and short-term bonds.
Capital Expenditures
       The following table sets forth our historical capital expenditures for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

			For the
	For the year ended		three months
	December 31,		ended
			March 31,
	2003	2004	2005

	(in thousands of U.S. dollars)
Total capital expenditures	$1,468	$6,373	$3,621
       Our capital expenditures were made primarily to acquire flat-panel displays for our advertising network. Our capital expenditures were made primarily to acquire flat-panel displays for our advertising network. Our capital expenditures are primarily funded by net cash provided from operating activities. We expect our capital expenditures in 2005 and 2006 to primarily consist of purchases of components for our flat-panel displays as we continue to expand our commercial location network and purchases of flat-panel displays in connection with the development of our in-store network. We also intend to upgrade our financial, accounting systems and internal control systems. As opportunities arise, we may make additional acquisitions of regional distributors and other businesses that complement our operations. These plans will require us to purchase additional flat-panel displays and other equipment. In addition, we expect to use approximately $20 million of the net proceeds of this offering in 2005 and approximately $20 million in 2006 for capital expenditures in connection with the expansion of our advertising network and operations, of which approximately $14 million will be used in 2005 for the expansion and operation of our in-store network. We believe that we will be able to fund these upgrades and equipment purchases through the revenues we generate and the proceeds of this offering, and do not anticipate that these obligations will have a material impact on our liquidity needs.
Foreign Exchange
       We maintain our accounts in Renminbi and substantially all of our revenues and expenses are denominated in Renminbi, while we report our financial results in U.S. dollars. Fluctuations in exchange rates, primarily those involving the U.S. dollar against the Renminbi, may affect our reported operating results in U.S. dollar terms. In addition, we will receive the proceeds of this offering in U.S. dollars and changes in the U.S. dollar/ Renminbi exchange rate could affect the buying power of those proceeds. Under the current foreign exchange system in the PRC, our operations in the PRC may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation. Moreover, due to the recent devaluation of the U.S. dollar against the Euro and several other currencies, the PRC government is re-evaluating its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. See “Risk Factors — Fluctuations in exchange rates could result in foreign currency exchange losses”.

Restricted Net Assets
       Relevant PRC laws and regulations permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income for our general reserve fund should be set aside prior to payment of dividends. As a result of these PRC laws and regulations, our PRC subsidiaries and our affiliated PRC entities are restricted in their ability to transfer a portion of their net assets to us whether in the form of dividends, loans or advances. As of December 31, 2004, the amount of our restricted net assets was approximately $14,792,000.
Off-balance Sheet Commitments and Arrangements
       We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder’s equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
       Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We have not used derivative financial instruments in our investment portfolio. Interest earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in market interests rates. However, our future interest income may fall short of expectations due to changes in market interest rates.
Foreign Currency Risk
       Substantially all our revenues and expenses are denominated in Renminbi. We have not had any material foreign exchange gains or losses. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the foreign exchange rate between U.S. dollars relative to the Renminbi because the value of our business is effectively denominated in Renminbi, while the ADSs will be traded in U.S. dollars. Furthermore, a decline in the value of the Renminbi could reduce the U.S. dollar equivalent of the value of the earnings from, and our investments in, our subsidiaries and PRC-incorporated affiliates in China. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our reported financial results in U.S. dollar terms.

Inflation
       In recent years, China has not experienced significant inflation, and thus inflation has not had a significant effect on our business historically. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 0.7%, (0.8)%, 1.2% and 2.9% in 2001, 2002, 2003 and 2004, respectively.
       However, following a 3.2% average change in the Consumer Price Index in China in the fourth quarter of 2004 and a 3.9% change in the month of February 2005, the PRC government has announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. The PRC government may introduce further measures intended to reduce the rate of inflation in China. Any such measures adopted by the PRC government may not be successful in reducing or slowing the increase in China’s rate of inflation. Sustained or increased inflation in China may adversely affect our business and financial results.

OUR INDUSTRY
China’s Advertising Market
       The advertising market in China is one of the largest and fastest growing advertising markets in the world and has the following characteristics:

•	Largest Market in Asia Excluding Japan. Advertising spending in China totaled $7.7 billion in 2003 according to ZenithOptimedia’s December 2004 Advertising Expenditure Forecasts report, making it the largest advertising market in Asia excluding Japan.

•	High Growth Rate. According to ZenithOptimedia, advertising spending in China grew 20.8% between 2002 and 2003 compared to the average worldwide growth rate of 3.0%, making it one of the fastest growing advertising markets in the world during that period.

•	Urban Concentration of Advertising Spending. Advertising spending in China is highly concentrated in China’s more economically developed regions and increasingly concentrated in urban areas. For example, Beijing, Shanghai and Guangdong province (Guangdong province includes the major cities of Guangzhou and Shenzhen), together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce.

•	Importance of New Alternative Advertising Media. Alternative advertising media, which is a term we use to refer to media other than traditional broadcast and print media, account for a larger percentage of total advertising spending in China compared to Europe, the United States and other countries in Asia.

•	Fragmented Industry. The advertising industry in China is highly fragmented and is not dominated by a small number of advertising companies. According to the China Advertising Association, there were approximately 66,400 advertising companies in China in 2003.
       Market Size and Composition. According to ZenithOptimedia statistics, China’s advertising market in terms of advertising spending is expected to remain the largest in Asia excluding Japan through at least 2007. The following table sets forth historical and estimated future advertising spending in the countries and regions described and for the years indicated:

	2001	2002	2003	2004E	2005E	2006E	2007E

	(In billions of U.S. dollars)
China	5.1	6.3	7.7	9.0	10.5	12.2	14.2
South Korea	5.6	6.5	6.8	6.4	6.3	6.6	6.9
India	1.8	1.9	2.1	2.7	2.9	3.1	3.3
Taiwan	1.9	1.9	2.1	2.2	2.3	2.4	2.5
Hong Kong	1.9	1.9	2.0	2.1	2.3	2.4	2.5
Other Asia(1) (excluding Japan)	4.9	5.7	6.4	8.0	9.2	10.7	12.4

Total Asia (excluding Japan)	21.2	24.2	27.0	30.5	33.5	37.4	41.8
Japan	38.9	36.3	36.2	38.0	39.2	40.3	41.5

Total Asia	60.1	60.4	63.2	68.5	72.6	77.7	83.3

United States	147.2	149.8	152.3	161.5	168.2	177.0	186.2

(1)	Other Asia includes Indonesia, Malaysia, Philippines, Singapore, Thailand and Vietnam.

Source:	Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.

       The advertising industry is generally divided into television, newspaper, magazine, radio and other types of advertising media. Other advertising media includes Internet, outdoor, billboard, out-of-home, bus-stop display and other outdoor advertising media. Other advertising media account for a larger percentage of total advertising spending in China than in Europe, the United States or other countries in the Asia Pacific region. The following table sets forth the percentage breakdown of advertising spending by medium in the countries and regions described below for 2003:

Country/Region:	Television	Newspaper	Magazine	Radio	Other

China	40.2%	38.3%	3.8%	4.0%	13.5%
Asia(1)	44.7%	30.4%	7.9%	4.4%	12.6%
United States	33.9%	30.4%	14.3%	12.9%	8.6%
Europe(2)	33.3%	32.3%	19.6%	5.6%	9.3%

(1)	Asia includes China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam.

(2)	Europe includes Austria, Belgium, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Source: Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.
       Growth. We believe advertising spending in China has considerable growth potential over the next few years. According to ZenithOptimedia, advertising spending in China is expected to increase to $14.2 billion in 2007 from $7.7 billion in 2003, a compound annual growth rate of 16.3% from 2004 to 2007, a much faster rate compared to 6.8%, 4.9% and 4.8%, respectively, for Asia, the United States and Europe. However, we cannot provide any assurance that we or our business will benefit from growth that occurs in China’s advertising industry. The following table sets forth the historical and prospective growth in advertising spending in China for the periods indicated.

Source:	Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.

       The growth of China’s advertising industry is being driven by a number of factors including:

•	High and Sustained Levels of Economic Growth. China’s economy has grown and continues to grow rapidly compared to the growth experienced by other developed economies. China’s GDP grew by 8.9%, 8.1% and 11.1% in 2001, 2002 and 2003, respectively, and is projected to grow by 13.2%, 10.7%, 10.0% and 9.8% in 2004, 2005, 2006 and 2007 according to ZenithOptimedia.

•	Growing Consumer Class. We believe the emergence and ongoing expansion of a consumer class concentrated in major cities in China will encourage companies to spend increasing amounts on advertising for new products and services particularly in major urban areas.

•	Relatively Low Levels of Advertising Spending in China Per Capita and as a Percentage of GDP. Advertising spending per capita and as a percentage of GDP in China remains very low relative to other countries and regions, indicating that there is significant growth potential in China’s advertising industry as its consumer markets continue to develop and income levels increase.
       The following table sets forth advertising spending per capita and as a percentage of GDP for the countries and regions indicated for 2003:

	Advertising Spending

		As a
	Per	Percentage
Country/Region	Capita	of GDP

	(in U.S. dollars,
	except percentages)
China	$6	0.5%
Hong Kong	$282	1.3%
South Korea	$142	1.1%
Japan	$284	0.8%
Asia(1) Weighted Average	$21	0.8%
United Kingdom	$288	1.0%
United States	$518	1.4%

(1)	Asia includes China, Hong Kong, India, Indonesia, Japan, Malaysia, Philippines, Singapore, South Korea, Taiwan, Thailand, and Vietnam.

Source:	Advertising Expenditure Forecasts, ZenithOptimedia, December 2004.
       Rapid Urbanization and Concentration of Advertising Spending. While the total size of China’s advertising market is expected to increase by a compound annual growth rate of 16.3% from 2004 to 2007, we expect that advertising spending in certain regions and urban areas will increase at a faster rate compared to the national average. This is due to:

•	Rapid urbanization. According to the National Bureau of Statistics of China, China’s urban population increased from 17.9% in 1978 to 29.0% in 1995, to 40.5%, or 523 million people, in 2003. China’s Academy of Social Sciences estimates that China’s urban population will reach 610 million people by 2010.

•	Faster growth of consumer spending in urban areas. Rapid urbanization, in turn, will result in faster growth of consumer spending in urban areas, which already accounts for a disproportionately larger amount of consumer spending. According to the National Bureau of Statistics, in 2004, 77.4% of retail sales for consumer goods took place in urban areas. Retail sales in urban areas grew by 14.4% compared to growth in rural areas of 9.9% relative to the same period in 2003.

       The impact of these trends is particularly notable in certain regions and urban centers. For example, Beijing, Shanghai and Guangdong province (Guangdong includes the major cities of Guangzhou and Shenzhen) together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce, while accounting for only 8.6% of the population in 2003.
Out-of-Home Television Advertising Networks in China
       The rapid development of out-of-home television advertising networks is a relatively recent development in China. This form of advertising allows advertisers to effectively reach increasingly mobile and urbanized target audiences. We believe that this form of advertising appeals to advertisers for several reasons:
       Provides an Alternative and Supplement to Other Advertising Media. We believe technological innovations and changing consumer habits have eroded the market appeal of more traditional advertising media. For instance, total television advertising spending as a percentage of all advertising spending in China has decreased from 45.4% in 1999 to 40.2% in 2003 according to ZenithOptimedia.
       We believe that the primary reasons for this include:

•	the prevalence of digital-video recording and other technologies that enable consumers to avoid watching television advertising;

•	the overall lack of high quality entertainment options for television viewers in China leading to low viewer rates by desired consumer groups;

•	changes in consumer demographics and behavior, including the tendency of high-income consumers to spend greater periods of time out of home in professional and commercial settings; and

•	technological innovations in recent years that have provided advertisers with new means to reach consumers in a wider range of locations, including the Internet and, in our case, the development of lighter, flat television displays.
       Enhanced Market Segmentation through Ability to Target Audiences. Our out-of-home advertising networks are usually installed in venues, such as office buildings, that have a high concentration of consumers with higher-than-average disposable incomes, or venues, such as golf country clubs, that have a high concentration of consumers likely to be interested in particular types of products and services. Our network provides viewer segmentation through placement in locations with comparatively high proportions of consumers with college-level education and higher than average disposable incomes. According to Sinomonitor, 90% of our viewers have a college degree while approximately 90% of our viewers have monthly income of over RMB3,000 ($362), compared to the average monthly wage of an urban resident in Shanghai of approximately RMB1,300 ($157) according to a 2003 government census report prepared by the National Bureau of Statistics of China. In addition, according to Sinomonitor, approximately 87% of our viewers are between 20 and 40 years old. Our network therefore allows advertisers to target well-educated, high-income viewers with an age profile we believe is attractive to advertisers. We believe this ability to direct advertisements at desirable and segmented consumer audiences makes out-of-home television advertising an effective medium for reaching a targeted consumer audience.
       Effective Audience Reach. Most out-of-home advertising displays are placed in locations where there is less competition for viewers’ attention, such as elevator banks, lobbies or on public transportation. The displays are often the only form of media provided in these environments. Accordingly, out-of-home television advertising can be more effective than other advertising media in reaching its intended audience, as evidenced by its comparatively high recall rate, which refers to the number of advertisements an interview subject recalls unaided by prompting from the interviewer.

According to an independent study conducted in December 2004 by AC Nielsen Media Research (China), or AC Nielsen, television advertisements placed by elevators produced higher recall rates than traditional television advertising. Under AC Nielsen’s study, the recall rate refers to the average number of specific advertisements that surveyed consumers were able to recall without any prompting from the AC Nielsen pollster. In its survey of 200 respondents in each of four major PRC cities, AC Nielsen found that television advertisement placed near elevators produced a recall rate of 3.4, 2.9, 3.3 and 3.3 in Shanghai, Beijing, Guangzhou and Chengdu, compared with rates of 3.0, 1.9, 2.4 and 2.3 for traditional television advertising among the same respondents in these cities.
       Attractive Medium Welcomed by Consumers. We believe Chinese consumers are receptive to out-of-home advertising networks. According to a survey conducted by AC Nielsen in December 2004, an average of approximately 97% of 800 people polled in each of Shanghai, Beijing, Guangzhou and Chengdu stated that they liked or had a neutral attitude toward the presence of our flat-panel displays placed near elevator banks and other public areas in commercial locations. We believe this level of acceptance results from consumers’ willingness to voluntarily watch advertisements in situations where they are otherwise idle. This contrasts with traditional television advertising, which is often viewed as a distraction and interruption from the primary content to which audiences are attracted.
       Cost Effective. Placed in public areas in populous urban centers where large numbers of people congregate, out-of-home advertising can reach consumers at a lower cost than most mass media advertising such as traditional television. In December 2004, CTR Market Research, a certified independent research institution established as a joint venture between China International Television Corporation and Taylor Nelson Sofres plc and specializing in broadcast and advertising media surveys, conducted research into the cost effectiveness of our network and found our advertising medium to be more efficient at reaching consumers, including consumers with higher-than-average incomes, than advertisements broadcast on local television networks. The cost to reach a thousand consumers, or CPM, is the standard metric used in the advertising industry to determine cost effectiveness. According to CTR Market Research, the CPM for advertising on our network was substantially lower than the CPM for advertising on local television networks in Shanghai, Beijing, Guangzhou and Shenzhen. Moreover, according to CTR Market Research, the CPM for reaching consumers with average monthly incomes greater than RMB3,000 ($362) was substantially lower on our network than on all of the local television networks in Shanghai, Beijing, Guangzhou and Shenzhen. The following table sets forth the CPM in U.S. dollars for 30 second television advertising time slots on the networks and in the cities described:

	CPM for all Consumers(1)

City:	Shanghai	Beijing	Guangzhou	Shenzhen

Focus Media	$8.6	$13.7	$7.5	$8.6
Local television networks(2)	19.6	15.6	10.9	18.1

	CPM for Consumers with Average Monthly
	Incomes Greater than RMB3,000 (US$362)(1)

City:	Shanghai	Beijing	Guangzhou	Shenzhen

Focus Media	$9.8	$15.7	$8.9	$9.8
Local television networks(2)	356.2	409.7	357.5	117.0
Local television network with the lowest CPM	160.8	134.2	177.8	100.8

(1)	Amounts are translated into U.S. dollars using the exchange rate of $1.00 = RMB8.2767, which was the noon buying rate in The City of New York for cable transfers in Renminbi per U.S. dollars as of December 31, 2004.

(2)	Represents the average cost for placing television advertisements in each city.
Source: CTR Market Research, Focus Media Audience Research Survey, January 2005.

       We believe that as advertisers increase their appreciation of the potential consumer segmentation, cost and other advantages of out-of-home television advertising, this relatively new alternative advertising medium will continue to experience significant growth in terms of market share of total advertising spending in China.

BUSINESS
Overview
       We operate the largest out-of-home advertising network in China using audiovisual television displays instead of traditional billboards to broadcast advertising, based on the number of locations and number of flat-panel television displays in our network. As of March 2005, our network was located in 70% of commercial buildings surveyed in thirteen cities across China, including 72%, 70%, 67% and 58% of commercial buildings with audiovisual television displays in Beijing, Guangzhou, Shanghai and Shenzhen, respectively, according to an independent survey conducted by CTR Market Research, or CTR. In addition, according to the same survey, our displays accounted for 77% of total television displays located in commercial buildings across the same thirteen cities, including 79% in each of Beijing and Guangzhou, 77% in Shanghai and 70% in Shenzhen. These four cities are the primary urban centers of the three regions that together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce.
       We derive revenue principally by selling advertising time slots on our network. Substantially all of the content displayed on our network consists of advertisements which are broadcast repeatedly for approximately twelve-hours per day in nine- or twelve-minute cycles depending on the city in which the cycle is operated. Our displays are placed primarily in high-traffic areas of commercial office buildings such as in lobbies and near elevators, as well as in large retail chain stores, beauty parlors, karaoke parlors, golf country clubs, auto shops, banks, pharmacies, hotels and airports.
       Our displays are primarily placed in venues that have a high concentration of consumers with higher-than-average disposable incomes or that have a high concentration of consumers who are likely to be interested in particular types of products and services. Accordingly, our network provides a targeted and cost-effective way for advertising clients to reach segmented consumer groups with attractive demographic characteristics. Due to the captive and low distraction nature of the locations where we place our displays, our network produces higher consumer recall rates of advertisements than traditional television advertisements. According to a December 2004 AC Nielsen study of 800 consumers in Beijing, Shanghai, Guangzhou and Chengdu, consumers on average recalled more advertisements viewed on our network than on traditional television stations. In April 2005, we commenced operation of our in-store network, which refers to our network of flat-panel displays located in large-scale chain retail stores, or hypermarkets, and supermarkets and convenience stores, and our advertising network now includes both our commercial network and our in-store network.
       As of March 31, 2005, more than 680 advertisers purchased advertising time slots on our network and for the three months ended March 31, 2005, we acquired over 180 new advertising clients. Some of our largest advertising clients in terms of revenue include leading international brand name advertisers such as NEC, Nokia, Samsung, Toyota and Volkswagen, and leading domestic brand name advertisers such as China Merchants Bank, China Mobile, China Unicom and Dongfeng Motor Corporation, which together accounted for approximately 20% of our revenue in 2004.
       We believe our high market share of desirable locations in key cities in China and the exclusivity and renewal terms contained in over 90% of our display placement agreements with landlords and property managers create higher barriers to entry for potential competitors than other out-of-home and outdoor advertising business models, such as billboards.
       Key data concerning our display placement agreements as of March 31, 2005 include the following:

•	95.3% give us the exclusive right to install our television displays in the elevator and lobby areas of the locations in which we operate;

•	87.9% give us the right to renew the contract under terms no less favorable than those offered by competing bidders;

•	94.3% of the agreements that had expired were renewed; and

•	no one landlord or property manager accounts for more than 1% of the locations in our network.
       In addition, we believe that lower installation costs and ongoing maintenance costs for operating our network have allowed us to generate higher gross margins than several competing advertising business models, including outdoor billboards and bus stop displays.
       Our television advertising network has the following key features:

•	Substantially all of the content we broadcast consists of advertisements.

•	The advertising cycle consists of nine or twelve minutes of advertising content per week and is sold to advertising clients in 30-, 15- or five-second time slots.

•	The advertising cycle is broadcast repeatedly, approximately twelve-hours per day.

•	The majority of our flat-panel displays contain a 17-inch LCD screen, while the remainder contain 42-inch plasma screens.
       Since we commenced our current business operations in May 2003, we have experienced significant growth in our network and in our financial results. As of March 31, 2005, we operated our network directly in 22 cities throughout China, including Beijing, Shanghai, Guangzhou and Shenzhen and also covered an additional 22 cities through contractual arrangements with regional distributors. Between January 1, 2004 and March 31, 2005, the number of commercial locations in which we operate directly increased from 754 to 8,866, and the number of displays in those locations increased from 827 to 16,025. As of March 31, 2005, our commercial location network operated by our regional distributors consisted of approximately 1,847 flat-panel displays in approximately 1,611 locations in the 22 cities. We commenced operations of our in-store network in April 2005. As of March 31, 2005, our in-store network consisted of 3,149 flat-panel displays placed in 423 hypermarket and store locations in 20 of our directly operated cities.
       For the three months ended March 31, 2005, we recorded total revenues of $9.6 million, income from operations of $2.9 million and net income of $2.6 million as compared to total revenues, income from operations and net income of $2.6 million, $1.1 million and $713,495 for the three months ended March 31, 2004. In 2004, we recorded total revenues of $29.2 million, income from operations of $13.0 million and net income of $372,751 as compared to total revenues of $3.8 million, income from operations of $525,110 and net income of $25,483 in 2003. Our net income of $372,751 in 2004 reflects a one-time non-cash charge of $11.7 million for a change in fair value of derivative liability associated with our Series B convertible redeemable preference shares. We will not incur any such charges commencing January 1, 2005 as the redemption feature of our Series B convertible redeemable preference shares was removed prior to December 31, 2004.

       The following table sets forth certain operating data related to our network and our total advertising service revenues for the periods indicated:

	For and as of the three months ended

	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,
	2003	2003	2004	2004	2004	2004	2005

Number of displays in our commercial location network:
Our direct cities.	356	827	1,491	3,128	7,476	12,786	16,025
Our regional distributors (1)	27	201	479	1,040	2,318	2,629	1,847
Total	383	1,028	1,970	4,168	9,794	15,415	17,872
Number of displays in our in-store network	—	—	—	—	—	—	3,149
Number of stores in our in-store network	—	—	—	—	—	—	423
Time slot data:
Number of time slots available for sale	364	1,299	1,775	2,347	3,542	5,170	6,010
Number of time slots sold	123	292	403	832	1,280	2,209	1,998
Utilization rate(2)	33.9%	22.5%	22.7%	35.4%	36.1%	42.7%	33.2%
Average advertising service revenue per time slot (US$)	$7,877	$8,177	$6,693	$6,607	$5,506	$5,018	$4,721

Total advertising service revenues (in ’000s of US$)	$972	$2,387	$2,694	$5,495	$7,049	$11,083	$9,432

(1)	Data that has been provided by our regional distributors is based on the results of surveys we requested them to provide to us and it is possible such data is not entirely accurate or exact.

(2)	Utilization rate refers to total time slots sold as a percentage of total time slots available during the relevant period.
Our Competitive Strengths
       We believe we have the following competitive strengths:
Effective and Focused Advertising Network Accepted by Both Advertisers and Consumers.
       Since commencing our current business operations in May 2003, we have created an advertising medium that:

•	Targets Segmented Consumer Groups. Our television displays are primarily placed in venues that have a high concentration of consumers with higher-than-average disposable incomes. As a result, our network enables advertisers to target consumers with demographic profiles attractive to them. Moreover, our network will also allow advertisers to further segment these consumers by creating separate specified advertising channels, such as in beauty parlors or golf country clubs.

•	Effectively Reaches Captive Viewers in Low Distraction Environments. Our flat-panel displays are placed in lobbies, near elevator banks and in other environments where there are few broadcast or display media competing for viewers’ attention, increasing the effectiveness of our network. This is demonstrated by the higher recall rate produced by viewing advertisements on our network compared to traditional broadcast television. According to a report by AC Nielsen, our network produced a higher average recall rate among 800 consumers surveyed in Beijing, Shanghai, Guangzhou and Chengdu than advertisements seen on broadcast television.

•	Employs an Attractive Innovative Display Medium. We believe our network has been well-received by consumers. According to a December 2004 survey by AC Nielsen, an average of approximately 97% of people polled in each of Shanghai, Beijing, Guangzhou and Chengdu stated they liked or had a neutral attitude toward our out-of-home television advertising network.

•	Cost-effectively Reaches Consumers with Desired Demographic Profiles. Because our network is able to target specific consumer groups, it allows advertisers to more cost-effectively reach consumers with demographic profiles desirable to them. According to a study by CTR, the cost of reaching 1,000 consumers with average monthly incomes greater than RMB3,000 ($362) was significantly lower on our network than advertising on traditional television stations in Shanghai, Beijing, Guangzhou, and Shenzhen.
       We believe these characteristics and advantages of our business model have made us an effective and well-accepted alternative advertising medium with a strong market position that enables us to compete successfully in China’s advertising market.
The Largest Out-of-home Television Advertising Network in China.
       We operate the largest out-of-home television advertising network in China based on the number of locations and the number of flat-panel displays in our network. As of March 31, 2005, we directly operated 16,025 flat-panel displays installed in 8,866 commercial locations in 22 cities in China, and through our regional distributors, we also operated approximately 1,847 flat-panel displays in approximately 1,611 commercial locations in 22 cities in China. As of March 2005, our network was located in 70% of commercial buildings surveyed in the urban centers of thirteen cities across China, including 72%, 70%, 67% and 58% of buildings surveyed in Beijing, Guangzhou, Shanghai and Shenzhen, respectively, according to an independent survey conducted by CTR. In addition, according to the same survey, our displays accounted for 77% of television displays located in commercial buildings across the same thirteen cities, including 79% in each of Beijing and Guangzhou, 77% in Shanghai and 70% in Shenzhen. We believe our comprehensive geographic coverage and our strong presence in many major cities in China, including the four key cities of Beijing, Shanghai, Guangzhou and Shenzhen, makes our network attractive to advertisers who wish to reach consumers with higher-than-average disposable incomes in economically developing cities across China.
Low Capital Expenditure Requirements and Low Cost Base that Allow Us to Grow Our Business Rapidly.
       We believe we can increase the size of our network rapidly due to our low capital expenditure requirements and low cost base. Our capital expenditures consist primarily of component and assembly costs for our flat-panel television displays and costs to install our displays at new locations as we expand our network. These costs are low relative to our total revenues given the relatively low cost of flat-panel television screens and other off-the-shelf components used in our television displays. Our cost base consists largely of rental payments to landlords and property managers under our display placement agreements, selling and marketing expenses and general and administrative expenses. Our rental payments are fixed annually and are not linked to revenues. Therefore we expect our rental payment costs to decrease as a percentage of total revenues as we grow. Our selling and marketing expenses and general and administrative expenses are also expected to decrease as a percentage of revenues as we increasingly take advantage of economies of scale.
       We believe that lower installation costs and ongoing maintenance costs for operating our network have allowed us to generate higher gross margins than several competing advertising business models, including outdoor billboards and bus stop displays. We believe these characteristics of our business model will allow us to effectively pursue future growth opportunities.

Sustainable Competitive Advantages through the Size of Our Network and Our Exclusive, Renewable Agreements.
       We believe the following factors provide us with a sustainable business advantage over existing and prospective competitors:

•	Early Market Presence and Coverage in Many of the Most Desirable Locations. We were one of the first companies to establish a large-scale out-of-home television advertising network in commercial buildings and other commercial locations in China. By recognizing this market opportunity and entering this sector early, we have occupied many of the most desirable locations and have grown the size of our network, which we believe has created high barriers to entry for potential competitors. We believe that we have secured a high percentage of the most desirable locations in many of China’s major urban centers, and that this early market presence advantage is important because landlords and building managers typically permit only one out-of-home television advertising network operation in each building.

•	Large-scale Network that Attracts Advertising Clients. Our network includes flat-panel displays located in a wide range of commercial locations in 44 cities in China and we believe the extent of our network coverage makes us more attractive to advertising clients than competing networks. Through the number of flat-panel displays we operate and the national scope of our network, we enable advertising clients to reach a wide audience in urban consumer markets across China. We believe the size and scope of our network has attained a scale that draws advertising clients to our network and gives us a competitive edge over competing networks as well as over many traditional advertising media.

•	Exclusive and Renewable Display Placement Agreements. As of March 31, 2005, 95.3% of our display placement agreements give us the exclusive right to place our flat-panel displays in the elevator and lobby areas of the locations in which we operate. In addition, as of March 31, 2005, in the cities we operate directly, 87.9% of our display-placement agreements give us the right to renew the contract under terms that are no less favorable than those offered by competing bidders, enabling us to maintain exclusive coverage of many of the most desirable locations in our network for significant lengths of time. As of March 31, 2005, 94.3% of the agreements that expired were renewed.
       We believe our high market share of desirable locations in key cities in China, the wide extent of our network coverage and the exclusivity and renewal terms contained in over 90% of our display placement agreements with landlords and property managers create higher barriers to entry for potential competitors than other out-of-home and outdoor advertising business models, such as billboards.
Our Brand Name and Reputation Have Attracted a Large Base of Leading Advertising Clients.
       We believe we are building a respected brand name in the advertising industry in China by developing a reputation for innovative and effective delivery of large-scale yet focused high-quality television advertising to consumers with desirable demographic profiles. This has enabled us to develop a strong client base consisting of major international brand name advertisers such as NEC, Nokia, Samsung, Toyota and Volkswagen, and major domestic brand name advertisers such as China Merchants Bank, China Mobile, China Unicom and Dongfeng Motor Corporation which together accounted for approximately 20% of our revenue in 2004. Among our top ten advertisers based on total advertising contracts in 2004, seven had previously advertised on our network in 2003 while the other three were new customers we developed in 2004. The total number of advertising contracts accounted for by the seven repeat advertising customers increased from 15 to 49 and the total contract amount increased by 243%, in each case from 2003 to 2004. In addition, as of March 31, 2005, more than 680 advertisers purchased advertising time on our network and for the three months ended March 31, 2005, we acquired over 180 new advertising clients. The strength and depth of our client base enhance our reputation in the industry and position us to further expand our advertising network.
       According to a December 2004 AC Nielsen survey, on average, 93% of viewers polled in Shanghai, Beijing, Guangzhou, and Chengdu felt that advertisements shown on our network were credible, 86% stated that the advertisements would cause them to make a purchase, and 92% stated the advertisements would influence their brand selection.
Strong Management and Sales Team with Extensive Industry Experience.
       We have assembled a management and sales team with extensive experience in China’s advertising industry. Jason Nanchun Jiang, our founder, chairman, chief executive officer and a major shareholder, has 10 years of experience in China’s advertising industry, including his previous experience until 2003 as chief executive officer of Shanghai Everease Advertising Corporation, or Everease, one of China’s top 50 advertising agencies. Daniel Mingdong Wu, our chief financial officer, has over six years of experience in investment banking, including for Merrill Lynch and Lehman Brothers, and served as chief financial officer of Harbour Networks, one of the leading telecommunications equipment providers in China. In addition, we employ experienced and knowledgeable managers to run operations in each of the cities we operate directly. Our marketing managers have an average of eight years’ experience in the advertising industry in China and have worked for a number of major domestic and international advertising firms in China. We believe the strength and experience of our management and sales teams have enabled us to expand our advertising network, enhance our reputation in our industry and build up a strong client base.
Our Strategies
       Our objectives are to extend our position as the largest out-of-home television advertising network in China and to become a leading brand in China’s advertising industry. We intend to grow our business by:

•	expanding our network, both in cities in which we currently operate as well as in additional cities;

•	continuing to promote the effectiveness of our business model while enhancing our brand name, with the aim to increase advertiser demand for time slots on our network which in turn will allow us to increase our advertising fees;

•	creating additional advertising channels based on new types of locations, such as our in-store network placed in hypermarkets, supermarkets and convenience stores; and

•	expanding into new digital advertising media operations as opportunities arise.
Enhance Our Market Position and Revenues by Expanding Our Network.
       We intend to aggressively expand our flat-panel display network in order to erect barriers to expansion and entry by current and prospective competitors, enhance its critical mass appeal to our advertisers, and increase our fee rates and revenues. To achieve this goal, we intend to:

•	Increase the Number of Locations and Flat-Panel Displays in Our Network. We intend to aggressively enter into new display placement agreements to increase the number of locations in which we install our flat-panel displays in order to enhance our current position in many of the most desirable locations in key urban areas in China.

•	Expand into New Cities including through Strategic Acquisitions of Important Regional Distributors. We expect to continue to acquire certain of our regional distributors as a means to expand the size and scope of our network. Pursuant to our arrangements with our regional distributors, they are licensed to use our technology, and bear all of the revenues, profits or losses of their operations. This method enables us to evaluate the potential profitability of executing our business model in a specific city and expanding the size of the network before we incur the expense of operating in the city directly. As of March 31, 2005, we have successfully acquired 13 of our regional distributors. We will continue to pursue this strategy as a means of expanding our national coverage and offering advertising clients wider distribution of their advertising content.

       We typically charge advertising clients fees for placement of an advertisement over the entire network in a particular city. While we do not directly tie our advertising fee rates to the number of our commercial locations in a particular city, we adjust our fee rates from time to time based on the number of such locations as well as the estimated audience reached. Accordingly, we believe that expanding our network will lead to higher fee rates and, in turn, increased revenues.
Promote our Brand Name and Augment Our Service Offerings to Attract a Wider Client Base and Increase Revenues.
       Enhancing our brand name in the industry will allow us to solidify and broaden our client base by enhancing market awareness of our services and our ability to target discrete consumer groups more effectively than mass media. We believe the low cost of reaching consumers with higher-than-average disposable incomes through our network and the additional advertising channels within our network we plan to develop in the future can enable advertisers to reach that goal.
       As we increase our advertising client base and increase sales, demand for and sale of time slots on our network will grow. As demand for time slots on our network increases, we believe we will be able to increase our rates and thereby improve our results of operations.
Identify and Create New and More Focused Networks and Advertising Channels that Target Specific Consumer Demographics.
       In-store Network. We have begun to place our flat-panel displays in large-scale chain retail stores, or hypermarkets, as well as supermarkets and convenience stores, which we refer to as our in-store network, enabling our advertising clients to target consumers at the time and place where consumers are likely to purchase a range of consumer and household products. As of March 31, 2005, we had placed 3,149 flat-panel displays in 423 locations on our in-store network, and we commenced operations of our in-store network in April 2005. We have begun to operate our in-store network as a stand-alone network, and will continue to market this network separately from our commercial location network. To carry out this strategy, we will continue to strengthen efforts to enter into long-term and exclusive relationships with hypermarkets, supermarkets and convenience stores and to market this new service to advertisers.
       Segmented Advertising Channels. We have placed flat-panel displays in office buildings, shopping malls, restaurants, beauty parlors, golf country clubs, automobile repair shops, banks, pharmacies, airports, hospitals and other commercial locations. Currently, these channels are integral parts of our advertising network, and we typically charge advertising clients a fee based on an advertising campaign over the entire advertising network in a given city. However, many of these venues are suitable for targeting specific audience segments. As we expand the number of these venues, we intend to separate some of them into distinct stand-alone networks and to market them to specific advertising clients who wish to advertise their products and services to targeted consumer groups. We believe our ability to identify and create focused advertising networks will distinguish us from our competitors and attract additional advertising clients who will use our services to reach their target consumers in a more effective manner.
Continue to Explore New Digital Media Opportunities to Target Segmented Consumer Groups.
       Consumer acceptance of technology-driven advertising and entertainment media, including the Internet and advanced mobile communications systems, is a feature of the advertising industry in China. We intend to identify and take advantage of new opportunities in the PRC advertising market in order to enhance our ability to target segmented consumer groups through innovative advertising techniques and media. As new opportunities that fit our brand image and business model present themselves, we expect to expand our operations and continue to pursue innovative advertising techniques and media that provide effective solutions to advertising clients and target consumers with desirable demographic profiles.
Our Advertising Network
       Our advertising network, or our network, includes commercial locations and, increasingly, large-scale chain retail stores, which we refer to as hypermarkets, and supermarkets and convenience stores. The commercial locations in our network also include shopping malls and hotels as well as more specialized locations such as beauty parlors and golf country clubs. The majority of our displays are currently placed in high-traffic areas of commercial office buildings. We market our commercial location network to advertisers of consumer products and services, such as home electronics, mobile communications devices and services, cosmetics, health products and financial services. As we expand the number of venues in our advertising network, we intend to separate certain types of venues into distinct stand-alone networks. As of March 31, 2005, our commercial location network, including the portions of our network operated by our regional distributors, was comprised of approximately 17,872 flat-panel displays placed in approximately 10,477 distinct locations in 44 cities throughout China. We operate our commercial location network directly in 22 cities and indirectly through contractual arrangements with regional distributors in an additional 22 cities. We also offer our advertising services in several cities outside of China, including Hong Kong, Taipei and Singapore through contracts with local operators. None of these arrangements outside of China currently constitutes a material part of our business.
       As part of our growth strategy, we commenced operations of our in-store network in April 2005. As of March 31, 2005, our in-store network had placed 3,149 flat-panel displays in 423 hypermarket and store locations in 20 cities, including Beijing, Shanghai, Guangzhou and Shenzhen. We believe the rapid expansion of hypermarkets and other chain retail stores in China will provide opportunities and incentives for advertisers to take advantage of in-store television advertising networks such as our in-store network. Hypermarkets in which we have placed flat-panel displays include Carrefour and Lotus. We expect our in-store network primarily to attract advertisers of food and beverage products, household, kitchen and bathroom products, and household appliances. An independent survey conducted by CTR indicates that television advertising networks placed in hypermarkets and other stores allow advertisements to effectively reach the consumer during the purchasing decision-making process. According to a 2005 survey conducted by CTR, with 600 samples taken across Beijing, Shanghai, and Guangzhou, over 11,600 people visit a typical hypermarket each day of the week. Over 70% of these visitors are the primary decision makers in determining purchases. Such viewers were also found to visit hypermarkets on average over five times per month, with each visit lasting over 65 minutes on average. Out of that period, survey respondents reported spending an average of 7.8 minutes viewing advertisements shown on our displays. The CTR survey also indicates that the majority of purchases are unplanned purchases. We believe that this suggests that shoppers could be highly receptive to advertisements in these settings and that by placing advertisements to these shoppers where they make purchases, advertisers may have more influence on purchasing decisions through an in-store network than through traditional media. According to CTR, over 98% of shoppers noticed Focus Media’s displays, over 84% of all shoppers paid attention to the advertisements shown on those displays and on average, viewers spent over 24 minutes shopping in hypermarkets. As our displays are placed in various locations throughout the store, we believe viewers are likely to encounter our displays frequently. CTR survey results show that on average, shoppers view our advertisements a total of over seven minutes per visit.
       We also intend to develop other stand-alone networks, such as a beauty parlor network, that will provide advertisers of cosmetics, hair care, skin care and other beauty products with an advertising channel able to reach consumers with their desired demographic characteristics in a relatively captive environment. We believe that by increasingly segmenting our network into new advertising channels, we will be able to offer advertisers more targeted and effective audience reach, thereby enabling us to increase our advertising rates.
       The following map sets forth the geographic coverage of our advertising network as of March 31, 2005:
       Our Direct Operations. As of March 31, 2005, we operated our network directly in 22 cities throughout China, including Beijing, Shanghai, Guangzhou and Shenzhen which are the four major cities located in the three regions that together accounted for 49.3% of total advertising spending in China in 2003, according to the State Administration for Industry and Commerce. We believe we have established ourselves as the leading provider of out-of-home television advertising in each of these four cities. As of March 2005, our network was located in 70% of commercial buildings in urban centers across thirteen cities in China, including 72%, 70%, 67% and 58% of buildings in Beijing, Guangzhou, Shanghai and Shenzhen, respectively, according to an independent survey conducted by CTR. In addition, according to the same survey, our displays accounted for 77% of television displays located in commercial buildings across the same thirteen cities, including 79% in each of Beijing and Guangzhou, 77% in Shanghai and 70% in Shenzhen. These four key cities accounted for more than 75% of our total revenues in 2004. We believe that many of the other cities in which we operate directly will contribute to our future revenue growth as the populations and income levels in these cities continue to grow.

       In CTR’s independently conducted survey, CTR surveyed the scope of out-of-home television networks in terms of percentage of commercial buildings and percentage of television displays in thirteen major cities across China. CTR selected thirteen cities that together account for over 60% of advertising spending in China: Shanghai, Beijing, Guangzhou, Shenzhen, Chongqing, Tianjin, Qingdao, Xian, Nanjing, Wuhan, Hangzhou, Shenyang and Chengdu. We operate our network directly in each of these cities, except for Shenyang. CTR conducted its study by tallying a wide sample of commercial buildings along three kilometer stretches of streets from each city’s commercial center and randomly selecting a cross-section of buildings and systematically recording (1) the types of buildings, (2) whether flat-panel television advertising displays were installed and (3) the name of the advertising company operating each display. CTR surveyed a total of 80 streets and 400 buildings in each of Shanghai, Beijing and Guangzhou, and 50 streets and 200 buildings in each of Shenzhen, Chongqing, Tianjin, Qingdao, Xi’an, Nanjing, Wuhan, Hangzhou, Shenyang and Chengdu. In addition to the network coverage and display percentage data described above, CTR found that the network of our nearest competitor was located in 28% of buildings surveyed and accounted for 21% of television displays installed.
       Our Regional Distributors. As of March 31, 2005, we entered into distribution agreements with 22 regional distributors who currently operate in 22 of the 44 cities covered by our advertising network. Under the terms of our contractual relationships with our regional distributors:

•	We provide training, operational and logistical instructions to our regional distributors and allow them to use our brand name, all at no cost.

•	We also sell our flat-panel displays to our regional distributors.

•	Each regional distributor is responsible for signing display placement agreements with commercial locations to establish and grow a network presence in the city in which they operate.

•	Each regional distributor is responsible for selling advertising time slots to advertisers and for maintenance, monitoring and other client services.

•	Our regional distributors have the right to sell seven minutes of the nine-minute cycle, or if the duration of the cycle is extended, seven-ninths of the time, while we retain the right to sell two minutes out of the nine-minute cycle, or, if the duration of the cycle is extended, two-ninths of the cycle time on the portion of the network for which they are responsible. This gives us the flexibility to sell those time slots directly to advertisers or to sell the time to the regional distributor.

•	We do not share any of the revenues, profits or losses of our regional distributors.
       Expanding our network through regional distributors enables us to provide our advertisers with broader nationwide coverage and to test, develop and evaluate these regional advertising markets without our having to incur start-up and ongoing expenses at the early stages of their development. We also seek to acquire our regional distributors when we believe it is more likely for us to benefit economically from the full integration of their operations into our network. We do not have the contractual right to purchase our regional distributors, and any such acquisition must be negotiated with each regional distributor separately. As of March 31, 2005, we had acquired 13 former regional distributors.
       Each of our regional distributors operates independently from us and is responsible for independently complying with all relevant PRC laws and regulations including those related to advertising. We periodically monitor our regional distributors to ensure they have obtained all required licenses and are complying with regulations relating to advertising content, although it is possible that one or more of our regional distributors may not be in compliance with all PRC regulations. If we learn of any such non-compliance, we will notify the relevant regional distributor and monitor what steps it needs to take to become compliant. See “Risk Factors — One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business”.
Advertising Clients, Sales and Marketing
       Our Advertising Clients. The quality and coverage of our network has attracted a broad base of international and domestic advertising clients. As of March 31, 2005, more than 680 advertisers purchased advertising time slots on our network, including leading international brand name advertisers NEC, Nokia, Samsung, Toyota and Volkswagen, and leading domestic brand name advertisers such as China Merchants Bank, China Mobile, China Unicom and Dongfeng Motor Corporation. Dongfeng Motor, Toyota, Samsung, NEC and Volkswagen, which were our top five customers in 2004, accounted for 4.0%, 3.7%, 2.5%, 2.5% and 2.5%, respectively, of our total revenues in that year.
       Advertisers purchase advertising time slots on our advertising network either directly from us or through their advertising agencies which purchase advertising time on our network on behalf of their domestic and international clients. In 2003 and 2004 and for the three months ended March 31, 2005, direct sales to advertisers accounted for 55.4%, 48.7% and 51.0% of our revenues, respectively. In 2003 and, 2004 and for the three months ended March 31, 2005, sales to advertising agencies accounted for 44.6%, 51.3% and 49.0% of our revenues, respectively.
       Our top thirty advertising clients accounted for 46.6%, 39.0% and 39.0% of our revenues in 2003, 2004 and for the three months ended March 31, 2005, respectively. No single advertising client accounted for more than 4% of our revenues in 2003, 2004 or for the three months ended March 31, 2005. We believe the appeal and effectiveness of our advertising network is largely evidenced by the number of advertising clients who place multiple advertising campaigns on our network, which is reflected in the percentage increase of advertising fees we receive from clients over time.
       Sales. We employ an experienced advertising sales force in each city in which we operate. Our marketing managers have an average of eight years’ experience in the advertising industry in China. The members of our current sales team have an average of five years of sales experience in the advertising industry. We provide in-house education and training to our sales force to ensure they provide our current and prospective clients with comprehensive information about our services, the advantages of using our out-of-home television advertising network as a marketing channel, and relevant information regarding the advertising industry. Our sales team is organized by city, industry and client accounts. We also market our advertising services from time to time by placing advertisements on third-party media, including primarily magazines and Internet websites.
       Advertising Contracts. We offer advertisers five-, fifteen- or thirty-second time slots on our advertising network. Our standard advertising package includes a time slot on our entire network in each city in which the advertiser wishes to display the advertisement. Our sales are made pursuant to written contracts with commitments ranging from one week to several months. Our advertising rates vary by city and by the number of cities in which the advertisement is placed, as well as by the length of the time slot purchased and the duration of the advertising campaign.
       Certain of our advertising contracts provide that up to 10% of the specific locations at which an advertisement will be displayed for an advertiser may vary from the list of sites provided under the relevant contract. If the number of locations and/or the actual sites where advertisements are displayed vary from the sites prescribed under the contract by more than 10%, we will arrange to extend the duration of the advertising campaign or display such advertisements at additional sites, although to date, we have never needed to do so. This provision gives us flexibility to account for any potential technical problems, advertiser conflicts or turnover in the composition of our physical network location.

       We generally require our clients to submit advertising content at least seven days prior to the campaign start date. We also reserve the right to refuse to disseminate advertisements that are not in compliance with content requirements under PRC laws and regulations.
       Network Monitoring and Evaluation. We provide a number of services in connection with each client’s advertising campaign following the sales process. Our network operations team monitors the displays in our network on a daily basis. They are also responsible for compiling reports that are supplied under some of our agreements to clients as evidence of the broadcast of their advertisements on our network. The report generally includes a list of buildings the advertisements of clients were broadcast as well as photographs of representative television displays showing their advertisements being displayed. The advertising campaign reports are provided to our clients for information purposes and do not constitute a customer acceptance provision. The reports we provide to our clients may also contain portions prepared by independent third-party research companies that verify the proper functioning of our flat-panel displays and the proper dissemination of the advertisement, by conducting on-site evaluations and polls to analyze the effectiveness of and public reaction to the advertisement.
       Aside from third-party verification services, we and our regional distributors conduct substantially all client services using our own employees or the employees of the relevant regional distributor. In Beijing and Guangzhou, we contract some of these services to third-party agents. These agents provide us with network development, installation, maintenance, monitoring and reporting services.
       Market Research. We believe our advertising clients derive substantial value from our ability to provide advertising services targeted at specific segments of consumer markets. Market research is an important part of evaluating the effectiveness and value of our business to advertisers. We conduct market research, consumer surveys, demographic analysis and other advertising industry research for internal use to evaluate new and existing advertising channels. We also purchase or commission studies containing relevant market study data from reputable third-party market research firms, such as AC Nielsen, CTR Market Research and Sinomonitor. We typically consult such studies to assist us in evaluating the effectiveness of our network to our advertisers. A number of these studies contains research on the numbers and socio-economic and demographic profiles of the people who visit the locations of our network.
Programming
       Substantially all of the content on our advertising network consists of audiovisual television advertising provided to us by our advertising clients. We also provide a limited amount of time for landlords and property managers to display location-specific information, building announcements and related promotional material on our network. We do not produce or create any of the advertising content shown on our network, except our own marketing content. All of the advertising content displayed on the portion of the network we operate directly is reviewed by qualified members of our staff to ensure compliance with PRC laws and regulations, while our agreements with our regional distributors require each of them to review the contents shown on the portion of the network they operate for compliance with PRC laws and regulations. See “Regulation of Our Industry — Regulation of Advertising Services — Advertising Content”.
       Each flat-panel display contains a pre-recorded digital video disc, or DVD, or CF card containing a nine-minute or, in Shanghai, Beijing, Guangzhou and Shenzhen, twelve-minute, cycle of advertising content and other information, such as building-specific promotional information. We change the DVDs and CF cards to update the advertising content in each flat-panel display in our network on a weekly basis. We and each regional distributor compile each nine-or twelve-minute cycle from advertisements of five, 15 or 30 seconds in length provided by advertisers to us and our regional distributors. Each of our flat-panel displays plays the advertising content on the DVD or CF card repeatedly throughout the day so that the nine- or twelve-minute cycle is broadcast in each building within our network a total of approximately 80 or 60 times per day, respectively.
Prices and Utilization
       We generate revenues through the sale of advertising time slots on our advertising network. Our revenues are directly affected by:

•	the number of advertising time slots that we have available to sell, which is determined by the number of cities in which we directly operate, our expansion into additional cities, the two-minute portion of time slots available on our regional distributors’ networks and the length of the advertising cycle, which is currently twelve minutes in Beijing, Shanghai, Guangzhou and Shenzhen and nine minutes in the other cities in which we operate. We calculate the number of time slots available by taking the total advertising time available on our network during a particular period, calculated in aggregate seconds, which we then divide by 30 to determine the number of 30-second equivalent time slots available. We can increase the number of advertising time slots that we have available to sell by expanding into additional cities or acquiring our regional distributors, which provides us with seven minutes of additional time slots per regional distributor. The length of our advertising cycle can potentially be extended to longer durations depending on demand in each city. In Beijing, Shanghai, Guangzhou and Shenzhen, the twelve-minute advertising cycle amounts to the equivalent of 24 30-second time slots per week, except for time slots reserved for use by the landlord. In other cities where we or our regional distributors operate, the nine-minute advertising cycle amounts to the equivalent of 18 30-second time slots per week, except for time slots reserved for use by the landlord. Starting July 1, 2005, we intend to extend the cycle time to twelve minutes, or 24 30-second time slots per week, in those of our directly operated cities that currently use nine minute cycles;

•	our utilization rate, or the percentage of available time slots that we actually sell to advertisers. In order to provide meaningful comparisons of our utilization rate, we normalize our time slots into 30-second units, which we can then compare across each city and period to allow us to chart the normalized utilization rate of our network by geographic region and over time; and

•	the average price we charge for our advertising time slots, which we calculate by dividing our advertising service revenue by the number of 30-second equivalent time slots sold during that period, after taking into account any discount offered. On July 1, 2005, we intend to implement a 5-10% price increase for time slots on our network in Beijing, Shanghai, Guangzhou and Shenzhen.
       Prices for time slots on our advertising network vary by city and by the number of cities in which the advertisement is placed, as well as by the length of the time slot purchased and the duration of the advertising campaign. We periodically review our prices for each city, every six months. We base our prices on a number of factors, including the location and duration of the advertising campaign, the demand for network time in the city in which the advertising campaign is to appear, and the number of network locations in a city that in turn affect the estimated number of consumers reached. As the demand for time slots on the network in a particular city increases and therefore the nine-or twelve-minute cycle reaches saturation, we review our price structure for that city and either increase our rates for that city or extend the duration of the cycle, which effectively increases our rates by giving each advertisement fewer exposures per day and allows us to sign up more clients within that cycle. Extending the length of our advertising cycle from nine minutes to twelve minutes in Beijing, Shanghai, Guangzhou and Shenzhen has not affected advertisers’ willingness to place advertisements on our network or resulted in pressure to reduce our prices for time slots.

Relationships with Location Providers
       We install our flat-panel displays in selected spaces we lease in office buildings and other commercial locations. Establishing and maintaining long-term relationships with landlords and property managers is a critical aspect of our business. We employ a team of location relationship personnel in each city in which we operate directly who are responsible for identifying desirable locations, negotiating display placement agreements and engaging in ongoing site placement relations.
       In addition to helping us expand our network, our location relationship personnel ensure that the needs and concerns of landlords and property managers are being met and addressed effectively and on a timely basis. These concerns generally include ensuring that the flat-panel displays are properly installed and are in proper working condition. We undertake to landlords and property managers in our network to maintain the proper operation of our flat-panel displays. We generally rely on our own employees to install, maintain, monitor and repair our flat-panel displays. Each of our flat-panel displays is inspected at least once daily.
       We enter into display placement agreements with individual landlords, property managers, hotels and shopping malls under which we generally pay a fixed annual rent in exchange for the right to display advertising and commercial media in the lobby and elevator areas of the building. In Beijing and Guangzhou, we contract a portion of the location development, monitoring and maintenance work to local agents. As of March 31, 2005, 95.3% of our display placement agreements gave us the exclusive right to place television advertising in the lobby and elevator bank area of the locations in which we operate. As of March 31, 2005, we had entered into display placement agreements covering 8,866 commercial locations in our directly operated cities and our regional distributors had entered into display placement agreements with landlords and property managers covering an additional 1,611 commercial locations. We are not reliant on any one landlord or property manager for a material portion of our network coverage and as of March 31, 2005, no individual landlord or property manager accounted for more than 1% of the locations in our network. As hypermarkets, supermarkets and convenience stores have control over multiple locations, it is likely that a smaller number of display placement agreements and contractual arrangements will account for a larger percentage of our in-store network coverage. Accordingly, we may rely on fewer display placement agreements to provide us with a larger percentage of locations in our in-store network than is typical for other types of locations in our advertising network.
       We believe that landlords and property managers generally do not view us as a major source of revenue and are instead primarily attracted to our flat-panel displays as an innovative and visually pleasing medium that complements their public areas and that provides an engaging means of conveying building-related information to their tenants. In connection with certain of our display placement agreements, we agree to provide concessions and services, such as displaying building-related notifications, publicity and other information provided by the landlord or property manager or granting time slots to the landlord or property manager for their own promotional purposes. Under some of our display placement agreements, the landlord or property manager can also sell time slots to their tenants in the building and split fees with us. Of our 297 display placement agreements that expired as of or prior to March 31, 2005, 94.3% were renewed.

       The following table provides summary information about our display placement agreements in the cities we operate directly as of March 31, 2005:

	Percentage	Percentage with
	with	best offer
City/Region	exclusivity	renewal rights

	(%)	(%)
Beijing	98.5	97.5
Shanghai	91.8	94.4
Guangzhou	98.1	91.6
Other cities	94.5	83.8
       Our display placement agreements have initial terms ranging anywhere from one to ten years. As of March 31, 2005, approximately 81.3% display placement agreements will expire during or after 2007. As of March 31, 2005, we had the right under 87.9% of our display placement agreements to renew the display placement agreements provided that the terms offered by us are no less favorable than those offered by competing bidders. The rental terms and fees under our display placement agreements vary considerably depending on the city, location of the building, number of flat-panel displays that may be installed and the needs of the landlord or property manager. Under our display placement agreements, we retain ownership of the flat-panel displays.
Technology and Suppliers
       Out-of-home television advertising is a relatively new advertising medium that owes its development in large part to the emergence of new technologies, such as low-cost, light-weight, flat-panel television displays and DVD and CF card technology. The primary hardware required for the operation of our business consists of components that comprise the flat-panel displays we use in our advertising network. We also develop and install software in our flat-panel displays to assist us with the configuration, editing and operation of our advertising content cycles. Maintaining a steady supply of our proprietary flat-panel displays is important to our operations and the growth of our advertising network.
       We design the distinctive shape of our flat-panel displays, identify suppliers of component parts used in our displays and contract the assembly of our flat-panel displays to a third-party contract assembler. Our contract assembler is responsible for purchasing the component parts from suppliers we identify each month and assembling the flat-panel displays according to our specifications using components purchased in off-the-shelf form from wholesale distributors. We select component suppliers based on price and quality. Since we commenced our current operations, we have used only one contract assembler at any one time, which we believe is logistically more efficient and also enables us to better protect the proprietary design of our flat-panel displays. Our obligation to our current contract assembler is not exclusive. We have never experienced any material delay or interruption in the supply of our flat-panel displays.
Our DVD-based Display Model
       Our current advertising operations and services rely on the use of proprietary flat-panel LCD television displays to broadcast our content. Our current model includes a self-contained automatically repeating DVD player and audio speaker technology. This model requires that we physically change the advertising content DVD installed in each machine on a weekly basis. Our flat-panel displays are programmed to automatically turn on or off at twelve hour intervals, so that the flat-panel displays are inactive overnight when traffic flow is low. Approximately 180 of our current displays are also designed to display rolling text information at the bottom of each display.

Our CF Card-based Display Model
       We recently developed a new model of flat-panel display that incorporates CF card technology and that will gradually replace our existing DVD-based model in stages in 2005. We believe CF cards have several advantages over DVDs. CF cards are compressed flash memory devices without mechanical parts and, therefore, are lighter and more compact, require less maintenance and are less prone to damage or breakdown. In addition, CF cards, unlike DVDs, can be recorded over and reused multiple times.
Research and Development
       We intend to continue to develop a more advanced model of flat-panel display that uses mobile communications and wireless technology to receive, store, configure and playback advertising content. Whether we deploy this newer technology will depend on considerations of cost and network security. We are also developing related software systems that will enable us to configure and run the content on our advertising network in conjunction with mobile communications systems.
Patents and Trademarks
       We believe that the value of our advertising network derives from its effectiveness in reaching a large number of consumers with higher-than-average disposable incomes in urban areas. To a great extent, our business model does not rely on advanced or sophisticated technology or on proprietary trade secrets because our flat-panel displays are assembled with components purchased in off-the-shelf form from wholesale distributors. We endeavor to protect certain of the designs and operating software we use in each generation of our flat-panel displays. We are currently applying for design patents for our new model of flat-panel display and our software. As of March 31, 2005, we held one design patent for our flat-panel display technology. We have applied for and have the interim right to use several trademarks relating to our brand name. We expect to receive final approval for our trademark applications in 2005.
Competition
       We compete primarily with other advertising companies that operate out-of-home television advertising networks in China, such as Target Media. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete with out-of-home television network operators to gain access to the most desirable locations in economically developed cities in China. We also may compete against individual buildings, hotels, restaurants and other commercial locations that decide to install and operate their own flat-panel television screens on a small scale. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, street furniture, billboard and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.
       In the future, we may also face competition from new entrants into the out-of-home television advertising network sector. Our sector is characterized by relatively low fixed costs. In addition, as is consistent with industry practice, we do not have exclusive arrangements with our advertising clients. These two factors present potential entrants to our sector of the advertising industry with relatively low entry barriers. In addition, wholly foreign owned advertising companies will be allowed to be established as of December 10, 2005. China’s ongoing deregulation of the advertising market in China will expose us to greater competition with existing or new advertising companies in China including PRC subsidiaries of large well-established multi-national companies.

Employees
       As of March 31, 2005, we had a total of 1,111 full-time employees and no part-time employees. The following table sets out the number of staff by business area as of March 31, 2005:

	Number of
	employees(1)	Percentage

Sales and marketing	413	37.2%
Operations	450	40.5
Management and administration	248	22.3

Total number of employees	1,111	100.0%

(1)	This excludes employees of our regional distributors and agents who are not directly under our employ.
       As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC law to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. The total amount of contributions we made to employee benefit plans in 2003 and 2004, was $60,610 and $338,923, respectively.
       Generally we enter into a three-year standard employment contract with our officers and managers and a one-year standard employment contract with other employees. According to these contracts, all of our employees are prohibited from engaging in any activities that compete with our business during the period of their employment with us. Furthermore, the employment contracts with officers or managers include a covenant that prohibits officers or managers from engaging in any activities that compete with our business for two years after the period of their employment with us.
Facilities
       We currently maintain our headquarters at 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, People’s Republic of China. Our headquarters occupies 11,543 square feet. We also have offices in 43 other cities including those operated by our regional distributors.
Legal Proceedings
       We are not currently a party to any material legal proceeding. From time to time, we may be subject to various claims and legal actions arising in the ordinary course of business.

REGULATION OF OUR INDUSTRY
       We operate our business in China under a legal regime consisting of the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under its authority including the State Administration for Industry and Commerce, or SAIC.
       China’s Advertising Law was promulgated in 1994. In addition, the State Council, SAIC and other ministries and agencies have issued regulations that regulate our business, which are discussed below.
Limitations on Foreign Ownership in the Advertising Industry
The principal regulations governing foreign ownership in the advertising industry in China include:

•	The Catalogue for Guiding Foreign Investment in Industry (2004); and

•	The Administrative Regulations on Foreign-invested Advertising Enterprises (2004).
       These regulations currently limit foreign ownership of companies that provide advertising services in China, such as ours, to 70% and require foreign investors that have at least two years of direct operations in the advertising industry outside of China. Beginning on December 10, 2005, foreign investors will be permitted to own a 100% interest in advertising companies in China, but such foreign investors are also required to have at least three years of direct operations in the advertising industry outside of China. PRC laws and regulations do not permit the transfer of any approvals, licenses or permits, including business licenses containing a scope of business that permits engaging in the advertising business. In the event we are able to qualify to acquire the equity interest of Focus Media Advertisement under the new rules allowing complete foreign ownership, Focus Media Advertisement would continue to exist as the holder of the required advertising license consistent with current regulatory requirements.
       Since we have not been involved in advertising outside of China for the required number of years, our domestic PRC subsidiaries, Focus Media Technology and Focus Media Digital, which are considered foreign invested, are currently ineligible to apply for the required advertising services licenses in China. Our advertising business is currently provided through our contractual arrangements with our consolidated affiliated entities in China, including Focus Media Advertisement and its subsidiaries. Focus Media Advertisement is currently owned by Jason Nanchun Jiang and Jimmy Wei Yu, both of whom are PRC citizens. Focus Media Advertisement and several of its subsidiaries hold the requisite licenses to provide advertising services in China. We, Focus Media Technology and Focus Media Digital have entered into a series of contractual arrangements with Focus Media Advertisement and its subsidiaries and shareholders under which:

•	we are able to exert effective control over Focus Media Advertisement and its subsidiaries;

•	a substantial portion of the economic benefits of Focus Media Advertisement and its subsidiaries will be transferred to us; and

•	we have an exclusive option to purchase all or part of the equity interests in Focus Media Advertisement and all or part of the equity interests in Focus Media Advertisement’s subsidiaries that are owned by Focus Media Advertisement or its nominee holders, as well as all or a part of the assets of Focus Media Advertisement, in each case when and to the extent permitted by PRC law.
       See “Our Corporate Structure” and “Related Party Transactions”.

       In the opinion of Fangda Partners, our PRC legal counsel,

•	the ownership structures of Focus Media Technology, Focus Media Digital and Focus Media Advertisement and its subsidiaries, both currently and after giving effect to this offering, are in compliance with existing PRC laws and regulations;

•	our contractual arrangements among Focus Media Technology, Focus Media Digital, Focus Media Advertisement and its shareholders and subsidiaries governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws and regulations currently in effect; and

•	the business operations of Focus Media Technology, Focus Media Digital and Focus Media Advertisement and their respective subsidiaries, as described in this prospectus, are in compliance with existing PRC laws and regulations in all material respects.
       We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities, in particular the SAIC which regulates advertising companies, will not in the future take a view that is contrary to the opinion of our PRC legal counsel. We have been further advised by our PRC counsel that if the PRC government determines that the agreements establishing the structure for operating our PRC advertising business do not comply with PRC government restrictions on foreign investment in the advertising industry, we could be subject to severe penalties. See “Risk Factors — If the PRC government finds that the agreements that establish the structure for operating our China business do not comply with PRC governmental restrictions on foreign investment in the advertising industry, we could be subject to severe penalties”.
Regulation of Advertising Services
Business License for Advertising Companies
The principal regulations governing advertising businesses in China include:

•	The Advertising Law (1994);

•	The Advertising Administrative Regulations (1987); and

•	The Implementing Rules for the Advertising Administrative Regulations (2004).
       These regulations stipulate that companies that engage in advertising activities must obtain from the SAIC or its local branches a business license which specifically includes operating an advertising business within its business scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We do not expect to encounter any difficulties in maintaining our business licenses. Each of Focus Media Advertisement and its subsidiaries has obtained, or in the case of some of our new directly-operated cities, are in the process of obtaining such a business license from the local branches of the SAIC as required by the existing PRC regulations. Some of our regional distributors may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold. We periodically monitor our regional distributors to ensure they have obtained all required licenses and are complying with regulations relating to advertising content, although it is possible that one or more of our regional distributors may not be in compliance with all PRC regulations at all times. To our knowledge, all of our regional distributors have received, or are in the process of obtaining, the licenses required to operate an advertising business. If we learn that any of our regional distributors are not in compliance with applicable terms and regulations we notify such regional distributors of the need to complete any necessary procedures and to report any developments to us. If a regional distributor fails to complete the steps necessary to receive the required licenses, we will take steps to terminate the contract with such regional distributor. See “Risk Factors — One or more of our regional distributors could engage in activities that are harmful to our reputation in the industry and to our business”.
Advertising Content
       PRC advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. It is prohibited to disseminate tobacco advertisements via broadcast or print media. It is also prohibited to display tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, newspaper, magazine, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements shown on our network.
       Advertisers, advertising operators and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements comply with applicable PRC laws and regulations. In addition, prior to distributing advertisements for certain commodities which are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.
       We employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant laws and regulations. However, we cannot assure you that each advertisement an advertising client or agency provides to us and which we include in our weekly advertising cycle is in compliance with relevant PRC advertising laws and regulations, nor can we assure you that the advertisements that our regional distributors have procured for broadcasting on our network have received required approval from the relevant local supervisory bodies or are content compliant. See “Risk Factors — We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our out-of-home television advertising network”.

Outdoor Advertising
       The Advertising Law stipulates that the exhibition and display of outdoor advertisements must not:

•	utilize traffic safety facilities and traffic signs;

•	impede the use of public facilities, traffic safety facilities and traffic signs;

•	obstruct commercial and public activities or create an eyesore in urban areas;

•	be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; and

•	be placed in areas prohibited by the local governments from having outdoor advertisements.
       In additional to the Advertising Law, the SAIC promulgated the Outdoor Advertising Registration Administrative Regulations on December 8, 1995, as amended on December 3, 1998, which governs the outdoor advertising industry in China.
       Outdoor advertisements in China must be registered with the local SAIC before dissemination. The advertising distributors are required to submit a registration application form and other supporting documents for registration. After review and examination, if an application complies with the requirements, the local SAIC will issue an Outdoor Advertising Registration Certificate for such advertisement. The content of the outdoor advertisement must be submitted for filing with the local SAIC.
Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions
       Pursuant to recent regulations issued by the PRC State Administration of Foreign Exchange, or SAFE, PRC residents are required to register with and receive approvals from SAFE in connection with offshore investment activities. SAFE has stated that the purpose of these regulations is to ensure the proper balance of foreign exchange and the standardization of the cross-border flow of funds.
       In January 2005, SAFE issued a regulation stating that SAFE approval is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities in exchange for the equity interests or assets of the foreign entities. The regulation also states that, when registering with the foreign exchange authorities, a PRC company acquired by an offshore company must clarify whether the offshore company is controlled or owned by PRC residents and whether there is any share or asset link between or among the parties to the acquisition transaction.
       In April 2005, SAFE issued another regulation further explaining and expanding upon the January regulation. The April regulation clarified that, where a PRC company is acquired by an offshore company in which PRC residents directly or indirectly hold shares, such PRC residents must (i) register with the local SAFE regarding their respective ownership interests in the offshore company, even if the transaction occurred prior to the January regulation, and (ii) file amendments to such registration concerning any material events of the offshore company, such as changes in share capital and share transfers. The April regulation also expanded the statutory definition of the term “foreign acquisition”, making the regulations applicable to any transaction that results in PRC residents directly or indirectly holding shares in the offshore company that has an ownership interest in a PRC company. The April regulation also provides that failure to comply with the registration procedures set forth therein may result in the imposition of restrictions on the PRC company’s foreign exchange activities and its ability to distribute profits to its offshore parent company.
       As a Cayman Islands company, and therefore a foreign entity, if we purchase the assets or equity interest of a PRC company owned by PRC residents, such as Focus Media Advertisement,

such PRC residents will be subject to the registration procedures described in the regulations. Moreover, PRC residents who are beneficial holders of our shares are required to register with SAFE in connection with their investment in us.
       As a result of the lack of implementing rules and other uncertainties concerning how the SAFE regulations will be interpreted or implemented, we cannot predict how they will affect our business operations or future strategy. For example, our present or prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We require all the shareholders in the offshore entities of our company group who are PRC residents to comply with any SAFE registration requirements, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

MANAGEMENT
       The following table sets forth certain information relating to our directors and executive officers. The business address of each of our directors and executive officers is 28-30/F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, People’s Republic of China.

Name	Age	Position

Jason Nanchun Jiang	32	Chairman of the Board of Directors and Chief Executive Officer
Eric Rosenkranz(1)	52	Vice Chairman of the Board of Directors
Jimmy Wei Yu	31	Director
Fumin Zhuo(2)	53	Director
Neil Nanpeng Shen(2)	37	Director
Ted Tak Dee Sun(2)	36	Director
Shangzhi Wu(1)	54	Director
Joyce I-Yin Hsu(1)	30	Director
Daniel Mingdong Wu	38	Chief Financial Officer
Diana Congrong Chen	37	Chief Marketing Officer
July Lilin Wang	33	Chief Accounting Officer
Ergo Xueyuan Liu	34	Vice President — Commercial Network
Acer Jiawei Zhang	28	Vice President — In-store Network

(1)	These directors will resign their positions on the board on or prior to the date of this offering.

(2)	Independent director whose powers as a director, including voting rights, will take effect immediately following this offering and a member of our audit committee, compensation committee and nomination committee.
       Jason Nanchun Jiang, our founder, has served as the chairman of our board of directors and our chief executive officer since May 2003. From 1994 to 2003, Mr. Jiang was the chief executive officer of Everease Advertising Corporation, which is one of the top 50 advertising agencies in China. Starting in 2003, Mr. Jiang was general manager of Aiqi Advertising, an advertising company founded by his immediate family members in 1997 which was renamed Focus Media Advertising in May 2003 in connection with the establishment of our current business operations. In December 2003, Mr. Jiang was selected by China News Publisher’s Media magazine as one of the “Media People of the Year”. In September 2003, Mr. Jiang was selected by the Television and Newspaper Committees of the China Advertising Commission as one of its “contemporary outstanding advertising media personalities”. Mr. Jiang received a Bachelor of Arts degree in Chinese language and literature from Huadong Normal University in 1995.
       Eric Rosenkranz has served as the vice chairman of our board of directors since December 2004. He has been the chief executive officer of Strategic Thinking Group since June 2004. Prior to his current position, he worked for Grey Global Group since 1983, and served as President of Grey Global Group Asia Pacific since 2000. Before that, he was President of Grey Global Group Latin America from 1997 until 2000, Senior Vice-President of Grey Europe between 1989-1996, and Representative Director of Grey Daiko between 1986 and 1989. Mr. Rosenkranz received his MBA in marketing and economics at the University of Chicago in 1975 and his Bachelor of Arts in economics at The George Washington University in 1973.
       Jimmy Wei Yu has served as our director since May 2003. Mr. Yu is the chairman and chief executive officer of United Capital Investment (China) limited, which is one of our principal shareholders and the management company of United China Investment Limited and KTB/UCI China Ventures I Limited and UCI China Venture II Limited. Mr. Yu is also the Chairman of Shanghai Multimedia Park Venture Capital, a position he has held since 2003. From 1995 to 1999, Mr. Yu served in various capacities in several telecommunications companies, including as Chief Representative of UTStarcom (Hong Kong) Ltd. He also has been the Chief Representative of

Softbank China Venture Capital, which is the management company of SB China Holdings Pte. Ltd., one of our shareholders since its incorporation in 1999.
       Fumin Zhuo has been appointed as our director since December 2004 and has more than 27 years of experience in investment and corporate management. His powers as a director, including voting rights, will take effect immediately following this offering. Mr. Zhuo has served as chairman and chief executive officer of Vertex China Investment Company (VCI), a company concentrating in investments in the Greater China region, since he joined the fund in July 2002. From 1995 to July 2002, Mr. Zhuo was chief executive officer of Shanghai Industrial Holding Ltd. and chairman of SIIC Medical Science & Technology (Group). Prior to this, starting in 1987, Mr. Zhuo served as chief assistant officer of the Shanghai Economic System Reform Committee. Mr. Zhuo has extensive experience in venture capital fund formation, mergers and acquisitions, and investment management. Mr. Zhuo graduated from Shanghai Jiaotong University with a degree in enterprise management and also holds a Master’s degree in economics from Fudan University.
       Neil Nanpeng Shen has been appointed as our director since December 2004. His powers as a director, including voting rights, will take effect immediately following this offering. Mr. Shen is president and chief financial officer of Ctrip.com International, Limited, or Ctrip, a company he co-founded and for which he has served as an executive director since its inception in 2000. Prior to founding Ctrip, Mr. Shen worked for more than eight years in the investment banking industry in New York and Hong Kong. He was a director at Deutsche Bank Hong Kong where he worked from 1996 to 1999. Prior to 1996, he worked at Chemical Bank, Lehman Brothers and Citibank in various investment banking positions. Mr. Shen is also co-founder and deputy chairman of Home Inns & Hotels Management (Hong Kong) Limited. Mr. Shen received his Master’s degree from the School of Management at Yale University and his Bachelor’s degree from Shanghai Jiaotong University.
       Ted Tak Dee Sun has been appointed as our director since December 2004. His powers as a director, including voting rights, will take effect immediately following this offering. Mr. Sun is currently acting chief executive officer of Netease.com, Inc. where he has been a director since 1999. Mr. Sun also served as a consultant to Netease.com from July 2001 to August 2001. Mr. Sun was chief financial officer of Infoserve Technology from July 2000 until September 2001. Prior to that, Mr. Sun held various positions with Bear Stearns Asia Limited from November 1996 to May 2000, culminating in the position of managing director. Prior to November 1996, Mr. Sun was an assistant director with Peregrine Capital Limited. Mr. Sun received a Bachelor of Science degree in economics from the Wharton School of Business in 1988. Mr. Sun is also an independent, non-executive director of Superdata Software Holdings Limited.
       Shangzhi Wu has served as our director since May 2004. Mr. Wu is the founding partner of CDH Investment Management Company for which he has served as president since its inception in 2002. From 1995 to 2002, Mr. Wu worked for China International Capital Corporation Ltd., or CICC, serving as the Head of Direct Investment Department beginning in 1996. Mr. Wu was promoted to Managing Director in 1999 and served as a member of CICC Management Committee between 2000 and 2002. From 1991 to 1993, Mr. Wu worked as a Senior Investment Officer for International Finance Corporation, or IFC. From 1984 to 1991, Mr. Wu worked for the World Bank as an Operations Officer and Senior Operations Officer. Mr. Wu received his Ph.D. degree in Mechanical Engineering and M.S. degree in Management of Technology from Massachusetts Institute of Technology in 1984. Mr. Wu is currently a director of CDH Investment Management Company and Sun Pharmaceutical Company.
       Joyce I-Yin Hsu has served as our director since January 2005. Ms. Hsu is an executive director at Goldman Sachs (Asia) L.L.C. and has been with its Principal Investment Group since July 2000. From 1998 to 2000, Ms. Hsu worked as an investment banker at Goldman Sachs where she divided her responsibilities between the equity capital markets group and corporate finance. Ms. Hsu holds a B.S. degree in business administration from the University of California at Berkeley. She currently serves as a director on the board of Shaanxi Haisheng Fresh Fruit Juice Co., Ltd.

       Daniel Mingdong Wu has served as our chief financial officer since February 2005. Mr. Wu was chief financial officer and a director of Harbour Networks Ltd. from January 2004 until January 2005. Prior to that, Mr. Wu was a partner of Bridgecross Ltd. from 2001 until 2003 and acting chief financial officer of Wi-Comm United Communications Inc. from May 2003 until January 2004. From 2000 until 2001, Mr. Wu was a vice president for technology investment banking at Merrill Lynch (Asia Pacific) Ltd. From 1996 to 2000, Mr. Wu worked in the global communications group of Lehman Brothers Inc. Mr. Wu holds a B.A. degree from the State University of New York at Buffalo and an MBA degree from Columbia Business School.
       Diana Congrong Chen joined Focus Media as chief marketing officer in May 2005. Before joining Focus Media, Ms. Chen worked for Phoenix Satellite TV from 1998 to 2004, serving as general manager, director of international advertising and president of East China region. While at Phoenix Satellite TV, Ms. Chen successfully developed business in Zhejiang and East China region and was awarded Best Sales Team for several years. In 2004, Ms. Chen was honored with a Most Outstanding Employee Award by Phoenix Satellite TV. Prior to that, Ms. Chen was the vice president of sales for Tucano Clothing China and office manager for China Animal By-product Import and Export Co. Ms. Chen holds a B.A. degree in journalism from Zhejiang University.
       July Lilin Wang joined Focus Media as chief accounting officer in April 2005. Prior to joining Focus Media, Ms. Wang worked as a senior manager at Ernst & Young’s Shanghai office from April 2004 to April 2005. From November 2002 to April 2004, Ms. Wang was a senior supervisor at Ernst & Young’s San Jose, California office. From 1994 to 2002, Ms. Wang worked as a senior manager at Ernst & Young’s Shanghai office. Ms. Wang received a B.A. degree in economics from Shanghai University of Economics and Finance.
       Ergo Xueyuan Liu joined Focus Media as Vice President — Commercial Network in June 2004. Prior to joining Focus Media, Mr. Liu worked for Everease as an account manager from March 2003 until June 2004. From June 2002 until February 2003, Mr. Liu was general manager and a director of Beijing Fanenchangmei Advertising Co., Ltd., prior to which he was general manager of Manager magazine from January 2001 until May 2002. In 1999 and 2000, Mr. Liu worked in the enterprise department of the Shenzhen Special Economic Zone Group Company and was assistant manager of Yigao Electronics Co., Ltd. Mr. Liu received a B.A. degree in Chinese literature from Huazhong College of Engineering (now Huazhong Science and Technology University) in 1992.
       Acer Jiawei Zhang joined Focus Media as Vice President — In-store Network in March 2005. Prior to joining Focus Media, Mr. Zhang worked for Media Partners International Holdings Inc. from 2001 to 2004, serving as account director, business director of the Beijing branch office and director of agency relations. While at Media Partners International, Mr. Zhang established a national “key account” service system, improved consulting and client services, and managed the development of its digital outdoor media project. From 1998 to 2001, Mr. Zhang was a sales director for Media Century Holdings Inc. in the Wuhan, Chengdu and Beijing offices. At Media Century, Mr. Zhang assisted with developing new markets and preparing for its domestic initial public offering and assisted in the acquisition of one of its key competitors. Mr. Zhang received a B.A. degree in arts design from Hubei Polytechnic Institute.
Duties of Directors
       Under Cayman Islands law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. A company has the right to seek damages if a duty owed by our directors is breached.

       The functions and powers of our board of directors include, among others:

•	convening shareholders’ meetings and reporting its work to shareholders at such meetings;

•	implementing shareholders’ resolutions;

•	determining our business plans and investment proposals;

•	formulating our profit distribution plans and loss recovery plans;

•	determining our debt and finance policies and proposals for the increase or decrease in our registered capital and the issuance of debentures;

•	formulating our major acquisition and disposition plans, and plans for merger, division or dissolution;

•	proposing amendments to our amended and restated memorandum and articles of association; and

•	exercising any other powers conferred by the shareholders’ meetings or under our amended and restated memorandum and articles of association.
Terms of Directors and Executive Officers
       Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by our board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for reelection. All of our executive officers are appointed by and serve at the discretion of our board of directors.
Board Practices
Board Committees
       Our board of directors has established an audit committee, a compensation committee and a nominations committee.
       Audit Committee. Our audit committee currently consists of Neil Nanpeng Shen, Ted Tak Dee Sun and Fumin Zhuo. Mr. Shen is the chairman of our audit committee. Our board of directors has determined that all of our audit committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15) and meet the criteria for independence set forth in Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, or the Exchange Act.
       Our audit committee will be responsible for, among other things:

•	recommending to our shareholders, if appropriate, the annual re-appointment of our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	annually reviewing an independent auditors’ report describing the auditing firm’s internal quality-control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditors and our company;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the U.S. securities laws;

•	discussing the annual audited financial statements with management and the independent auditors;

•	discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

•	reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

•	reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on our financial statements;

•	discussing policies with respect to risk assessment and risk management;

•	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

•	timely reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditors and management;

•	establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

•	meeting separately, periodically, with management, the internal auditors and the independent auditors; and

•	reporting regularly to the full board of directors.
       Compensation Committee. Our current compensation committee consists of Neil Nanpeng Shen, Ted Tak Dee Sun and Fumin Zhuo. Mr. Sun is the chairman of our compensation committee. Our board of directors has determined that all of our compensation committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).
       Our compensation committee will be responsible for:

•	determining and recommending the compensation of our chief executive officer;

•	reviewing and making recommendations to our board of directors regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and determining bonuses for our officers;

•	reviewing and determining share-based compensation for our directors and officers;

•	administering our equity incentive plans in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.
       Nominations Committee. Our current nominations committee consists of Neil Nanpeng Shen, Ted Tak Dee Sun and Fumin Zhuo. Mr. Zhuo is the chairman of our nominations committee. Our board of directors has determined that all of our nominations committee members are “independent directors” within the meaning of Nasdaq Marketplace Rule 4200(a)(15).

       Our nominations committee will be responsible for, among other things, selecting and recommending the appointment of new directors to our board of directors.
Corporate Governance
       Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We will make our code of ethics and our code of conduct publicly available on our website.
       In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board’s structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our amended and restated memorandum and articles of association.
Compensation of Directors and Executive Officers
       In 2004, we paid aggregate cash compensation of approximately $100,000 to our directors and executive officers as a group. In 2004 and for the three months ended March 31, 2005, we granted to selected directors, officers and employees options to acquire an aggregate 20,643,400 and 6,060,000 ordinary shares, respectively. We have no service contracts with any of our directors or executive officers that provide benefits to them upon termination. We do not pay or set aside any amounts for pension, retirement or other benefits for our officers and directors.
Share Option Plans
       Our 2003 Employee Share Option Scheme, or our 2003 Option Plan, was adopted by our board of directors at a meeting on June 1, 2003. Our members and board of directors adopted our 2005 Share Option Plan, or our 2005 Option Plan, in May 2005. Both of our option plans are intended to promote our success and to increase shareholder value by providing an additional means to attract, motivate, retain and reward selected directors, officers, employees and third-party consultants and advisors.
       Originally, under our 2003 Option Plan, not more than 30% of our share capital was reserved for grants of options. Prior to the adoption of our 2005 Option Plan, we issued options equivalent to 10.87% of our issued share capital under our 2003 Option Plan. Under our 2005 Option Plan, the amount of options we may issue has been reduced to an aggregate of 20% of our share capital, including the 10.87% already granted under our 2003 Option Plan. In addition, during the three years from the adoption of our 2005 Option Plan, we may issue no more than 5% of our share capital for grants of options.
       Under our 2003 Option Plan:
       • In July and August 2004, we granted:

•	options to purchase 12,181,600 shares, representing 3.7% of our pre-offering diluted share capital, to certain members of our board of directors and our management group. Each of these options has an exercise price of $0.24 per share. 8,460,800 of these options vest over three years while the remaining 3,720,800 options vest over one year.

•	options to purchase 8,461,800 shares, representing 2.5% of our pre-offering diluted share capital, to members of our staff. Each of these options has an exercise price of $0.24 per share. 2,159,800 of these options vest over three years while the remaining 6,302,000 options vest over one year.

•	options to purchase 4,564,800 shares, representing 1.4% of our pre-offering diluted share capital, to third-party consultants and advisors. Each of these options have an exercise price of $0.24 per share. 1,310,400 of these options vest over three years while the remaining 3,254,400 options vest over one year.

       We recognized share-based compensation expense of $488,711 in 2004 in connection with these options.

•	In January 2005, we granted additional options to purchase 1,200,000 of our ordinary shares to some of our directors with an exercise price of $0.58 per share. All of these options vest over three years.

•	In February 2005, we granted:

•	options to purchase 2,000,000 and 2,100,000 of our ordinary shares with an exercise price of $0.58 and $0.75, respectively, to certain of our executive officers and options to purchase 720,000 of our ordinary shares with an exercise price of $0.75 to certain of our employees. All of these options vest over three years.

•	options to purchase 1,240,000 of our ordinary shares to third-party consultants and advisors with an exercise price of $0.75. All of these options vest over three years.
       For the three months ended March 31, 2005, we recognized share-based compensation expense of $233,508 in connection with the options we granted in January and February 2005.
       We have not granted any options under our 2005 Option Plan.
       Options generally do not vest unless the grantee remains under our employment or in service with us on the given vesting date. However, in circumstances where there is a death or disability of the grantee, or, for certain option holders, a change in the control of our company, the vesting of options will be accelerated to permit immediate exercise of all options granted to a grantee.
       Our compensation committee, which administers our option plans, has wide discretion to award options. Subject to the provisions of our option plans and the above allocation targets, our committee that administers our option plans determines who will be granted options, the type and timing of options to be granted, vesting schedules and other terms and conditions of options, including the exercise price. Any of our employees may be granted options. The number of options awarded to a person, if any, is based on the person’s potential ability to contribute to our success, the person’s position with us and other factors chosen by our board of directors.
       Generally, to the extent an outstanding option granted under our option plans has not become vested on the date the grantee’s employment by or service with us terminates, the option will terminate and become unexercisable.
       Our board of directors may amend, alter, suspend, or terminate each of our option plan at any time, provided, however, that in order to increase the limit of 20% of our share capital that may be granted as options, our board of directors must first seek the approval of our shareholders and, if such amendment, alteration, suspension or termination would adversely affect the rights of an optionee under any option granted prior to that date, the approval of such optionee. Without further action by our board of directors, our 2003 Option Plan and our 2005 Option Plan will terminate in June 2013 and May 2015, respectively.

       The table below sets forth the option grants made to our directors and executive officers pursuant to our 2003 Option Plan as of May 2005. We have not issued any options under our 2005 Option Plan.

	Number of
	ordinary shares	Exercise
	to be issued upon	price per
Name	exercise of options	ordinary share	Date of grant	Date of expiration

		(in U.S. dollars)
Jason Nanchun Jiang	5,882,000	$0.24	August 25, 2004	August 24, 2014
Eric Rosenkranz	*	$0.24	July 5, 2004	July 4, 2014
Jimmy Wei Yu	2,376,200	$0.24	July 5, 2004	July 4, 2014
Jimmy Wei Yu	3,923,400	$0.24	August 25, 2004	August 24, 2014
Fuming Zhuo	*	$0.24	August 10, 2004	August 9, 2014
Neil Nanpeng Shen	*	$0.58	January 1, 2005	December 31, 2014
Ted Tak Dee Sun	*	$0.58	January 1, 2005	December 31, 2014
Daniel Mingdong Wu	*	$0.58	February 2, 2005	February 1, 2015
Daniel Mingdong Wu	*	$0.75	February 2, 2005	February 1, 2015
July Lilin Wang	*	$0.75	February 2, 2005	February 1, 2015
Ergo Xueyuan Liu	*	$0.75	February 2, 2005	February 1, 2015
Acer Jiawei Zhang	*	$0.75	February 2, 2005	February 1, 2015

*	Upon exercise of all options granted, would beneficially own less than 1% of our outstanding ordinary shares, assuming all of our outstanding preference shares are converted into our ordinary shares.
Manager Non-Competition Agreement
       Pursuant to the manager non-competition agreement entered into by and between us and Jason Nanchun Jiang in December 2004, Jason Nanchun Jiang agrees not to engage in activities that compete with our business operations during the term of his employment with us and for a period of two years after any termination of his employment with us. Jason Nanchun Jiang also agrees not to disclose to any third party any confidential information regarding us or any of our subsidiaries and affiliated companies or to accept or invest in any opportunity that is in line with our business operations, came to him as a result of his employment with us or involves any of our assets, unless approved by our board of directors.

PRINCIPAL AND SELLING SHAREHOLDERS
       The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of June 30, 2005, assuming the conversion of all preference shares into ordinary shares and as adjusted to reflect the sale of the ADSs offered in this offering for:

•	each person known to us to own beneficially more than 5% of our ordinary shares;

•	each of our directors and executive officers who beneficially own our ordinary shares; and

•	each selling shareholder participating in this offering.
       Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 317,985,200 ordinary shares outstanding prior to this offering, including options exercisable by such person within 60 days after the date of this prospectus, and which includes 300,731,000 ordinary shares outstanding as of March 31, 2005 assuming the conversion of all outstanding preference shares into ordinary shares, and 387,985,200 ordinary shares outstanding after completion of this offering, including options exercisable by such person within 60 days after the date of this prospectus, each assuming the conversion of all preference shares into ordinary shares, and further assuming that the underwriters do not exercise their over-allotment options. The underwriters may choose to exercise the over-allotment options in full, in part or not at all.

	Shares beneficially		Shares to be sold by		Shares beneficially
	owned prior		selling shareholders		owned after
	to this offering		in this offering		this offering

Name	Number	Percent	Number	Percent	Number	Percent

Principal Shareholders
GS Focus Holding Limited(1)	38,918,200	12.24%	—	—	38,918,200	10.03%
CDH FM Limited(2)	25,000,000	7.86%	5,054,760	1.59%	19,945,240	5.14%
UCI Entities(3)	22,181,467	6.98%	3,653,297	1.15%	18,528,170	4.78%
3i Group(4)	15,567,200	4.90%	—	—	15,567,200	4.01%
Draper Fisher Jurvetson ePlanet(5)	14,992,800	4.71%	—	—	14,992,800	3.86%

Directors and Executive Officers(6)
JJ Media Investment Holding Ltd./ Jason Nanchun Jiang(7)	126,231,067	39.70%	12,810,059	4.03%	113,421,008	29.23%
Joyce I-Yin Hsu(8)	38,918,200	12.24%	—	—	38,918,200	10.03%
Shangzhi Wu(9)	25,000,000	7.86%	5,054,760	1.59%	19,945,240	5.14%
Jimmy Wei Yu(10)	22,181,467	6.98%	3,653,297	1.15%	18,528,170	4.78%
Neil Nanpeng Shen	—	*	—	—	—	*
Eric Rosenkranz	—	*	—	—	—	*
Fumin Zhuo	—	*	—	—	—	*
Ted Tak Dee Sun	—	*	—	—	—	*
Daniel Mingdong Wu	—	*	—	—	—	*
Diana Congrong Chen	—	—	—	—	—	—
July Lilin Wang	—	*	—	—	—	*
Ergo Xueyuan Liu	—	*	—	—	—	*
Acer Jiawei Zhang	—	*	—	—	—	*

	Shares beneficially		Shares to be sold by		Shares beneficially
	owned prior		selling shareholders		owned after
	to this offering		in this offering		this offering

Name	Number	Percent	Number	Percent	Number	Percent

Other Selling Shareholders
Victory Venture Capital Limited(11)	9,729,400	3.06%	1,967,191	0.62%	7,762,209	2.00%
SB China Holdings Pte. Ltd.(12)	9,000,000	2.83%	1,819,714	0.57%	7,180,286	1.85%
International Network Capital Global(13)	8,333,400	2.62%	1,684,934	0.53%	6,648,466	1.71%
Milestone Digital Media Holding Limited (14)	4,462,600	1.40%	898,049	0.28%	3,564,551	0.92%
CMF Technology Fund I Ltd.(15)	4,166,600	1.31%	842,447	0.26%	3,324,153	0.86%
Venture TDF Technology Fund III L.P.(16)	4,166,600	1.31%	842,447	0.26%	3,324,153	0.86%
Snow Hill Developments Limited(17)	2,083,200	0.66%	421,203	0.13%	1,661,997	0.43%
Tong An Investment Co., Ltd.(18)	1,199,200	0.38%	242,467	0.08%	956,733	0.25%
LiLai Holding Ltd. and Elufar Ltd., jointly (19)	750,000	0.24%	151,643	0.05%	598,357	0.15%
Smart Create Group Limited(20)	750,000	0.24%	151,643	0.05%	598,357	0.15%
Powerful Team Energy Investments Ltd.(21)	687,600	0.22%	139,026	0.04%	548,574	0.14%
Elite Select Group Ltd.(22)	687,400	0.22%	138,986	0.04%	548,414	0.14%
East Concord Ltd.(23)	450,400	0.14%	91,067	0.03%	359,333	0.09%
Meridian Pacific Angel Capital Co., Ltd. (24)	450,400	0.14%	91,067	0.03%	359,333	0.09%

*	Upon exercise of all options currently exercisable or vesting within 60 days of the date of this prospectus, would beneficially own less than 1% of our ordinary shares.

(1)	GS Focus Holding Limited is a Cayman Islands company whose shareholders are investment funds, or the GS Funds, affiliated with or managed by Goldman, Sachs & Co., a wholly owned subsidiary of The Goldman Sachs Group, Inc. The sole bookrunner of this offering, Goldman Sachs (Asia) L.L.C., is also a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Goldman Sachs (Asia) L.L.C. disclaims beneficial ownership of the shares owned by GS Focus Holding Limited, except to the extent of their pecuniary interest in the GS Funds. Joyce I-Yin Hsu, one of our directors and an executive director at Goldman Sachs (Asia) L.L.C., also disclaims beneficial ownership of shares owned by GS Focus Holding Limited, except to the extent of her pecuniary interest in the GS Funds, if any. The address of GS Focus Holding Limited is c/o Goldman, Sachs & Co., 10th floor, 85 Broad Street, New York, NY 10004, U.S.A.

(2)	Represents 25,000,000 Series B convertible redeemable preference shares owned by CDH FM Limited, or CDH FM. All of the issued and outstanding shares of CDH FM are legally and beneficially owned by CDH China Fund, L.P., or the CDH Fund, a Cayman Islands exempted limited partnership. CDH China Holdings Company Limited, or CDH China Holdings, a Cayman Islands exempted limited liability company, is the general partner of the CDH Fund and has the power to direct the CDH Fund as to the voting and disposition of shares held by the CDH Fund. The investment committee of the general partner consists of nominees appointed by its principal shareholders, an affiliate of Capital Z Partners, an affiliate of the Government of Singapore Investment Corporation, and China Diamond Holdings, L.P., a British Virgin Islands limited partnership controlled by senior members of the CDH Fund investment team. CDH China Holdings expressly disclaims beneficial ownership of the shares owned by the CDH Fund, except to the extent of the China Holdings’ pecuniary interest therein. The address of CDH FM Limited is c/o Trident Trust Company (BVI) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands.

(3)	Includes 4,864,800 ordinary shares, 10,085,000 and 200,000 Series A convertible redeemable preference shares and 2,918,800 Series C convertible redeemable preference shares, in each case convertible into ordinary shares owned by United China Investment Limited, Multimedia Park Venture Capital Ltd., United Capital Investment China Venture II Limited and KTB/ UCI China Ventures I Limited, respectively, and 1,200,000, 252,067, 467,533, 2,520,800 and 140,000 options to purchase our ordinary shares owned by Pacific Advance Capital Limited, United Capital Investment Group Limited, Media Investment Consulting Limited, Universal Media Consulting Limited and Union Enterprises Group Limited, respectively. These entities are collectively referred to in this prospectus as the UCI Entities.

Jimmy Wei Yu has the sole investment and voting power over the shares owned by the UCI Entities, except with respect to the shares owned by KTB/UCI, for which Jimmy Wei Yu shares the investment and voting power with Wonho Hong. The address of the UCI Entities is TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. Jimmy Wei Yu disclaims beneficial ownership of the shares owned by the UCI Entities except to the extent of his pecuniary interest therein.

(4)	Includes 4,864,800, 3,891,800 and 6,810,800 Series C convertible redeemable preference shares convertible into ordinary shares owned by 3i Group plc, 3i Asia Pacific Technology LP through a nominee arrangement with 3i APTech Nominees Limited and 3i Asia Pacific 2004-06 LP through a nominee arrangement with 3i Nominees Limited, respectively. These entities are collectively referred to in this prospectus as 3i Group. 3i Investments plc is a 100%

indirect subsidiary of 3i Group plc, a public company listed on the London Stock Exchange, and acting as the manager of 3i Group, has the discretionary power to control the exercise of the investment and voting power to the shares owned by 3i Group. 3i Group plc disclaims beneficial ownership of the shares owned by 3i Group, except to the extent of its pecuniary interest therein. The address of 3i Group is 91 Waterloo Road, London SE1 8XP, United Kingdom.

(5)	Includes 10,425,600 Series A convertible redeemable preference shares and 4,012,400 Series B convertible redeemable preference shares owned by Draper Fisher Jurvetson ePlanet Ventures L.P., 184,000 Series A convertible redeemable preference shares and 70,800 Series B convertible redeemable preference shares owned by Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG, and 216,600 Series A convertible redeemable preference shares and 83,400 Series B convertible redeemable preference shares owned by Draper Fisher Jurvetson ePlanet Partners Fund, LLC respectively, in each case convertible into our ordinary shares. These entities are collectively referred to in this prospectus as Draper Fisher Jurvetson ePlanet. Timothy C. Draper, John H. N. Fisher, Steve T. Jurvetson and Asad Jamal, acting as managing directors and members of these entities, hold the investment and voting power over the shares owned thereby. They disclaim beneficial ownership of such shares except to the extent of their respective fiduciary interests. The address of Draper Fisher Jurvetson ePlanet is Suite 150, 2882 Sand Hill Road, Menlo Park, CA 94025, U.S.A.

(6)	The address of our current directors and executive officers is c/o 28F, Zhao Feng World Trade Building, 369 Jiangsu Road, Shanghai 200050, China.

(7)	Includes 124,270,400 ordinary shares owned by JJ Media Investment Holding Ltd. and 1,680,533 and 280,133 options to purchase our ordinary shares owned by Target Sales International Limited and Target Management Group Limited. All of these entities are 100% owned by Jason Nanchun Jiang, our founder, chairman and chief executive officer.

(8)	Represents Series C convertible redeemable preference shares convertible into ordinary shares beneficially owned by The Goldman Sachs Group, Inc. Ms. Hsu, an executive director at Goldman Sachs (Asia) L.L.C., a wholly-owned subsidiary of The Goldman Sachs Group, Inc., disclaims beneficial ownership of such shares.

(9)	Represents Series B convertible redeemable preference shares beneficially owned by CDH FM. Mr. Wu is employed by that entity and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)	Represents Series A and Series C convertible redeemable preference shares, in each case convertible into ordinary shares, and ordinary shares beneficially owned by the UCI Entities, and 1,200,000, 252,067, 467,533, 2,520,800 and 140,000 options to purchase our ordinary shares owned by Pacific Advance Capital Limited, United Capital Investment Group Limited, Media Investment Consulting Limited, Universal Media Consulting Limited and Union Enterprises Group Limited, respectively. Jimmy Wei Yu, one of our directors, exercises sole investment and voting power over shares and options owned by these entities, except with respect to the shares owned by KTB/UCI, for which Mr. Yu shares the investment and voting power with Wonho Hong. Mr. Yu disclaims beneficial ownership of these shares and options except to the extent of his pecuniary interest therein.

(11)	Feng Ren and Defu Zhang are the directors of Victory Venture Capital Limited, or Victory Venture, a British Virgin Islands company, and exercise the investment and voting power over the shares owned thereby. The address of the Victory Venture is TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

(12)	Represents 9,000,000 Series A convertible redeemable preference shares convertible into ordinary shares owned by SB China Holdings Pte Ltd., or SB China. SB China is owned by SOFTBANK CORP., a public company listed on the Tokyo Stock Exchange, and UTStarcom Inc., a public company listed on the NASDAQ National Market. The address of SB China is 20 Raffles Place, #09-01, Ocean Towers, Singapore 048620.

(13)	Includes 2,988,000, 2,083,400, 1,250,000, 1,178,800 and 833,200 Series B convertible redeemable preference shares convertible into ordinary shares owned by Springboard-Harper Technology Fund (Cayman) Ltd., or SHTFC, Hannibal International Ltd., or HIL, International Network Capital Global Fund, or INCGF, Springboard-Harper Technology Fund Pte. Ltd., or SHTFP, and International Network Capital Global Investment Ltd. (BVI), or INCGI, respectively. These entities are collectively referred to in this prospectus as International Network Capital Global. Decisions regarding the shares owned by International Network Capital Global are made by their respective investment committee of these entities. Each of such committees is comprised of Peter Liu, Jaclyn Lo and David Zhang. They disclaim beneficial ownership except to the extent of their respective pecuniary interest therein. The addresses of SHTFC, HIL, INCGF, SHTFP and INCGI are Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands; 13F, No. 59, Tun-Hua South Road, Section 2, Taipei, Taiwan; 10F-2, 76 Tun-Hua South Road, Section 2, Taipei, Taiwan; 250 North Bridge Road, Raffles City Tower, #3-07, Singapore 179101 and c/o Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands, respectively.

(14)	Represents 4,441,600 Series B convertible redeemable preference shares owned by Milestone Digital Media Holdings Limited, or Milestone Digital, a British Virgin Islands company wholly owned by Milestone China Opportunities Fund I, L.P. and 21,000 options to purchase our ordinary shares owned by Milestone Digital. Milestone Capital Management Limited is the general partner of Milestone China Opportunity Fund. Voting and investment power over the shares held by Milestone Capital Management is jointly exercised by Yunli Lou, Liping Qiu and Simon Murray & Co, Limited, the members thereof. The address of Milestone Digital is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(15)	Represents 4,166,600 Series A convertible redeemable preference shares owned by CMF Technology Fund I Ltd., or CMF, a Cayman Islands Company. CMF is controlled by its major shareholders, Far Win Developments Ltd. and High Rated Holding Ltd., both of which are owned by or related to China Merchants International Ltd., a public company listed on the Hong Kong Stock Exchange. The address of CMF is Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands.

(16)	Represents 20,833 Series B convertible redeemable preference shares convertible into ordinary shares owned by Venture TDF Technology Fund III LP, or Venture TDF. Thomas Kalon Ng, Chao Chin Yuen, Darren Ho Kah Leong, David Su Tuong Sing, Ng Tee Khiang and Tina Ju Lin Chi, who are directors of Venture TDF China LLC, general partner of Venture TDF, jointly exercise the investment and voting power over the shares owned by Venture TDF. The address of Venture TDF is P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands.

(17)	Represents 2,083,200 Series A convertible redeemable preference shares owned by Snow Hill Developments Limited, or Snow Hill, a British Virgin Islands Company 100% owned by China Merchants Technology Holdings Company Limited, which is in turn 100% owned by China Merchants Shekou Industrial Zone Co., Ltd., a wholly-owned subsidiary of China Merchants Group. The address of Snow Hill is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(18)	Tong An Investment Co., Ltd., or Tong An, is controlled by its major shareholder, TECO Electric and Machinery Co., Ltd., a Taiwan listed public company. The address of Tong An is 2F, No.156-2, Songjiang Road, Zhongshan District, Taipei 104, Taiwan.

(19)	Li Lai Holding Ltd., or Li Lai, is 100% owned by Ju-Liang Chen and Elufar Ltd., or Elufar, is 100% owned by Mulan Tsai, respectively. Li Lai and Elufar are both British Virgin Islands Companies and their address is Room 503B, No. 136, Section 3, Jan Ai Road, Taipei, Taiwan.

(20)	Neil Nanpeng Shen is the controlling shareholder and exercises investment and voting power over the shares held by Smart Create Group Limited, or Smart Create, respectively. Smart Create is a British Virgin Islands company and its address is Room 2001, 60 Wyndham Street, Central, Hong Kong.

(21)	Represents 687,600 Series B convertible redeemable preference shares owned by Powerful Team Energy Investments Ltd., or Powerful Team, a British Virgin Islands company. Its directors include Jing Wu and Xin Wu, who jointly exercise investment and voting power over the shares held by Powerful Team. The address of Powerful Team is P.O. Box 3321, Road Town, Tortola, British Virgin Islands.

(22)	Represents 687,400 Series B convertible redeemable preference shares owned by Elite Select Group Ltd., or Elite, Changbo Yang is the controlling shareholder of Elite Select and exercises investment and voting power over the shares it holds. Elite is a British Virgin Island company and its address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(23)	East Concord Limited, or East Concord, is a Samoa company and 100% owned by Yunli Lou. The address of East Concord is Offshore Chambers, P.O. Box 217, Apia, Samoa.

(24)	Meridian Pacific Angel Capital Co., Ltd., or Meridian, is a British Virgin Islands company and is 100% owned by Rong Le. The address of Meridian is Kinston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

Founders and Initial Investors
       The following share and par value information is presented as if all share splits discussed below had already occurred.
       Our holding company, Focus Media Holding Company, was established in April 2003 when we commenced our current business operations. In April 2003, we issued: (i) 140,000,000 ordinary shares, par value US$0.00005 per share, to JJ Media Investment Holding Ltd., a company controlled by Jason Nanchun Jiang, our chairman and chief executive officer, (ii) 5,000,000 ordinary shares to Yibing Zhou, (iii) 45,000,000 ordinary shares to China Alliance Investment Ltd., or China Alliance, and (iv) 10,000,000 ordinary shares to SB China Holdings Pte. Ltd., an affiliate of SOFTBANK Corp. that we refer to as Softbank.
       In May 2003, we executed a 100-to-1 share split of our ordinary shares.

       Immediately following this, our shareholders’ holdings were as follows:

	Ordinary Shares
	Beneficially
Shareholder	Owned	Percentage

JJ Media/Jason Nanchun Jiang	140,000,000	70.0%
China Alliance	45,000,000	22.5
Softbank	10,000,000	5.0
Yibing Zhou	5,000,000	2.5

Total	200,000,000	100.0%

Issuance of Series A Convertible Redeemable Preference Shares and Subsequent Transfers
       In February 2004, China Alliance entered into sale and purchase agreements with Softbank, Shanghai Venture Capital (HK) Co., Ltd., or SVC, Multimedia Park Venture Capital Limited, or Multimedia, and United China Investment Limited, or UCI, pursuant to which China Alliance transferred 4,000,000 ordinary shares to Softbank, 10,000,000 ordinary shares to SVC, 5,000,000 ordinary shares to Multimedia and 10,000,000 ordinary shares to UCI.
       In March 2004, Jason Nanchun Jiang, through JJ Media, Yibing Zhou and Softbank transferred 6,000,000, 1,400,000 and 2,800,000 shares, respectively, to UCI.
       In March 2004, each of China Alliance, Softbank, SVC, Multimedia and UCI, or collectively the Series A shareholders, entered into a shareholders agreement with us pursuant to which each Series A shareholder exchanged its ordinary shares for an equal number of Series A convertible redeemable preference shares. Following these transactions and as of March 2004, our shareholders’ holdings were as follows:

	Shares
	Beneficially
Shareholder	Owned	Percentage

JJ Media/ Jason Nanchun Jiang(1)	134,000,000	67.0%
UCI(2)	20,200,000	10.1
China Alliance(2)	16,000,000	8.0
Softbank(2)	11,200,000	5.6
SVC(2)	10,000,000	5.0
Multimedia(2)	5,000,000	2.5
Yibing Zhou(1)	3,600,000	1.8

Total	200,000,000	100.0%

(1)	Holder of ordinary shares.

(2)	Holder of Series A convertible redeemable preference shares convertible into ordinary shares.
Issuance of Series B Convertible Redeemable Preference Shares and Subsequent Transfers
       In April 2004, we entered into a sale and purchase agreement with the Series B investors, which consisted of CDH FM Limited, or CDH, International Network Capital Global, Venture TDF Technology Fund III L.P., or Venture TDF, Milestone Digital Media Holding Ltd., or Milestone, Draper Fisher Jurvetson ePlanet, Elite Select Group Ltd., or Elite Select, Farmac Holdings Ltd., or Farmac, and Powerful Team Energy Investment Limited, or Powerful Team with their transferees, pursuant to which we issued 52,083,400 Series B convertible redeemable preference shares convertible into ordinary shares to the Series B investors at a price of $0.24 per preference share.
       In April 2004, China Alliance and SVC transferred a total of 13,202,800 Series A convertible redeemable preference shares to Pacific Advance Capital Limited, or Pacific Advance Capital, and UCI at a price of $0.20 per share. Also in April 2004 Softbank, Multimedia and Pacific Advance

Capital transferred a total of 17,076,000 Series A convertible redeemable preference shares to Draper Fisher Jurvetson ePlanet, CMF Technology Fund, or CMF, and Snow Hill Developments Limited, or Snow Hill, in each case at a price of $0.24 per share.
       In September 2004, we issued 14,458,200 ordinary shares to Victory Venture Capital Limited as partial consideration for our acquisition of Perfect Media.
       Following these transactions and as of September 2004, our shareholders’ holdings were as follows:

	Shares
	Beneficially
Shareholder	Owned	Percentage

JJ Media/ Jason Nanchun Jiang(1)	134,000,000	50.25%
UCI(2)	25,410,000	9.53
CDH(3)	25,000,000	9.37
Draper Fisher Jurvetson ePlanet(2)(3)	14,992,800	5.62
Victory Venture(1)	14,594,200	5.47
Softbank(2)	9,000,000	3.37
China Alliance(2)	8,706,800	3.26
International Network Capital Global(3)	8,333,400	3.13
Milestone(3)	8,333,400	3.13
Venture TDF(3)	4,166,600	1.56
CMF(2)	4,166,600	1.56
Yibing Zhou(1)	3,600,000	1.35
Other shareholders of less than 1%(2)(3)	6,373,800	2.40

Total	266,677,600	100.00%

(1)	Holder of ordinary shares.

(2)	Holder of Series A convertible redeemable preference shares convertible into ordinary shares.

(3)	Holder of Series B convertible redeemable preference shares convertible into ordinary shares.
Issuance of Series C Convertible Redeemable Preference Shares and Subsequent Transfers
       In November 2004, we, UCI, Milestone and China Alliance entered into a sale and purchase agreement with the Series C investors, which consisted of GS Focus Holding Limited, 3i Group, KTB/UCI China Ventures I Limited and Max Wealth Enterprises Limited, pursuant to which we issued a total of 58,377,200 Series C convertible redeemable preference shares to the Series C investors at a price of $0.51 per preference share.
       In December 2004, Jason Nanchun Jiang sold 9,729,600 ordinary shares to Capital International Private Equity at a price of $0.51 per ordinary share, which shares were simultaneously exchanged for Series C convertible redeemable preference shares. At the same time, Yibing Zhou and Victory Venture sold a total of 8,464,800 ordinary shares to UCI, Smart Create Group Ltd., East Concord Ltd., Meridian Pacific Angel Capital Co., Ltd., Li Lai Holding Ltd., Elufar Ltd. and Tong An Investment Co. Ltd. at a price of $0.51 per share.
       In May 2005, we executed a 200-to-1 share split of our ordinary shares and each series of convertible redeemable preference shares. As a result of these transactions, we arrived at our current shareholding structure as first presented above.
       Upon the completion of this offering:

•	under the terms of our Series A and Series B convertible redeemable preference shares, all of the outstanding Series A and Series B convertible redeemable preference shares will mandatorily convert into ordinary shares if (1) the offering involves the successful issuance of at least 25% of our fully- diluted share capital upon completion of the offering and (2) our total market capitalization immediately prior to the offering is not less than $200,000,000; and

•	under the terms of our Series C convertible redeemable preference shares, all outstanding preference shares will mandatorily convert into ordinary shares if (1) the offering involves the successful issuance of at least 25% of our fully-diluted share capital upon completion of the offering and (2) our total market capitalization immediately prior to the offering is not less than $335,000,000.
       Assuming this offering meets the requirements described above, none of our existing shareholders will have voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We do not intend to proceed with offering unless all conditions necessary for the conversion of our convertible redeemable preference shares into ordinary shares have been satisfied.
       Other than an aggregate 21.2% of our outstanding shares held by GS Focus Holding Limited, Draper Fisher Jurvetson ePlanet and Capital International Private Equity, each of which is a United States corporation or limited partnership, in each case as set forth in the table above, none of our outstanding ordinary shares or preference shares is held in the United States, and we do not have any record holders of our voting securities in the United States.
       We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS
Agreements Among Us, Focus Media Technology, Focus Media Digital, Focus Media Advertisement and Its Subsidiaries
       We have entered into a series of contractual arrangements with Focus Media Advertisement and its shareholders and subsidiaries, including contracts relating to the provision of services and certain shareholder rights and corporate governance matters. Each of our contractual arrangements with Focus Media Advertisement and its shareholders and subsidiaries may only be amended with the approval of our audit committee or another independent body of our board of directors.
       The following is a summary of the material provisions of these agreements. For more complete information you should read these agreements in their entirety. Directions on how to obtain copies of these agreements are provided in this prospectus under “Where You Can Find Additional Information”.
Transfer of Ownership When Permitted by Law
       Pursuant to the call option agreement by and among Focus Media Technology, Focus Media Advertisement and its subsidiaries, Jason Nanchun Jiang and Jimmy Wei Yu dated as of March 28, 2005, each of Jason Nanchun Jiang, as a shareholder of Focus Media Advertisement, Jimmy Wei Yu, as a shareholder of Focus Media Advertisement and certain of its subsidiaries, and Focus Media Advertisement, as a shareholder of its subsidiaries, has granted Focus Media Technology or its designee an exclusive option to purchase all or part of their equity interests in Focus Media Advertisement, and its subsidiaries, or all or part of the assets of Focus Media Advertisement, in each case, at any time determined by Focus Media Technology and to the extent permitted by PRC law. Pursuant to a separate letter of undertaking entered into by and among us, Focus Media Technology, Jason Nanchun Jiang and Jimmy Wei Yu, dated as of March 28, 2005, each of Jason Nanchun Jiang and Jimmy Wei Yu agrees to pay to Focus Media Technology or us any excess of the purchase price paid for the equity interests in, or assets of, Focus Media Advertisement or its subsidiaries over the respective registered capital of Focus Media Advertisement or its subsidiaries in the event that Focus Media Technology or its designee exercises such option.
Voting Arrangement
       Pursuant to the voting rights proxy agreement by and among Focus Media Technology, Focus Media Advertisement and its subsidiaries, Jason Nanchun Jiang and Jimmy Wei Yu dated as of March 28, 2005, Jason Nanchun Jiang, Jimmy Wei Yu and Focus Media Advertisement have granted a PRC individual designated by Focus Media Technology the right to appoint all of the directors and senior management of Focus Media Advertisement and those subsidiaries that it jointly owns with Jimmy Wei Yu and all of their other voting rights as shareholders of Focus Media Advertisement and its subsidiaries, as the case may be, as provided under the articles of association of each such entity. Under the voting rights proxy agreement, there are no restrictions on the number, to the extent allowed under the respective articles of association of Focus Media Advertisement and its subsidiaries, or identity of those persons we can appoint as directors and officers.
Equity Pledge Agreement
       Pursuant to the equity pledge agreement by and among Focus Media Technology, Focus Media Digital, Focus Media Advertisement and its subsidiaries, Jason Nanchun Jiang and Jimmy Wei Yu dated as of March 28, 2005, each of Jason Nanchun Jiang, Jimmy Wei Yu and Focus Media Advertisement has pledged his or its equity interest in Focus Media Advertisement and its subsidiaries, as the case may be, to Focus Media Technology and Focus Media Digital to secure their obligations under the relevant contractual control agreements to which each is a party, including but not limited to, the obligations of Focus Media Advertisement and its subsidiaries under the technical services agreement and the trademark licence agreement and the obligation of each of Jason Nanchun Jiang and Jimmy Wei Yu under the respective loan agreement dated March 28, 2005, entered into by Focus Media Technology and Jason Nanchun Jiang and Jimmy Wei Yu, pursuant to which Jason Nanchun Jiang obtained a loan in the amount of RMB35.5 million ($4.3 million) from Focus Media Technology for the sole purpose of increasing the registered capital of Focus Media Advertisement and Jimmy Wei Yu received a series of loans from Focus Media Technology for purposes of increasing the registered capital of Focus Media Advertisement, and acquiring certain of our regional distributors, respectively. See “— Loans to Jason Nanchun Jiang and Jimmy Wei Yu and Share Pledge Arrangements”. Under this equity pledge agreement, Jason Nanchun Jiang, Jimmy Wei Yu and Focus Media Advertisement have agreed not to transfer, assign, pledge or otherwise dispose of their interest in Focus Media Advertisement or its subsidiaries, as the case may be, without the prior written consent of Focus Media Technology and Focus Media Digital.
Equity Trust Agreement
       Pursuant to the equity trust agreement by and among Focus Media Advertisement and Focus Media Technology dated as of March 28, 2005, Focus Media Advertisement holds a 9% equity interest in Focus Media Digital in trust for the benefit of Focus Media Technology. Under the equity trust agreement, Focus Media Technology provides trust funds to Focus Media Advertisement to be used for the purchase of a 9% equity interest in Focus Media Digital and Focus Media Technology agrees to be the beneficiary of any profits or other benefit generated that is attributable to the management, use or disposal of the trust funds. Through these arrangements, we have enabled our indirect subsidiary, Focus Media Technology, to beneficially hold an additional 9% of the interest in Focus Media Digital in addition to the 90% equity interest it holds in its own name.
Trademark License Agreement
       Pursuant to the trademark license agreement by and among Focus Media Technology, Focus Media Advertisement and its subsidiaries dated as of March 28, 2005, Focus Media Technology has agreed to license the use of its trademarks to be registered in China to Focus Media Advertisement and its subsidiaries in exchange for a monthly licensing fee of RMB10,000 ($1,209) for each affiliated company using such trademarks.
Technical Services Agreement
       Pursuant to the technical services agreement by and among Focus Media Digital, Focus Media Advertisement, and its subsidiaries, dated March 28, 2005, Focus Media Digital has agreed to provide technical licenses and exclusive services in respect of the installment, upgrading and maintenance of CF cards used in the business operations of Focus Media Advertisement and its subsidiaries. Focus Media Advertisement and its subsidiaries have agreed to pay a monthly service fee totalling RMB1.5 million ($181,000) to Focus Media Digital based on the respective revenues of Focus Media Advertisement and its subsidiaries from November 2004 through December 2005. The amount of the service fee for the years after 2005 is subject to mutual agreement by and among Focus Media Digital, Focus Media Advertisement and its subsidiaries.
Cooperation Agreements
       Pursuant to the cooperation agreements by and among Focus Media Advertisement, Focus Media Advertising Agency and Focus Media Advertisement’s subsidiaries, dated March 28, 2005, Focus Media Advertising Agency has agreed to promote the sales of advertising time slots on the respective portion of our advertising network operated by Focus Media Advertisement and its relevant subsidiaries, and each of Focus Media Advertisement and its subsidiaries has agreed to ensure the allocation of advertising time slots on its respective portion of the advertising network adequate for the dissemination of advertising content as agreed upon between Focus Media Advertising Agency and its advertising clients. Focus Media Advertising Agency pays a dissemination fee to Focus Media Advertisement and its relevant subsidiaries for dissemination services on a cost-plus basis equal to 112% of all the costs incurred by Focus Media Advertisement and its subsidiaries in providing dissemination services to Focus Media Advertising Agency. The cooperation agreement has a term of one year starting from November 2004.
Other Related Party Transactions
Shareholders Agreement
       Pursuant to the terms of the shareholders agreement with all of our existing shareholders, such shareholders are entitled to demand registration rights and piggyback registration rights. At any time six months after the closing of this offering,

•	any of our shareholders representing a majority of the ordinary shares converted from the Series A convertible redeemable preference shares;

•	any of our shareholders representing a majority of the ordinary shares converted from the Series B convertible redeemable preference shares; or

•	any of our shareholders representing 20% of the ordinary shares converted from the Series C convertible redeemable preference shares;
may require us to effect the registration, on a form other than Form F-3, of at least 25% of the registrable securities then outstanding. We are not obligated to take any action to effect any such registration on more than two occasions in which the registration has been declared effective, or more than once in any 90 day period.
       In addition, holders of any of our registrable securities may require us to effect a registration statement on Form F-3 (or any successor form or any comparable form for a registration in a jurisdiction other than the United States) for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least $1,000,000 and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than two such registration in any twelve month period.
       Registrable securities are ordinary shares not previously sold to the public and issued or issuable to holders of our preference shares, including (i) ordinary shares issued upon conversion of our preference shares, (ii) ordinary shares issued or issuable upon exercise of their options or warrants to purchase ordinary shares, and (iii) ordinary shares issued pursuant to share splits, share dividends and similar distributions to holders of our preference shares. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.
       Holders of registrable securities also have “piggyback” registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares.
       If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 30% of the aggregate securities included in such offering without the consent of a majority of the holders of registrable securities who have requested their shares to be included in the registration and underwriting.
       We are generally required to bear all of the registration expenses incurred in connection with one demand registration on a form other than Form F-3, and unlimited Form F-3 and piggyback registrations.

       The foregoing demand, Form F-3 and piggyback registration rights will terminate on the earliest of:

•	with respect to holders of Series A and Series B convertible redeemable preference shares, April 28, 2007, which is the date three years from the date of the Series B investment;

•	with respect to holders of Series C convertible redeemable preference shares, November 29, 2007, which is the date three years from the date of the shareholders agreement;

•	upon any such holder holding less than 1% of our outstanding ordinary shares after our initial public offering; and

•	upon any such holder becoming eligible to sell all of such holder’s registrable securities pursuant to Rule 144 under the Securities Act within any three-month period without volume limitations, under Rule 144(k), or under any comparable securities law of a jurisdiction other than the United States for sale of registrable securities in such jurisdiction.
       Upon the completion of this offering:

•	under the terms of our Series A and Series B convertible redeemable preference shares, all of the outstanding Series A and Series B convertible redeemable preference shares will mandatorily convert into ordinary shares if (1) the offering involves the successful issuance of at least 25% of our fully-diluted share capital upon completion of the offering and (2) our total market capitalization immediately prior to the offering is not less than $200,000,000; and

•	under the terms of our Series C convertible redeemable preference shares, all outstanding preference shares will mandatorily convert into ordinary shares if (1) the offering involves the successful issuance of at least 25% of our fully-diluted share capital upon completion of the offering and (2) our total market capitalization immediately prior to the offering is not less than $335,000,000.

Earnout Agreement
       In connection with the Series C financing, we entered into an earnout agreement with the Series C investors and JJ Media, which holds 41.3% of our share capital, is our largest shareholder and is wholly owned by Jason Nanchun Jiang. Pursuant to the earnout agreement, in the event that our net income for 2004 was less than $13.5 million, JJ Media agreed to transfer a number of our ordinary shares it owns to the Series C investors based on a formula that reflects a valuation of our company at the time of the Series C investment reduced by the shortfall in net income. Under the terms of our amended and restated memorandum and articles of association, and in reliance on representations with respect to our net income made by us and JJ Media, the Series C investors agreed to waive any right to payments under the earnout agreement.
       In addition, under the terms of our amended and restated memorandum and articles of association, holders of our Series A and Series B preference shares had the right to certain performance-based adjustments to the conversion price applicable to their shares if certain stipulated earnings goals were not attained in 2004 and are not attained in 2005, respectively. Pursuant to an amendment to our amended and restated memorandum and articles of association completed in April 2005, these performance-based adjustments were not triggered in 2004.
Tax Indemnity
       Pursuant to the tax indemnity entered into by and between us and the Series C investors in December 2004, we agree to indemnify the Series C investors against all losses and damages incurred by our company or any of our subsidiaries in connection with any claim made against us or our subsidiaries resulting from a failure to timely pay taxes, file a tax return or comply with tax laws and regulations or to comply with other related PRC laws and regulations.
Clawback Agreement
       Pursuant to the clawback agreement entered into by and among us, Jason Nanchun Jiang, JJ Media and the Series C investors in December 2004, Jason Nanchun Jiang is required to remain the beneficial owner of the entire equity interest in JJ Media. In the event that Jason Nanchun Jiang ceases to beneficially own the entire equity interest in JJ Media, allows any portion of such equity interest to be subject to an encumbrance prohibited under the clawback agreement, or either Jason Nanchun Jiang or JJ Media institutes liquidation, bankruptcy or other similar debtor relief proceedings, the Series C investors will gain the immediate right to acquire all of the ordinary shares held by JJ Media at a price equal to the par value of the ordinary shares. The Series C investors waived their rights under the clawback agreement solely in connection with the sale by Jason Nanchun Jiang of 48,648 ordinary shares to Capital International Private Equity in December 2004.
Loans to Jason Nanchun Jiang and Jimmy Wei Yu
       On June 10, 2003, we, Jason Nanchun Jiang and Jimmy Wei Yu and one of our employees, Yuanzhe Fu, and two of our former employees, Yibing Zhou and Yiqing Hou, executed a loan agreement of indefinite term, under which we agreed to extend to each of Jason Nanchun Jiang, Jimmy Wei Yu, Yuanzhe Fu, Yibing Zhou and Yiqing Hou a loan in the aggregate amount of RMB10.0 million ($1.2 million) for the sole purpose of establishing and operating Focus Media Advertisement. Each of the above individuals also agreed to pledge to us his respective shares in us to secure each of their respective obligations under the loan agreement. In November 2004, Yuanzhe Fu, Yibing Zhou and Yiqing Hou transferred their share in us to Jimmy Wei Yu and as a result, their respective rights and obligations under the loan agreement were assumed by Jimmy Wei Yu. As of March 28, 2005, the full amount of the loan remained outstanding. We granted this loan without interest and it is payable on demand with thirty days’ prior notice to Mr. Jiang and Mr. Yu. Pursuant to the loan agreements entered into by Focus Media Technology and Jason Nanchun Jiang and Jimmy Wei Yu, respectively, Jason Nanchun Jiang obtained a loan in the amount of RMB35.5 million ($4.3 million) from Focus Media Technology for the sole purpose of increasing the registered capital of Focus Media Advertisement and Jimmy Wei Yu received a series of loans totalling RMB5,085,000 ($615,000) from Focus Media Technology for purposes of increasing the registered capital of Focus Media Advertisement and acquiring certain of our regional distributors, respectively. As of March 28, 2005, the full amounts of the loans to Messrs. Jiang and Yu remained outstanding. Focus Media Technology granted these loans without interest. The loans have a term of ten years starting from March 28, 2005 and are payable in full at the end of such ten-year term or, with thirty-days’ written notice from Focus Media Technology to Messrs. Jiang and Yu, on demand. These loan arrangements have been acknowledged and confirmed by the relevant parties in the loan agreement between Focus Media Technology and Jason Nanchun Jiang and in the loan agreement by and among Focus Media Technology, Focus Media Advertisement and Jimmy Wei Yu, both dated March 28, 2005.
Transactions with Everease
       Prior to establishing our business, Jason Nanchun Jiang, our founder, chairman and chief executive officer, served as the chief executive officer of Everease from 1994 to 2003. Everease and our company were considered to be under common control and any transaction we entered into with Everease were treated as related party transactions. These transactions are described below.
Asset and Business Purchase Agreement
       Pursuant to the asset and business purchase agreement entered into between Everease and Focus Media Advertisement dated July 2003, Focus Media Advertisement purchased equipment and assets from Everease for a consideration of RMB10 million ($1.2 million). The equipment consisted primarily of LCD flat-panel displays and the business and other assets consisted of contracts and other operations in connection with Everease’s operation of the flat-panel displays in commercial locations.
Transfer Agreement
       Pursuant to the transfer arrangements among Everease, Jason Nanchun Jiang and Focus Media in May 2003, Everease and Jason Nanchun Jiang transferred certain know-how in connection with flat-panel display synchronization technology to us for a fee of $750,000. The know-how consisted primarily of technology and engineering concepts used in the synchronization of our network panels that are placed in close proximity to one another as well as other related expertise and knowledge provided by Mr. Jiang in his services to us.
Everease Non-competition Agreement
       Pursuant to the Everease Non-competition Agreement between Everease and us, dated as of November 2004, Everease, its affiliates, or its directors, officers or employees have agreed not to disclose any confidential information regarding Focus Media to any third-party without our written consent. In addition, for so long as Jason Nanchun Jiang continues to hold any equity interest in our company and for two years thereafter, none of Everease, its affiliates, or its directors, officers or employees may (i) engage in, or lend its name to, any business that competes with our business, (ii) deal in a competitive manner with any of our customers, (iii) solicit any of our directors, officers, employees or agents to become directors, officers, employees or agents of others entities, or (iv) engage in any business conducted under a name that is the same as, or similar to, ours or any trade name used by us where the use of such name is reasonably likely be confused for our name. Everease entered into the non-competition agreement in consideration of its business relationship with us at the time, which relationship was subsequently terminated, and received no cash or other monetary compensation.
Cooperation and Transfer Agreements
       Everease and Beijing Suodi Advertising Co., Ltd., or Suodi Advertising, entered into a series of project cooperation agreements in February, April and June 2003 under which Suodi Advertising agreed to develop Everease’s flat-panel television advertising network by entering into display placement agreements, to sell advertising time slots on Everease’s advertising network and to maintain the flat-panel displays on the network. In August 2003, Everease, Suodi Advertising and Focus Media Advertisement entered into a transfer agreement under which Everease transferred to Focus Media Advertisement all of its rights and obligations under its original project cooperation agreements with Suodi Advertising.
Advertising Services Provided to Everease
       We have provided our advertising services to Everease in the aggregate amounts of $1.0 million, $1.2 million and $279,502 in 2003 and 2004 and for the three months ended March 31, 2005, respectively. As of March 31, 2005, $630,690 remained outstanding. These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.
Transactions with Entities Affiliated with Jimmy Wei Yu
       We have provided our advertising services to certain companies for which Jimmy Wei Yu, one of our directors, also serves as a director. The advertising service revenue for these services totalled in the aggregate $120,821, $2.1 million and $639,897 in 2003 and 2004 and for the three months ended March 31, 2005, respectively. As of March 31, 2005, no amounts remained outstanding.

These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.
Transactions with Ctrip.com International
       We have provided our advertising services to Ctrip.com International, Limited, which is affiliated with Neil Nanpeng Shen, one of our directors, in the aggregate amount of $43,662 and $111,895 in 2004 and for the three months ended March 31, 2005, respectively. Amounts due from Ctrip International in connection with these advertising services totalled $24,742 as of March 31, 2005. These advertising services were provided in the ordinary course of business on terms substantially similar to those provided to our unrelated advertising clients on an arm’s-length basis.

DESCRIPTION OF SHARE CAPITAL
       As of the date hereof, our authorized share capital is $990,000 divided into 19,800,000,000 shares, par value $0.00005 per share, and the issued share capital is $15,037 divided into 300,731,000 ordinary shares fully paid or credited as fully paid.
       We were incorporated as Focus Media Holding Limited in the British Virgin Islands on April 11, 2003 as an international business company. On April 1, 2005, we changed our corporate domicile to the Cayman Islands, becoming an exempted company with limited liability under the Companies Law (2004 Revision) Cap. 22 of the Cayman Islands, or the Companies Law. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

•	is a company that conducts its business outside of the Cayman Islands;

•	is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.
       Our amended and restated memorandum and articles of association, which will become effective upon the completion of this offering, authorize the issuance of up to 19,800,000,000 shares, par value $0.00005 per share. The following summarizes the terms and provisions of our share capital upon the completion of this offering, as well as the material applicable laws of the Cayman Islands. This summary is not complete, and you should read the form of our amended and restated memorandum and articles of association, which will be filed as exhibits to the registration statement of which this prospectus is a part.
       The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in order to exercise shareholders’ rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs.
Meetings
       Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors or a majority of our board of directors, and may not be called by any other person. All business shall be deemed extraordinary that is transacted at an extraordinary general meeting, and also all business that is transacted at an annual general meeting other than with respect to (1) declarations of dividends, (2) the adoption of our financial statements and reports of directors and auditors thereon, (3) our authority to grant options not in excess of 20% of the nominal value of our existing issued share capital, (4) our ability to repurchase our securities, (5) the election of directors, (6) the appointment of auditors and other officers, and (7) the fixing of the remuneration of the auditors and the voting of remuneration or extra remuneration to the directors.
       Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 75% in nominal value of the ordinary shares giving that right.
       At any general meeting, two shareholders entitled to vote and present in person or by proxy that represent not less than one-third of our issued and outstanding voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.
       A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.
       The quorum for a separate general meeting of the holders of a separate class of shares is described in “— Modification of Rights” below.
Voting Rights Attaching to the Shares
       Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share which such shareholder is the holder.
       No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.
       If a clearing house or depositary (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)) including the right to vote individually on a show of hands.
       While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.
Protection of Minority Shareholders
       The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

       Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.
       Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.
       The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (3) an irregularity in the passing of a resolution which requires a qualified (or special) majority.
Pre-emption Rights
       There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.
Liquidation Rights
       Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.
       If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
Modification of Rights
       Except with respect to share capital (as described below) alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.
       Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one-third in nominal value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.
       The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Alteration of Capital
       We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum and articles of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

•	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination in general meeting may be determined by our directors.
       We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.
Transfer of Shares
       Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq National Market or in any other form which our directors may approve.
       Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

•	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of share;

•	the instrument of transfer is properly stamped (in circumstances where stamping is required);

•	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq National Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.
       If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
       The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the Nasdaq National Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.
Share Repurchase
       We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the U.S. Securities and Exchange Commission, the Nasdaq National Market, or by any recognized stock exchange on which our securities are listed.
Dividends
       Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.
       Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.
       Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.
       Our directors may deduct from any dividend or other moneys payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls, installments or otherwise.
       No dividend or other money payable by us on or in respect of any share shall bear interest against us.
       In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our members entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.
       Any dividend, interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.
       All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us.
       Whenever our directors or our members in general meeting have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.
Untraceable Shareholders
       We are entitled to sell any shares of a shareholder who is untraceable, provided that:

(1)	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in paragraph (3) below;

(2)	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

(3)	we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the Nasdaq National Market has been notified of such intention.
       The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.
Differences in Corporate Law
       The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.
       Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority”.
       When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
       If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
       Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority”.
       Corporate Governance. Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of The Nasdaq Stock Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Board of Directors
       We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time exclusively pursuant to an ordinary resolution adopted by our members, but must consist of not less than three directors. Initially we have set our board of directors to have not less than three directors and not more than seven directors. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by way of an ordinary resolution of shareholders or by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director so appointed by the board of directors shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election. Our directors shall serve a 3 year term from their appointment date and shall retire from office (unless he vacates his office sooner) at the expiry of such term provided their successors are elected or appointed. Such directors who retire at the expiry of their term are eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.
       Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of a director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.
       A meeting of our board of directors shall be competent to make lawful and binding decisions if at least three of the members of our board of directors are present or represented unless the board has fixed any other number. At any meeting of our directors, each director is entitled to one vote.
       Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.
       Certain actions require the approval of a supermajority of at least two-thirds of our board of directors, including:

•	the appointment or removal of our chief executive officer, chief financial officer and other executive officers of the Company;

•	any anti-takeover action in response to a takeover attempt;

•	the establishment of any joint venture requiring a capital contribution from us in excess of $1,000,000;

•	our acquisition of any company for aggregate consideration in excess of the equivalent of $10,000,000;

•	any material change to our business scope;

•	any merger resulting in our shareholders immediately prior to such merger holding less than a majority of the voting power of the outstanding share capital of the surviving business entity;

•	the sale or transfer of all or substantially all of our assets;

•	any change in our dividend policy or the declaration or payment of a dividend or other distribution by us other than a distribution or dividend to us, our subsidiaries or our consolidated affiliated entities; or

•	the settlement by us of any litigation in excess of $250,000.

Committees of Board of Directors
       Pursuant to our amended and restated articles of association, our board of directors has established an audit committee, a compensation committee and a nominations committee.
Issuance of Additional Ordinary Shares or Preference Shares
       Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.
       Our amended and restated memorandum of association authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.
       Our board of directors may issue series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.
       Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.
Registration Rights
       Under the terms of a shareholders agreement with all of our existing shareholders, at any time six months after the closing of the initial public offering of our ordinary shares pursuant to a registration statement:

•	any of our shareholders representing a majority of the ordinary shares converted from the Series A convertible redeemable preference shares;

•	any of our shareholders representing a majority of the ordinary shares converted from the Series B convertible redeemable preference shares; or

•	any of our shareholders representing 20% of the ordinary shares converted from the Series C convertible redeemable preference shares may require us to effect the registration, on a form other than Form F-3, of all or part of the registrable securities then outstanding.
       In addition, any holder of registrable securities may require us to effect a registration statement on Form F-3 (or any successor form or any comparable form for a registration in a jurisdiction other than the United States) for a public offering of registrable securities so long as the reasonably anticipated aggregate price to the public (net of selling expenses) would be at least $1,000,000 and we are entitled to use Form F-3 (or a comparable form) for such offering. Holders of registrable securities may demand a registration on Form F-3 on unlimited occasions, although we are not obligated to effect more than one such registration in any six month period.
       Registrable securities are ordinary shares issued or issuable to the holders of our preference shares, including: (1) ordinary shares issued or issuable upon conversion of any of our preference shares, (2) ordinary shares issued or issuable upon exercise of any options to purchase ordinary shares or series A convertible redeemable preference shares, and (3) ordinary shares issued pursuant to share splits, share dividends and similar distributions to the holders of our preference shares. Upon completion of this offering, GS Focus Holding Limited, the holder of 38,918,200 ordinary shares, or approximately 10.5% of our then-outstanding shares (assuming the underwriters do not exercise their option to purchase additional ADSs), together with its transferees (if any) will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lockup agreements described below, under “Shares Eligible for Future Sale”, to the extent that such requesting shareholders hold at least 50% of the registrable securities held by GS Focus Holding Limited and its transferees. Under certain circumstances, such demand registration may also include ordinary shares other than registrable securities.
       We are not, however, obligated to effect any such demand registration:

•	in any particular jurisdiction in which we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless we are already subject to service in that jurisdiction and except as may be required by the Securities Actor other applicable law in a jurisdiction other than the United States in which the registration is being effected;

•	if we, within ten days of receipt of a request for such registration, give notice of our bona fide intention to effect the filing of a registration statement with the SEC (or any comparable regulatory agency for a registration in a jurisdiction other than the United States) within 60 days of receipt of such request (other than a registration of securities in a business combination transaction pursuant to Rule 145 under the Securities Act or an offering solely to employees);

•	within six months immediately following the effective date of any registration statement pertaining to our securities (other than a registration of securities in a transaction pursuant to Rule 145 under the Securities Act or with respect to an employee benefit plan); or

•	if we furnish to the holders of registrable securities a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us or our shareholders for a registration statement to be filed in the near future, in which event we have the right to defer the filing of the registration statement, no more than once during any 12 month period, for a period not to exceed 60 days from the receipt of the request to file such registration statement so long as we do not file a registration statement with respect to the public offering of our securities during such 60 day period.
       Holders of registrable securities also have “piggyback” registration rights, which may require us to register all or any part of the registrable securities then held by such holders when we register any of our ordinary shares other than a registration:

•	relating solely to the sale of securities to participants in our share option plan;

•	relating to a corporate reorganization or other transaction pursuant to Rule 145 under the Securities Act;

•	on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities; and

•	in which the only ordinary shares being registered are ordinary shares issuable upon conversion of debt securities that are also being registered.
       If any of the offerings involves an underwriting, the managing underwriter of any such offering has certain rights to limit the number of shares included in such registration. However, the number of registrable securities included in an underwritten public offering subsequent to our initial public offering pursuant to “piggyback” registration rights may not be reduced to less than 25% of the aggregate securities included in such offering.
       We are generally required to bear all of the registration expenses incurred in connection with one demand registration on a form other than Form F-3, unlimited Form F-3 and piggyback registrations, except underwriting discounts and selling commissions, as well as the registration expenses incurred in connection with any registration of ordinary shares owned by holders of our Series A, Series B or Series C convertible redeemable preference shares.
       The foregoing demand, Form F-3 and piggyback registration rights will terminate, with respect to any holder of registrable securities, on the earlier of:

•	December 19, 2009, which is the date six years after the date of the shareholders agreement;

•	upon such holder holding less than 1% of the outstanding ordinary shares after our initial public offering; and

•	upon such holder becoming eligible to sell all of such holder’s registrable securities pursuant to Rule 144 under the Securities Act within any three-month period without volume limitations, under Rule 144(k), or under any comparable securities law of a jurisdiction other than the United States for sale of registrable securities in such jurisdiction.
       Moreover, we are not obligated to register any registrable securities if:

•	we obtain from the SEC (or a comparable regulatory agency in a jurisdiction other than the United States) a “no-action” letter in which the SEC (or such comparable regulatory agency) has indicated that it will take no action under the Securities Act (or comparable law) if any holder of registrable securities disposes of such securities and that the securities may be sold to the public without registration in accordance with any established procedure or “safe harbor” without unreasonable legal risk or uncertainty; or

•	in the opinion of counsel retained by us concurred in by counsel for the holder of registrable securities, no registration under the Securities Act (or comparable law) is required in connection with the sale of the registrable securities to the public.
Inspection of Books and Records
       Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records except that under the shareholders agreement with our existing shareholders, the holders of our preference shares will continue to be entitled to customary information and inspection rights relating to our facilities, books and records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information”.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
       Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Hong Kong, located at 10/F, Harbour Front (II), 22,Tak Funh Street, Hunh Hom, Kowloon, Hong Kong.
       We appoint Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and from the SEC’s website (http://www.sec.gov). Please refer to Registration Number 333-126011 when retrieving such copy.
       We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.
       Each ADS represents the right to receive ten ordinary shares on deposit with the custodian. An ADS will also represent the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.
       If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands which may be different from the laws in the United States.
       As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder”. When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.
Dividends and Distributions
       As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian bank. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.
Distributions of Cash
       Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws of the Cayman Islands and regulations.
       The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.
       The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.
Distributions of Shares
       Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.
       The distribution of new ADSs or the modification of the ADS-to-shares ratio upon a distribution of shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new shares so distributed.
       No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.
Distributions of Rights
       Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.
       The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.
       The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.
       The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.
Elective Distributions
       Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.
       The depositary bank will make the election available to you only if it is reasonably practical and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.
       If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.
Other Distributions
       Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.
       If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.
       The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.
       The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.
       The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption
       Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will mail notice of the redemption to the holders.
       The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.
Changes Affecting Shares
       The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such shares or a recapitalization, reorganization, merger, consolidation or sale of assets.
       If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.
Issuance of ADSs upon Deposit of Ordinary Shares
       The depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and legal considerations in the Cayman Islands applicable at the time of deposit.
       The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.
       When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The shares presented for deposit have not been stripped of any rights or entitlements.

       If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.
Transfer, Combination and Split Up of ADRs
       As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	Ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	Provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	Provide any transfer stamps required by the State of New York or the United States; and

•	Pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.
       To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.
Withdrawal of Shares Upon Cancellation of ADSs
       As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.
       If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.
       You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.
       The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights
       As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in “Description of Share Capital — Voting Rights Attaching to the Shares” above.
       At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.
       If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.
       In the event of voting by a show of hands, each shareholder has one vote irrespective of the number of shares held by such person and the depositary shall vote or cause the custodian to vote all the shares then on deposit in accordance with instructions received from a majority of holders giving voting instructions. In the event of poll voting, each shareholder has an amount of votes equal to the number of shares held as of record date for the meeting and the depositary shall vote or cause the custodian to vote the shares on deposit in respect of ADSs for which holder of ADSs have timely given voting instructions to the depositary.
       If the depositary timely receives voting instructions from a holder of ADSs that fail to specify the manner in which the depositary is to vote the shares represented by that holder’s ADSs, the depositary will deem the holder to have voted in favor of the items set forth in the voting instructions. If the depositary does not timely receive voting instructions from a holder of ADSs and we have timely provided the depositary with our notice of meeting and related materials, that holder will be deemed, and the depositary will deem that holder to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by the ADSs at our discretion, unless:

•	we have failed to timely provide the depositary with our notice of meeting and related voting materials;

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	voting at the meeting is made on a show of hands.
       Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges
       As an ADS holder, you will be required to pay the following service fees to the depositary bank:

Service	Fees

Issuance of ADSs	Up to U.S. 5¢ per ADS issued
Cancellation of ADSs	Up to U.S. 5¢ per ADS canceled
Distribution of cash dividends or other cash distributions	Up to U.S. 2¢ per ADS held
Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to U.S. 5¢ per ADS issued
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per share (or share equivalent) distributed
Annual Depositary Services Fee	Annually up to U.S. 2¢ per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year
Transfer of ADRs	U.S. $1.50 per certificate presented for transfer
       As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.
       We have agreed to pay certain other charges and expenses of the depositary bank. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.
Amendments and Termination
       We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.
       You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

       We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination.
       Upon termination, the following will occur under the deposit agreement:

•	for a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary bank in respect of those ordinary shares on the same terms as prior to the termination. During such six-months period, the depositary bank will continue to collect all distributions received on the ordinary shares on deposit (i.e., dividends) but will not distribute any such property to you until you request the cancellation of your ADSs.

•	After the expiration of such six-months period, the depositary bank may sell the securities held on deposit. The depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding.
Books of Depositary
       The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.
       The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.
Limitations on Obligations and Liabilities
       The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided that it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated

memorandum and articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated memorandum and articles of association or in any provisions of securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions
       The depositary bank may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares or release ordinary shares before receiving ADSs for cancellation. These transactions are commonly referred to as “pre-release transactions”. The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to fully collateralize, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.
Taxes
       You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.
       The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.
Foreign Currency Conversion
       The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.
       If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

SHARES ELIGIBLE FOR FUTURE SALE
       Upon completion of this offering, we will have outstanding 10,100,000 ADSs representing approximately 27.2% of our ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while application has been made for the ADSs to be quoted on the Nasdaq National Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.
Lock-up Agreements
       We have agreed with the underwriters that we will not, without the prior consent of Goldman Sachs (Asia) L.L.C., for a period of 180 days following the date of this prospectus:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement with respect to any of the ADSs or our ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or

•	enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of our ADSs or ordinary shares;
whether any transaction described above is to be settled by the delivery of ADSs, our ordinary shares or such other securities, in cash or otherwise.
       The restrictions in the above paragraph with respect to us do not apply to the ADSs to be sold in this offering and the ordinary shares underlying such ADSs. In addition, our directors, officers and shareholders have entered into a similar lock-up agreement with respect to our ordinary shares and ADSs for a period of 180 days and, thereafter until the first anniversary of the date of this prospectus, such persons may not sell or otherwise dispose of more than half of their ordinary shares or ADSs owned immediately prior to this offering. The restrictions applicable to our directors, officers and shareholders do not apply to the ADSs to be sold in this offering, and the ordinary shares underlying such ADSs. The underwriters may release these securities from these restrictions at any time, subject to applicable NASD regulations. The underwriters have no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our ADSs in the market and our financial condition at that time.
Rule 144
       In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who owns our restricted ordinary shares and who has beneficially owned those shares for at least one year is entitled to sell within any three-month period a number of shares, including ADSs representing such number of shares, that does not exceed the greater of the following:

•	1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 4 million shares immediately after this offering; and

•	the average weekly trading volume of our ADSs on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

       Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Persons who are not our affiliates may be exempt from these restrictions under Rule 144(k) discussed below.
Rule 144(k)
       Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares, in the form of ADSs or otherwise, proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold at any time.
Registration Rights
       Upon completion of this offering, the holders of 137,712,105 of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lockup agreements described above. See “Description of Share Capital — Registration Rights”.
Share Option Plan
       As of March 31, 2005, options to purchase 32,468,200 of our ordinary shares were granted and outstanding. All of these ordinary shares will be eligible for sale in the public market from time to time, subject to vesting and exercise provisions of the options, Rule 144 volume limitations applicable to our affiliates and other holders of restricted shares and the lock-up agreements.
       We intend to file a registration statement under the Securities Act covering a total of 18,536,550 ordinary shares reserved for issuance under our 2003 Plan and 2005 Plan. Such registration statement is expected to be filed within 90 days after the date of this prospectus and will automatically become effective upon filing. Following such filing, ordinary shares registered under such registration statement will, subject to the lockup agreements and Rule 144 volume limitations applicable to affiliates, be available for sale in the open market upon the exercise of vested options 90 days after the effective date of this offering.

TAXATION
Cayman Islands Taxation
       The following discussion of the material Cayman Islands federal income tax consequences of an investment in our ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This discussion does not deal with all possible tax consequences relating to an investment in our ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers, Dill & Pearman, our special Cayman Islands counsel.
       The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADS, or ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.
       Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company.
       The undertaking for us is for a period of twenty years from May 3, 2005.
United States Federal Income Taxation
       The following discussion, to the extent that it states matters of law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP, our United States counsel, on the material United States federal income tax consequences of the ownership of our ADSs as of the date hereof. Except where noted, it deals only with ADSs held as capital assets. This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank;

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	an investor in a pass-through entity; or

•	a person whose “functional currency” is not the United States dollar.
       Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms. If you are considering the purchase, ownership or disposition of our ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.
       As used herein, the term “United States Holder” means a beneficial holder of an ADS that is:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
       If a partnership holds ADSs, the tax treatment of a partner will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our ADSs, you should consult your tax advisors.
ADSs
       If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Shares that are represented by such ADSs. Accordingly, deposits or withdrawals of Shares for ADSs will not be subject to United States federal income tax.
       The United States Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by United States Holders of ADSs, of foreign tax credits for United States federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate United States Holders, as described below. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate United States Holders could be affected by future actions that may be taken by the United States Treasury.
Taxation of Dividends
       Subject to the discussion below under “Passive Foreign Investment Companies”, the gross amount of distributions on the ADSs will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by the depositary. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate United States investors, certain dividends received before January 1, 2009 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs, which will be listed on the Nasdaq National Market, will be readily tradable on an established securities market in the United States. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of this legislation to your particular circumstances.
       To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.
       Distributions of ADSs, ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax. The basis of the new ADSs, ordinary shares or rights so received will be determined by allocating the your basis in the old ADSs between the old ADSs and the new ADSs, ordinary shares or rights received, based on their relative fair market values on the date of distribution. However, the basis of the rights will be zero if:

•	the fair market value of the rights is less than 15 percent of the fair market value of the old ADSs at the time of distribution, unless you elect to determine the basis of the old ADSs and of the rights by allocating the adjusted basis of the old ADSs between the old ADSs and the rights, or

•	the rights are not exercised and thus expire.
Passive Foreign Investment Companies
       We operate an active advertising business in China and based on the projected composition of our income and valuation of our assets, including goodwill, after the completion of the offering and the receipt of net proceeds of approximately $93.3 million, we do not expect to be a passive foreign investment company (“PFIC”), for 2005, and we do not expect to become one in the future, although there can be no assurance in this regard. Because PFIC status is a factual determination, our United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations contained in this paragraph.
       We will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

       For this purpose, passive income includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.
       The determination of whether we are a PFIC is made annually for each taxable year of the Company. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. We could become a PFIC, for example though a combination of factors, such as a failure to spend a sufficient amount of the net proceeds of the offering (resulting in our holding cash, a passive asset) coupled with a decrease in the price of our Shares (resulting in a decrease in the value of our goodwill, an active asset). Because of the fact specific nature of the inquiry, we cannot predict at this time what portion of the net proceeds we would need to spend in order to avoid PFIC status. If we are a PFIC for any taxable year during which you hold our ADSs, you will be subject to special tax rules discussed below.
       If we are a PFIC for any taxable year during which you hold our ADSs, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
       In addition, non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2009, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs in any year in which we are classified as a PFIC.
       In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available because the ADSs will be listed on the Nasdaq National Market, which constitutes a qualified exchange as designated in the Internal Revenue Code, although there can be no assurance that the ADSs will be “regularly traded”. It is intended that the ADSs will be listed on the Nasdaq National Market, which must meet certain trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable Treasury regulations for purposes of the mark-to-market election, and no assurance can be given that the ADSs will be “regularly traded” for purposes of the mark-to-market election.
       If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your PFIC ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

       Your adjusted tax basis in PFIC ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.
       Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.
       You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs if we are considered a PFIC in any taxable year.
Taxation of Capital Gains
       Subject to the discussion above under “Passive Foreign Investment Companies”, for United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of ADSs in an amount equal to the difference between the amount realized for the ADSs and your tax basis in the ADSs. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.
Information reporting and backup withholding
       Information reporting will apply to dividends in respect of our ADSs and the proceeds from the sale, exchange or redemption of our ADSs that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.
       Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.
       PROSPECTIVE PURCHASERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY ADDITIONAL TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF ADSs, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION, INCLUDING ESTATE, GIFT, AND INHERITANCE LAWS.

UNDERWRITING
       Focus Media, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs (Asia) L.L.C. and Credit Suisse First Boston LLC are the representatives of the underwriters. Goldman Sachs (Asia) L.L.C.’s address is 68th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. Credit Suisse First Boston LLC’s address is Eleven Madison Avenue, New York, New York 10010-3629. Goldman Sachs (Asia) L.L.C. is acting in this offering as the global coordinator, sole bookrunner and joint lead manager with Credit Suisse First Boston LLC.

Underwriters	Number of ADSs

Goldman Sachs (Asia) L.L.C.
Credit Suisse First Boston LLC
CIBC World Markets
Piper Jaffray & Co

Total	10,100,000

       The underwriters are committed to take and pay for all of the ADSs being offered, if any are taken, other than the ADSs covered by the option described below unless and until this option is exercised.
       If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,515,000 ADSs from Focus Media and the selling shareholders to cover such sales. They may exercise that option for 30 days. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.
       The following tables show the per ADS and total underwriting discounts and commissions to be paid to the underwriters by Focus Media and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase a total of 1,515,000 additional ADSs.

Paid by Focus Media

	No Exercise	Full Exercise

Per ADS	$	$
Total	$	$

Paid by the Selling Shareholders

	No Exercise	Full Exercise

Per ADS	$	$
Total	$	$
       Total underwriting discounts and commissions to be paid to the underwriters represent                     % of the total amount of the offering.
       ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $                    per ADS from the initial public offering price. Any such securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to $                    per ADS from the initial public offering price. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

       Total expenses for this offering are estimated to be approximately $                    , including SEC registration fees of $                    , NASD filing fees of $                    , Nasdaq National Market listing fees of $                    , printing fees of approximately $                    , legal fees of approximately $                    , accounting fees of approximately $                    , roadshow costs and expenses of approximately $                    , and travel and other out-of-pocket expenses of approximately $                    . All amounts are estimated except for the fees relating to the SEC registration, the NASD filing and the Nasdaq National Market listing.
       Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC. Goldman Sachs (Asia) L.L.C. is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co.
       The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ADSs, as a part of the distribution of the ADSs. The underwriters also have agreed that they may sell ADSs among themselves.
       Focus Media has agreed with the underwriters that it will not, without the prior consent of Goldman Sachs (Asia) L.L.C., for a period of 180 days following the date of this prospectus:

•	offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file a registration statement with respect to any of the ADSs or its ordinary shares or any securities that are convertible into or exercisable or exchangeable for the ADSs or our ordinary shares; or

•	enter into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership of its ADSs or ordinary shares;
whether any transaction described above is to be settled by the delivery of ADSs, its ordinary shares or such other securities, in cash or otherwise.
       The 180-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces, or if the representatives of the underwriters determine, that the company will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.
       In addition, in reliance on NASD Rule 2710(g), Goldman, Sachs & Co. and its affiliates have agreed that any of their Focus Media ordinary shares or securities convertible or exchangeable for Focus Media ordinary shares shall not be sold during the 180-day restricted period.
       The restrictions above with respect to Focus Media do not apply to the ADSs to be sold in this offering and the ordinary shares underlying such ADSs. In addition, Focus Media’s directors, officers and shareholders have entered into a similar lock-up agreement with respect to Focus Media’s ordinary shares and ADSs for a period of 180 days and, thereafter until the first anniversary of the date of this prospectus, such persons may not sell or otherwise dispose of more than half of their ordinary shares or ADSs owned immediately prior to this offering. The restrictions applicable to Focus Media’s directors, officers and shareholders do not apply to the ADSs to be sold in this offering, and the ordinary shares underlying such ADSs.
       At our request, the underwriters are reserving up to 505,000 ADSs for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares available for sale to the general public in the public offering will be reduced to the extent that these persons purchase these reserved shares. Any reserved shares not purchased through the directed share program will be offered to the general public on the same basis as the other shares offered hereby.
       Prior to the offering, there has been no public market for Focus Media’s ADSs or ordinary shares. The initial public offering price of the ADSs will be negotiated among Focus Media and the representatives. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, will be Focus Media’s historical performance, estimates of its business potential and earnings prospects, an assessment of Focus Media’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
       An application has been made to quote the ADSs on the Nasdaq National Market under the symbol “FMCN”.
       In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from Focus Media and the selling shareholders. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.
       The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.
       Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.
       Each underwriter has represented, warranted and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of the issuance of the ADSs, will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to Focus Media; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom. Securities Regulation 1995 must be complied with concerning anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.
       The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines in Japan.
       The ADSs may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, may be issued, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.
       This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289, of Singapore, or the Securities and Futures Act, (2) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
       The ADSs may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.
       No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.
       A prospectus in electronic format will be made available on the websites maintained by the global coordinator or one or more securities dealers. The global coordinator may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

       Because affiliates of Goldman Sachs (Asia) L.L.C. own more than 10% of our securities, Goldman Sachs (Asia) L.L.C. may be deemed our affiliate under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or Rule 2720. Accordingly, this offering will be made pursuant to the provisions of Rule 2720. Rule 2720 requires that the initial public offering price be established at a price no higher than that recommended by a “qualified independent underwriter”, as that term is defined in Rule 2720, and further requires that the qualified independent underwriter assume the responsibilities of pricing the offering and conducting due diligence. In order to comply with these requirements, Credit Suisse First Boston LLC has acted as the qualified independent underwriter in connection with this offering and conducted due diligence and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.
       The underwriters will not execute sales in discretionary accounts in connection with this offering without the prior specific written approval of the customer.
       We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
       This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ADSs, including the ADSs initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.
       Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking and other services for Focus Media or its officers and directors. To date, none of the transactions for which we have received advice from the underwriters and their affiliates have been consummated and we have not paid any fees to the underwriters and their affiliates in connection with such advice. The underwriters and their affiliates have, from time to time, provided services to our officers and directors for which they have received customary fees and commissions.

ENFORCEMENT OF CIVIL LIABILITIES
       We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.
       Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers and our special PRC counsel, Fangda Partners are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors and Fangda Partners.
       We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.
       Conyers Dill & Pearman, our counsel as to Cayman Islands law, and Fangda Partners, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers or Fangda Partners predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers or Fangda Partners predicated upon the securities laws of the United States or any state in the United States.
       Conyers Dill & Pearman have informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands will not recognize or enforce such judgments against a Cayman company, and because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands. Conyers Dill & Pearman, has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.
       Fangda Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Fangda Partners has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As there currently exists no treaty or other form of reciprocity between China and the United States governing the recognition of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by U.S. courts.
LEGAL MATTERS
       We are being represented by Simpson Thacher & Bartlett LLP with respect to legal matters of United States federal securities and New York State law. Certain legal matters in connection with this offering will be passed upon for the underwriters by O’Melveny & Myers LLP. The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to PRC law will be passed upon for us by Fangda Partners and for the underwriters by Richard Wang & Co. Conyers, Dill & Pearman and Simpson Thacher & Bartlett LLP may rely upon Fangda Partners with respect to matters governed by PRC law. O’Melveny & Myers LLP may rely upon Richard Wang & Co. with respect to matters governed by PRC law.
EXPERTS
       The consolidated financial statements as of December 31, 2002, 2003 and 2004 and the years ended December 31, 2002, 2003 and 2004 for Focus Media Holding Limited included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of December 31, 2003 and September 30, 2004 and for the year ended December 31, 2002 and the nine months ended September 30, 2004 for Perfect Media Holding included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 11, 2004 to October 31, 2004 for Focus Media Changsha Holding Ltd. included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 22, 2004 to October 31, 2004 for Focus Media Qingdao Holding Ltd. included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of October 31, 2004 and for the period from March 24, 2004 to October 31, 2004 for Focus Media Dalian Holding Ltd. included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The consolidated financial statements as of December 31, 2004 and for the year ended December 31, 2004 for Capital Beyond Limited included in this prospectus have been audited by Deloitte Touche Tohmatsu CPA Ltd., independent registered public accountants, as stated in their reports appearing herein and are included in reliance upon the reports of such firm, given on their authority as experts in accounting and auditing.
       The statements included in this prospectus under the caption “Prospectus Summary”, “Risk Factors”, “Our Corporate Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Industry”, “Business”, “Regulation of Our Industry”, “Management”, “Related Party Transactions”, “Taxation” and “Enforcement of Civil Liabilities”, to the extent they constitute matters of PRC law, have been reviewed and confirmed by Fangda Partners, special PRC counsel to us, as experts in such matters, and are included herein in reliance upon such review and confirmation.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
       We have filed with the SEC a registration statement on Form F-1 and a registration statement on Form F-6, including relevant exhibits and schedules under the Securities Act, covering the ordinary shares represented by the ADSs offered by this prospectus, as well as the ADSs. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs and the ordinary shares represented by the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents.
       The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.
       We will furnish to Citibank, N.A., as depositary of our ADSs, our annual reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We will also furnish the depositary with all notices of shareholders’ meetings and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.
       Upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

FOCUS MEDIA HOLDING LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Contents

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated balance sheets as of December 31, 2002, 2003 and 2004 and as of March 31, 2005 (Unaudited)	F-3
Consolidated statements of operations for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2004 (Unaudited) and 2005 (Unaudited)	F-4
Consolidated statements of shareholders’ equity (deficiency) and comprehensive loss for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005 (Unaudited)	F-6
Consolidated statements of cash flows for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005 (Unaudited)	F-7
Notes to the consolidated financial statements	F-8
Schedule 1	F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FOCUS MEDIA HOLDING LIMITED
       We have audited the accompanying consolidated balance sheets of Focus Media Holding Limited and its subsidiaries (the “Group”) as of December 31, 2002 and 2003 and 2004 and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for the years ended December 31, 2002 and 2003 and 2004, and related financial schedule included in Schedule 1. These financial statements and related financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and related financial statement schedule based on our audits.
       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Focus Media Holding Limited and its subsidiaries as of December 31, 2002 and 2003 and 2004 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
May 25, 2005

FOCUS MEDIA HOLDING LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,			March 31,

	2002	2003	2004	2005	2005

				(Unaudited)	Pro forma
					(Unaudited)
					(Note 2)
	(In U.S. dollars, except share data)
Assets
Current assets:
Cash and cash equivalents	$14,894	$716,388	$22,669,106	$15,113,934	$15,113,934
Accounts receivable, net of allowance for doubtful accounts of $nil, $nil, $173,837 and $211,760 in 2002, 2003 and 2004 and March 31, 2005 (unaudited)	78,354	1,409,461	6,619,949	8,542,743	8,542,743
Inventory	—	90,950	1,243,140	2,121,688	2,121,688
Prepaid expenses and other current assets	27,602	148,906	2,109,468	2,105,659	2,105,659
Amounts due from related parties	—	252,576	2,740,032	1,314,166	1,314,166

Total current assets	120,850	2,618,281	35,381,695	29,198,190	29,198,190
Rental deposits	—	570,904	1,606,378	4,371,150	4,371,150
Equipment, net	7,834	1,978,399	9,197,143	13,290,542	13,290,542
Acquired intangible assets, net	—	—	708,306	1,423,337	1,423,337
Goodwill	—	—	9,058,086	11,958,625	11,958,625
Long-term investment	—	12,082	12,088	—	—
Deferred tax assets	—	126,769	450,963	597,672	597,672

Total assets	$128,684	$5,306,435	$56,414,659	$60,839,516	$60,839,516

Liabilities and shareholders’ equity (deficiency)
Current liabilities:
Accounts payable	$7,100	$436,244	$607,091	$1,902,163	$1,902,163
Accrued expenses and other current liabilities	210	561,234	6,591,435	6,108,315	6,108,315
Amounts due to related parties	—	2,013,898	—	—	—
Short-term loan from a shareholder	—	500,000	—	—	—
Income taxes payable	40	608,275	1,435,486	2,072,538	2,072,538

Total current liabilities	7,350	4,119,651	8,634,012	10,083,016	10,083,016

Commitments (Note 18)
Minority interest	—	3,722	80,692	80,095	80,095
Mezzanine equity
Series A convertible redeemable preference shares ($0.00005 par value; 41,967,400 shares authorized and nil, nil, 41,967,400 and 41,967,400 shares issued and outstanding in 2002, 2003 and 2004 and as of March 31, 2005 (unaudited), respectively) (liquidation value $2,471,880)	—	—	6,295,110	6,295,110	—
Series B convertible redeemable preference shares ($0.00005 par value; 48,191,600 shares authorized and nil, nil, 48,191,600 and 48,191,600 shares issued and outstanding in 2002, 2003 and 2004 and as of March 31, 2005 (unaudited), respectively) (liquidation value $11,565,984)	—	—	12,062,696	12,062,697	—
Series C-1 convertible redeemable preference shares ($0.00005 par value; 34,054,000 shares authorized and nil, nil, 34,054,000 and 34,054,000 shares issued and outstanding in 2002, 2003 and 2004 and as of March 31, 2005 (unaudited), respectively) (liquidation value $17,500,350)	—	—	17,500,350	17,500,350
Series C-2 convertible redeemable preference shares ($0.00005 par value; 34,053,400 shares authorized and nil, nil, 34,053,400 and 34,053,400 shares issued and outstanding in 2002, 2003 and 2004 and as of March 31, 2005 (unaudited), respectively) (liquidation value $17,500,042)	—	—	17,415,000	17,415,000	—
Shareholders’ equity (deficiency)
Ordinary shares ($0.00005 par value; nil, 1,000,000,000 and 885,516,600 shares authorized in 2002, 2003 and 2004; nil, 200,000,000, 142,464,600 and 142,464,600 issued and outstanding in 2002, 2003, 2004 and as of March 31, 2005 (unaudited), respectively) (300,731,000 shares issued and outstanding on a pro forma basis unaudited)	—	10,000	7,124	7,124	15,037
Additional paid-in capital	125,000	1,188,817	5,981,154	6,167,739	59,432,983
Deferred share based compensation	—	—	(969,959)	(822,584)	(822,584)
Retained earnings (accumulated deficit)	517	26,000	(10,550,414)	(7,907,921)	(7,907,921)
Accumulated other comprehensive loss	(4,183)	(41,755)	(41,106)	(41,110)	(41,110)

Total shareholders’ equity (deficiency)	$121,334	$1,183,062	$(5,573,201)	$(2,596,752)	$50,676,405

Total liabilities and shareholders’ equity (deficiency)	$128,684	$5,306,435	$56,414,659	$60,839,516	$60,839,516

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

				Three Months Ended
	For the Year Ended December 31			March 31

	2002	2003	2004	2004	2005

	(In U.S. dollars, except share data)
				(Unaudited)	(Unaudited)
Revenues:
Advertising Service Revenue:
— Unrelated parties	$23,895	$2,269,678	$22,896,194	$2,694,117	$8,400,227
— Related parties	—	1,098,879	3,424,985	—	1,031,294
Advertising equipment revenue	—	389,282	2,888,720	438,132	142,163

Total revenues	23,895	3,757,839	29,209,899	3,132,249	9,573,684

Cost of revenues:
Net advertising service cost	—	1,565,887	6,822,965	1,037,947	3,255,962
Net advertising equipment cost	—	275,360	1,934,331	303,573	70,571

Total cost of revenues	—	1,841,247	8,757,296	1,341,520	3,326,533

Gross profit	23,895	1,916,592	20,452,603	1,790,729	6,247,151

Operating expenses:
General and administrative (including share-based compensation of $488,711 for 2004, $nil and $333,960 for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively)	20,670	984,848	4,015,024	404,781	1,894,798
Selling and marketing	3,040	406,634	3,426,005	288,725	1,477,957
Goodwill impairment loss	—	—	58,397	—	—

Total operating expenses	23,710	1,391,482	7,499,426	693,506	3,372,755

Income from operations	185	525,110	12,953,177	1,097,223	2,874,396
Interest income	213	1,005	9,739	3,296	10,985
Other income (expenses) net	(175)	(9,364)	(3,843)	(2,127)	5,315
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	—	(11,692,287)	—	—

Income before income taxes and minority interest	223	516,751	1,266,786	1,098,392	2,890,696
Income taxes:
Current	40	608,274	828,962	382,551	223,536
Deferred	—	(126,769)	78,588	—	25,265

				Three Months Ended
	For the Year Ended December 31			March 31

	2002	2003	2004	2004	2005

	(In U.S. dollars, except share data)
				(Unaudited)	(Unaudited)
Total income taxes	40	481,505	907,550	382,551	248,801

Net income after income taxes before minority interest and equity loss of affiliates	183	35,246	359,236	715,841	2,641,895
Minority interest	—	8,360	13,516	(2,346)	598
Equity loss of affiliates	—	(18,123)	—	—	—

Net income	183	25,483	372,752	713,495	2,642,493
Deemed dividend on Series A convertible redeemable preference shares	—	—	(8,308,411)	—	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	(2,191,442)	—	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	(13,356,087)	—	—
Premium of Series B convertible redeemable preference shares	—	—	12,906,774	—	—

Income (loss) attributable to holders of ordinary shares	$183	$25,483	$(10,576,414)	$713,495	$2,642,493

Income (loss) per share - basic	$—	$0.00	$(0.07)	$0.00	$0.02

Income (loss) per share - diluted	$—	$0.00	$(0.07)	$0.00	$0.01

Shares used in calculating basic income (loss) per share	—	144,657,600	160,998,600	200,000,000	142,464,600

Shares used in calculating diluted income (loss) per share	—	144,657,600	160,998,600	200,000,000	315,212,608

Pro forma net income per share on an as converted basis, basic (unaudited) (Note 2)			$0.05		$0.01

Pro forma net income per share on an as converted basis, diluted (unaudited) (Note 2)			$0.05		$0.01

Shares used in calculating pro forma per share amounts on an as converted basis, basic (unaudited) (Note 2)			242,229,400		300,731,000

Shares used in calculating pro forma per share amounts on an as converted basis, diluted (unaudited) (Note 2)			243,983,626		315,212,608

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY) AND COMPREHENSIVE LOSS

				Deferred	Retained	Accumulated	Total
	Ordinary		Additional	share	earnings	other	shareholders’
			paid-in	based	(accumulated	comprehensive	equity	Comprehensive
	Shares	Amount	capital	compensation	deficit)	loss	(deficiency)	loss

	(In U.S. dollars, except share data)
Balance at January 1, 2002	—	$—	$125,000	$—	$334	$—	$125,334
Cumulative translation adjustment	—	—	—	—	—	(4,183)	(4,183)	$(4,183)
Net income	—	—	—	—	183	—	183	183

Balance at December 31, 2002	—	$—	$125,000	$—	$517	$(4,183)	$121,334	$(4,000)

Issuance of ordinary shares	200,000,000	10,000	1,615,000	—	—	—	1,625,000
Capital distribution relating to Everease	—	—	(551,183)	—	—	—	(551,183)
Cumulative translation adjustment	—	—	—	—	—	(37,572)	(37,572)	$(37,572)
Net income	—	—	—	—	25,483	—	25,483	25,483

Balance at December 31, 2003	200,000,000	$10,000	$1,188,817	$—	$26,000	$(41,755)	$1,183,062	$(12,089)

Issuance of ordinary shares	14,594,200	730	4,484,068	—	—	—	4,484,798
Reclassification of ordinary shares to Series A convertible redeemable preference shares	(62,400,000)	(3,120)	(1,048,469)	—	—	—	(1,051,589)
Reclassification of ordinary shares to Series C-1 convertible redeemable preference shares	(9,729,600)	(486)	(101,932)	—	—	—	(102,418)
Deferred share based compensation	—	—	1,334,835	(1,334,835)	—	—	—
Amortization of deferred share based compensation	—	—	123,835	364,876	—	—	488,711
Deemed dividend on Series A convertible redeemable preference shares	—	—	—	—	(8,308,411)	—	(8,308,411)
Deemed dividend on Series B convertible redeemable preference shares	—	—	—	—	(2,191,442)	—	(2,191,442)
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	—	—	(13,356,087)	—	(13,356,087)
Premium of Series B convertible redeemable preference shares	—	—	—	—	12,906,774	—	12,906,774
Cumulative translation adjustment	—	—	—	—	—	649	649	$649
Net income	—	—	—	—	372,752	—	372,752	372,752

Balance at December 31, 2004	142,464,600	$7,124	$5,981,154	$(969,959)	$(10,550,414)	$(41,106)	$(5,573,201)	$373,401

Deferred share based compensation	—	—	97,833	(97,833)	—	—	—	—
Amortization of deferred share based compensation	—	—	88,752	245,208	—	—	333,960	—
Cumulative transition adjustment	—	—	—	—	—	(4)	(4)	(4)
Net income	—	—	—	—	2,642,493	—	2,642,493	2,642,493

Balance at March 31, 2005 (Unaudited)	142,464,600	$7,124	$6,167,739	$(822,584)	$(7,907,921)	$(41,110)	$(2,596,752)	$2,642,489

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Three Months Ended
	For the year ended December 31
				March 31,
	2002	2003	2004	2005

	(In U.S. dollars, except share data)			(Unaudited)
Operating activities:
Income (loss) attributable to holders of ordinary shares	$183	$25,483	$(10,576,414)	$2,642,493
Deemed dividend on Series A convertible redeemable preference shares	—	—	8,308,411	—
Deemed dividend on Series B convertible redeemable preference shares	—	—	2,191,442	—
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	13,356,087	—
Premium relating to Series B convertible redeemable preference shares	—	—	(12,906,774)	—

Net income	183	25,483	372,752	2,642,493
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	—	(8,360)	(13,516)	(598)
Bad debt provision	—	—	173,837	36,364
Share based compensation	—	—	488,711	333,960
Depreciation and amortization	4,291	143,876	923,163	622,175
Loss on disposal of equipment	175	—	22,470	—
Investment loss on equity investment	—	18,123	—	—
Change in fair value of derivative liability	—	—	11,692,287	—
Goodwill impairment	—	—	58,397	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	41,511	(1,331,107)	(4,525,148)	(1,804,368)
Inventory	—	(80,660)	(1,030,529)	(788,522)
Prepaid expenses and other current assets	(28,569)	(121,304)	(1,740,427)	(77,708)
Amounts due from related parties	—	(252,576)	(2,487,456)	1,425,866
Accounts payable	(13,645)	429,144	(1,609,816)	1,017,042
Amounts due to related parties	—	2,013,898	(2,322,276)	—
Income taxes payable	—	608,235	825,100	637,052
Deferred taxes assets	—	(126,769)	78,586	25,265
Accrued expenses and other current liabilities	(643)	573,053	4,174,214	(2,217,452)

Net cash provided by operating activities	$3,303	$1,891,036	$5,080,349	$1,851,569

Investing activities:
Purchase of equipment	$—	$(1,467,730)	$(6,373,124)	$(3,621,229)
Rental deposits	—	(570,904)	(1,035,474)	(2,728,890)
Acquisition of assets from a related party	—	(1,208,131)	—	—
Purchase of subsidiaries, net of cash acquired	—	—	(4,697,378)	(3,056,622)
Payment for purchase of equity investment	—	(30,205)	—	—

Net cash used in investing activities	$—	$(3,276,970)	$(12,105,976)	$(9,406,741)

Financing activities:
Proceeds from short-term loan from a shareholder	—	500,000	—	—
Repayment of short-term loan from a shareholder	—	—	(500,000)	—
Proceeds from issuance of ordinary shares	—	1,625,000	—	—
Proceeds from issuance of Series B convertible redeemable preference shares (net of issuance costs of $437,304)	—	—	12,062,696	—
Proceeds from issuance of Series C-2 convertible redeemable preference shares (net of issuance costs of $85,000)	—	—	17,415,000	—

Net cash provided by financing activities	$—	$2,125,000	$28,977,696	$—

Effect of exchange rate changes	$—	$(37,572)	$649	$—

Net increase in cash and cash equivalents	$3,303	$701,494	$21,952,718	$(7,555,172)
Cash and cash equivalents, beginning of year	11,591	14,894	716,388	22,669,106

Cash and cash equivalents, end of year	$14,894	$716,388	$22,669,106	$15,113,934

Supplemental disclosure of cash flow information
Income taxes paid	$—	$—	$738	$—

Interest paid	$—	$—	$—	$—

Supplemental disclosures of non-cash investing activity:
Issuance of ordinary shares in exchange for technical know-how	$—	$750,000	$—	$—

Acquisition of subsidiaries:
Value of ordinary shares issued	$—	$—	$4,484,798	$—
Cash consideration	—	—	5,402,980	4,079,091
Accounts payable	—	—	538,860	1,583,684
Assets acquired (including intangible assets of $1,585,879 and goodwill of $13,472,860)	$—	$—	11,786,572	15,058,739

Non-cash financing activities:
Reclassification of ordinary shares to Series A convertible redeemable preference shares	—	—	$9,360,000	—
Reclassification of Series A convertible redeemable preference shares to Series C-1 convertible redeemable preference shares	—	—	$3,064,890	—
Reclassification of Series B convertible redeemable preference shares to Series C-1 convertible redeemable preference shares	—	—	$976,955	—

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
1.     Organization and Principal Activities
       Prior to May 2003, the Group operated through Shanghai Focus Media Advertisement Co. Ltd. (“Focus Media Advertising”) (formerly Shanghai Aiqi Advertising Co., Ltd. (“Aiqi”)) which was established in September 1997. On April 11, 2003, the majority shareholder of Focus Media Advertisement, Jason Nanchun Jiang, incorporated Focus Media Holding Limited (“Focus Media Holding”, or “the Company”) with the same shareholders of Focus Media Advertisement. Through contractual arrangements described below, Focus Media Holding is deemed the primary beneficiary of Focus Media Advertisement resulting in Focus Media Advertisement being deemed a subsidiary of Focus Media Holding under the requirements of FIN46 (Revised) “Consolidation of Variable Interest Entities” (“FIN46(R)”). In substance, an existing company, Focus Media Advertisement, has been reorganized as a subsidiary of the new company Focus Media Holding. Focus Media Holding has the same controlling shareholder, the same non-controlling shareholders. Accordingly, the Group’s financial statements are prepared by including the financial statements of Focus Media Advertisement through May 2003 and subsequently the Group’s consolidated financial statements which includes Focus Media Holding and its subsidiaries and Focus Media Advertisement and its subsidiaries. As of March 31, 2005, the Company’s subsidiaries and Focus Media Advertisement’s subsidiaries include the following entities:
Focus Media Holding subsidiaries:

			Place of	Percentage
Subsidiary	Date of acquisition	Date of incorporation	incorporation	of ownership

Focus Media (China) Holding Ltd. (“Focus Media Hong Kong”)	N/A	April 23, 2003	Hong Kong (“HK”)	100%
Focus Media Technology (Shanghai) Co., Ltd. (“Focus Media Technology”)	N/A	June 19, 2003	PRC	100%
Perfect Media Holding Ltd. (“Perfect Media”)	September 22, 2004	June 4, 2004	British Virgin Islands (“BVI”)	100%
Focus Media Qingdao Holding Ltd. (“Focus Media Qingdao”)	October 15, 2004	March 22, 2004	BVI	100%
Focus Media Dalian Holding Ltd. (“Focus Media Dalian”)	October 15, 2004	March 24, 2004	BVI	100%
Focus Media Changsha Holding Ltd. (“Focus Media Changsha”)	October 15, 2004	March 11, 2004	BVI	100%
Focus Media Digital Information Technology (Shanghai) Co., Ltd. (“Focus Media Digital”)	N/A	October 27, 2004	PRC	100%
Sorfari Holdings Limited (“Sorfari”)	March 22, 2005	June 7, 2004	BVI	100%
Focus Media Tianjin Limited (“Focus Media Tianjin”)	March 21, 2005	November 19, 2004	BVI	80%
Capital Beyond Limited (“CBL”)	March 21, 2005	November 15, 2004	BVI	100%
Focus Media Advertisement subsidiaries:

			Place of	Percentage
Subsidiary	Date of acquisition	Date of incorporation	incorporation	of ownership

Sichuan Focus Media Advertising Co., Ltd. (“Focus Media Sichuan”)	N/A	October 16, 2003	PRC	90%

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

			Place of	Percentage
Subsidiary	Date of acquisition	Date of incorporation	incorporation	of ownership

Shanghai Focus Media Advertising Agency Co., Ltd. (“Focus Media Advertising Agency”)	N/A	October 15, 2004	PRC	100%
Shanghai On-Target Advertisement Co., Ltd. (“On-Target”)	April 23, 2004	April 15, 2003	PRC	60%
Wuhan Ge Shi Focus Media Advertising Co., Ltd. (“Focus Media Wuhan”)	April 23, 2004	November 13, 2003	PRC	75%
Yunnan Focus Media Advertising Co., Ltd. (“Focus Media Yunnan”)	July 9, 2004 and November 9, 2004	March 3, 2004	PRC	89.5%
Nanjing Focus Media Advertising Co., Ltd. (“Focus Media Nanjing”)	August 10, 2004	September 18, 2003	PRC	90%
Zhejiang Rui Hong Focus Media Advertising Co., Ltd. (“Focus Media Zhejiang”)	September 15, 2004	March 24, 2004	PRC	80%
Shanghai Perfect Media Advertising Co., Ltd. (“Shanghai Perfect Media”)	September 22, 2004	June 4, 2003	PRC	100%
Qingdao Fukesi Advertisement Co. Ltd.(“Qingdao Advertising”)	October 15, 2004	March 22, 2004	PRC	100%
Dalian Focus Media Advertising Co., Ltd. (“Dalian Advertising”)	October 15, 2004	March 24, 2004	PRC	100%
Changsha Focus Media Shiji Advertisement Co., Ltd. (“Changsha Advertising”)	October 15, 2004	March 11, 2004	PRC	100%
Chongqing Geyang Focus Media Culture Advertising & Broadcasting Co. Ltd. (“Chongqing Advertising”)	September 15, 2004	October 10, 1999	PRC	60%
Shanghai Qianjian Advertising Co., Ltd. (“Qianjian Advertising”)	October 15, 2004	July 3, 2003	PRC	100%
Xi’an Focus Media Culture & Information Communication Co., Ltd. (“Xian Focus Media”)	March 21, 2005	September 16, 2003	PRC	70%
Xiamen Guomao Advertising Co., Ltd. (“Xiamen Advertising”)	March 4, 2005	March 23, 1998	PRC	100%
Tianjin Tongsheng Modern Display and Advertisement Co., Ltd. (“Tianjin Advertising”)	March 21, 2005	September 3, 1998	PRC	80%
Zhuhai Focus Media Culture and Communication Co., Ltd. (“Focus Media Zhuhai”)	March 21, 2005	June 21, 2004	PRC	100%
Hebei Tianmaweiye Advertisement Co., Ltd. (“Hebei Advertising”)	March 22, 2005	December 6, 2004	PRC	100%
Guangzhou Framedia Advertisement Co., Ltd. (“Guangzhou Framedia”)	March 21, 2005	December 16, 2003	PRC	100%
       Focus Media Holding and all of its subsidiaries including Focus Media Advertisement and its subsidiaries are collectively referred to as the “Group”.
       In May 2003, in connection with the establishment of Focus Media Holding, the Group changed its business model from operating as an advertising agency generating revenue from commissions for selling advertisements to media companies on behalf of advertising clients to selling out-of-home television advertising time slots on its network of flat-panel television advertising displays located in high traffic areas in commercial locations.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       PRC regulations currently limit foreign ownership of companies that provide advertising services, including out-of-home television advertising services. To comply with these regulations, the Group conducts substantially all of its activities through Focus Media Advertisement and its subsidiaries, a variable interest entity which was renamed from Aiqi, and was established in Shanghai, China on September 2, 1997. Focus Media Advertisement entered into various agreements with the Group, including a transfer of trademarks and exclusive services agreement. Under these agreements, Focus Media Advertisement has the right to use the trade name of the Group, and the Group, through Focus Media Technology, is the provider of technical and consulting services to Focus Media Advertisement. In return, Focus Media Advertisement is required to pay the Group services fees for the use of trade name and for the technical and consulting services it receives. The technical and consulting service fees are adjusted at the Group’s sole discretion. The Group is entitled to receive service fees in an amount up to all of the net income of Focus Media Advertising. The Group has also provided funds to Focus Media Advertisement in an amount up to $1,208,226 as of December 31, 2004, to finance the development of its business. Subsequently, Focus Media Advertising received additional loans of approximately $5 million.
       In addition, the Group has been assigned all voting rights by the direct and indirect owners of Focus Media Advertisement through an agreement valid indefinitely that cannot be amended or terminated except by written consent of all parties. Finally the Group has the option to acquire the equity interests of Focus Media Advertisement and its subsidiaries for a purchase price equal to the respective registered capital of Focus Media Advertisement and its subsidiaries or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. Each of the shareholders of Focus Media Advertisement has agreed to pay the Group any excess of the purchase price paid for such equity interests in, or assets of, Focus Media Advertisement or its subsidiaries over the registered capital of Focus Media Advertisement or its subsidiaries in the event that such option is exercised.
       The Group and its related parties hold all the variable interests of Focus Media Advertisement and the Group has been determined to be most closely associated with Focus Media Advertisement. Therefore the Group is the primary beneficiary of Focus Media Advertisement. The agreements described above provided for effective control of Focus Media Advertisement to be transferred to the Group at April 11, 2003. Focus Media Advertisement had operating activity prior to entering into these agreements with the Group. As a result, the consolidated financial statements reflect the consolidation of Focus Media Advertisement starting from May 2003.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46 “Consolidation of Variable Interest Entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after January 31, 2003. FASB issued FIN 46 (Revised) “Consolidation of Variable Interest Entities”, which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004, unless the Company has a special purpose entity, in which case the provisions must be applied for fiscal years ended December 31, 2003. However, the Group has elected to retroactively apply FIN 46 (Revised) and has consolidated Focus Media Advertisement as its variable interest entity since May 2003.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
2.     Summary of Significant Accounting Policies
(a) Basis of Presentation
       The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements reflect the operations of Focus Media Advertisement through May 2003 and our consolidated operations thereafter.
(b) Basis of Consolidation
       The consolidated financial statements include the financial statements of the Group, its majority owned subsidiaries and its variable interest entity, Focus Media Advertisement and its majority owned subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation. The affiliated companies where the Group owns more than 20% of the investment are accounted for using the equity method of accounting. The Group’s share of earnings of the equity investments are included in the accompanying consolidated statements of operations.
(c) Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.
(d) Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Group’s financial statements include allowance for doubtful amounts, the useful lives of and impairment for equipment and intangible assets, valuation allowance for deferred tax assets and impairment of goodwill.
(e) Significant Risks and Uncertainties
       The Group participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Group’s future financial position, results of operations or cash flows: the Group’s limited operating history; advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on share market in the U.S.; competition from other competitors; regulatory or other PRC related factors; and risks associated with the Group’s ability to attract and retain employees necessary to support its growth, risks associated with the Group’s growth strategies; and general risks associated with the advertising industry.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
(f) Inventory
       Inventory is stated at the lower of cost or market value.
(g) Equipment, Net
       Equipment, net is carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

Flat-panel television screens	5 years
Shoes brushing machinery	5 years
Computers and office equipment	5 years
Vehicles	5 years
Leasehold Improvements	lesser of the term of the lease or the estimated useful lives of the assets
       The Group assembles certain of the Flat-panel television screens equipment. In addition to costs under assembly contracts, external costs directly related to the assembly of such equipment, including duty and tariff, equipment installation and shipping costs are capitalized.
(h) Impairment of Long-Lived Assets
       The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets.
(i) Goodwill
       Beginning in 2002, with the adoption of Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized, but instead tested for impairment upon first adoption and annually thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. SFAS No. 142 requires the Group to complete a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. SFAS No. 142 requires completion of this first step within the first six months of initial adoption and annually thereafter. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       Management performed the annual goodwill impairment test as of December 31, 2004 and an impairment loss of $58,397 was recorded for the Perfect Media reporting unit. The fair value of the Perfect Media reporting unit was estimated using a combination of expected present value of future cash flow and income approach valuation methodologies. The Group recorded an impairment charge because the amount the Group paid for the acquisition of Perfect Media exceeded its fair market value.
       The changes in the carrying amount of goodwill for the year ended December 31 2004 and three months ended March 31, 2005 are as follows:

		Out-of-home
		television
	Perfect Media	services

Balance as of January 1, 2004	$—	$—
Goodwill acquired during the year	4,783,749	4,717,785
Tax benefits arising from acquired subsidiaries	(39,527)	(345,524)
Impairment losses	(58,397)	—

Balance as of December 31, 2004	4,685,825	4,372,261
Goodwill acquired during the period (unaudited)	—	3,072,563
Tax benefits arising from acquired subsidiaries (unaudited)	—	(172,024)

Balance as of March 31, 2005 (unaudited)	$4,685,825	$7,272,800

(j) Revenue Recognition
       The Group’s revenues are primarily derived from advertising services and to a lesser extent, sales from advertising equipment. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Revenues from advertising equipment are recognized once the advertising equipment is delivered. Accordingly, revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assured.
       Prepayments for the advertising services are deferred and recognized as revenue when the advertising services are rendered.
       Prior to May 2003, the Group operated as an advertising agency, by which it acted as an advertising agency generating revenue from commissions for selling advertisements to media companies on behalf of advertising clients. The Group was responsible for collecting the full charges and remitted flat amount, less commissions to the media companies. The commission revenue represented the negotiated percentage of the sales price. The Group evaluates the criteria outlined in Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as Principal Versus Net as an Agent,” in determining whether it is appropriate to record the gross amount of revenues and related costs or the net amount earned after deducting fees remitted to media companies. Accordingly, the Group recorded the net amount billed to its customers since the Group was the agent in these transactions, and had little latitude in establishing prices, and was not involved in the determination of the service specifications.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       The Group presents advertising service revenue, net of business tax incurred, which amounts to $1,405, $311,770, $2,788,233, $324,634 and $936,405 for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.
(k) Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.
(l) Advertising Costs
       The Group expenses advertising costs as incurred. Total advertising expenses were $nil, $17,919, $45,712, $9,279 and $15,985 for the years ended December 31, 2002 and 2003 and 2004, and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited) respectively and have been included as part of selling and marketing expenses.
(m) Foreign Currency Translation
       The functional and reporting currency of Focus Media Holding is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.
       The financial records of the Group’s subsidiaries and its variable interest entity are maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ equity (deficiency).
(n) Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
(o) Comprehensive Income (Loss)
       Comprehensive income (loss) includes foreign currency translation adjustments. Comprehensive income (loss) is reported in the statements of shareholders’ equity (deficiency).

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
(p) Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short-term borrowing. The carrying values of cash and cash equivalents, accounts receivables, accounts payable, accrued expenses and other current liabilities approximate their fair values due to their short-term maturities. The Group utilized American Appraisal China Limited (“American Appraisal”), a third party valuations firm, to determine the fair value of the mezzanine equity component and the embedded liability of the Series B convertible redeemable preference shares. The valuation analysis utilized generally accepted valuation methodologies such as the current value method and the market value approach, which incorporates certain assumptions such as the Group’s expected future cash flows and discount rates.
(q) Share-based Compensation
       The Group grants share options to its employees and certain non-employees. The Group records a compensation charge for the excess of the market value of the share at the grant date or any other measurement date over the amount an employee must pay to acquire the share. The compensation expense is recognized over the applicable service period, which is usually the vesting period. The Group accounts for share-based awards to non-employees by recording a charge for the services rendered by the non-employees using the Black-Scholes option pricing model.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       For the purpose of the foregoing pro forma calculation, had compensation cost for options granted to employees under the Group’s share option plan been determined based on fair value at the grant dates, the Group’s pro forma income would have been:

		Three months
		ended March 31,
	2004	2005

		(unaudited)
Net income, as reported	$372,752	$2,642,493
Add: Share based compensation as reported	488,711	333,960
Less: Share based compensation determined using the fair value method	(566,819)	(877,618)

Pro forma net income	$294,644	$2,098,835
Deemed dividend on Series A convertible redeemable preference shares	(8,308,411)	—
Deemed dividend on Series B convertible redeemable preference shares	(2,191,442)	—
Deemed dividend on Series C-1 convertible redeemable preference shares	(13,356,087)	—
Premium of Series B convertible redeemable preference shares	12,906,774	—

Pro forma net income (loss) attributable to holders of ordinary shareholders	$(10,654,522)	$2,098,835

Basic income (loss) per share:
As reported	$(0.07)	$0.02

Pro forma	$(0.07)	$0.01

Diluted income (loss) per share:
As reported	$(0.07)	$0.01

Pro forma	$(0.07)	$0.01

       The fair value of each employee option and share granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period.

		Three months
		ended March 31,
	2004	2005

		(unaudited)
Option granted to employees:
Average risk-free rate of return	2.97%	3.38%
Weighted average expected option life	1-3 years	3 years
Volatility rate	36.2%	36.2%
Dividend yield	0%	0%
       Prior to 2004 the Group did not grant share options to employees, directors or consultants or advisors or any members of the Group.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
(r) Income (loss) per Share
       Basic income (loss) per share is computed by dividing income (loss) attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation in loss periods as their effects would be antidilutive.
(s) Recently Issued Accounting Standards
       In March 2004, the EITF reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Group does not believe that the adoption of this standard will have a material impact on its financial positions or results of operations.
       In December 2003, the Security Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Group’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Group’s financial position, cash flows or results of operations.
       In January 2003, the FASB issued Interpretation Number FIN 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
(“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised to address certain FIN 46 implementation issues. The Group has elected to retroactively apply FIN 46 (Revised) and has consolidated Focus Media Advertisement as its variable interest entity from its inception.
       In December 2004, the FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”). “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123, However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on the grant-date fair values. Pro forma disclosure previously permitted under SFAS 123 is no longer an alternative. The new standard will be effective for us in the first annual reporting period beginning after January 1, 2006. Under SFAS 123(R), we could elect the modified prospective or modified retrospective method for transition on the adoption of this new standard. Under the modified retrospective method, prior periods are adjusted on a basis consistent with the pro forma disclosures previously required for those periods by SFAS 123. Under the modified prospective method, compensation expense for all unvested stock options must be recognized on or after the required effective date based on the grant-date fair value of those stock options. We are currently evaluating the impact of adopting this standard on our financial statements. Prior to the adoption of SFAS 123(R), we will continue to utilize the accounting method prescribed by APB Opinion No. 25 and have adopted the disclosure requirements of SFAS 123, as amended by SFAS No. 148.
(t) Unaudited Pro Forma Information
       The pro forma balance sheet information as of March 31, 2005 assumes the conversion upon completion of the initial public offering of all convertible redeemable preference shares outstanding as of March 31, 2005 into ordinary shares.
(u) Unaudited Pro Forma Net Income Per Share
       Pro forma basic and diluted income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion upon the closing of the planned initial public offering of the outstanding convertible redeemable preference shares.
3.     Acquisitions
       During 2004 and 2005, the Group made the following acquisitions to continue to expand their networks in desirable locations and to establish other stand alone networks that provide effective channels for advertisers:
       (a) On April 23, 2004, the Group increased its existing ownership of On-Target from 30% to 60% by acquiring an additional 30% of the outstanding ordinary shares of On-Target, an advertising

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
agency, in exchange for cash of $36,247. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible liabilities assumed	$197,555
Intangible assets:
Customer base	138,898	7 years
Goodwill	94,904	N/A

Total	$36,247

       (b) On April 23, 2004, the Group acquired 75% of the outstanding ordinary shares of Focus Media Wuhan, an advertising service provider, for zero consideration. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible liabilities assumed	$4,667
Intangible assets:
Lease agreements	29,269	2.3 years

Total	$24,602

       (c) In July and November, 2004, the Group acquired 89.5% of the outstanding ordinary shares of Focus Media Yunnan, an advertising service provider, in exchange for cash of $273,062, of which $217,483 was paid as of December 31, 2004 and the remainder will be paid in 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$27,181
Intangible assets:
Lease agreements	6,103	2.3 years
Customer base	6,050	7 years
Goodwill	233,728	N/A

Total	$273,062

       (d) On August 10, 2004, the Group acquired 90% of the outstanding ordinary shares of Focus Media Nanjing, an advertising service provider for zero consideration. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible liabilities assumed	$270,230
Intangible assets:
Lease agreements	13,810	2.3 years
Customer base	41,321	7 years
Goodwill	215,099	N/A

Total	$—

       (e) On September 15, 2004, the Group acquired 80% of the outstanding ordinary shares of Focus Media Zhejiang, an advertising service provider, in exchange for cash of $821,593 of which $410,797 was paid as of December 31, 2004 and the remainder will be paid in 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$315,347
Intangible assets:
Lease agreements	47,169	2.3 years
Customer base	24,357	7 years
Goodwill	434,720	N/A

Total	$821,593

       (f) On September 22, 2004, the Group acquired 100% of the outstanding ordinary shares of Perfect Media which includes its then variable interest entity Shanghai Perfect Media, an advertising services provider, in exchange for cash of $500,000 and 14,594,200 ordinary shares having a fair value of $0.31 per ordinary share which was determined by a retrospective valuation performed by an unrelated party.
       The valuation was based on the guideline companies approach which incorporates the market performance of comparable listed companies as well as the financial results and growth trends of the Group to derive the total equity value of the Group. The valuation model then allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two scenarios: preference shares that have a value in excess of their conversion price were treated as if they had converted into ordinary shares; and preference shares that have a value below their conversion price were assigned a value that took into consideration their liquidation preference. Ordinary shares were assigned a value equal to their pro rata share of the residual amount (if any) that remained after consideration of the liquidation preference of preferred stock with a value below their conversion price.
       Immediately following the acquisitions, Perfect Media became a wholly owned subsidiary of Focus Media Holding and Shanghai Perfect Media became a wholly owned subsidiary of Focus

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The Group’s primary reason for the acquisition of Perfect Media was its complementary business model and its strong relationships with landlords and property managers of commercial building locations in which the Group desired to locate its flat-panel displays. The acquisition of Perfect Media resulted in a significant amount of goodwill because the amount the Group paid for Perfect Media exceeded its fair market value. The Group was willing to pay in excess of Perfect Media’s fair market value in order to maintain its competitive advantage within the commercial buildings the Group already occupied. The aggregate purchase price of $4,984,798 consisted of the following:

Cash consideration	$500,000
Value of the ordinary shares issued	4,484,798

Total consideration	$4,984,798

       The purchase price was allocated as follows:

		Amortization
		period

Net tangible assets acquired	$1,086
Intangible assets:
Lease agreements	185,947	2.3 years
Customer base	14,016	7 years
Goodwill	4,783,749	N/A

Total	$4,984,798

       (g) On October 15, 2004, the Group acquired 100% of the outstanding ordinary shares of Focus Media Qingdao including its then variable interest entity Qingdao Advertising, an advertising services provider, in exchange for cash of $989,496. Immediately following the acquisition Focus Media Qingdao became a wholly owned subsidiary of Focus Media Holding and Qingdao Advertising became a wholly owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible liabilities assumed	$74,642
Intangible assets:
Lease agreements	54,733	2.3 years
Customer base	9,183	7 years
Goodwill	1,000,222	N/A

Total	$989,496

       (h) On October 15, 2004, the Group acquired 100% of the outstanding ordinary shares of Focus Media Dalian including its then variable interest entity Dalian Advertising, an advertising

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
services provider, in exchange for cash of $989,584. Immediately following the acquisition Focus Media Dalian became a wholly owned subsidiary of Focus Media Holding and Dalian Advertising became a wholly owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible liabilities assumed	$40,347
Intangible assets:
Lease agreements	24,044	2.3 years
Customer base	13,653	7 years
Goodwill	992,234	N/A

Total	$989,584

       (i) On October 15, 2004, the Group acquired 100% of the outstanding ordinary shares of Focus Media Changsha including its then variable interest entity Changsha Advertising, an advertising services provider, in exchange for cash of $989,484. Immediately following the acquisition Focus Media Changsa became a wholly owned subsidiary of Focus Media Holding and Changsa Advertising became a wholly owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		period

Net tangible liabilities assumed	$76,098
Intangible assets:
Lease agreements	81,194	2.3 years
Customer base	5,316	7 years
Goodwill	979,072	N/A

Total	$989,484

       (j) On October 15, 2004, the Group acquired 100% of the outstanding ordinary shares of Qianjian Advertising, an advertising services provider, in exchange for cash of $338,307 of which $265,822 was paid as of December 31, 2004 and the remainder will be paid in 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$125,599
Intangible assets:
Lease agreements	37,818	2.3 years
Customer base	—	7 years
Goodwill	174,890	N/A

Total	$338,307

       (k) On March 21, 2005, the Group increased its existing ownership of Xian Focus Media Culture & Communication Co., Ltd, an advertising service provider, from 10% to 70% by acquiring an additional 60% of the outstanding ordinary shares, in exchange for cash consideration of $84,577, all of which was paid as of March 31, 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible liabilities assumed	$99,663
Intangible assets:
Lease agreements	20,637	2.3 years
Customer base	4,313	7 years
Goodwill	159,290	N/A

Total	$84,577

       (l) On March 4, 2005, the Group acquired 100% of the outstanding ordinary shares of Xiamen Advertising, an advertising services provider, in exchange for cash consideration of $327,505, all of which was paid as of March 31, 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets assumed	$100,704
Intangible assets:
Lease agreements	23,923	2.3 years
Customer base	47,967	7 years
Goodwill	154,911	N/A

Total	$327,505

       (m) On March 21, 2005, the Group acquired 80% of the outstanding ordinary shares of Focus Media Tianjin, including its then variable interest entity Tianjin Advertising, an advertising services provider, in exchange for cash consideration of $797,439, of which $647,829 was paid as of

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
March 31, 2005 and the remainder will be paid in later 2005. Immediately following the acquisition, Focus Media Tianjin became an 80% owned subsidiary of Focus Media Holding and Tianjian Advertising became an 80% owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible liabilities assumed	100,825
Intangible assets:
Lease agreements	40,306	2.3 years
Customer base	$83,417
Goodwill	774,541

Total	$797,439

       (n) On March 21, 2005, the Group acquired 100% of the outstanding ordinary shares of Focus Media Zhuhai, an advertising services provider, in exchange for cash consideration of $42,288, all of which was paid as of March 31, 2005. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible liabilities assumed	$18,003
Intangible assets:
Lease agreements	60,291	2.3 years

Total	$42,288

       (p) On March 21, 2005, the Group acquired 100% of the outstanding ordinary shares of CBL, including its then variable interest entity Guangzhou Framedia, an advertising services provider, in exchange for cash consideration of $2,054,008, of which $1,598,577 was paid as of March 31, 2005 and the remainder will be paid in later 2005. Immediately following the acquisition, CBL became a 100% owned subsidiary of Focus Media Holding and Guangzhou Framedia became a 100% owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$337,252
Intangible assets:
Lease agreements	471,818	2.3 years
Customer base	10,633	7 years
Goodwill	1,234,305	N/A

Total	$2,054,008

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       (o) On March 22, 2005, the Group acquired 100% of the outstanding ordinary shares of Sorfari, including its then variable interest entity Hebei Advertising, an advertising services provider, in exchange for cash consideration of $773,274, of which $nil was paid as of March 31, 2005 and the remainder will be paid in later 2005. Immediately following the acquisition, Sorfari became a 100% owned subsidiary of Focus Media Holding and Hebei Advertising became a 100% owned subsidiary of Focus Media Advertisement. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The purchase price was allocated as follows:

		Amortization
		Period

Net tangible assets acquired	$94,639
Intangible assets:
Lease agreements	19,090	2.3 years
Goodwill	659,545	N/A

Total	$773,274

       The purchase price allocation and intangible asset valuations for each of the acquisitions described above were based on a valuation analysis provided by American Appraisal, a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of Company shares approach. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.
Pro forma
       The following summarized unaudited pro forma results of operations for the years ended December 31, 2003 and 2004 assuming that all significant acquisitions during the years ended December 31, 2003 and 2004 occurred as of January 1, 2003 and 2004. These pro forma results have been prepared for comparative purposes only and do not purport to be indications of the results of operations which actually would have resulted had the significant acquisitions occurred as of January 1, 2003 and 2004.

	Pro forma Years Ended

	2003	2004

	(unaudited)	(unaudited)
Revenues	$4,478,082	$30,956,747
Net income (loss) attributable to holders of ordinary shares	349,320	(12,073,196)
Income (loss) per share — basic and diluted	$0.00	$(0.08)

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
4.     Accounts Receivable
       Accounts receivable consists of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Billed receivable	$78,354	$858,649	$4,782,521	$6,124,369
Unbilled receivables	—	550,812	1,837,428	2,418,374

	$78,354	$1,409,461	$6,619,949	$8,542,743

       Unbilled receivables represent amounts earned under advertising contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract term. The Group anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of balance sheet dates.
5.     Inventory
       Inventory consists of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Finished goods	$—	$74,140	$1,075,210	$1,746,593
Spare parts	—	16,810	167,930	375,095

	$—	$90,950	$1,243,140	$2,121,688

6.     Prepaid Expenses and Other Current Assets
       Prepaid expenses and other current assets consist of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Note receivables	$—	$—	$42,288	$—
Other receivables	—	100,576	295,650	474,839
Deposit for acquisitions	—	—	362,472	—
Staff advances	27,602	48,330	239,136	384,540
Deferred offering costs	—	—	1,007,618	1,091,121
Prepaid expenses	—	—	162,304	119,347
Advance to franchisee	—	—	—	35,812

	$27,602	$148,906	$2,109,468	$2,105,659

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
7.     Acquired Intangible Assets, Net
       Acquired intangible assets, net consist of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Lease agreements	$—	$—	$529,676	$1,165,740
Customer bases	—	—	273,820	420,139
Less: accumulated amortization	—	—	(95,190)	(162,542)

	$—	$—	$708,306	$1,423,337

       In 2004, the Group acquired certain lease agreements and customer bases through various acquisitions (see Note 3). The Group also recorded amortization expense of $nil, $nil, $95,190, $nil and $162,542 for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively. The Group will record amortization expense of $263,624, $260,234, $54,830, $39,117 and $39,117, for 2005, 2006, 2007, 2008 and 2009, respectively.
8.     Long-term investment
       Equity investments consist of the following:

	December 31,			March 31,

	2002	2003	2004	2005

(unaudited)
On-Target(a)	$—	$—	$—	$—
Chongqing Advertising(b)	—	—	—	—
Focus Media Hong Kong Limited(c)	—	—	—	—

Total	$—	$—	$—	$—

       Cost Investment consists of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Xian Focus Media Advertising Co. Ltd. (“Xian Focus Media”)(d)	$—	$12,082	$12,088	$—

a)	In August 2003, the Group acquired 30% of the outstanding ordinary shares of On-Target for $18,123. Subsequently in April 2004 the Group acquired an additional 30% of the outstanding ordinary shares of On-Target. Accordingly, the Group commenced consolidating On-Target upon obtaining control of this subsidiary (see Note 3 (a)).

b)	In September 2004, the Group acquired 60% of the outstanding ordinary shares of Chongqing Advertising for $72,494. The Group has granted certain participating rights to the minority shareholder of Chongqing Advertising which precludes the Group from consolidating the operation of Chongqing Advertising. Accordingly, the Group has accounted for its investment in Chongqing

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

Advertising under the equity method of accounting through November 30, 2004. On December 1, 2004, the minority shareholder of Chongqing Advertising waived its participating rights accordingly, commencing on December 1, 2004 the Company consolidated Chongqing Advertising.

c)	In March 2004, the Group formed Focus Media Hong Kong Limited in conjunction with another unrelated party and obtained 20% of the outstanding ordinary shares of Focus Media Hong Kong Limited. In exchange for the 20% ownership in Focus Media Hong Kong Limited the Group contributed the use of the Group’s brand name and certain technology. The value attributed to the investment of Focus Media Hong Kong Limited is nil as the exchange of the non-monetary assets related to the formation of Focus Media Hong Kong Limited.

d)	On September 23, 2003, the Group acquired 10% of the outstanding ordinary shares of Xian Focus Media. The Group has accounted for its investment in Xian Focus Media using the cost method of accounting. Subsequently in March 2005, the Group acquired an additional 60% of the outstanding ordinary shares of Xian Focus Media. Accordingly, the Group commenced consolidating Xian Focus Media upon obtaining control of this subsidiary (See Note 3(k)).
9.     Equipment, Net
       Equipment, net consists of the following:

	December 31,			March 31,

	2002	2003	2004	2005

				(unaudited)
Flat-panel television screens	$—	$1,830,972	$9,245,629	$11,779,093
Shoes brushing machinery	—	—	138,633	157,963
Computers and office equipment	15,711	292,200	675,053	1,480,829
Leasehold improvements	—	14,505	167,932	220,693
Vehicles	—	—	83,834	169,840

	$15,711	$2,137,677	$10,311,081	$13,808,418
Less: accumulated depreciation and amortization	(7,877)	(159,278)	(1,142,742)	(1,916,035)
Assembly in progress	—	—	28,804	1,398,159

	$7,834	$1,978,399	$9,197,143	$13,290,542

       Assembly in process relates to the assembly of flat-panel television screens. These assets will be placed in service in 2005.
10.     Short-term Loan from a Shareholder
       As of December 31, 2003, the interest free short-term loan from a shareholder was composed of $500,000 repayable on June 30, 2004. The proceeds from the loan were used in the Group’s general operating activities and secured by the Group’s outstanding ordinary shares. The loan was repaid in June 2004.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
11.     Accrued Expenses and Other Current Liabilities
       Accrued expenses and other current liabilities consist of the following:

	December 31			March 31

	2002	2003	2004	2005

				(unaudited)
Payables related to acquisitions	$—	$—	$538,860	$1,583,684
Other taxes payable	182	248,288	1,728,850	1,682,555
Accrued expenses	—	119,840	759,817	631,480
Accrued offering costs	—	—	767,821	667,539
Accrued employee payroll and welfare	—	86,426	473,054	514,114
Advance from customers	—	94,308	1,459,976	879,287
Amount due to minority shareholders of subsidiary	—	—	426,858	—
Others	28	12,372	436,199	149,656

	$210	$561,234	$6,591,435	$6,108,315

       Amount due to minority shareholders relates to expenses pay on behalf of Chongqing Advertising and will be repaid in 2005.
12.     Share Options
       In June 2003, the Group adopted the 2003 employee share option scheme (the “Option Plan”) which allows the Group to offer a variety of incentive awards to employees, directors or consultants and advisors or any members of the Group. For the year ended December 31, 2004 and three months ended March 31, 2005 (unaudited) options to purchase 25,208,400 and 7,260,000 ordinary shares are authorized under the Option Plan, respectively. Under the terms of the Option Plan, options are generally granted at prices equal to the fair market value as determined by the Board of Directors and expire 10 years from the date of grant and generally vest over 3 years while certain options granted vest over 1 year. As of December 31, 2004 and three months ended March 31, 2005 (unaudited), options to purchase 25,208,200 and 32,468,200 ordinary shares were granted and outstanding. Not more than 30% of the Group’s share capital is reserved for issuance under the Option Plan.
Options to Employees
       In July and August 2004, the Group granted 20,643,400 share options with an exercise price of $0.24 to purchase ordinary shares to directors, officers and employees. The Group recorded deferred share based compensation of $969,959 as of December 31, 2004 and compensation expense of $364,876 for 2004 related to the difference between the exercise price and the deemed fair value of the ordinary shares. In determining the deemed fair value of the ordinary shares underlying the options granted in July and August 2004, the Group calculated the deemed fair value of the ordinary shares on August 1, 2004 based on a retrospective third-party valuation conducted by American Appraisal using a generally accepted valuation methodology, the guideline companies approach, which incorporates certain assumptions including the market performance of comparable listed companies as well as the financial results and growth trends of the Group, to derive the total equity value of the Group. The valuation model allocated the equity value between the ordinary shares and the preference shares and determined the fair value of ordinary shares based on two

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
assumptions: where conversion into ordinary shares would result in a higher economic value, preference shares were treated as if they had converted into ordinary shares; and preference shares that have a value higher than their conversion price were assigned a value that took into consideration their liquidation preference. Our ordinary shares were assigned a value equal to their pro rata share of the residual amount, if any, that remained after consideration of the liquidation preference of preferred shares with a value below their conversion price.
       In January and February 2005, the Group granted 6,020,000 share options with exercise prices ranging from $0.58 to $0.75 to purchase ordinary shares to directors, officers and employees. The Group recorded deferred share based compensation of $1,067,792 as of March 31, 2005 (unaudited) and compensation expense of $245,208 for the three months ended March 31, 2005 (unaudited) related to the difference between the exercise price and the deemed fair value of the ordinary shares. The Group determined the fair value of ordinary shares using the Series C preference share price of $0.51.
Options to Non-employees
       The Group also granted 4,564,800 share options with an exercise price of $0.24 to purchase ordinary shares to its external consultants and advisors in exchange for past services, which part of them vest over 1 year and part of them vest over 3 years. In February 2005, the Group granted 1,240,000 share options with an exercise price of $0.75 to purchase ordinary shares to its external consultants and advisors in exchange for services. The Group recorded compensation expense of approximately $123,835 and $88,752 for 2004 and the three months ended March 31, 2005 (unaudited) estimated using the Black-Scholes option pricing model as such method provides a more accurate estimate of the fair value of services received by the external consultants and advisors.
       The following assumptions were used in the Black-Scholes option pricing model:

		Three months
	December 31,	ended March 31,
	2004	2005

		(unaudited)
Option granted to external consultants and advisors:
Average risk-free rate of return	2.97%	3.38%
Weighted average expected option life	1-3 years	3 years
Volatility rate	36.2%	36.2%
Dividend yield	0%	0%
       Prior to 2004 the Group did not grant share options to employees, directors or external consultants and advisors or any members of the Group.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       A summary of the share option activity is as follows:

		Weighted
	Number	average
	of option	exercise price

Options outstanding at December 31, 2003	—	$—
Granted	25,208,200	$0.24
Cancelled	—	—

Options outstanding at December 31, 2004	25,208,200	$0.24
Granted	7,260,000	0.67
Cancelled	—	—

Options outstanding at March 31, 2005 (unaudited)	32,468,200	$0.34

       The weighted average per share fair value of options as of their respective grant dates was as follows:

	December 31,	March 31,
	2004	2005

		(unaudited)
Ordinary shares	$0.10	$0.16

       The following table summarizes information with respect to share options outstanding at March 31, 2005 (unaudited)

	Options Outstanding			Options Exercisable

		Weighted
		average	Weighted		Weighted
	Number of	remaining	average	Number	average
	outstanding	contractual life	exercise price	exercisable	exercise price

Ordinary shares:
$0.24	25,208,200	9.32 years	$0.24	—	$—
$0.58 (unaudited)	3,200,000	9.81 years	$0.58	—	—
$0.75 (unaudited)	4,060,000	9.86 years	$0.75	—	—

	32,468,200

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       The following table summarizes information regarding options issued within 12-month prior to March 31, 2005:

	Number of	Fair value of			Type of
Grant Date	options issued	ordinary shares	Exercise price	Intrinsic value	valuation

July 5, 2004	14,391,800	$0.29	$0.24	$0.05	*
August 1, 2004	506,800	$0.29	$0.24	$0.05	*
August 10, 2004	504,200	$0.29	$0.24	$0.05	*
August 25, 2004	9,805,400	$0.29	$0.24	$0.05	*
January 1, 2005	1,200,000	$0.51	$0.58	—	**
February 2, 2005	2,000,000	$0.51	$0.58	—	**
February 2, 2005	4,060,000	$0.51	$0.75	—	**
Type of Valuation

*	The fair value was determined based on a retrospective unrelated party valuation.

**	Based on Series C-2 convertible redeemable preference shares sold to third party members for cash proceeds (Note 15(c))
13.     Income Taxes
       Focus Media Holding and certain of its subsidiaries are tax-exempted companies incorporated in the British Virgin Islands.
       Focus Media Hong Kong has not recorded a tax provision for Hong Kong tax purposes as the Company does not have any assessable profit in Hong Kong.
       The Group’s remaining subsidiaries, registered in the PRC (with the exception of Focus Media Technology), are all domestically owned and subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. Focus Media Technology is a Foreign Invested Enterprise and subject to the Foreign Enterprise Income Tax (“FEIT”) on the taxable income as calculated in accordance with the relevant PRC income tax law. EIT and FEIT rate for each Group member operating in the PRC is 33%. In 2002, the applicable EIT rate for each domestically owned Group member operating in the PRC was 18% which is the tax rate for entities with taxable income below $3,625 (RMB 30,000).

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       The principal components of the Group’s deferred income tax assets are as follows:

	December 31			March 31

	2002	2003	2004	2005

				(unaudited)
Deferred tax assets:
Net operating loss carry forwards	$—	$215,308	$276,673	$450,423
Accrued expenses temporarily non-deductible	—	42,363	54,281	19,375
Pre-operating expenses	—	75,764	62,862	58,508
Other	—	29,044	57,147	69,366

Total deferred tax assets	$—	$362,479	$450,963	$597,672
Valuation allowance on deferred tax assets	—	(235,710)	—	—

Net deferred tax assets	$—	$126,769	$450,963	$597,672

       The Group did not have any timing differences relating to deferred tax liabilities as of December 31, 2002 and 2003, 2004 and as of March 31, 2005 (unaudited).
       A significant portion of the deferred tax assets recognized relate to net operating loss carry forwards. The Group operates through multiple subsidiaries and the valuation allowance is considered on each individual subsidiary basis. Where a valuation allowance was not recorded, the Group believes that there was sufficient positive evidence to support its conclusion not to record a valuation allowance as it expects to generate sufficient taxable income in the future.
       The valuation allowance in 2002 and 2003 has increased as it relates to the net operating losses which the Group believes cannot generate future taxable income to recognize the income tax benefit. The valuation allowance from 2003 to 2004 has decreased as the Company has implemented a tax planning strategy which more likely than not allow the Company to utilize its deferred tax assets.
       A reconciliation between total income tax expense and the amount computed by applying the statutory income tax rate to income before taxes is as follows:

	Year ended				Three months
	December 31				ended March 31,

	2002	2003	2004		2004		2005

					(unaudited)		(unaudited)
Statutory rate	18%	33%	33%		33%		33%
Permanent book-tax difference	—	45%	58%		(32.7%	)	(24%	)
Change in valuation allowance	—	15%	(19%	)	—		—

Effective tax rate	18%	93%	72%		0.3%		9%

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
14.     Net income (loss) per Share
The following table sets forth the computation of basic and diluted income (loss) per share for the periods indicated:

				Three months
	Year ended December 31			ended March 31

	2002	2003	2004	2004	2005

				(unaudited)	(unaudited)
Income (loss) attributable to holders of ordinary shareholders (numerator):	$183	$25,483	$(10,576,414)	$713,495	$2,642,493

Shares (denominator):
Weighted average ordinary shares outstanding used in computing basic income (loss) per share	—	144,657,600	160,998,600	200,000,000	142,464,600

Plus weighted average preference shares outstanding	—	—	—	—	158,266,400
Plus incremental weighted average ordinary shares from assumed conversions of stock option using treasury stock method	—	—	—	—	14,481,608

Weighted average ordinary shares outstanding used in computing diluted income (loss) per share	—	—	160,998,600	200,000,000	315,212,608

Net income (loss) per share - basic	$—	$0.00	$(0.07)	$0.00	$0.02

Net income (loss) per share - diluted	$—	$0.00	$(0.07)	$0.00	$0.01

Shares used in computing pro forma
per share amounts on an as converted basis:
Basic			242,229,400		300,731,000

Diluted			243,983,626		315,212,608

Pro forma net income per share on an as converted basis: basic			$0.05		$0.01

Pro forma net income per share on an as converted basis: diluted			$0.05		$0.01

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       For the above mentioned periods, the Group had securities outstanding which could potentially dilute basic earnings per share in the future, but which were excluded from the computation of diluted net loss per share in the periods presented, as their effects would have been antidilutive. Such outstanding securities consist of the following:

	December 31			March 31

	2002	2003	2004	2005

Series A convertible redeemable preference shares	—	—	41,967,400	41,967,400
Series B convertible redeemable preference shares	—	—	48,191,600	48,191,600
Series C-1 convertible redeemable preference shares	—	—	34,054,000	34,054,000
Series C-2 convertible redeemable preference shares	—	—	34,053,400	34,053,400
Outstanding options to purchase ordinary shares	—	—	25,208,200	32,468,200

	—	—	183,474,600	190,734,600

15.     Convertible Redeemable Preference Shares
       a) In April 2004, the Group issued 52,083,400 Series B convertible redeemable preference shares to a group of third party investors for cash proceeds of $12,062,696, net of issuance costs of $437,304. The holders of Series B redeemable convertible preference shares may redeem the Series B convertible redeemable preference shares at any time (i) before December 31, 2005 if the Group shall receive a notice from the holders of a majority of Series B convertible redeemable preference shares indicating a material breach by the Group and its affiliates of their representation, warranties or covenants under Series B convertible redeemable preference shares, the shareholders agreement or the Restructuring Documents (as defined in the amended Series B Purchase Agreement), or (ii) after April 28, 2004 (“Redemption Start Date”), at the option of a majority of the holders of the Series B convertible redeemable preference shares then outstanding. In the event of a redemption pursuant to this right, the Group shall redeem up to all of the Series B convertible redeemable preference shares at a redemption price per Series B redeemable convertible preference share equal to $0.24×(1+(0.15×N)) plus all declared but unpaid dividends. N refers to a fraction the numerator of which is the number of calendar days between April 28, 2004 and the Redemption Start Date and the denominator of which is 365. The Group recorded a deemed dividend of $2,191,442 in 2004, which resulted from the amortization of the 15% redemption premium associated with Series B convertible redeemable preference shares. According to the articles of association amended on November 29, 2004, the redemption price of Series B preferred stock is $0.24.
       b) In April 2004, 62,400,000 outstanding ordinary shares were reclassified and re-designated into 62,400,000 Series A convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $8,308,411 which represents the difference between the fair value of the Series A convertible redeemable preference shares at the date of re-designation of $0.15 and the initial issuance price of the ordinary shares of $0.05 for 10,000,000 shares and approximately $0.01 for 52,400,000 shares.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       The holders of Series A convertible redeemable preference shares have the right to cause the Group to redeem such preference shares, at any time commencing on Redemption Start Date, at the option of a majority of holders of Series A redeemable convertible preference shares at a redemption price per Series A convertible redeemable preference share equal to $0.06 plus all declared but unpaid dividends. Series A convertible redeemable preference shares may not be redeemed until the Group has redeemed all of the Series B convertible redeemable preference shares and paid the aggregate Series B convertible redeemable preference shares redemption price in full.
       c) On November 29, 2004, the Group issued 34,053,400 Series C-2 convertible redeemable preference shares to a group of third party investors for cash proceeds of $17,415,000, net of issuance costs of $85,000. The holder of a Series C-2 convertible redeemable preference share may redeem Series C-2 convertible redeemable preference shares at any time after the earlier of (i) such time as the holders of a majority of the Series C-2 convertible redeemable preference share shall deliver notice in writing to the Group that the Group and/or its affiliates is in material breach of any of its representations, warranties and covenants under the Series C Purchase Agreement, the Shareholders Agreement or the Ancillary Documents (as defined in the Series C Purchase Agreement) so long as such notice shall have been delivered before December 31, 2006 and (ii) anytime following the fourth anniversary of the issuance of the Series C-2 convertible redeemable preference share under the Series C Purchase Agreement. In connection with the redemption of any Series C-2 convertible redeemable preference share, the Group shall pay a redemption price equal to the Series C-2 convertible redeemable preference share Issue Price of $0.51 plus all declared but unpaid dividends on the Series C-2 convertible redeemable preference share through to the date of redemption thereof.
       d) On November 29, 2004, certain investors of Series A and/or Series B convertible redeemable preference shares have sold 20,432,600 outstanding Series A convertible redeemable preference shares and 3,891,800 outstanding Series B convertible redeemable preference shares to Series C-1 convertible redeemable preference shares investors at a price of US$0.51. These Series A convertible redeemable preference shares and Series B convertible redeemable preference shares were re-designated as Series C-1 convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $8,458,464 which represents the difference between the fair value of the Series C-1 convertible redeemable preference shares of $0.51 and the issuance price of Series A and Series B convertible redeemable preference shares of $0.15 and $0.24, respectively.
       e) In December 2004, an investor of ordinary shares has sold 9,729,600 outstanding ordinary shares to third party investors at a price of $0.51. These ordinary shares were re-designated as Series C-1 convertible redeemable preference shares. The re-designation has resulted in a deemed dividend of $4,897,623 which represents the difference between the fair value of the Series C-1 convertible redeemable preference shares of $0.51 and the issuance price of ordinary shares of $0.01.
       Prior to the redemption or conversion of all Series C-2 convertible redeemable preference shares issued by the Group, any holder of Series C-1 convertible redeemable preference shares thereof may, at any time, require the Group to redeem such shares out of funds legally available therefore. In connection with the redemption of any Series C-1 convertible redeemable preference shares under this Clause, the Group shall pay a redemption price equal to the Series C-1 convertible

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
redeemable preference shares Issue Price of $0.51 plus all declared but unpaid dividends on the Series C-1 convertible redeemable preference shares through to the date of redemption thereof.
       The significant terms of the Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares are as follows:
Conversion
       Each Series A and Series B convertible redeemable preference share is automatically convertible into one ordinary share at any time after the date of issuance of such shares, subject to anti-dilution or performance adjustment based on an initial conversion price of $0.15 and $0.24, respectively, upon the consummation of a Series A/B Qualified Public Offering or obtaining the necessary written consent from the holders of Series A and Series B convertible redeemable preference shares. A Series A/B Qualified Public Offering refers to the closing of an underwritten public offering of the ordinary shares of the Group in the United States that has been registered under the Securities Act of 1933 representing at least 25% of the fully-diluted share capital of the Group immediately following the offering, at a price per share that values the Group at no less than $200,000,000 immediately prior to the offering.
       Each Series C-1 and Series C-2 convertible redeemable preference share is automatically convertible into one ordinary share at any time after the date of issuance of such shares, subject to anti-dilution or performance adjustment based on an initial conversion price of $0.51 and $0.51, respectively, upon the consummation of a Series C Qualified Public Offering or obtaining the necessary written consent from the holders of Series C-1 and Series C-2 convertible redeemable preference shares. A Series C Qualified Public Offering refers to the closing of an underwritten public offering of the ordinary shares of the Group in the United States that has been registered under the Securities Act of 1933 which represents at least 25% of the fully-diluted share capital of the Group immediately following the offering, at a price per share that values the Group at no less than $335,000,000 immediately prior to the offering.
The conversion price of Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares is subject to adjustment for dilution, including but not limited to share splits, share dividends and recapitalization.
       Additionally, the conversion price will be adjusted for dilution in the following circumstances:
       1) In the event that the Group shall issue additional ordinary shares at a price per share less than the then prevailing Series A, Series B and Series C convertible redeemable preference shares’ respective conversion price, the Series A, Series B and Series C convertible redeemable preference shares’ respective conversion price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) equal to the price per share at which such additional shares are issued.
       2) If the Group’s financial results of 2004 and 2005 do not meet specified targets. Under the terms of the amended and restated memorandum and articles of association in April 2005, the performance-based adjustment was not triggered in 2004.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
Voting Rights
       Each Series A, Series B, Series C-1 and Series C-2 redeemable convertible preference share has voting rights equivalent to the number of shares of ordinary shares into which it is convertible.
Dividends
       The holders of Series A, Series B, Series C-1 and Series C-2 redeemable convertible preference shares shall be entitled to receive out of any funds legally available therefore, when and if declared by the Board of Directors of the Company, dividends at the rate or in the amount as the Board of Directors considers appropriate.
Liquidation Preference
       In the event of any liquidation, dissolution or winding up of the Company, as defined, the holders of Series A, Series B, Series C-1 and Series C-2 convertible redeemable preference shares shall received $0.06 per share, $0.24 per share, $0.51 per share and $0.51 per share, respectively, plus all declared but unpaid dividends. Such amounts will be adjusted for any share splits, share dividends and recapitalization.
       In the event of any liquidation, dissolution or winding up of the Group caused by a “Trade Sale”, which is defined as any sales of shares, merger, consolidation or other similar transaction involving the Group in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Group’s assets, the holder of Series B redeemable convertible preference shares may receive the higher of (i) 200% of the original purchase price of the Series B preference shares, for each Series B redeemable convertible preference share outstanding or (ii) the amount the holder would have received if all of the Series B redeemable convertible preference shares held by such holder were to be converted to ordinary shares immediately prior to such liquidation, dissolution or winding up of the Group. According to the articles of association amended on November 29, 2004 (the “Modification Date”), the net settlement feature of the Series B convertible redeemable preference shares under trade sale was removed.
       The embedded conversion option of Series B convertible redeemable preference shares has been recorded at its fair value of $1,179,689 and accounted for separately as an embedded conversion option. The Group has accounted for the derivative liability relating to the conversion option by adjusting the liability its estimated fair value at each subsequent balance sheet date up to the Modification Date, with adjustments recorded as other income or expenses. In 2004, the Group adjusted the derivative liability to fair market value and recorded a change in fair value of the derivative liability of $11,692,287 in the consolidated statements of operations. The Group recorded a deemed dividend of $1,179,689 in 2004, which resulted from the accretion of the discount of Series B convertible redeemable preference shares. On the Modification Date, the Group has re-combined the fair value of the derivative liability of $12,871,976 with Series B convertible redeemable preference shares and subsequently recorded an accretion of premium of $12,906,774, which represented the difference of the carrying balance of Series B convertible redeemable preference shares at the Modification Date and its initial issuance date.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
16.     Ordinary Shares
       (a) In April 2003 the Group issued 2,000,000 ordinary shares for cash proceeds of $1,625,000.
       (b) In May 2003 the Board of Directors approved a share split of 100:1 of the ordinary shares which has been retroactively reflected in the Group’s financial statements.
       (c) In April 2004, 62,400,000 outstanding ordinary shares were reclassified and redesignated into 62,400,000 Series A convertible redeemable preference shares.
       (d) In September 2004, the Group issued 14,594,200 ordinary shares as partial consideration of the acquisition of all the outstanding ordinary shares of Perfect Media (Note 3 (f)).
       (e) In December 2004, 9,729,600 outstanding ordinary shares were sold and redesignated in 9,729,600 Series C-1 convertible redeemable preference shares.
       (f) On May 31, 2005, shareholders of the Group approved a 200-for-1 split of the Group’s shares, with immediate effect. The 200-for-1 share split of the Group’s shares has been retroactively applied to all periods presented.
17.     Mainland China Contribution Plan and Profit Appropriation
       Full time employees of the Group in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $nil, $60,609, $338,923, $26,651 and $137,925 for the year ended December 31, 2002, 2003, 2004 and for the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.
       Pursuant to laws applicable to entities incorporated in the PRC, the Group subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) a enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Group’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. In 2002, 2003 and 2004, the Group made total appropriations of $nil, $nil and approximately $1,488,000, respectively.
18.     Commitments
(a) Leases
       The Group has entered into certain leasing arrangements relating to the placement of the flat-panel television screens in the commercial locations where the Group operates the networks and in connection with the lease of the Group’s office premises. Rental expense under operating leases for 2002, 2003 and 2004 and the three months ended March 31 2004 (unaudited) and 2005 (unaudited) were $5,030, $803,079, and $3,648,829, $572,205 and $1,889,302, respectively.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       Future minimum lease payments under non-cancelable operating lease agreements were as follows:

2004

2005	$5,453,850
2006	3,964,226
2007	2,716,099
2008	1,613,394
2009	871,762
Thereafter	430,523

$15,049,854

19.     Segment and Geographic Information
       The Group is engaged in selling out-of-home television advertising time slots on their network of flat-panel television screens located in high traffic areas in commercial locations throughout China.
       The Group’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.
      Geographic Information
       The Group operates in the PRC and all of the Group’s long lived assets are located in the PRC.
       As of December 31, 2002, 2003 and 2004, there were no customers which accounted for 10% or more of the Group’s net revenues and accounts receivable.
       Although the Group operates through multiple cities in China which include Beijing, Shanghai, Guangzhou and Shenzhen, it believes it operates in one segment as all cities provide selling out-of-home television advertising time slot on their network of flat-panel television advertising displays. Accordingly all financial segment information can be found in the consolidated financial statements.
20.     Related Party Transactions
       In 2003, Jason Nanchun Jiang, a major shareholder of the Group, contributed technical know-how which valued at historical cost of $nil.
       In 2003, the Group purchased equipment from a company under common control for cash proceeds of $1,208,131.

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       Details of advertising service revenue from related parties for the years ended December 31, 2002, 2003 and 2004 and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited) are as follows:

					Three Months Ended
		Year Ended December 31			March 31

Name of related parties	Director interested	2002	2003	2004	2004	2005

					(unaudited)	(unaudited)
Everease Advertising & Communication Ltd.	Jason Nanchun Jiang	$—	$978,058	$1,236,380	$—	$279,502
Multimedia Park Venture Capital	Jimmy Wei Yu	—	120,821	1,109,714	—	600,507
Shanghai Jobwell Business Consulting Ltd.	Jimmy Wei Yu	—	—	371,663	—	15,128
Shanghai Wealove Wedding Service Co., Ltd.	Jimmy Wei Yu	—	—	336,809	—	9,836
Shanghai Hetong Network Technology Co., Ltd.	Jimmy Wei Yu	—	—	326,757	—	14,426
Ctrip Travel Information Technology (Shanghai) Co., Ltd	Neil Nanpeng Shen	—	—	43,662	—	111,895

		$—	$1,098,879	$3,424,985	$—	$1,031,294

       Details of amounts due from related parties as of December 31, 2002, 2003 and 2004 and March 31, 2005 (unaudited) are as follows:

		December 31			March 31

Name of related parties	Director interested	2002	2003	2004	2005

					(unaudited)
Shanghai Everease Advertising & Communication Ltd.	Jason Nanchun Jiang	$—	$252,576	$1,259,138	$630,690
Multimedia Park Venture Capital	Jimmy Wei Yu	—	—	690,212	658,734
Shanghai Jobwell Business Consulting Ltd.	Jimmy Wei Yu	—	—	275,971	—
Shanghai Wealove Wedding Service Co., Ltd.	Jimmy Wei Yu	—	—	251,556	—
Shanghai Hetong Network Technology Co., Ltd.	Jimmy Wei Yu	—	—	263,155	—
Ctrip Travel Information Technology (Shanghai) Co., Ltd.		—	—	—	24,742

		$—	$252,576	$2,740,032	$1,314,166

FOCUS MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND FOR THE
THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       Details of amounts due to related parties as of December 31, 2002, 2003, 2004 and March 31, 2005 (unaudited) are as follows:

		December 31			March 31

Name of related parties	Director interested	2002	2003	2004	2005

					(unaudited)
Shanghai Everease Advertising & Communication Ltd.	Jason Nanchun Jiang	$—	$1,386,124	$—	$—
Multimedia Park Venture Capital	Jimmy Wei Yu	—	627,774	—	—

		$—	$2,013,898	$—	$—

21.     Restricted Net Assets
       Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payment of dividends as general reserve fund. As a result of these PRC laws and regulations, the Group’s PRC subsidiaries and PRC affiliates are restricted in their ability to transfer a portion of their net assets to either in the form of dividends, loans or advances, which restricted portion amounted to approximately $14,792,000 as of December 31, 2004.
22.     Subsequent Events
       On May 31, 2005, shareholders of the Group approved a 200-for-1 split of the Group’s shares, with immediate effect. The 200-for-1 share split of the Group’s shares has been retroactively applied to all periods presented.

Additional Information — Financial Statements Schedule 1
Focus Media Holding Limited
       These financial statements have been prepared in conformity with accounting principles generally accepted in the United States.
Financial information of parent company
Balance Sheets

	December 31

	2003	2004

	(in U.S. dollars)
Assets
Amounts due from subsidiaries	$500,000	$21,057,610
Goodwill	—	9,384,723
Investments in subsidiaries and affiliates	683,062	23,864,507

Total assets	$1,183,062	$54,306,840

Liabilities and shareholders’ equity (deficiency)
Current liabilities:
Other payable	$—	$6,606,885

Total current liabilities	$—	$6,606,885

Mezzanine equity
Series A convertible redeemable preference shares ($0.00005 par value; 41,967,400 shares authorized and nil, nil and 41,967,400 shares issued and outstanding in 2002, 2003 and 2004, respectively) (liquidation value $2,471,880)	—	6,295,110
Series B convertible redeemable preference shares ($0.00005 par value; 48,191,600 shares authorized and nil, nil and 48,191,600 shares issued and outstanding in 2002, 2003 and 2004, respectively) (liquidation value $11,565,984)	—	12,062,696
Series C-1 convertible redeemable preference shares ($0.00005 par value; 34,054,000 shares authorized and nil, nil and 34,054,000 shares issued and outstanding in 2002, 2003 and 2004, respectively) (liquidation value $17,500,350)	—	17,500,350
Series C-2 convertible redeemable preference shares ($0.00005 par value; 34,053,400 shares authorized and nil, nil and 34,053,400 shares issued and outstanding in 2002, 2003 and 2004, respectively) (liquidation value $17,500,042)	—	17,415,000
Shareholders’ equity (deficiency)
Ordinary shares ($0.00005 par value; nil 1,000,000,000 and 885,516,600 shares authorized in 2002, 2003 and 2004; nil, 200,000,000 and 142,464,600 issued and outstanding in 2002, 2003 and 2004, respectively)	10,000	7,124
Additional paid-in capital	1,188,817	5,981,154
Deferred share based compensation	—	(969,959)
Retained earnings (accumulated deficit)	26,000	(10,550,414)
Accumulated other comprehensive loss	(41,755)	(41,106)

Total shareholders’ equity (deficiency)	$1,183,062	$(5,573,201)

Total liabilities and shareholders’ equity (deficiency)	$1,183,062	$54,306,840

Financial information of parent company
Statements of Operations

	December 31,

	2003	2004

	(in U.S. dollars)
Operating expenses:
General and administrative (including share-based compensation of $488,711 for 2004 only)	$—	$(488,711)
Goodwill impairment loss	—	(58,397)

Total operating expenses	—	(547,108)

Income from operations	—	(547,108)
Equity in earnings of subsidiaries and equity affiliates	25,483	12,612,147
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	—	(11,692,287)

Income before income taxes	25,483	372,752
Income tax expenses	—	—

Net Income	25,483	372,752
Deemed dividend on Series A convertible redeemable preference shares	—	(8,308,411)
Deemed dividend on Series B convertible redeemable preference shares	—	(2,191,442)
Deemed dividend on Series C-1 convertible redeemable preference shares	—	(13,356,087)
Premium of Series B convertible redeemable preference shares	—	12,906,774

Income (loss) attributable to holders of ordinary shares	$25,483	$(10,576,414)

Financial information of parent company
Statements of Shareholders’ Equity (deficiency) and Comprehensive Loss
(in U.S. dollars, except share data)

					Retained	Accumulated	Total
	Ordinary		Additional	Deferred	earning	other	shareholders’
			paid-in	share based	(accumulated	comprehensive	equity	Comprehensive
	Share	Amount	capital	compensation	deficit)	loss	(deficiency)	loss

Balance at January 1, 2003	—	$—	$125,000	$—	$517	$(4,183)	$121,334
Issuance of ordinary shares	200,000,000	10,000	1,615,000	—	—	—	1,625,000	—
Capital distribution relating to Everease	—	—	(551,183)	—	—	—	(551,183)
Cumulative translation adjustment	—	—	—	—	—	(37,572)	(37,572)	$(37,572)
Net Income	—	—	—	—	25,483	—	25,483	25,483

Balance at December 31, 2003	200,000,000	$10,000	$1,188,817	$—	$26,000	$(41,755)	$1,183,062	$(12,089)

Issuance of ordinary shares	14,594,200	730	4,484,068	—	—	—	4,484,798
Reclassification of ordinary shares to Series A convertible redeemable preference shares	(62,400,000)	(3,120)	(1,048,469)	—	—	—	(1,051,589)
Reclassification of ordinary shares to Series C-1 convertible redeemable preference shares	(9,729,600)	(486)	(101,932)	—	—	—	(102,418)
Deferred share based compensation			1,334,835	(1,334,835)	—	—	—
Amortization of deferred share based compensation	—	—	123,835	364,876	—	—	488,711
Deemed dividend on Series A convertible redeemable preference shares	—	—	—	—	(8,308,411)	—	(8,308,411)
Deemed dividend on Series B convertible redeemable preference shares	—	—	—	—	(2,191,442)	—	(2,191,442)
Deemed dividend on Series C-1 convertible redeemable preference shares	—	—	—	—	(13,356,087)	—	(13,356,087)
Premium of Series B convertible redeemable preference shares	—	—	—	—	12,906,774	—	12,906,774
Cumulative translation adjustment	—	—	—	—	—	649	649	$649
Net income (loss)	—	—	—	—	372,752	—	372,752	372,752

Balance at December 31, 2004	142,464,600	$7,124	$5,981,154	$(969,959)	$(10,550,414)	$(41,106)	$(5,573,201)	$373,401

Financial information of parent company
Statements of Cashflows

	December 31,

	2003	2004

	(in U.S. dollars)
Operating activities:
Income (loss) attributable to holders of ordinary shares	$25,483	$(10,576,414)
Deemed dividend on Series A convertible redeemable preference shares	—	8,308,411
Deemed dividend on Series B convertible redeemable preference shares	—	2,191,442
Deemed dividend on Series C-1 convertible redeemable preference shares	—	13,356,087
Premium relating to Series B convertible redeemable preference shares	—	(12,906,774)

Net income	25,483	372,752
Adjustments to reconcile net income to net cash used in operating activities:
Share based compensation	—	488,711
Change in fair value of derivative liability	—	11,692,287
Goodwill impairment	—	58,397
Equity in earnings (loss) of subsidiaries	—	12,612,147
Changes in assets and liabilities	—	—
Amounts due from subsidiaries	(500,000)	(20,557,610)
Other payables	—	6,606,885

Net cash used in operating activities	(474,517)	11,273,569
Investing activities:
Investments in subsidiaries and affiliates	(683,062)	(40,751,914)
Acquisition of assets from a related party	(429,849)	—

Net cash used in investing activities	(1,112,911)	(40,751,914)

Financing activities:
Proceeds from issuance of ordinary shares	1,625,000	—
Proceeds from issuance Series B convertible redeemable preference shares	—	12,062,696
Proceeds from issuance Series C-2 convertible redeemable preference shares	—	17,415,000

Net cash provided by financing activities	1,625,000	29,477,696

Effect of exchange rate changes	(37,572)	649

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, end of year	$—	$—

PERFECT MEDIA HOLDING LIMITED
INDEX TO FINANCIAL STATEMENTS
Contents

Page

Report of Independent Registered Public Accounting Firm	P-2
Consolidated balance sheets as of December 31, 2003 and September 30, 2004	P-3
Consolidated statements of operations for the period from June 4, 2003 to December 31, 2003 and for the nine months ended September 30, 2004	P-4
Consolidated statements of shareholders’ equity and comprehensive loss for the period from June 4, 2003 to December 31, 2003 and for the nine months ended September 30, 2004	P-5
Consolidated statements of cash flows for the period from June 4, 2003 to December 31, 2003 and for the nine months ended September 30, 2004	P-6
Notes to the consolidated financial statements	P-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
PERFECT MEDIA HOLDING LIMITED
       We have audited the accompanying consolidated balance sheets of Perfect Media Holding Limited and its subsidiary (the “Company”) as of December 31, 2003 and September 30, 2004 and the related consolidated statements of operations, shareholders’ equity and others comprehensive loss, and cash flows for the period from June 4, 2003 to December 31, 2003 and for the nine months ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Perfect Media Holding Limited and its subsidiary as of December 31, 2003 and September 30, 2004 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
February 2, 2005

PERFECT MEDIA HOLDING LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2003	2004

	(In U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$20,341	$1,219
Amounts due from related parties	—	24,334
Accounts receivable, net of allowance for doubtful account of $nil, $nil in 2003 and 2004	—	9,436
Inventories	3,712	6,560
Other current assets	50,387	13,975

Total current assets	74,440	55,524
Equipment, net	—	132,222

Total assets	$74,440	$187,746

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$—	$181
Income taxes payable	109	—
Accrued expenses and other current liabilities	7,646	186,469

Total current liabilities	7,755	186,650

Commitments (Note 8)
Shareholders’ Equity
Additional paid-in capital	120,823	120,823
Accumulated other comprehensive loss	(2)	(2)
Deficit	(54,136)	(119,725)

Total shareholders’ equity	$66,685	$1,096

Total liabilities and shareholders’ equity	$74,440	$187,746

The accompanying notes are an integral part of these consolidated financial statements.

PERFECT MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the
	period from
	June 4, 2003	For the nine
	to	months ended
	December 31,	September 30,
	2003	2004

	(In U.S. dollars)
Revenues	$4,465	$86,806
Cost of revenues	2,099	27,047

Gross profit	2,366	59,759

Operating expenses:
General and administrative	30,814	76,637
Selling and marketing	25,462	44,591

Total operating expenses	56,276	121,228

Loss from operations	(53,910)	(61,469)
Interest income	—	42

Loss before income taxes	(53,910)	(61,427)
Income taxes	226	4,162

Net loss	$(54,136)	$(65,589)

The accompanying notes are an integral part of these consolidated financial statements.

PERFECT MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
(in U.S. dollars, except share data)

					Accumulated
	Ordinary		Additional		other	Total
			paid-in		comprehensive	shareholders’	Comprehensive
	Share	Amount	capital	Deficit	loss	equity	loss

Balance at June 4, 2003	—	$—	$120,823	$—	$—	$120,823
Cumulative translation adjustment	—	—	—	—	(2)	(2)	$(2)
Net loss	—	—	—	(54,136)	—	(54,136)	(54,136)

Balance at December 31, 2003	—	—	$120,823	$(54,136)	$(2)	$66,685	$(54,138)

Issuance of ordinary share	1	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	$—
Net loss	—	—	—	(65,589)	—	(65,589)	(65,589)

Balance at September 30, 2004	1	$—	$120,823	$(119,725)	$(2)	$1,096	$(65,589)

The accompanying notes are an integral part of these consolidated financial statements.

PERFECT MEDIA HOLDING LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the
	period from
	June 4, 2003	For the nine
	to	months ended
	December 31,	September 30,
	2003	2004

	(In U.S. dollars)
Net loss	$(54,136)	$(65,589)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	15,259
Changes in assets and liabilities
Amounts due from related parties	—	(24,334)
Accounts receivable	—	(9,436)
Inventories	(3,712)	(2,848)
Other current assets	(50,387)	36,412
Accounts payable	—	181
Income taxes payable	109	(109)
Accrued expenses and other current liabilities	7,646	178,823

Net cash provided by (used in) operating activities	$(100,480)	$128,359

Investing activities:
Purchase of equipment	$—	$(147,481)

Cash used in investing activities	$—	$(147,481)

Financing activities:
Proceeds from receipt of paid-in capital	120,823	—

Cash provided by financing activities	$120,823	$—

Net increase (decrease) in cash and cash equivalents	$20,343	$(19,122)
Effect of exchange rate changes	(2)	—
Cash and cash equivalents, beginning of year	—	20,341

Cash and cash equivalents, end of year	$20,341	$1,219

Supplemental disclosure of cash flow information
Income taxes paid	$226	$4,162

Interest paid	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
1.     Organization and Principal Activities
       Perfect Media Holding Limited (“the Company”) was incorporated in the British Virgin Islands (“BVI”) on June 4, 2004.
       The PRC regulations currently limit foreign ownership of companies that provide advertising services. To comply with these regulations, the Company conducts substantially all of its advertising business activities through Shanghai Perfect Media Advertising Co., Ltd. (“Shanghai Perfect Media”), a variable interest entity, which was incorporated in the People’s Republic of China (the “PRC”) on June 4, 2003. The principal activities of Shanghai Perfect Media are the provision of advertisement services through the display panel of free shoes brushing machinery. Shanghai Perfect Media entered into various agreements with the Company, under which Shanghai Perfect Media pledged all of its equity to the Company and the Company has provided funds in an amount up to $120,820 (RMB 1,000,000) to satisfy its ongoing business requirements. In addition, the Company has been assigned all voting rights by the direct owners of Shanghai Perfect Media through an agreement that cannot be amended or terminated except by written consent of all parties. Finally, the Company has the option to acquire the equity interest of Shanghai Perfect Media.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003, the FASB issued FIN 46 (Revised), which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004, unless the Company has a special purpose entity, in which case the provisions must be applied for fiscal years ending December 31, 2003. However, the Company has elected to retroactively apply FIN 46 (Revised) and has consolidated Shanghai Perfect Media as its variable interest entity from its inception.
       The Company is the sole beneficiary of Shanghai Perfect Media because all the variable interests are held by the Company. The agreements described above provided for effective control of Shanghai Perfect Media to be transferred to the Company in July 2004. Shanghai Perfect Media had operating activity prior to entering these agreements with the Company. As a result, the consolidated financial statements reflect the consolidation of Shanghai Perfect Media from its inception.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation
       The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

(b)	Basis of Consolidation
       The consolidated financial statements include the financial statements of the Company and its variable interest entity, Shanghai Perfect Media. All inter-company transactions and balances have been eliminated upon consolidation.

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
(c) Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.
(d) Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for equipment.
(e) Significant Risks and Uncertainties
       The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operation, or cash flows: advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on stock markets in the U.S.; competition from other competitors; changes in key suppliers; changes in certain strategic relationships; regulatory or other PRC factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.
(f) Equipment, Net
       Equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

Shoes brushing machinery	5 years
Computers and office equipment	5 years
Vehicles	5 years
Leasehold Improvements	lesser of the term of the lease or the estimated useful lives of the assets
(g) Impairment of Long-Lived Assets
       The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

(h)	Revenue Recognition
       The Company’s revenues are primarily derived from advertising services displayed on top of free shoes brushing machinery. Revenues from display advertising services are recognized ratably

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
over the period in which the advertisement is displayed. Revenue from displays are recognized once the displays are delivered. Accordingly, revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assures.

(i)	Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease periods.

(k)	Foreign Currency Translation
       The functional and reporting currency of Focus Media Holding is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.
       The financial records of the Company’s variable interest entity is maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ equity.

(l)	Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(m)	Comprehensive Income (Loss)
       Comprehensive income (loss) includes foreign currency translation adjustment. Comprehensive income (loss) is reported in the statements of shareholders’ equity.
(n)     Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
(o)     Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Company does not believe that the adoption of this standard will have a material impact on its financial positions or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.
       In January 2003, the FASB issued Interpretation Number (“FIN”) No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised) to address certain FIN 46

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
implementation issues. The Company has elected to retroactively apply FIN 46 (Revised) and has consolidated Shanghai Perfect Media as its variable interest entity from its inception.
3.     Other Current Assets
       Other current assets consist of the following:

	December 31,	September 30,
	2003	2004

Staff advances and other receivables	$16,561	$—
Advances to suppliers	33,826	13,975

	$50,387	$13,975

4.	Equipment, Net
       Equipment consist of:

	December 31,	September 30,
	2003	2004

Shoes brushing machinery	$—	$75,633
Computers and office equipment	—	19,080
Leasehold improvements	—	20,298
Vehicles	—	32,470

	$—	$147,481
Less: accumulated depreciation and amortization	—	(15,259)

	$—	$132,222

5.	Accrued Expenses and Other Current Liabilities

	December 31,	September 30,
	2003	2004

Other payables	$7,646	$181,235
Accrued expenses	—	5,234

	$7,646	$186,469

6.	Income Taxes
       The Company is a tax-exempted company incorporated in the British Virgin Islands.
       Shanghai Perfect Media, registered in the PRC is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the relevant income tax laws. In accordance with “Income Tax Law of China for Private Enterprises”, the applicable EIT rate for Shanghai Perfect Media is 4%.

7.	Mainland China Contribution Plan and Profit Appropriation
       Full time employees of Shanghai Perfect Media in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits,

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require Shanghai Perfect Media to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $480 and $2,155 for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively.
       Pursuant to laws applicable to the entities incorporated in the PRC, Shanghai Perfect Media must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. Shanghai Perfect Media did not make any appropriations to the reserve funds described above as it incurred losses in any of the periods presented.
8.     Commitments
       The Company leases certain office premises and certain building areas under non-cancelable leases, which expire in 2013. Rental expense under operating leases for 2003 and the nine months ended September 30, 2004 were $5,758 and $22,951, respectively.
       Future minimum lease payments under non-cancelable operating leases agreements were as follows:

September 30,
2004

September 30,
2005	$42,103
2006	14,295
2007	9,133
2008	5,582
2009	3,294
Thereafter	101

$74,508

9.     Segment and Geographic Information
       The Company is engaged in providing advertisement services through the display panel of free shoe brushing machinery. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

PERFECT MEDIA HOLDING LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM JUNE 4, 2003 TO DECEMBER 31, 2003 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2004
(in U.S. dollars, unless otherwise stated)
Geographic Information
       The Company operates, through Shanghai Perfect Media, in the PRC and all of the Company’s long lived assets are located in the PRC.
       As of December 31, 2003 and September 30, 2004, there were no customers which accounted for 10% or more of the Company’s net revenues and accounts receivable.

FOCUS MEDIA CHANGSHA HOLDING LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FOCUS MEDIA CHANGSHA HOLDING LTD.
       We have audited the accompanying consolidated balance sheet of Focus Media Changsha Holding Ltd. and its subsidiary (the “Company”) as of October 31, 2004 and the related consolidated statement of operations, shareholders’ deficiency and comprehensive loss, and cash flows for the period from March 11, 2004 (date of inception) to October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Focus Media Changsha Holding Ltd. and its subsidiary as of October 31, 2004 and the results of its operations and its cash flows for the above stated period in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 10, 2005

FOCUS MEDIA CHANGSHA HOLDING LTD.
CONSOLIDATED BALANCE SHEET

October 31, 2004

(In U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$6,421
Accounts receivable, net of allowance for doubtful account of $nil	4,833
Staff advances and other receivables	3,077

Total current assets	14,331
Rental deposits	14,614
Equipment, net	316,104

Total assets	$345,049

Liabilities and shareholders’ deficiency
Current liabilities:
Accounts payable	$3
Accrued expenses and other current liabilities	436,023

Total current liabilities	436,026

Commitments (Note 7)

Shareholders’ Deficiency
Additional paid-in capital	60,412
Deficit	(151,389)

Total shareholders’ deficiency	$(90,977)

Total liabilities and shareholders’ deficiency	$345,049

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA CHANGSHA HOLDING LTD.
CONSOLIDATED STATEMENT OF OPERATIONS

For the
period from
March 11, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Revenues	$13,054
Cost of revenues	(42,590)

Gross loss	(29,536)

Operating expenses:
General and administrative	116,674
Selling and marketing	5,216

Total operating expenses	121,890

Loss from operations	(151,426)
Interest income	75
Other expenses, net	(38)

Loss before income taxes	(151,389)
Income taxes	—

Net loss	$(151,389)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA CHANGSHA HOLDING LTD.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY AND
COMPREHENSIVE LOSS
(in U.S. dollars, except share data)

	Ordinary		Additional		Total
			paid-in		shareholders’
	Share	Amount	capital	Deficit	deficiency

Balance as of March 11, 2004 (Date of inception)	—	—	$—	$—	$—
Issuance of ordinary share	1	—	60,412	—	60,412
Net loss	—	—	—	(151,389)	(151,389)

Balance as of October 31, 2004	1	$—	$60,412	$(151,389)	$(90,977)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA CHANGSHA HOLDING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the
period from
March 11, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Net loss	$(151,389)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16,913
Accounts receivable	(4,833)
Staff advances and other receivables	(3,077)
Accounts payable	3
Accrued expenses and other current liabilities	121,206

Net cash used in operating activities	$(21,177)

Investing activities:
Purchase of equipment	$(18,200)
Rental deposits	(14,614)

Cash used in investing activities	$(32,814)

Financing activities:
Proceeds from issuance of ordinary share	$60,412

Cash provided by financing activities	$60,412

Net increase in cash and cash equivalents	$6,421
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$6,421

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

1.	Organization and Principal Activities
       Focus Media Changsha Holding Ltd. (“the Company”) was incorporated in the British Virgin Islands (“BVI”) on March 11, 2004.
       The PRC regulations currently limit foreign ownership of companies that provide advertising services. To comply with these regulations, the Company conducts substantially all of its advertising business activities through Changsha Focus Media Shiji Advertising Co., Ltd. (“Changsha Advertising”), a variable interest entity, which was incorporated in the People’s Republic of China (the “PRC”) on March 11, 2004. The principal activities of Changsha Advertising are the operation and maintenance of out-of-home television advertising network. Through contractual agreements described below, the Company is deemed the primary beneficiary of Changsha Advertising resulting in Changsha Advertising being deemed a subsidiary of the Company under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46(R)”).
       On March 11, 2004, the sole shareholder of Changsha Advertising entered into various contractual agreements with the Company, under which the shareholder pledged all equity shares it owned to the Company. In addition, the Company was assigned all voting rights by the direct owner of Changsha Advertising through an agreement that cannot be amended or terminated except by written consent of all parties. Finally, the Company has the option to acquire the equity interest of Changsha Advertising for a purchase price equal to the respective registered capital of Changsha Advertising or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. The Company has agreed to pay the shareholder of Changsha Advertising any excess of the purchase price paid for such equity interests in, or assets of Changsha Advertising over the registered capital of Changsha Advertising in the event that such option is exercised.
       The Company holds all the variable interest of Changsha Advertisement and the Company has been determined to be the most closely associated with Changsha Advertising. Therefore the Company is the primary beneficiary of Changsha Advertising. The agreements described above provided for effective control of Changsha Advertising to be transferred to the Company on March 11, 2004 (date of inception). As a result, the consolidated financial statements reflect the consolidation of Changsha Advertising starting from March 2004.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation
       The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(b)	Basis of Consolidation
       The consolidated financial statements include the financial statements of the Company and its variable interest entity, Changsha Advertising. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for equipment.

(e)	Significant Risks and Uncertainties
       The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operation, or cash flows: advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on stock markets in the U.S.; competition from other competitors; changes in key suppliers; changes in certain strategic relationships; regulatory or other PRC factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

(f)	Equipment, Net
       Equipment is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Flat-panel television screens	5 years
Computers and office equipment	5 years
Leasehold improvements	lesser of the term of the lease or the estimated useful lives of the assets

(g)	Impairment of Long-Lived Assets
       The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(h)	Revenue Recognition
       The Company’s revenues are primarily derived from advertising services. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assures.
       Prepayments for the advertising services are deferred and recognised as revenue when the advertising services are rendered.
       The Company presents advertising service revenue, net of business tax incurred, which amounts to $1,228 for the period from March 11, 2004 (Date of inception) to October 31, 2004.

(i)	Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease periods.

(k)	Foreign Currency Translation
       The functional and reporting currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statement of operations.
       The financial records of the Company’s variable interest entity is maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ deficiency.
(l)     Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(m)	Comprehensive loss
       The net loss for the period presented was the same as the comprehensive loss for the period presented.
(n)     Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

(o)	Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The adoption of this standard did not have a material impact on its financial positions or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
       In January 2003, the FASB issued Interpretation Number (“FIN”) No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised) to address certain FIN 46 implementation issues. The Company has applied FIN 46 (Revised) and has Changsha Advertising as its variable interest entity from its incorporation.

3.	Equipment, Net
       Equipment consists of:

Flat-panel television screens	$314,817
Computers and office equipment	11,434
Leasehold improvements	6,766

$333,017
Less: accumulated depreciation	(16,913)

$316,104

4.	Accrued Expenses and Other Current Liabilities

Accrued expenses	$1,803
Accrued employee payroll and welfare	8,474
Other taxes payable	711
Advance from customers	5,248

Payable for acquisition of equipment	314,817
Others	104,970

$436,023

5.	Income Taxes
       The Company is a tax-exempted company incorporated in the British Virgin Islands.
       Changsha Advertising, registered in the PRC is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the relevant income tax laws. In accordance with “Income Tax Law of China for Private Enterprises”, the applicable EIT rate for Changsha Advertising is 33%. No income tax has been provided in the consolidated financial statements as Changsha Advertising incurred tax loss in the period presented.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

6.	Mainland China Contribution Plan and Profit Appropriation
       Full time employees of Changsha Advertising in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require Changsha Advertising to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $2,137 for the period from March 11, 2004 (Date of inception) to October 31, 2004.
       Pursuant to laws applicable to the entities incorporated in the PRC, Changsha Advertising must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. Changsha Advertising did not make any appropriations to the reserve funds described above as it incurred loss in the period presented.

7.	Commitments
       The Company leases certain office premises and certain building areas under non-cancelable leases, which expire in 2014. Rental expense under operating leases for the period from March 11, 2004 (Date of inception) to October 31, 2005 was $20,071.
       Future minimum lease payments under non-cancelable operating leases agreements were as follows:

October 31,
2005	$91,291
2006	79,734
2007	54,843
2008	34,228
2009	27,083
Thereafter	6,836

$294,015

8.	Segment and Geographic Information
       The Company is engaged in providing advertisement services through the operation and maintenance of out-of-home television advertising network. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

FOCUS MEDIA CHANGSHA HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 11, 2004
(DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
Geographic Information
       The Company operates, through Changsha Advertising, in the PRC and all of the Company’s long lived assets are located in the PRC.
       As of October 31, 2004, there was one customer who accounted for 10% or more of the Company’s net revenues and accounts receivable, as follows:

	Net revenue	Accounts receivable

Customer A	68%	100%

9.	Subsequent Event
       On October 15, 2004, Focus Media Holding Limited acquired 100% of the outstanding ordinary shares of the Company including its then variable interest entity Changsha Advertising in exchange of cash of $989,484. Immediately following the acquisition the Company became a wholly owned subsidiary of Focus Media Holding Limited and Changsha Advertising became a wholly owned subsidiary of Focus Media Advertisement Co. Ltd.

FOCUS MEDIA QINGDAO HOLDING LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FOCUS MEDIA QINGDAO HOLDING LTD.
       We have audited the accompanying consolidated balance sheet of Focus Media Qingdao Holding Ltd. and its subsidiary (the “Company”) as of October 31, 2004 and the related consolidated statement of operations, shareholders’ deficiency and comprehensive loss, and cash flows for the period from March 22, 2004 (date of inception) to October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Focus Media Qingdao Holding Ltd. and its subsidiary as of October 31, 2004 and the results of its operations and its cash flow for the above stated period in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 10, 2005

FOCUS MEDIA QINGDAO HOLDING LTD.
CONSOLIDATED BALANCE SHEET

October 31,
2004

(In U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$5,862
Accounts receivable, net of allowance for doubtful account of $nil	4,400
Inventories — spare parts	2,734
Staff advances and other receivables	454

Total current assets	13,450
Rental deposits	27,187
Equipment, net	232,620

Total assets	$273,257

Liabilities and shareholders’ deficiency
Current liabilities:
Accounts payable	$5,344
Accrued expenses and other current liabilities	354,256

Total current liabilities	359,600

Commitments (Note 8)

Shareholders’ Deficiency
Additional paid-in capital	60,412
Deficit	(146,755)

Total shareholders’ deficiency	$(86,343)

Total liabilities and shareholders’ deficiency	$273,257

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA QINGDAO HOLDING LTD.
CONSOLIDATED STATEMENT OF OPERATIONS

For the
period from
March 22, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Revenues	$12,052
Cost of revenues	(84,492)

Gross loss	(72,440)

Operating expenses:
General and administrative	59,262
Selling and marketing	15,073

Total operating expenses	74,335

Loss from operations	(146,775)
Interest income	74
Other expenses, net	(54)

Loss before income taxes	(146,755)
Income taxes	—

Net loss	$(146,755)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA QINGDAO HOLDING LTD.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY AND
COMPREHENSIVE LOSS
(in U.S. dollars, except share data)

	Ordinary		Additional		Total
			paid-in		shareholders’
	Share	Amount	capital	Deficit	deficiency

Balance as of March 22, 2004 (Date of inception)	—	—	$—	$—	$—
Issuance of ordinary share	1	—	60,412	—	60,412
Net loss	—	—	—	(146,755)	(146,755)

Balance as of October 31, 2004	1	$—	$60,412	$(146,755)	$(86,343)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA QINGDAO HOLDING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the
period from
March 22, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Net loss	$(146,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	10,666
Accounts receivable	(4,400)
Inventories	(2,734)
Staff advances and other receivables	(454)
Accounts payable	5,344
Accrued expenses and other current liabilities	115,798

Net cash used in operating activities	$(22,535)

Investing activities:
Purchase of equipment	$(4,828)
Rental deposits	(27,187)

Cash used in investing activities	$(32,015)

Financing activities:
Proceeds from issuance of ordinary share	$60,412

Cash provided by financing activities	$60,412

Net increase in cash and cash equivalents	$5,862
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$5,862

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
1.     Organization and Principal Activities
       Focus Media Qingdao Holding Ltd. (“the Company”) was incorporated in the British Virgin Islands (“BVI”) on March 22, 2004.
       The PRC regulations currently limit foreign ownership of companies that provide advertising services. To comply with these regulations, the Company conducts substantially all of its advertising business activities through Qingdao Fukesi Advertisement Co., Ltd. (“Qingdao Advertising”), a variable interest entity, which was incorporated in the People’s Republic of China (the “PRC”) on March 22, 2004. The principal activities of Qingdao Advertising are the operation and maintenance of out-of-home television advertising network. Through contractual agreements described below, the Company is deemed the primary beneficiary of Qingdao Advertising resulting in Qingdao Advertising being deemed a subsidiary of the Company under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46(R)”).
       On March 22, 2004, the sole shareholder of Qingdao Advertising entered into various contractual agreements with the Company, under which the direct owner pledged all equity shares it owned to the Company. In addition, the Company was assigned all voting rights by the sole shareholder of Qingdao Advertising through an agreement that cannot be amended or terminated except by written consent of all parties. Finally, the Company has the option to acquire the equity interest of Qingdao Advertising for a purchase price equal to the respective registered capital of Qingdao Advertising or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. The Company has agreed to pay the shareholder of Qingdao Advertising any excess of the purchase price paid for such equity interests in, or assets of Qingdao Advertising .over the registered capital of Qingdao Advertising in the event that such option is exercised.
       The Company holds all the variable interest of Qingdao Advertisement and the Company has been determined to be the most closely associated with Qingdao Advertising. Therefore the Company is the primary beneficiary of Qingdao Advertising. The agreements described above provided for effective control of Qingdao Advertising to be transferred to the Company on March 22, 2004 (date of inception). As a result, the consolidated financial statements reflect the consolidation of Qingdao Advertising starting from March 2004.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation
       The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(b)	Basis of Consolidation
       The consolidated financial statements include the financial statements of the Company and its variable interest entity, Qingdao Advertising. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for equipment.

(e)	Significant Risks and Uncertainties
       The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operation, or cash flows: advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on stock markets in the U.S.; competition from other competitors; changes in key suppliers; changes in certain strategic relationships; regulatory or other PRC factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

(f)	Equipment, Net
       Equipment is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Flat-panel television screens	5 years
Computers and office equipment	5 years

(g)	Impairment of Long-Lived Assets
       The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(h)	Revenue Recognition
       The Company’s revenues are primarily derived from advertising services. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assures.
       Prepayments for the advertising services are deferred and recognized as revenue when the advertising services are rendered.
       The Company presents advertising service revenue, net of business tax incurred, which amounts to $1,120 for the period from March 22, 2004 (date of inception) to October 31, 2004.

(i)	Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease periods.

(k)	Foreign Currency Translation
       The functional and reporting currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.
       The financial records of the Company’s variable interest entity is maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ deficiency.
(l) Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.
(m) Comprehensive loss
       The net loss for the period presented was the same as the comprehensive loss for the period presented.

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
(n) Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities.
(o) Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The adoption of this standard did not have a material impact on its financial positions or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.
       In January 2003, the FASB issued Interpretation Number (“FIN”) No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised) to address certain FIN 46 implementation issues. The Company has applied FIN 46 (Revised) and has Qingdao Advertising as its variable interest entity from its incorporation.
3.     Accounts receivable
       Accounts receivable consists of the following:

Billed receivables	$3,938
Unbilled receivables	462

$4,400

       Unbilled receivables represent amounts earned under advertising contracts in progress but not billable at the balance sheet date. These amounts become billable according to the contract term. The Company anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of balance sheet date

4.	Equipment, Net
       Equipment consists of:

Flat-panel television screens	$238,458
Computers and office equipment	4,828

$243,286
Less: accumulated depreciation	(10,666)

$232,620

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses	$1,088
Accrued employee payroll and welfare	6,555
Other taxes payable	248
Advance from customers	3,157
Payable for acquisition of equipment	238,458
Others	104,750

$354,256

6.	Income Taxes
       The Company is a tax-exempted company incorporated in the British Virgin Islands.
       Qingdao Advertising, registered in the PRC is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the relevant income tax laws. In accordance with “Income Tax Law of China for Private Enterprises”, the applicable EIT rate for Qingdao Advertising is 33%. No income tax has been provided in the consolidated financial statements as Qingdao Advertising incurred tax loss in the period presented.

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

7.	Mainland China Contribution Plan and Profit Appropriation
       Full time employees of Qingdao Advertising in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require Qingdao Advertising to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $1,375 for the period from March 22, 2004 (Date of inception) to October 31, 2004.
       Pursuant to laws applicable to the entities incorporated in the PRC, Qingdao Advertising must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. Qingdao Advertising did not make any appropriations to the reserve funds described above as it incurred loss in the period presented.

8.	Commitments
       The Company leases certain office premises and certain building areas under non-cancelable leases, which expire in 2014. Rental expense under operating leases for the period from March 22, 2004 (Date of inception) to October 31, 2005 was $31,943.
       Future minimum lease payments under non-cancelable operating leases agreements were as follows:

October 31,
2005	$87,648
2006	59,080
2007	30,914
2008	18,505
2009	12,402
Thereafter	11,578

$220,127

9.	Segment and Geographic Information
       The Company is engaged in providing advertisement services through the operation and maintenance of out-of-home television advertising network. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.
Geographic Information
       The Company operates, through Qingdao Advertising, in the PRC and all of the Company’s long lived assets are located in the PRC.

FOCUS MEDIA QINGDAO HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 22, 2004 (DATE OF INCEPTION) TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
       As of October 31, 2004, there were 2 customers which accounted for 10% or more of the Company’s net revenues and accounts receivable, as follows:

	Net revenue	Accounts receivable

Customer A	12%	35%
Customer B	16%	47%

10.	Subsequent Event
       On October 15, 2004, Focus Media Holding Limited acquired 100% of the outstanding ordinary shares of the Company including its then variable interest entity Qingdao Advertising in exchange of cash of $989,496. Immediately following the acquisition the Company became a wholly owned subsidiary of Focus Media Holding Limited and Qingdao Advertising became a wholly owned subsidiary of Focus Media Advertisement Co. Ltd.

FOCUS MEDIA DALIAN HOLDING LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FOCUS MEDIA DALIAN HOLDING LTD.
       We have audited the accompanying consolidated balance sheet of Focus Media Dalian Holding Ltd. and its subsidiary (the “Company”) as of October 31, 2004 and the related consolidated statement of operations, shareholders’ deficiency and comprehensive loss, and cash flows for the period from March 24, 2004 (date of inception) to October 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Focus Media Dalian Holding Ltd. and its subsidiary as of October 31, 2004 and the results of its operations and its cash flows for the above stated period in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 10, 2005

FOCUS MEDIA DALIAN HOLDING LTD.
CONSOLIDATED BALANCE SHEET

October 31,
2004

(In U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$11,093
Accounts receivable, net of allowance for doubtful account of $nil	6,903
Staff advances and other receivables	7,107

Total current assets	25,103
Rental deposits	43,843
Equipment, net	267,807

Total assets	$336,753

Liabilities and shareholders’ deficiency
Current liabilities:
Accounts payable	$458
Accrued expenses and other current liabilities	388,476

Total current liabilities	388,934

Commitments (Note 8)
Shareholders’ Deficiency
Additional paid-in capital	60,412
Deficit	(112,593)

Total shareholders’ deficiency	$(52,181)

Total liabilities and shareholders’ deficiency	$336,753

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA DALIAN HOLDING LTD.
CONSOLIDATED STATEMENT OF OPERATIONS

For the
period from
March 24, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Revenues	$36,645
Cost of revenues	(73,318)

Gross loss	(36,673)

Operating expenses:
General and administrative	53,470
Selling and marketing	22,452

Total operating expenses	75,922

Loss from operations	(112,595)
Interest income	55
Other expenses, net	(53)

Loss before income taxes	(112,593)
Income taxes	—

Net loss	$(112,593)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA DALIAN HOLDING LTD.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ DEFICIENCY AND
COMPREHENSIVE LOSS
(in U.S. dollars, except share data)

	Ordinary		Additional		Total
			Paid-In		shareholders’
	Share	Amount	Capital	Deficit	deficiency

Balance as of March 24, 2004 (Date of inception)	—	—	$—	$—	$—
Issuance of ordinary share	1	—	60,412	—	60,412
Net loss	—	—	—	(112,593)	(112,593)

Balance as of October 31, 2004	1	$—	$60,412	$(112,593)	$(52,181)

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA DALIAN HOLDING LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the
period from
March 24, 2004
(Date of inception)
to
October 31, 2004

(In U.S. dollars)
Net loss	$(112,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,001
Accounts receivable	(6,903)
Staff advances and other receivables	(7,107)
Accounts payable	458
Accrued expenses and other current liabilities	116,044

Net cash provided by operating activities	$4,900

Investing activities:
Purchase of equipment	$(10,376)
Rental deposits	(43,843)

Cash used in investing activities	$(54,219)

Financing activities:
Proceeds from issuance of ordinary share	$60,412

Cash provided by financing activities	$60,412

Net increase in cash and cash equivalents	$11,093
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$11,093

The accompanying notes are an integral part of these consolidated financial statements.

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

1.	Organization and Principal Activities
       Focus Media Dalian Holding Ltd. (“the Company”) was incorporated in the British Virgin Islands (“BVI”) on March 24, 2004.
       The PRC regulations currently limit foreign ownership of companies that provide advertising services. To comply with these regulations, the Company conducts substantially all of its advertising business activities through Dalian Focus Media Advertising Co., Ltd. (“Dalian Advertising”), a variable interest entity, which was incorporated in the People’s Republic of China (the “PRC”) on March 24, 2004. The principal activities of Dalian Advertising are the operation and maintenance of out-of-home television advertising network. Through contractual agreements described below, the Company is deemed the primary beneficiary of Dalian Advertising resulting in Dalian Advertising being deemed a subsidiary of the Company under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46(R)”).
       On March 24, 2004, the sole shareholder owner of Dalian Advertising entered into various contractual agreements with the Company, under which the direct owner pledged all equity shares it owned to the Company. In addition, the Company was assigned all voting rights by the direct owner of Dalian Advertising through an agreement that cannot be amended or terminated except by written consent of all parties. Finally, the Company has the option to acquire the equity interest of Dalian Advertising for a purchase price equal to the respective registered capital of Dalian Advertising or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. The Company has agreed to pay the shareholder of Dalian Advertising any excess of the purchase price paid for such equity interests in, or assets of Dalian Advertising over the registered capital of Dalian Advertising in the event that such option is exercised.
       The Company holds all the variable interest of Dalian Advertisement and the Company has been determined to be the most closely associated with Dalian Advertising. Therefore the Company is the primary beneficiary of Dalian Advertising. The agreements described above provided for effective control of Dalian Advertising to be transferred to the Company on March 24, 2004 (date of inception). As a result, the consolidated financial statements reflect the consolidation of Dalian Advertising starting from March 2004.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation
       The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(b)	Basis of Consolidation
       The consolidated financial statements include the financial statements of the Company and its variable interest entity, Dalian Advertising. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for equipment.

(e)	Significant Risks and Uncertainties
       The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operation, or cash flows: advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on stock markets in the U.S.; competition from other competitors; changes in key suppliers; changes in certain strategic relationships; regulatory or other PRC factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.

(f)	Equipment, Net
       Equipment is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Flat-panel television screens	5 years
Computers and office equipment	5 years

(g)	Impairment of Long-Lived Assets
       The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(h)	Revenue Recognition
       The Company’s revenues are primarily derived from advertising services. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assures.
       Prepayments for the advertising services are deferred and recognised as revenue when the advertising services are rendered.
       The Company presents advertising service revenue, net of business tax incurred, which amounts to $3,334 for the period from March 24, 2004 (date of inception) to October 31, 2004.

(i)	Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease periods.

(k)	Foreign Currency Translation
       The functional and reporting currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statement of operations.
       The financial records of the Company’s variable interest entity is maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ deficiency.

(l)	Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

(m)	Comprehensive loss
       The net loss for the period presented was the same as the comprehensive loss for the period presented.

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)

(n)	Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term maturities.

(o)	Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The adoption of this standard did not have a material impact on its financial positions or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.
       In January 2003, the FASB issued Interpretation Number (“FIN”) No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised) to address certain FIN 46 implementation issues. The Company has applied FIN 46 (Revised) and has Dalian Advertising as its variable interest entity from its incorporation.

3.	Accounts receivable
       Accounts receivable consists of the following:

Billed receivables	$5,292
Unbilled receivables	1,611

$6,903

       Unbilled receivables represent amounts earned under advertising contracts in progress but not billable at the balance sheet date. These amounts become billable according to the contract term. The Company anticipates that substantially all of such unbilled amounts will be billed and collected within twelve months of balance sheet date

4.	Equipment, Net
       Equipment consists of:

Flat-panel television screens	$272,432
Computers and office equipment	10,376

$282,808
Less: accumulated depreciation	(15,001)

$267,807

5.	Accrued Expenses and Other Current Liabilities

Accrued expenses	$2,150
Accrued employee payroll and welfare	3,774
Other taxes payable	1,561
Advance from customers	6,530
Payable for acquisition of equipment	272,432
Others	102,029

$388,476

6.	Income Taxes
       The Company is a tax-exempted company incorporated in the British Virgin Islands.
       Dalian Advertising, registered in the PRC is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the relevant income tax laws. In accordance with “Income Tax Law of China for Private Enterprises”, the

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
applicable EIT rate for Dalian Advertising is 33%. No income tax has been provided in the consolidated financial statements as Dalian Advertising incurred tax loss in the period presented

7.	Mainland China Contribution Plan and Profit Appropriation
       Full time employees of Dalian Advertising in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require Dalian Advertising to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $3,108 for the period from March 24, 2004 (Date of inception) to October 31, 2004.
       Pursuant to laws applicable to the entities incorporated in the PRC, Dalian Advertising must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. Dalian Advertising did not make any appropriations to the reserve funds described above as it incurred loss in the period presented.

8.	Commitments
       The Company leases certain office premises and certain building areas under non-cancelable leases, which expire in 2009. Rental expense under operating leases for the period from March 24, 2004 (Date of inception) to October 31, 2005 was $32,464.
       Future minimum lease payments under non-cancelable operating leases agreements were as follows:

October 31,
2005	$119,153
2006	85,414
2007	54,255
2008	17,665
2009	3,656

$280,143

9.	Segment and Geographic Information
       The Company is engaged in providing advertisement services through the operation and maintenance of out-of-home television advertising network. The Company’s Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

FOCUS MEDIA DALIAN HOLDING LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
FOR THE PERIOD FROM MARCH 24, 2004 TO OCTOBER 31, 2004
(in U.S. dollars, unless otherwise stated)
Geographic Information
       The Company operates, through Dalian Advertising, in the PRC and all of the Company’s long lived assets are located in the PRC.
       As of October 31, 2004, there were 2 customers which accounted for 10% or more of the Company’s net revenues and accounts receivable, as follows:

	Net revenue	Accounts receivable

Customer A	15%	42%
Customer B	25%	26%

10.	Subsequent Event
       On October 15, 2004, Focus Media Holding Limited acquired 100% of the outstanding ordinary shares of the Company including its then variable interest entity Dalian Advertising in exchange of cash of $989,584. Immediately following the acquisition the Company became a wholly owned subsidiary of Focus Media Holding Limited and Dalian Advertising became a wholly owned subsidiary Focus Media Advertisement Co. Ltd.

CAPITAL BEYOND LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Contents

Page

Report of Independent Registered Public Accounting Firm	P-54
Consolidated balance sheets for the year ended December 31, 2004 and as of March 31, 2005 (Unaudited)	P-55
Consolidated statements of operations for the year ended December 31, 2004 and the three months ended March 31, 2004 (Unaudited) and 2005 (Unaudited)	P-56
Consolidated statements of shareholders’ equity and comprehensive loss for the year ended 2004 and for the three months ended March 31, 2005 (Unaudited)	P-57
Consolidated statements of cash flows for the year ended December 31, 2004 and the three months ended March 31, 2004 (Unaudited) and 2005 (Unaudited)	P-58
Notes to the consolidated financial statements	P-59

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CAPITAL BEYOND LIMITED
       We have audited the accompanying consolidated balance sheet of Capital Beyond Limited and its subsidiary (the “Company”) as of December 31, 2004 and the related consolidated statement of operations, shareholders’ equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
       We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
       In our opinion, such financial statements present fairly, in all material respects, the financial position of Capital Beyond Limited and its subsidiary as of December 31, 2004 and the results of its operations and its cash flow for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 10, 2005

CAPITAL BEYOND LIMITED
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2004	2005

		(Unaudited)
	(In U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$7,693	$25,611
Staff advances and other receivables	3,474	33,376

Total current assets	11,167	58,987
Equipment, net	502,989	476,290

Total assets	$514,156	$535,277

Liabilities and shareholders’ equity
Current liabilities:
Amount due to related parties	$27,910	$101,734
Accrued expenses and other current liabilities	3,932	73,855

Total current liabilities	31,842	175,589

Commitments (Note 7)

Shareholders’ Equity
Additional paid-in capital	880,419	880,419
Accumulated deficit	(398,105)	(520,731)

Total shareholders’ equity	482,314	359,688

Total liabilities and shareholders’ equity	$514,156	$535,277

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BEYOND LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year	Three months ended
	ended	March 31
	December 31,
	2004	2004	2005

		(Unaudited)	(Unaudited)
	(In U.S. dollars)
Revenues	$276,786	$1,348	$—
Cost of revenues	491,673	60,144	122,038

Gross loss	(214,887)	(58,796)	(122,038)
Operating expenses:
General and administrative	59,985	11,907	607
Selling and marketing	23,849	275	—

Total operating expenses	83,834	12,182	607

Loss from operations	(298,721)	(70,978)	(122,645)
Interest income	135	18	48
Other expenses, net	(134)	(11)	(29)

Loss before income taxes	(298,720)	(70,971)	(122,626)
Income taxes	—	—	—

Net loss	$(298,720)	$(70,971)	$(122,626)

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BEYOND LIMITED
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in U.S. dollars, except share data)

	Ordinary		Additional		Total
			paid-in	Accumulated	shareholders’
	Share	Amount	Capital	deficit	equity

Balance as of January 1, 2004	1	$—	$120,824	$(99,385)	$21,439
Capital injection by shareholders	—	—	759,595	—	759,595
Net loss	—	—	—	(298,720)	(298,720)

Balance as of December 31, 2004	1	—	880,419	(398,105)	482,314
Net loss	—	—	—	(122,626)	(122,626)

Balance as of March 31, 2005 (unaudited)	1	$—	$880,419	$(520,731)	$359,688

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BEYOND LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year	Three months
	ended	ended March 31
	December 31,
	2004	2004	2005

		(Unaudited)	(Unaudited)
		(In U.S. dollars)
Net loss	$(298,720)	$(70,971)	$(122,626)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	56,631	5,126	26,699
Changes in assets and liabilities
Amounts due to related parties	27,910	240,942	73,824
Inventories	6,041	(18,910)	—
Staff advances and other receivables	11,306	(5,272)	(29,901)
Accrued expenses and other current liabilities	(91,562)	(94,468)	69,922

Net cash provided by (used in) operating activities	$(288,394)	$56,447	$17,918

Investing activities:
Purchase of equipment	$(488,977)	$(41,429)	$—
Rental deposits	22,412	(6,329)	—

Cash used in investing activities	$(466,565)	$(47,758)	$—

Financing activities
Capital injection	$759,595	$—	$—

Cash provided by financing activities	$759,595	$—	$—

Net increase in cash and cash equivalents	$4,636	$8,689	$17,918
Cash and cash equivalents, beginning of period	3,057	3,057	7,693

Cash and cash equivalents, end of period	$7,693	$11,746	$25,611

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

1.	Organization and Principal Activities
       Capital Beyond Limited (“the Company”) was incorporated in the British Virgin Islands (“BVI”) on December 16, 2003.
       The PRC regulations currently limit foreign ownership of companies that provide advertising services. To comply with these regulations, the Company conducts substantially all of its advertising business activities through Guangzhou Framedia Advertising Company Ltd. (“Guangzhou Framedia”), a variable interest entity, which was incorporated in the People’s Republic of China (the “PRC”) on December 16, 2003. The principal activities of Guangzhou Framedia are the operation and maintenance of out-of-home television advertising network, as well as lift frame advertising network. Through contractual agreements described below, the Company is deemed the primary beneficiary of Guangzhou Framedia resulting in Guangzhou Framedia being deemed a subsidiary of the Company under the requirements of FIN 46 (Revised) “Consolidation of Variable Interest Entities” (“FIN 46(R)”).
       On December 5, 2004, all of the shareholders of Guangzhou Framedia entered into various contractual agreements with the Company, under which all of the shareholders pledged all equity shares it owned to the Company. In addition, the Company was assigned all voting rights by all the shareholders of Guangzhou Framedia through an agreement that cannot be amended or terminated except by written consent of all parties. Finally, the Company has the option to acquire the equity interest of Guangzhou Framedia for a purchase price equal to the respective registered capital of Guangzhou Framedia or a proportionate amount thereof, or such higher price as required under PRC laws at the time of such purchase. The Company has agreed to pay the shareholder of Guangzhou Framedia any excess of the purchase price paid for such equity interests in, or assets of Guangzhou Framedia over the registered capital of Guangzhou Framedia in the event that such option is exercised.
       The Company holds all the variable interest of Guangzhou Framedia and the Company has been determined to be the most closely associated with Guangzhou Framedia. Therefore the Company is the primary beneficiary of Guangzhou Framedia. The agreements described above provided for effective control of Guangzhou Framedia to be transferred to the Company on December 16, 2003 (date of inception). As a result, the consolidated financial statements reflect the consolidation of Guangzhou Framedia starting from date of inception.
       In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation (“FIN”) No. 46, “Consolidation of Variable Interest entities”, which requires certain variable interest entitles to be consolidated by the primary beneficiary of the entity if the ownership interest held by the equity investors in the entity does not have characteristics of a controlling financial interest or does not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003.

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation
       The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

(b)	Basis of Consolidation
       The consolidated financial statements include the financial statements of the Company and its variable interest entity, Guangzhou Framedia. All inter-company transactions and balances have been eliminated upon consolidation.

(c)	Cash and Cash Equivalents
       Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased.

(d)	Use of Estimates
       The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the useful lives of and impairment for equipment.

(e)	Significant Risks and Uncertainties
       The Company participates in a young and dynamic industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operation, or cash flows: advances and trends in new technologies and industry standards; share market performance and public interest in companies operating in China that are listed on stock markets in the U.S.; competition from other competitors; changes in key suppliers; changes in certain strategic relationships; regulatory or other PRC factors; and risks associated with the Company’s ability to attract and retain employees necessary to support its growth.
(f) Equipment, Net
       Equipment is carried at cost less accumulated depreciation. Depreciation is calculated on a straight-line basis over the following estimated useful lives:

Flat-panel television screens	5 years
Computers and office equipment	5 years

(g)	Impairment of Long-Lived Assets
       The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

(h)	Revenue Recognition
       The Company’s revenues are primarily derived from advertising services. Revenues from advertising services are recognized ratably over the period in which the advertisement is displayed. Revenue is recognized when all four of the following criteria are met: (i) pervasive evidence that an arrangement exists; (ii) delivery of the services has occurred and risks and rewards of ownership have passed to the customer; (iii) the selling price is both fixed and determinable; and (iv) collection of the resulting receivable is reasonably assures.
       Prepayments for the advertising services are deferred and recognized as revenue when the advertising services are rendered.
       The Company presents advertising service revenue, net of business tax incurred, which amounts to $25,878, $78 and $Nil for the year ended December 31, 2004 and three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

(i)	Operating Leases
       Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating lease. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the lease periods.

(k)	Foreign Currency Translation
       The functional and reporting currency of the Company is the United States dollar (“US dollar”). Monetary assets and liabilities denominated in currencies other than the US dollar are translated into the US dollar at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the US dollar during the year are converted into US dollar at the applicable rates of exchange prevailing at the first day of the month transactions occurred. Transaction gains and losses are recognized in the statements of operations.
       The financial records of the Company’s variable interest entity is maintained in its local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the period. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss in the statement of shareholders’ equity.

(l)	Income Taxes
       Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)

(m)	Comprehensive loss
       The net loss for the period presented was the same as the comprehensive loss for the period presented.

(n)	Fair Value of Financial Instruments
       Financial instruments include cash and cash equivalents, The carrying value of cash and cash equivalents approximates their fair values due to their short-term maturities.

(o)	Recently Issued Accounting Standards
       In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The adoption of this standard did not have a material impact on its financial positions or results of operations.
       In December 2003, the SEC issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition”. SAB 104 updates portions of existing interpretative guidance in order to make this guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 did not have a material effect on the Company’s consolidated financial statements.
       In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity be classified as liabilities (or assets in some circumstances) in statements of positions or consolidated balance sheets, as appropriate. The financial instruments within the scope of this Statement are: (i) mandatorily redeemable shares that an issuer is obligated to buy back in exchange for cash or other assets; (ii) financial instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (iii) financial instruments that embody an obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer’s shares (excluding certain financial instruments indexed partly to the issuer’s equity shares and partly, but not predominantly, to something else). This Statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and about the capital structure of entities all of whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial position, cash flows or results of operations.

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
       In January 2003, the FASB issued Interpretation Number (“FIN”) No. 46, which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” and provides guidance on the identification of entities for which control is achieved through means other than voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIEs. This new model for consolidation applies to an entity in which either: (1) the equity investors (if any) lack one or more characteristics deemed essential to a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. Certain disclosure requirements of FIN 46 were effective for financial statements issued after January 31, 2003. In December 2003, the FASB issued FIN 46 (Revised) to address certain FIN 46 implementation issues. The Company has elected to retroactively apply FIN 46 (Revised) and has consolidated Guangzhou Framedia as its variable interest entity from its inception.

3.	Equipment, Net
       Equipment consists of:

	December 31,	March 31,
	2004	2005

		(Unaudited)
Flat-panel television screens	$562,080	$562,080
Less: accumulated depreciation	(59,091)	(85,790)

	$502,989	$476,290

4.	Accrued Expenses and Other Current Liabilities

	December 31,	March 31,
	2004	2005

		(Unaudited)
Other payables	$—	$69,935
Other taxes payable	3,932	3,920

	$3,932	$73,855

5.	Income Taxes
       The Company is a tax-exempted company incorporated in the British Virgin Islands.
       Guangzhou Framedia, registered in the PRC is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income as reported in its statutory financial statements adjusted in accordance with the relevant income tax laws. In accordance with “Income Tax Law of China for Private Enterprises”, the applicable EIT rate for Guangzhou Framedia is 33%. No income tax has been provided in the consolidated financial statements as Guangzhou Framedia was exempted from income tax in the periods presented.

6.	Mainland China Contribution Plan and Profit Appropriation
       Full time employees of Guangzhou Framedia in the PRC participate in a government-mandated multiemployer defined contribution plan pursuant to which certain pension benefits, medical care,

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require Guangzhou Framedia to accrue for these benefits based on certain percentages of the employees’ salaries. The total contribution for such employee benefits were $5,747, $1,003 and $Nil for the year ended December 31, 2004 and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited), respectively.
       Pursuant to laws applicable to the entities incorporated in the PRC, Guangzhou Framedia must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the other fund appropriations are at the Company’s discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. In 2004, Guangzhou Framedia made total appropriation of approximately $46,087.

7.	Commitments
       The Company leases certain office premises and certain building areas under non-cancelable leases, which expire in 2014. Rental expense under operating leases for year ended December 31, 2004 and the three months ended March 31, 2004 (unaudited) and 2005 (unaudited) were $350,650, $38,060 and $83,163, respectively.
       Future minimum lease payments under non-cancelable operating leases agreements were as follows:

December 31
2004

2005	$445,860
2006	393,022
2007	276,157
2008	213,896
2009	57,998
Thereafter	48,861

$1,435,794

8.	Segment and Geographic Information
       The Company is engaged in the operation and maintenance of out-of-home television advertising network, as well as lift frame advertising network.. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

CAPITAL BEYOND LIMITED
NOTES TO THE FINANCIAL STATEMENTS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2004 AND
THE THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND 2005 (UNAUDITED)
(in U.S. dollars, unless otherwise stated)
Geographic Information
       The Company operates, through Guangzhou Framedia, in the PRC and all of the Company’s long lived assets are located in the PRC.
       As of December 31, 2004 and March 31, 2004 (unaudited) and 2005 (unaudited), there were no customers which accounted for 10% or more of the Company’s net revenues and accounts receivable.

9.	Related Party Transaction
       The amount due to Beijing Framedia Advertising Co., Ltd., an entity owned by the same shareholders of the Company, amounted to $27,910, $240,942 and $101,734 as of December 31, 2004, March 31, 2004 (unaudited) and 2005 (unaudited), respectively.

10.	Subsequent Event
       On March 21, 2005, Focus Media Holding Limited acquired 100% of the outstanding ordinary shares of the Company including its then variable interest entity Guangzhou Framedia in exchange of cash of $2,054,008. Immediately following the acquisition the Company became a wholly owned subsidiary of Focus Media Holding Limited and Guangzhou Framedia became a wholly owned subsidiary Focus Media Advertisement Co. Ltd.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
INFORMATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(in U.S. dollars, unless otherwise stated)
Introduction to Unaudited Pro Forma Condensed Consolidated Financial Information
       The following unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of Focus Media Holding Limited, appearing elsewhere in this prospectus, after giving effects to the pro forma adjustments described in the notes thereto. Financial information with respect to the acquisitions are derived from the historical financial statements of Perfect Media Holding Limited, Focus Media Changsha Holding Limited, Focus Media Qingdao Holding Limited, Focus Media Dalian Holding Limited and Capital Beyond Limited appearing elsewhere in this prospectus.
       The preparation of the unaudited pro forma condensed consolidated statements of operations appearing below is based on financial statements prepared in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”). These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. The objective of the unaudited pro forma condensed consolidated balance sheet and statement of operations is to provide information on the impact of the acquisitions of Perfect Media Holding Limited, which provides advertising services through the display panel of free shoes brushing machinery, in September 2004 Focus Media Changsha Holding Limited, Focus Media Qingdao Holding Limited, Focus Media Dalian Holding Limited, in October 2004 and Capital Beyond Limited, in March 2005. These four acquisitions provide advertising services through out-of-home television advertising network. (the “Acquisitions”).
       The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 present adjustment as if the acquisitions of Perfect Media Holding Limited, Focus Media Changsha Holding Limited, Focus Media Qingdao Holding Limited, Focus Media Dalian Holding Limited and Capital Beyond Limited had been consummated on January 1, 2004. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2005 presents adjustment as if the acquisition of Capital Beyond Limited had been consummated on January 1, 2005.
       The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with historical consolidated financial statements, including the notes thereto, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and other financial information included elsewhere in this prospectus.
       While the unaudited pro forma condensed consolidated financial information is helpful in showing the financial characteristics of the consolidated companies, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. We have included in the unaudited pro forma condensed consolidated statement of operations all the adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods.
       Given the information regarding the Acquisition, the actual consolidated results of operations may differ significantly from the pro forma amounts reflected below.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATION
FOR THE YEAR ENDED DECEMBER 31, 2004
(in U.S. dollars, unless otherwise stated)

			Focus Media	Focus Media	Focus Media
		Perfect Media	Changsha Holding	Qingdao Holding	Dalian Holding
	Focus Media	Holding Limited	Limited For the	Limited For the	Limited For the
	Holding Limited	For the	period from	period from	period from	Capital Beyond
	For the	nine months	March 11, 2004	March 22, 2004	March 24, 2004	Limited For
	year ended	ended	(date of inception)	(date of inception)	(date of inception)	the year ended
	December 31,	September 30,	to October 31,	to October 31,	to October 31,	December 31,	Pro forma
	2004	2004	2004	2004	2004	2004	Adjustment	Note	Pro forma

Revenues:
Advertising service revenue:
— Unrelated parties	$22,896,194	$86,806	$13,054	$12,052	$36,645	$276,786			$23,321,537
— Related parties	3,424,985	—	—	—	—	—	—		3,424,985
Advertising equipment revenue	2,888,720	—	—	—	—	—	—		2,888,720

Total revenues	29,209,899	86,806	13,054	12,052	36,645	276,786	—		29,635,242

Cost of revenues:
Net advertising service cost	6,822,965	27,047	42,590	84,492	73,318	491,673			7,542,085
Net advertising equipment cost	1,934,331	—	—	—	—	—	—		1,934,331

Total cost of revenues	8,757,296	27,047	42,590	84,492	73,318	491,673	—		9,476,416

Gross profit	20,452,603	59,759	(29,536)	(72,440)	(36,673)	(214,887)	—		20,158,826

Operating expenses:
General and administrative (including share-based compensation of $488,711)	4,015,024	76,637	116,674	59,262	53,470	59,985	314,593	(1)	4,695,645
Selling and marketing	3,426,005	44,591	5,216	15,073	22,452	23,849			3,537,186
Goodwill impairment loss	58,397	—	—	—	—	—	—		58,397

Total operating expenses	7,499,426	121,228	121,890	74,335	75,922	83,834	314,593		8,291,228

Income from operations	12,953,177	(61,469)	(151,426)	(146,775)	(112,595)	(298,721)	(314,593)		11,867,598
Interest income (expense)	9,739	42	75	74	55	135			10,120
Other income (expense), net	(3,843)	—	(38)	(54)	(53)	(134)			(4,122)
Change in fair value of derivative liability associated with Series B convertible redeemable preference shares	(11,692,287)	—	—	—	—	—	—		(11,692,287)

Income (loss) before income taxes and minority interest	1,266,786	(61,427)	(151,389)	(146,755)	(112,593)	(298,720)	(314,593)		181,309
Income taxes:
Current	828,962	4,162	—	—	—	—	—		833,124
Deferred	78,588	—	—	—	—	—	—		78,588

Total income taxes	907,550	4,162	—	—	—	—	—		911,712

Net income (loss) after income taxes before minority interest and equity income	359,236	(65,589)	(151,389)	(146,755)	(112,593)	(298,720)	(314,593)		(730,403)
Minority interest	13,516	—	—	—	—	—	—		13,516

Net income (loss)	372,752	(65,589)	(151,389)	(146,755)	(112,593)	(298,720)	(314,593)		(716,887)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATION
FOR THE YEAR ENDED DECEMBER 31, 2004
(in U.S. dollars, unless otherwise stated)

			Focus Media	Focus Media	Focus Media
		Perfect Media	Changsha Holding	Qingdao Holding	Dalian Holding
	Focus Media	Holding Limited	Limited For the	Limited For the	Limited For the
	Holding Limited	For the	period from	period from	period from	Capital Beyond
	For the	nine months	March 11, 2004	March 22, 2004	March 24, 2004	Limited For
	year ended	ended	(date of inception)	(date of inception)	(date of inception)	the year ended
	December 31,	September 30,	to October 31,	to October 31,	to October 31,	December 31,	Pro forma
	2004	2004	2004	2004	2004	2004	Adjustment	Note	Pro forma

Deemed dividend on Series A convertible redeemable preference shares	(8,308,411)	—	—	—	—	—	—		(8,308,411)
Deemed dividend on Series B convertible redeemable preference shares	(2,191,442)	—	—	—	—	—	—		(2,191,442)
Deemed dividend on Series C-1 convertible redeemable preference shares	(13,356,087)	—	—	—	—	—	—		(13,356,087)
Premium of Series B convertible redeemable preference shares	12,906,774	—	—	—	—	—	—		12,906,774

Loss attributable to holders of ordinary shares	$(10,576,414)	$(65,589)	$(151,389)	$(146,755)	$(112,593)	$(298,720)	$(314,593)		$(11,666,053)

Loss per share - basic and diluted	$(0.07)								$(0.07)

Shares used in calculating basic and diluted loss per share	160,998,600								171,594,314

Pro forma net income per share on an as converted basis, basic (unaudited)	$0.05								$0.04

Pro forma net income per share on an as converted basis, diluted (unaudited)	$0.05								$0.04

Shares used in calculating pro forma per share amounts on an as converted basis, basic (unaudited)	242,229,400								252,825,183

Shares used in calculating pro forma per share amounts on an as converted basis, diluted (unaudited)	243,983,626								254,579,415

The accompany notes are an integral part of these consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATION
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(in U.S. dollars, unless otherwise stated)

	Focus Media Holding
	Limited	Capital Beyond Limited

	For the 3 months ended
			Pro forma
	March 31, 2005	March 31, 2005	Adjustment	Note	Pro forma

	(Unaudited)	(Unaudited)
Revenues:
Advertising service revenue:
— Unrelated parties	$8,400,227	$—			$8,400,227
— Related parties	1,031,294	—	—		1,031,294
Advertising equipment revenue	142,163	—	—		142,163

Total revenues	9,573,684	—	—		9,573,684

Cost of revenues
Net advertising service cost	3,255,962	122,038			3,378,000
Net advertising equipment cost	70,571	—	—		70,571

Total cost of revenues	3,326,533	122,038	—		3,448,571

Gross profit	6,247,151	(122,038)	—		6,125,113

Operating expenses:
General and administrative (including share-based compensation of $330,960)	1,894,798	607	34,568	(2)	1,929,973
Selling and marketing	1,477,957	—			1,477,957

Total operating expenses	3,372,755	607	34,568		3,407,930

Income loss from operations	2,874,396	(122,645)	(34,568)		2,717,183
Interest income (expense)	10,985	48	—		11,033
Other income (expense), net	5,315	(29)	—		5,286

Income (loss) before income taxes and minority interest	2,890,696	(122,626)	(34,568)		2,733,502
Income tax expense
Current	223,536	—	—		223,536
Deferred	25,265	—	—		25,265

Total income taxes	248,801	—	—		248,801

Net income (loss) after income taxes before minority interest	2,641,895	(122,626)	(34,568)		2,484,701
Minority interest	598	—	—		598

Net income (loss)	2,642,493	(122,626)	(34,568)		2,485,299

Income (Loss) attributable to holders of ordinary shares	$2,642,493	$(122,626)	$(34,568)		$2,485,299

Income per share — basic	$0.02				$0.02

Shares used in calculating basic income per share	142,464,600				142,464,600

Income per share — diluted	$0.01				$0.01

Shares used in calculating diluted income per share	315,212,608				315,212,608

Pro forma net income per share on an as converted basis, basic (unaudited)	$0.01				$0.01

Pro forma net income per share on an as converted basis, diluted (unaudited)	$0.01				$0.01

Shares used in calculating pro forma per share amounts on an as converted basis, basic (unaudited)	300,731,000				300,731,000

Shares used in calculating pro forma per share amounts on an as converted basis, diluted (unaudited)	315,212,608				315,212,608

The accompany notes are an integral part of these consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION
       The following pro forma adjustment has been made to the unaudited pro forma condensed consolidated financial information.
       (1) Reflects amortization for the intangible assets recorded as a result of our acquisitions of Perfect Media Holding Limited in September 2004 Focus Media Changsha Holding Limited, Focus Media Qingdao Holding Limited, Focus Media Dalian Holding Limited in October 2004 and Capital Beyond Limited in March 2005 to reflect amortization for the year ended December 31, 2004. The classification of amortization expense is determined according to the nature of intangible assets acquired.
       (2) Reflects amortization for the intangible assets recorded as a result of our acquisition of Capital Beyond Limited in March 2005 to reflect amortization for the period ended March 31, 2005. The classification of amortization expenses is determined according to the nature of intangible assets acquired.

Our Commercial Location Network

Watching TV at home,
will you choose:
an advertisement or a program?
Waiting for the elevator,
will you choose:
an advertisement or boredom?

Our In-store Network

Advertisements
delivered to shoppers
right where purchasing
decisions are made

Http://www.focusmedia.cn

         No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

         Through and including                    , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Focus Media Holding Limited

10,100,000
American Depositary Shares
Representing
101,000,000 Ordinary Shares

Goldman Sachs (Asia) L.L.C.
Credit Suisse First Boston
Representatives of the Underwriters

CIBC World Markets
Piper Jaffray

PART II
Information not required in prospectus

Item 6.	Indemnification of Directors and Officers
       The registrant’s amended and restated memorandum and articles of association provide that, subject to the Companies Law, every director or other officer of the registrant shall be indemnified out of the assets of the registrant against any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director or officer of the registrant and in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application in which relief is granted to him or her by the court pursuant to the Companies Law from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the registrant.

Item 7.	Recent Sales of Unregistered Securities
       During the past three years, the registrant has issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. The registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. The following share and par value information is presented as if all share splits had already occurred.
       (a) In April 2003, we issued: (i) 140,000,000 ordinary shares, par value US$0.00005 per share, to JJ Media Investment Holding Ltd., a company controlled by Jason Nanchun Jiang, our chairman and chief executive officer, (ii) 5,000,000 ordinary shares to Yibing Zhou, (iii) 45,000,000 ordinary shares to China Alliance Investment Ltd., or China Alliance, and (iv) 10,000,000 ordinary shares to SB China Holdings Pte. Ltd., an affiliate of SOFTBANK Corp. that we refer to as Softbank.
       (b) In May 2003, we executed a 100-to-1 share split of our ordinary shares.
       (c) In February 2004, China Alliance entered into sale and purchase agreements with Softbank, Shanghai Venture Capital (HK) Co., Ltd., or SVC, Multimedia, and UCI, pursuant to which China Alliance transferred 4,000,000 ordinary shares to Softbank, 10,000,000 ordinary shares to SVC, 5,000,000 ordinary shares to Multimedia and 10,000,000 ordinary shares to UCI.
       (d) In March 2004, Jason Nanchun Jiang, through JJ Media, Yibing Zhou and Softbank transferred 6,000,000, 1,400,000 and 2,800,000 shares, respectively, to UCI.
       (e) In March 2004, each of China Alliance, Softbank, SVC, Multimedia and UCI, or collectively the Series A shareholders, entered into a shareholders agreement with us pursuant to which each Series A shareholder exchanged its ordinary shares for an equal number of Series A convertible redeemable preference shares.
       (f) In April 2004, we entered into a sale and purchase agreement with the Series B investors, which consisted of CDH, International Network Capital Global, Venture TDF Technology Fund III L.P., or Venture TDF, Milestone Digital Media Holding Ltd., or Milestone, Draper Fisher Jurvetson ePlanet, Elite Select Group Ltd., or Elite Select, Farmac Holdings Ltd., or Farmac, and Powerful Team with their transferees, pursuant to which we issued 52,083,400 Series B convertible redeemable preference shares convertible into ordinary shares to the Series B investors at a price of $0.24 per preference share.
       (g) In April 2004, China Alliance and SVC transferred a total of 13,202,800 Series A convertible redeemable preference shares to Pacific Advance Capital, and UCI at a price of $0.20 per share.

       (h) In April 2004, Softbank, Multimedia and Pacific Advance Capital transferred a total of 17,076,000 Series A convertible redeemable preference shares to Draper Fisher Jurvetson ePlanet, CMF Technology Fund, or CMF, and Snow Hill, in each case at a price of $0.24 per share.
       (i) In July and August 2004, we granted:

•	options to purchase 12,181,600 shares, representing 3.7% of our pre-offering diluted share capital, to certain members of our board of directors and our management group. Each of these options has an exercise price of $0.24 per share. 8,460,800 of these options vest over three years while the remaining 3,720,800 options vest over one year;

•	options to purchase 8,461,800 shares, representing 2.5% of our pre-offering diluted share capital, to members of our staff. Each of these options has an exercise price of $0.24 per share. 2,159,800 of these options vest over three years while the remaining 6,302,000 options vest over one year; and

•	options to purchase 4,564,800 shares, representing 1.4% of our pre-offering diluted share capital, to third-party consultants and advisors. Each of these options have an exercise price of $0.24 per share. 1,310,400 of these options vest over three years while the remaining 3,254,400 options vest over one year.

       (j) In September 2004, we issued 14,458,200 ordinary shares to Victory Venture Capital Limited as partial consideration for our acquisition of Perfect Media.
       (k) In November 2004, we, UCI, Milestone and China Alliance entered into a sale and purchase agreement with the Series C investors, which consisted of GS Focus Holding Limited, 3i Group, KTB/UCI China Ventures I Limited and Max Wealth Enterprises Limited, pursuant to which we issued a total of 58,377,200 Series C convertible redeemable preference shares to the Series C investors at a price of $0.51 per preference share.
       (l) In December 2004, Jason Nanchun Jiang sold 9,729,600 ordinary shares to Capital International Private Equity at a price of $0.51 per ordinary share, which shares were simultaneously exchanged for Series C preference shares. At the same time, Yibing Zhou and Victory Venture sold a total of 8,464,800 ordinary shares to UCI, Smart Create Group Ltd., East Concord Ltd., Meridian Pacific Angel Capital Co., Ltd., Li Lai Holding Ltd., Elufar Ltd. and Tong An Investment Co. Ltd. at a price of $0.51 per share.
       (m) In January 2005, we granted additional options to purchase 1,200,000 of our ordinary shares to some of our directors with an exercise price of $0.58 per share. All of these options vest over three years.
       (n) In February 2005, we granted:

•	options to purchase 2,000,000 and 2,100,000 of our ordinary shares with an exercise price of $0.58 and $0.75, respectively, to certain of our executive officers and options to purchase 720,000 of our ordinary shares with an exercise price of $0.75 to certain of our employees. All of these options vest over three years; and

•	options to purchase 1,240,000 of our ordinary shares to third-party consultants and advisors with an exercise price of $0.75. All of these options vest over three years.

       (o) In May 2005, we executed a 200-to-1 share split of our ordinary shares and each series of our convertible redeemable preference shares.

Item 8.	Exhibits and financial statement schedules

(a)	Exhibits

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement.
3.1†	Amended and Restated Memorandum and Articles of Association of Focus Media Holding Limited.
3.2†	Amended and Restated Memorandum and Articles of Association of Focus Media Holding Limited (effective upon the completion of this offering).
4.1†	Specimen Ordinary Share Certificate.
4.2†	Amended and Restated Shareholders Agreement of Focus Media Holding Limited, dated December 2, 2004, among Focus Media Holding Limited, its subsidiaries, its ordinary shareholders, its preferred shareholders and the investors named therein.
5.1†	Form of opinion of Conyers, Dill & Pearman, Cayman Islands special counsel to the registrant, regarding the validity of the ordinary shares being registered.
5.2	Form of opinion of Fangda Partners, counsel as to PRC law to the registrant, regarding the validity of the corporate structure of Focus Media Technology (Shanghai) Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd. and contractual arrangements among Focus Media Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisement Co., Ltd. and its subsidiaries, Jason Nanchun Jiang and Jimmy Wei Yu.
8.1†	Form of opinion of Conyers, Dill & Pearman, special Cayman Islands tax counsel to the registrant, regarding tax matters.
8.2†	Form of opinion of Simpson Thacher & Bartlett LLP regarding United States federal taxation matters.
10.1†	Rules of the 2003 Employee Share Option Scheme and form of grant letter.
10.2†	Technology License and Service Agreement, dated March 28, 2005, by and among Focus Media Digital Information Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisements Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.3†	Business Cooperation Agreement, dated March 28, 2005, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.4†	Equity Pledge Agreement, dated March 28, 2005, by and among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd..
10.5†	Call Option Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.6†	Shareholders’ Voting Rights Proxy Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.7†	Trust Agreement, dated March 28, 2005, by and between Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.8†	Trademark License Agreement, dated March 28, 2005, by and among Focus Media Technology (Shanghai) Co., Ltd. to Focus Media Digital Information Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisement Co., Ltd. and its subsidiaries.

Exhibit
Number	Description

10.9†	Loan Agreement, dated June 10, 2003 among Focus Media Holding Limited, Jason Nanchun Jiang, Jimmy Wei Yu, Yuanzhe Fu, Yibing Zhou and Yiqing Hou.
10.10†	Loan Agreement, dated March 28, 2005, by and between Jason Nanchun Jiang and Focus Media Technology (Shanghai) Co., Ltd.
10.11†	Loan Agreement, dated March 28, 2005, by and among Jimmy Wei Yu, Focus Media Technology (Shanghai) Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd.
10.12†	Form of employment agreement of Focus Media Technology (Shanghai) Co., Ltd.
10.13†	Earnout Agreement between Focus Media Holding Limited, the Series C investors and JJ Media Investment Holding Limited, dated November 29, 2004.
10.14†	Tax Indemnity Agreement between us and the Series C investors, dated November 29, 2004.
10.15†	Clawback Rights Agreement entered into by Focus Media Holding Limited, Jason Nanchun Jiang, JJ Media Investment Holding Limited and the Series C investors, dated November 29, 2004.
10.16†	Manager Non-Competition Agreement entered into by Focus Media Holding Limited and Jason Nanchun Jiang on November 29, 2004.
10.17†	Technology Transfer Agreement entered into by Jimmy Wei Yu and Focus Media Digital Information (Shanghai) Co., Ltd., dated November 1, 2004.
10.18†	Asset and Business Acquisition Agreement between Everease Communication Company and Focus Media Advertisement Co., Ltd. dated July 1, 2003.
10.19†	Everease Non-competition Agreement between Focus Media Holding Limited and Everease Communication Company, dated as of November 2004.
10.20†	Sales Contract between Everease Communication Company and Shanghai Focus Media Advertisement Co., Ltd., dated May 2003.
10.21†	Project Cooperation Framework Agreements between Everease Communication Company and Beijing Suodi Advertising Co., Ltd., dated February, April and June 2003.
10.22†	Transfer Agreement Framework Agreement between Shanghai Focus Media Advertisement Co., Ltd. and Beijing Suodi Advertising Co., Ltd., dated August 28, 2003
10.23†	Business Agency Agreement between Shanghai On-target Advertising Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd.
10.24†	Agreement between Shanghai On-target Advertising Co., Ltd., Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Union Enterprises Group Co., Ltd., and Shenlong Lin, dated October 15, 2003.
10.25†	Acknowledgement Letter entered into as of March 28, 2005 by and among Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information (Shanghai) Co., Ltd. and subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.26†	Share Option Plan 2005
21.1†	List of subsidiaries
23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants Ltd.
23.2	Consent of Fangda Partners (included in Exhibit 5.2)
23.3†	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)
23.4†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2)
23.5	Consent of American Appraisal China Limited.
23.6†	Consent of CTR Market Research.

Exhibit
Number	Description

23.7†	Consent of Sinomonitor International.
23.8†	Consent of Shanghai ACNielsen Ltd.
24.1†	Powers of Attorney (included in signature pages in Part II of this Registration Statement)

† Previously filed.
* To be filed by amendment.

(b)	Financial statement schedules
       Schedule 1 — Condensed financial information of registrant prepared in accordance with Rule 12-04 of Regulation S-X pursuant to Item 4(b) and Item 8 of Form F-1, and Item 17 of Form 20-F, has been included herein.

Item 9.	Undertakings
       (a) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
       Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on June 27, 2005.

Focus Media Holding Limited

By:	/s/ Jason Nanchun Jiang

Name: Jason Nanchun Jiang
Title: Chairman and Chief Executive Officer
       Each of the undersigned officers and directors of Focus Media Holding Limited hereby severally constitutes and appoints Jason Nanchun Jiang and Jimmy Wei Yu, and each of them singly, the true and lawful attorney with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacities indicated below, any and all amendments, including post-effective amendments, to this Registration Statement, and generally to do all such things in the undersigned’s name and behalf in such capacities to enable Focus Media Holding Limited to comply with the applicable provisions of the Securities Act of 1933, as amended, and all rules and regulation thereunder, and all requirements of the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms all that said attorneys or any of them shall lawfully do or cause to be done by virtue hereof.
       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 27, 2005.

Signature	Capacity

/s/ Jason Nanchun Jiang Jason Nanchun Jiang	Chairman and Chief Executive Officer (principal executive officer)

* Eric Rosenkranz	Vice Chairman

* Jimmy Wei Yu	Director

Fumin Zhuo	Director

Neil Nanpeng Shen	Director

Ted Sun	Director

* Shangzhi Wu	Director

Signature		Capacity

* Joyce I-Yin Hsu		Director

* Daniel Mingdong Wu		Chief Financial Officer

* July Lilin Wang		Chief Accounting Officer

*By:	/s/ Jason Nanchun Jiang Jason Nanchun Jiang Attorney-in-Fact

Signature of Authorized Representative in the United States
       Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Focus Media Holding Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on June 27, 2005.

Puglisi & Associates

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director

Index to exhibits

Exhibit
Number	Description

1.1*	Form of Underwriting Agreement.
3.1†	Amended and Restated Memorandum and Articles of Association of Focus Media Holding Limited.
3.2†	Amended and Restated Memorandum and Articles of Association of Focus Media Holding Limited (effective upon the completion of this offering).
4.1†	Specimen Ordinary Share Certificate.
4.2†	Amended and Restated Shareholders Agreement of Focus Media Holding Limited, dated December 2, 2004, among Focus Media Holding Limited, its subsidiaries, its ordinary shareholders, its preferred shareholders and the investors named therein.
5.1†	Form of opinion of Conyers, Dill & Pearman, Cayman Islands special counsel to the registrant, regarding the validity of the ordinary shares being registered.
5.2	Form of opinion of Fangda Partners, counsel as to PRC law to the registrant, regarding the validity of the corporate structure of Focus Media Technology (Shanghai) Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd. and contractual arrangements among Focus Media Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisement Co., Ltd. and its subsidiaries, Jason Nanchun Jiang and Jimmy Wei Yu.
8.1†	Form of opinion of Conyers, Dill & Pearman, special Cayman Islands tax counsel to the registrant, regarding tax matters.
8.2†	Form of opinion of Simpson Thacher & Bartlett LLP regarding United States federal taxation matters.
10.1†	Rules of the 2003 Employee Share Option Scheme and form of grant letter.
10.2†	Technology License and Service Agreement, dated March 28, 2005, by and among Focus Media Digital Information Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisements Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.3†	Business Cooperation Agreement, dated March 28, 2005, by and among Shanghai Focus Media Advertisement Co., Ltd., Shanghai Focus Media Advertising Agency Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.4†	Equity Pledge Agreement, dated March 28, 2005, by and among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.5†	Call Option Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.6†	Shareholders’ Voting Rights Proxy Agreement, dated March 28, 2005, among Jason Nanchun Jiang, Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd. and the subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.7†	Trust Agreement, dated March 28, 2005, by and between Shanghai Focus Media Advertisement Co., Ltd. and Focus Media Technology (Shanghai) Co., Ltd.
10.8†	Trademark License Agreement, dated March 28, 2005, by and among Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information Technology (Shanghai) Co., Ltd., Shanghai Focus Media Advertisement Co., Ltd. and its subsidiaries.
10.9†	Loan Agreement, dated June 10, 2003, among Focus Media Holding Limited, Jason Nanchun Jiang, Jimmy Wei Yu, Yuanzhe Fu, Yibing Zhou and Yiqing Hou.
10.10†	Loan Agreement, dated March 28, 2005, by and between Jason Nanchun Jiang and Focus Media Technology (Shanghai) Co., Ltd.
10.11†	Loan Agreement, dated March 28, 2005, by and among Jimmy Wei Yu, Focus Media Technology (Shanghai) Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd.
10.12†	Form of employment agreement of Focus Media Technology (Shanghai) Co., Ltd.

Exhibit
Number	Description

10.13†	Earnout Agreement between Focus Media Holding Limited, the Series C investors and JJ Media Investment Holding Limited, dated November 29, 2004.
10.14†	Tax Indemnity Agreement between Focus Media Holding Limited and the Series C investors, dated November 29, 2004.
10.15†	Clawback Rights Agreement entered into by Focus Media Holding Limited, Jason Nanchun Jiang, JJ Media Investment Holding Limited and the Series C investors, dated November 29, 2004.
10.16†	Manager Non-Competition Agreement entered into by Focus Media Holding Limited and Jason Nanchun Jiang on November 29, 2004.
10.17†	Technology Transfer Agreement entered into by Jimmy Wei Yu and Focus Media Digital Information (Shanghai) Co., Ltd., dated November 1, 2004.
10.18†	Asset and Business Acquisition Agreement between Everease Communication Company and Focus Media Advertisement Co., Ltd. dated July 1, 2003.
10.19†	Everease Non-competition Agreement between Focus Media Holding Limited and Everease Communication Company, dated as of November 2004.
10.20†	Sales Contract between Everease Communication Company and Shanghai Focus Media Advertisement Co., Ltd., dated May 2003.
10.21†	Project Cooperation Framework Agreements between Everease Communication Company and Beijing Suodi Advertising Co., Ltd., dated February, April and June 2003.
10.22†	Transfer Agreement Framework Agreement between Shanghai Focus Media Advertisement Co., Ltd. and Beijing Suodi Advertising Co., Ltd., dated August 28, 2003
10.23†	Business Agency Agreement between Shanghai On-target Advertising Co., Ltd. and Shanghai Focus Media Advertisement Co., Ltd.
10.24†	Agreement between Shanghai On-target Advertising Co., Ltd., Jimmy Wei Yu, Shanghai Focus Media Advertisement Co., Ltd., Union Enterprises Group Co., Ltd., and Shenlong Lin, dated October 15, 2003.
10.25†	Acknowledgement Letter entered into as of March 28, 2005 by and among Shanghai Focus Media Advertisement Co., Ltd., Focus Media Technology (Shanghai) Co., Ltd., Focus Media Digital Information (Shanghai) Co., Ltd. and subsidiaries of Shanghai Focus Media Advertisement Co., Ltd.
10.26†	Share Option Plan 2005
21.1†	List of subsidiaries
23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants Ltd.
23.2	Consent of Fangda Partners (included in Exhibit 5.2)
23.3†	Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)
23.4†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.2)
23.5	Consent of American Appraisal China Limited.
23.6†	Consent of CTR Market Research.
23.7†	Consent of Sinomonitor International.
23.8†	Consent of Shanghai ACNielsen Ltd.
24.1†	Powers of Attorney (included in signature pages in Part II of this Registration Statement)

† Previously filed.
* To be filed by amendment.